As filed with the Securities and Exchange Commission on June 23, 2006

Registration No. 333-130754

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERICHIP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3669	06-1637809
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1690 South Congress Avenue, Suite 200

Delray Beach, Florida 33445

(561) 805-8008

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin H. McLaughlin

Chief Executive Officer

VeriChip Corporation

1690 South Congress Avenue, Suite 200

Delray Beach, Florida 33445

(561) 805-8008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth R. Molay, P.C. Will Liebmann, Esq. Akin Gump Strauss Hauer & Feld LLP 1700 Pacific Avenue Suite 4100 Dallas, Texas 75201 (214) 969-2800	Selim Day, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas, 40th Floor New York, New York 10019 (212) 999-5800	Donna M. Petkanics, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 23, 2006

                     Shares

VERICHIP CORPORATION

Common Stock

This is our initial public offering of shares of our common stock. We are offering              shares. We expect the initial public offering price to be between $             and $             per share.

Currently no public trading market exists for shares of our common stock. We have applied to have our common stock quoted on the Nasdaq National Market under the symbol “CHIP.”

Investing in our common stock involves risks.

See “ Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds to VeriChip Corporation	$	$

VeriChip Corporation has granted the underwriters a 30-day option to purchase up to an additional              shares of common stock to cover over-allotments.

Merriman Curhan Ford & Co.

C.E. Unterberg, Towbin

Kaufman Bros., L.P.

The date of this Prospectus is                     , 2006

VeriChip: RFID for People

the world's only FDA-cleared human-implantable microchip

VeriMed™ PATIENT IDENTIFICATION

If a patient ever has a medical emergency and is brought to the hospital unable to communicate...

Hospital staff use a VeriMed scanner to locate his or her VeriMed microchip, reading the unique identification number.

Hospital staff can immediately identify the patient and access his or her personal health information on file, facilitating rapid and accurate appropriate treatment.

Patients have peace of mind, knowing that VeriMed is always there to speak for them in an emergency.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, “VeriChip,” “we,” “us,” and “our” refer to VeriChip Corporation, a Delaware corporation.

Assetrac, Hugs, WatchMate, Roam Alert, Blastmate and Minimate are our registered trademarks and HALO, VeriMed, VeriChip, VeriGuard, and HOUNDware are our trademarks. This prospectus contains trademarks and tradenames of other corporations and organizations.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and it may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Our Company

We develop, market and sell radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. Our goal is to become the leading provider of radio frequency identification systems for people in the healthcare industry. We sell both passive and active radio frequency identification systems. Our passive radio frequency identification systems are used for identification purposes and our active systems are used for location and identification purposes. The key difference in the technology is that active radio frequency identification systems contain tags with battery powered microchips and emit a beacon while passive systems do not contain tags with battery powered microchips and cannot emit a beacon.

We have recently begun to market our VeriMed patient identification system which is used to rapidly and accurately identify people who arrive in an emergency room and are unable to communicate. Our VeriMed patient identification system uses the first human-implantable passive radio frequency identification microchip, the VeriChip, cleared for medical use in October 2004 by the United States Food and Drug Administration, or FDA. We obtain the implantable VeriChip and related scanners from Digital Angel Corporation, a majority-owned subsidiary of our parent company, Applied Digital Solutions, Inc., under the terms of a supply agreement. See “Our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property used in our systems because our ultimate supplier of the implantable VeriChip may lack the authority to grant a license to the intellectual property associated with the implantable VeriChip,” “Because Raytheon Company may have licensed the rights to the intellectual property used in our implantable VeriChip to a third party, our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property,” and “Because our agreement with Digital Angel is broader than Digital Angel’s agreement with Raytheon Microelectronics España, the scope of our rights, if any, to use the patented technology used in our implantable VeriChip are defined by the license granted by Raytheon Microelectronics España to Digital Angel” under “Risk Factors” beginning on page 6.

We believe that our VeriMed patient identification solution is compelling for emergency room physicians as well as for patients who have cognitive impairment, chronic diseases or implanted medical devices. Using our scanners, an emergency room physician can rapidly obtain the patient’s name, primary care physician, emergency contact and other pertinent pre-approved data, such as personal health records. We expect that this rapid and accurate identification process will reduce the risk of a patient being misdiagnosed and the potential liability associated with medical errors.

We market our VeriMed patient identification system to both hospitals and physicians. Initially, our marketing strategy for hospitals is to educate emergency room physicians and staff as to the benefits in adopting our VeriMed patient identification system. We are currently providing hospitals with our scanners at no charge. As of May 1, 2006, 97 hospitals and medical facilities had agreed to implement our VeriMed patient identification system in their emergency rooms. After this initial seeding phase which we expect to be completed during the first half of 2007, we intend to sell our scanners directly to hospitals. We currently use our sales force to directly market to and educate physicians in the geographic regions surrounding VeriMed-registered hospitals. We intend to sell VeriMed patient identification kits directly to physicians and anticipate that they will subsequently market them to their patients. As of May 1, 2006, 232 physicians had registered to provide the VeriMed patient identification system to select patients. In addition to the marketing efforts of physicians, we intend to increase the awareness as to the benefits of our implantable VeriChip through a direct marketing campaign to patients.

In addition to our VeriMed patient identification system, we market and sell other radio frequency identification systems for other applications in the healthcare industry as well as for security and industrial applications. These radio frequency identification systems, which have been installed in over 4,000 healthcare locations throughout North America, include:

•	infant protection systems used to prevent mother-baby mismatching and infant abduction;

•	wander prevention systems used for protection and location of residents in long-term care facilities;

•	asset location and identification systems used to locate and identify medical equipment;

•	asset management systems that also incorporate bar code technology used to track mobile assets, equipment and inventory; and

•	other systems incorporating the implantable VeriChip used for security purposes such as access control, payment verification and military applications.

In addition to our radio frequency identification systems, we market and sell systems providing engineering, construction and mining professionals with an accurate and efficient means to monitor and document the effects of human-induced vibrations on neighboring structures in an area where blasting occurs.

Our Strategy

Our objective is to become the leading provider of radio frequency identification systems for people in healthcare. To achieve this goal, we intend to pursue the following strategies:

•	establish our VeriMed patient identification system as the leading patient identification solution in the healthcare industry;

•	leverage our proprietary technology platform to increase a barrier to entry for our competitors;

•	market and sell our systems internationally through distribution relationships;

•	identify and develop additional strategic markets for the implantable VeriChip; and

•	pursue complementary acquisitions.

Our History

We were formed as a Delaware corporation by our parent, Applied Digital Solutions, Inc., or Applied Digital, in November 2001. We expanded our business during 2005 through two acquisitions. On March 31, 2005, Applied Digital acquired eXI Wireless Inc., a Canadian corporation, which was formed in 1996, and contributed eXI Wireless to us in consideration for 3.3 million shares of our common stock. Subsequent to the acquisition, eXI Wireless was renamed VeriChip Holdings Inc., or VHI. VHI provides infant protection, wander prevention and asset location and identification systems primarily to the healthcare industry and offers asset location and identification systems to the industrial industry. In June 2005, VHI acquired Instantel Inc., an Ontario corporation, for total consideration of approximately $25 million, of which Applied Digital contributed $22.3 million. Instantel was formed in 1982. Instantel provides infant protection and wander prevention systems to the healthcare industry and offers vibration monitoring systems to industrial customers.

Risks Affecting Us

We are subject to a number of risks that you should be aware of before you decide to buy our common stock. We have not achieved profitability. Our cumulative net losses as of March 31, 2006 were approximately $11.3 million. We have not generated any revenue from our VeriMed patient identification system. To date, approximately 50 people have been implanted with the implantable VeriChip as part of the VeriMed patient identification system. While we expect that sales of our VeriMed patient identification system will generate a significant portion of our revenue in the future, we cannot assure you that they will. Our ability to sell the VeriMed patient identification system and our other systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property used in our systems. It is possible that we may never successfully commercialize our VeriMed patient identification system and that we may never become profitable. You should read the discussion in the “Risk Factors” section of this prospectus for more information about these and other risks.

About Us

Our principal executive offices are located at 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445. Our telephone number is (561) 805-8008. Our web site is http://www.verichipcorp.com. The information found on our web site is not part of this prospectus.

The Offering

Common stock to be offered	shares (plus an additional shares if the underwriters exercise their over-allotment option in full)

Common stock outstanding after this offering	shares

Directed share program

At our request, the underwriters intend to reserve up to     % of the shares in this offering for sale at the initial public offering price to persons who are stockholders of our parent company, Applied Digital. The number of shares of our common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program.

Use of proceeds

We intend to use approximately $                 million of the net proceeds from this offering to repay our outstanding indebtedness owed to Applied Digital at the time of the consummation of this offering and approximately $1.0 million to reimburse Applied Digital for a portion of the purchase price paid to acquire Instantel, with the remaining proceeds to be used for general corporate purposes, which may include research and development, capital expenditures and sales and marketing, including marketing of our VeriMed patient identification system to hospitals and physicians. You should read the discussion in the “Use of Proceeds” section of this prospectus for more information.

Risk factors	You should read the “Risk Factors” section and the other information in this prospectus for a discussion of the factors that you should consider before you decide to invest in our common stock.

Proposed Nasdaq National Market symbol	CHIP

Unless otherwise indicated, the number of shares of our common stock outstanding after the offering is based on shares outstanding as of May 15, 2006. This information excludes:

•	6,086,502 shares of our common stock issuable upon the exercise of outstanding options under our stock plans at a weighted average exercise price of $0.63 per share;

•	646,831 additional shares of our common stock reserved for future issuances under our stock plans;

•	66,667 shares of our common stock issuable upon the exercise of outstanding options that were issued outside of our stock plans at an exercise price of $1.82 per share;

•	1,332,667 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.97 per share; and

•	shares of our common stock issuable to Perceptis, L.P., the former indirect beneficial owner of all of Instantel’s ordinary shares, pursuant to the terms of a share purchase agreement by which we acquired Instantel upon the consummation of this offering in exchange for certain shares of Applied Digital that it owns.

Except as otherwise indicated in this prospectus, information in this prospectus:

•	gives effect to a 2-for-3 reverse stock split effectuated on December 20, 2005; and

•	assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in the offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

You should read the following summary consolidated financial data in conjunction with our financial statements and related notes, “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Unaudited Pro Forma Condensed Combined Financial Statements” appearing elsewhere in this prospectus. The statement of operations data for the three months ended March 31, 2006 and 2005, and the balance sheet data as of March 31, 2006, are derived from our unaudited interim consolidated financial statements. The statements of operations data for the years ended December 31, 2005, 2004 and 2003 and the balance sheet data at December 31, 2005 and 2004 are derived from our audited financial statements. The historical results are not necessarily indicative of results to be expected for future periods and the results for the three months ended March 31, 2006, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2006. We acquired two significant subsidiaries during the first half of 2005 and, accordingly, our historical results only include their results since their respective dates of acquisition. The pro forma results reflected below give effect to the acquisitions of these two subsidiaries as if they had occurred on January 1, 2005.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005 Pro forma(1)	2005 Historical	2004 Historical	2003 Historical
			(Unaudited)
			(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$6,550	$15	$24,554	$15,869	$247	$545
Loss before income taxes	(1,021)	(1,075)	(6,254)	(5,206)	(2,011)	(1,710)
Net loss attributable to common stockholder	(1,021)	(1,075)	(5,505)	(5,263)	(2,011)	(1,710)
Net loss per common share attributable to common stockholder-basic and diluted	(0.06)	(0.08)	$(0.33)	$(0.33)	$(0.15)	$(0.13)

(1)	See Unaudited Pro Forma Condensed Combined financial statements appearing elsewhere in this prospectus.

	At March 31, 2006
	Actual	Pro forma(1)	Pro forma as adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$594
Working capital	(6,703)
Total assets	48,662
Total debt	7,521
Total stockholder’s equity	27,537

(1)	Pursuant to the terms of a share purchase agreement by which we acquired Instantel, upon the closing of this offering we will be required to issue a number of shares of our common stock with an aggregate market value of $2.0 million to Perceptis, the former parent company of Instantel. The balance sheet data as of March 31, 2006 on a pro forma basis is unaudited and gives effect to the issuance of shares of our common stock to Perceptis, L.P. upon the consummation of this offering, based on an assumed initial public offering price of $ per share.
(2)	The balance sheet data as of March 31, 2006 on a pro forma as adjusted basis is unaudited and gives effect to (i) our receipt of net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (ii) the receipt and use of proceeds as set forth in the “Use of Proceeds” section of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risks described below together with all of the other information in this prospectus, including our consolidated financial statements and the related notes, before making a decision to invest in our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could materially suffer. In this case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property used in our systems because our ultimate supplier of the implantable VeriChip may lack the authority to grant a license to the intellectual property associated with the implantable VeriChip.

The implantable VeriChip used in our VeriMed patient identification system and our VeriGuard and VeriTrace systems uses a technology related to a patent owned by our affiliate, Digital Angel Corporation. In 1994, however, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company.

Raytheon Microelectronics España, S.A., entered into an agreement with Digital Angel, effective April 26, 2006, for the manufacture and assembly of glass encapsulated, syringe-implantable transponders, including the implantable VeriChip. Raytheon Microelectronics España has represented that it is a wholly-owned subsidiary of Raytheon Company. Digital Angel relies solely on the supply agreement with Raytheon Microelectronics España for the manufacture and assembly of implantable VeriChips. The Raytheon Microelectronics España supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. The license granted by Raytheon Microelectronics España is part of each individual product sold under the supply agreement to Digital Angel and may be conveyed to us by Digital Angel along with Digital Angel’s conveyance to us of such products. However, Digital Angel’s 2006 supply agreement is with Raytheon Microelectronics España and not Raytheon Company and it is possible that Raytheon Microelectronics España lacks the authority or intellectual property rights to grant a license to our direct supplier, Digital Angel, that would support our use of the patented technology for human identification.

While our supply agreement with Digital Angel also purports to license to us the right to use the implantable VeriChip technology for human identification, this license conflicts with the exclusive rights previously granted by Destron IDI, Inc. in 1994 to use the patented technology for human identification. Consequently, we are dependent upon the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel to support our right to use the patented technology in applications involving the identification of human beings. However, we cannot assure you that the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel grants any rights that would support our use of the patented technology for human identification. Our ability to successfully commercialize products incorporating the implantable VeriChip will depend in part on any third parties, including prior licensees or their successors in interest, not obtaining an injunction against us, Digital Angel or our suppliers or otherwise requiring us to pay additional royalties or other damages for the remaining life of the patent, which expires on May 18, 2010.

While we have been publicly marketing and selling the implantable VeriChip in applications involving the identification of human beings, including obtaining FDA clearance to market and sell the implantable VeriChip in the United States for patient identification, our use of the technology could be enjoined based on the claim that the sale and use of our products conflicts with the scope of the exclusive license rights previously granted to others for the use of the technology for the identification of human beings. Costly and time-consuming litigation could result from our marketing, use and sale of the implantable VeriChip for the identification of human beings. If we or Digital Angel are denied use of the patented technology in applications involving the identification of human beings, we will not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip, before the patent expires, and we will not be able to fulfill our expectations for significant revenue growth from sales of our VeriMed patient identification system or our other systems incorporating the implantable VeriChip. Further, we may be required to pay royalties and other damages to third parties on our sales of products we have already purchased or will purchase from Digital Angel. Such payments could have a material adverse effect on our financial condition and results of operations.

Because Raytheon Company may have licensed the rights to the intellectual property used in our implantable VeriChip to a third party, our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property.

Raytheon Microelectronics España does not represent in the supply agreement with Digital Angel that Raytheon Microelectronics España or its affiliates have any rights to use the patented technology in applications involving the identification of human beings. Because the exclusive rights to use the patented technology granted in 1994 were freely assignable or could be licensed to third parties, we do not know which parties currently hold those rights. We cannot be certain Raytheon Company has licensed any rights to the patented technology to Raytheon Microelectronics España, and it is possible that Raytheon Company has assigned, licensed or otherwise transferred the rights to use the patented technology for human identification to another third party on an exclusive or non-exclusive basis. Therefore, we cannot assure you that the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel grants any rights that would support our use of the patented technology for human identification. Nevertheless, we are dependent upon the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel to support our right to use the patented technology in applications involving the identification of human beings.

While Digital Angel has advised us that it has requested written confirmation from Raytheon Company to clarify the validity and scope of the license granted by Raytheon Microelectronics España under the supply agreement, we have been advised by Digital Angel that Raytheon Company has not provided any form of confirmation. We cannot assure you that Raytheon Company will ever provide written confirmation concerning the validity and scope of the license granted by Raytheon Microelectronics España under the supply agreement. Further, it is possible that Raytheon Company could dispute the validity of the license to use the patented technology in applications involving the identification of human beings that Raytheon Microelectronics España purports to grant in its supply agreement with Digital Angel.

If Raytheon Company has already granted an exclusive license to use the patented technology in applications involving the identification of human beings or if it disputes the validity of the license granted by Raytheon Microelectronics España to Digital Angel, our use of the patented technology could be enjoined based on the claim that the sale and use of our products conflicts with the scope of the exclusive license previously granted to others for the use of the technology for the identification of human beings. In such an event, costly and time-consuming litigation could result from our marketing, use and sale of the implantable VeriChip for the identification of human beings. If we or Digital Angel are denied use of the patented technology in applications involving the identification of human beings, we will not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip before the patent expires, and we will not be able to fulfill our expectations for significant revenue growth from sales of our VeriMed patient identification system or our other systems incorporating the implantable VeriChip. Further, we may be required to pay royalties and other damages to third parties on our sales of products we have already purchased or will purchase from Digital Angel. Such payments could have a material adverse effect on our financial condition and results of operations.

Because our agreement with Digital Angel is broader than Digital Angel’s agreement with Raytheon Microelectronics España, the scope of our rights, if any, to use the patented technology used in our implantable VeriChip is defined by the license granted by Raytheon Microelectronics España to Digital Angel.

Among other terms, our supply agreement with Digital Angel purports to license to us the right to use the implantable VeriChip technology for human identification. However, certain rights relating to the license under our supply agreement with Digital Angel are broader than the rights relating to the license under the supply agreement between Raytheon Microelectronics España and Digital Angel. These include the rights to independently enforce the patent and to independently manufacture the products under certain circumstances. Consequently, the scope of our rights, if any, to use the patented technology in applications involving the identification of human beings will be defined by the narrower rights Digital Angel obtains under its supply agreement with Raytheon Microelectronics España. The license granted by Raytheon Microelectronics España is part of each individual product sold under the supply agreement to Digital Angel and may not be conveyed separately from such products. Any rights to the patented technology outside of products supplied to us by Raytheon Microelectronics España through Digital Angel may not be available and we may be unable to independently enforce the patent or engage a third party supplier to manufacture the products even though our agreement with Digital Angel purportedly grants us the right to do so.

We lack the right to prevent third parties from making or selling products that incorporate the patented technology used in the implantable VeriChip.

Our ability to successfully commercialize products incorporating the implantable VeriChip will depend in part on our ability to enforce the patent purportedly licensed to us by Digital Angel relating to the implantable VeriChip for the remaining life of the patent in both the United States and in other countries. Because a predecessor of Digital Angel licensed the right to use the patent related to the implantable VeriChip in applications involving the identification of human beings to other parties in 1994, we do not have the right to exclude third parties from making or selling products that use the patented technology in applications involving the identification of human beings that may compete with our VeriMed patient identification system or our other systems incorporating the implantable VeriChip. In addition, the rights under the supply agreement between Raytheon Microelectronics España and Digital Angel will not prevent other parties from competing with us.

In addition, even if we obtain the rights to enforce the above patent, it is possible that the claims issued for this and other patents may not be sufficiently broad to protect the systems we intend to protect with the patents, and may not provide protection against competitive products or otherwise be commercially valuable. In addition, others may be able to design around these patents or develop similar products or other intellectual property that are not within the scope of our patents. Our inability to exclude third parties from making or selling competing products may result in our facing competition that could have a material adverse effect on our business prospects.

Our VeriMed patient identification system is in the early stage of commercialization and we may never achieve market acceptance or significant product sales of this system.

We expect sales of our VeriMed patient identification systems to generate a significant portion of our total revenue in the future. In October 2004, we began marketing our VeriMed patient identification system that involves implanting the implantable VeriChip into people. We have not generated any revenue from the sale of our VeriMed patient identification system. If the market does not accept our VeriMed patient identification system, our anticipated revenue growth attributable to sales of this system will not materialize and our business prospects could be materially adversely affected.

Our future growth depends on the adoption of the VeriMed patient identification system by hospitals and physicians.

We believe that we must educate hospitals and physicians regarding the benefits of our VeriMed patient identification system. We target our sales efforts to emergency room personnel and to primary care physicians who diagnose and treat patients who have cognitive impairment, chronic diseases or implantable medical devices. To date, while over 4,000 health care locations have installed our active radio frequency identification, or RFID, systems, only 97 hospitals and medical facilities as of May 1, 2006 have agreed to implement our VeriMed patient identification system and less than ten of these are actually using the system currently. In addition, as of May 1, 2006, only 232 physicians have registered to provide the VeriMed patient identification system to their patients. To date, approximately 50 people have been implanted with the implantable VeriChip as part of the VeriMed patient identification system. If we are not successful in educating hospitals and physicians, they may not adopt our system and our ability to generate revenue from the VeriMed patient identification system will be impaired.

Misperceptions about the use of the implantable VeriChip could prevent us from gaining commercial acceptance for our VeriMed and VeriGuard systems.

Several of our systems incorporate the implantable VeriChip. The use of the implantable VeriChip, which is used in conjunction with a database containing a patient’s vital statistics and other patient pre-approved information, may give rise to misperceptions about the use, and risk of misuse, of these systems, including misperceptions that the use of these microchips could intrude on privacy or allow “tracking.” The use of the implantable VeriChip in humans is from time to time the subject of negative publicity. This publicity may adversely affect our ability to sell our systems, which may adversely impact our revenues.

In addition, we cannot assure you that our business and operations will not be harmed by any misperceptions or negative publicity that prompts legislative or administrative efforts by politicians or groups opposed to the development and use of human-implantable RFID microchips. For example, in May 2006, the State of Wisconsin enacted a law prohibiting any person from requiring an individual to undergo the implanting of a microchip. We cannot assure you that legislative or administrative restrictions directly or indirectly delaying, limiting or preventing the use of human-implantable RFID microchips or the sale, manufacture or use of such systems will not be enacted in the future.

If we lose our exclusivity under our supply agreement with Digital Angel, Digital Angel may sell human implantable microchips to third parties causing an increase in competition, which could have a material adverse effect on the expected growth of our business.

Our agreement with Digital Angel to purchase the implantable VeriChip for identification of humans includes a provision that Digital Angel will be permitted to sell implantable microchips to other parties if we fail to meet specified minimum purchase requirements. If we fail to meet these minimum purchase requirements and Digital Angel sells implantable microchips to one or more third parties, our competition may increase which could have a material adverse effect on the growth of our business. The minimum purchase requirements are currently $0, $875,000, $1,750,000 and $2,500,000 for each of 2006, 2007, 2008 and 2009, respectively, and $3,750,000 for 2010 and each year thereafter.

If we lose our rights under our supply agreement with Digital Angel, we will not be able to purchase the implantable VeriChip and we may not be able to fulfill our expectations for significant revenue growth.

Our supply agreement with Digital Angel could be prematurely terminated upon the occurrence of specified events, including as a result of a bankruptcy event of the other party or an uncured default by us in the performance of any of our obligations under the agreement, including the payment of money. If we lose our rights under our supply agreement with Digital Angel, we will not be able to purchase the implantable VeriChip from Digital Angel or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip, and we may not be able to fulfill our expectations for significant revenue growth.

Consumer groups with concerns about privacy issues relating to the use and storage of personally-identifiable data, such as patient medical information, may influence healthcare professionals to refrain from adopting our systems.

Consumer sentiment regarding privacy issues is constantly evolving. Such consumer sentiment may affect the public’s interest in our current or future products. In some cases, consumer groups and individual consumers have already begun to express concern over the storage and/or use of personally-identifiable patient information. Accordingly, privacy concerns of consumers may influence healthcare professionals to refrain from adopting our systems, which could in turn harm our prospects. Moreover, strong consumer attitudes may precipitate significant adverse opinions which may lead to new regulations. If we fail to successfully monitor and address the privacy concerns of consumers, our business and prospects would be harmed.

Our net operating losses may continue; we are unable to predict the extent of future losses or when we will generate significant revenues or become profitable.

We were formed as a development company by our parent company, Applied Digital, in November 2001 and have incurred net losses since that time. Our cumulative net losses were $11.3 million as of March 31, 2006 and our net losses attributable to the common stockholder for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003 were $1.0 million, $1.1 million, $5.3 million, $2.0 million and $1.7 million, respectively. We expect that our operating expenses may increase over the next several years as a result of the expansion of our marketing efforts for all of our products and we may continue to incur additional net operating losses after our offering. In addition, going forward, we will incur significant amortization expense associated with intangible assets that we acquired as a result of our recent acquisitions of VHI and Instantel, and research and development costs required to identify, validate and develop new systems, and to improve the quality and technical performance of our existing systems. We expect to incur approximately $1.8 million in amortization expense associated with intangible assets in the year ending December 31, 2006. In addition, we expect our operating expenses for the year ending December 31, 2006 to be between 22% to 28% higher than our operating expenses for the year ended December 31, 2005.

If we are unable to successfully integrate the operations, systems and personnel of our recent acquisitions, our management team may be distracted or ineffective and our sales efforts will be impaired.

We acquired VHI and Instantel in March 2005 and June 2005, respectively. Prior to these acquisitions, our operations were limited to development and marketing efforts surrounding our VeriChip patient identification system. The addition of VHI and Instantel significantly expanded the scope of our operations in a rapid manner, and the integration of the acquired business’ operations, systems and personnel are ongoing and continue to present us with difficult challenges, including:

•	the need to determine a sales, marketing and branding strategy with respect to a wide variety of systems spanning various industries;

•	several new facilities to operate and manage in geographically diverse locations;

•	the rapid expansion of our employee base;

•	maintaining and managing our relationships with customers and distributors;

•	entering markets or types of businesses in which we and our management have limited experience; and

•	integrating different and complex accounting and financial reporting systems.

As part of these efforts, we are in the process of integrating all of our RFID systems onto a technology platform so that our customers can centralize all of their location and identification processing data. A key element of our growth strategy, particularly in the healthcare industry, is to demonstrate the advantages of this common platform and cross-market to our customers our full portfolio of RFID systems. If we are unable to successfully integrate our RFID systems onto our technology platform, our sales efforts and ability to cross-market our systems may be impaired, and our revenues will be adversely affected.

We rely on third parties to supply and manufacture the implantable VeriChip, making us vulnerable to supply disruptions that could delay our product delivery to our customers.

Digital Angel is our sole supplier of the implantable VeriChip under the terms of an amended and restated supply agreement between us and Digital Angel. Under our agreement with Digital Angel, Digital Angel purports to license us the right to manufacture the implantable VeriChip. However, in 1994, the exclusive rights to use certain patented technology involved in the manufacture of the implantable VeriChip for use in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name to Raytheon Company. Consequently, the right to independently manufacture the implantable VeriChip under our supply agreement with Digital Angel conflicts with and may be rendered inoperative by the previously granted right to use the patented technology for human identification.

The implantable VeriChip is manufactured for Digital Angel by Raytheon Microelectronics España under a supply agreement with Digital Angel that expires June 30, 2010. We have been advised that Raytheon Microelectronics España is a wholly-owned subsidiary of Raytheon Company. The Raytheon Microelectronics España supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of glass encapsulated, syringe-implantable transponders, including the implantable VeriChip. However, because the supply agreement is with Raytheon Microelectronics España and not Raytheon Company, it is possible that Raytheon Microelectronics España lacks the authority or intellectual property rights to grant a license that would support our use of the patented technology in the manufacture of the implantable Verichip used in applications involving the identification of human beings.

If we are unable to obtain the implantable VeriChip from Digital Angel or if Digital Angel is unable to obtain it from Raytheon Microelectronics España or another supplier under the terms of the supply agreement with Raytheon Microelectronics España, we may not be able to manufacture it in another facility. If we are unable to obtain adequate supplies of the implantable VeriChip, we may not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip, and we may not be able to fulfill our expectations for significant revenue growth. Even if we were able to have the implantable VeriChip manufactured in another facility, we currently believe establishing such an arrangement could take three to six months for us to locate another facility to manufacture the implantable VeriChip and for production to commence. The cost of production at another facility could be more than we are paying to Digital Angel. A supply disruption could negatively impact our expectations for significant revenue growth.

Interruptions to the patient information database may have a negative impact on our revenues, damage our reputation and expose us to litigation.

Reliable access to the patient information database is a key component of the functionality of our VeriMed patient identification system. Our ability to provide uninterrupted access to the patient information database operated by us or third parties we contract with will depend on the efficient and uninterrupted operation of the computer and communications systems involved. The patient information database may not function properly if certain necessary third-party systems fail, or if some other unforeseen act or natural disaster should occur. In the past, we have experienced short periods of unaccessability to the patient information database as a result of development work, system maintenance and power outages.

While there were no reported problems by end users in those situations, any disruption of the database services, computer systems or communications networks, or those of third parties that we rely on, could result in the inability of users to access the patient information database for an indeterminate period of time which could cause us to lose the confidence of the healthcare community, lose revenue or face litigation. In addition, our business and reputation will be harmed if the healthcare community believes the patient information database is unreliable. Although certain elements of technological, power, communications, personnel and site redundancy are maintained, the database may not be fully redundant. The database system may still be vulnerable to disruptions in the event the building housing the computer system is destroyed, the computer server fails or the firewall software protecting the data fails. Any disruptions to the patient information database could irreparably harm our business and prospects.

Modifications to the VeriChip may require additional FDA clearance, and a failure or delay in obtaining such clearance may affect our ability to introduce new or enhanced products in a timely manner.

The implantable VeriChip is a medical device with respect to its medical or healthcare-related applications and is subject to the FDA’s jurisdiction. The FDA clearance for the implantable VeriChip limits its use in medical applications by allowing the microchip to only include an identification number. Any additional information, including patient information, must reside in a database contained outside the microchip. Any modification to an FDA-cleared device, such as VeriChip, that would significantly affect its safety or effectiveness or that would constitute a major change in its intended use would require new FDA clearance or approval. Accordingly, if we develop a new or modified VeriChip system that contains more than an identification number, we may be required to seek additional FDA clearance. The process of obtaining FDA clearance is often costly and time-consuming. We may not be able to obtain additional FDA clearance for any such new systems or modifications in a timely fashion, or at all. A failure or delay in obtaining required future clearances would adversely affect our ability to introduce new or enhanced systems in a timely manner, which may constrain our future operations and operating results.

If we or our suppliers fail to comply with quality system regulations, our manufacturing operations could be delayed, and our VeriMed patient identification system sales could suffer.

Our manufacturing processes and those of our suppliers are required to comply with FDA’s quality system regulation which cover the procedures and documentation of the design, testing, production, quality assurance, sterilization, labeling, packaging, storage and shipping of the VeriMed patient identification system. We are also subject to similar state requirements. In addition, we or our suppliers must engage in extensive record keeping and reporting and must make available our manufacturing facilities and records for periodic inspections by governmental agencies, including FDA, state authorities and comparable agencies in other countries. If we or our supplier fail a quality system inspection, our operations could be disrupted and our manufacturing interrupted. Failure to take adequate corrective action in response to an adverse quality system inspection could result in, among other things, a shut-down of manufacturing operations, significant fines, suspension of marketing clearances and approvals, seizures or recalls of our device, operating restrictions and criminal prosecutions, any of which would cause our business to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our systems and cause revenue to decline.

If we fail or allegedly fail to comply with anti-kickback and false claims laws, we could be subject to costly and time-consuming litigation and possible fines or other penalties.

We are or may become subject to various federal and state laws designed to address health care “fraud and abuse,” including anti-kickback laws and false claims laws. The federal anti-kickback statute prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for referring items or services payable by Medicare, Medicaid or any other federally funded healthcare program. This statute also prohibits remuneration in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of items or services payable by Medicare, Medicaid or any other federally funded healthcare program. The anti-kickback laws of various states apply more broadly to prohibit remuneration in return for referrals of business payable by payors other than federal healthcare programs.

False claims laws prohibit anyone from knowingly presenting, or causing to be presented, for payment to third-party payors (including Medicare and Medicaid) claims for reimbursed drugs or services that are false or fraudulent, claims for items or services not provided as claimed or claims for medically unnecessary items or services. Our activities relating to the reporting of wholesale or estimated retail prices of, the reporting of Medicaid rebate information and other information affecting federal, state and third-party payment for, and the sale and marketing of our VeriMed patient information system will be, subject to scrutiny under these laws.

The anti-kickback statute and other fraud and abuse laws are very broad in scope, and many of their provisions have not been uniformly or definitively interpreted by existing case law or regulations. Violations of the anti-kickback statute and other fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid). If we are found to have violated these laws, or are charged with violating them, our business, financial condition and results of operations and stock price could be materially and adversely affected because we may suffer fines or other penalties as a result of such violations and because our management team could be distracted.

We may be subject to costly product liability claims from the use of our systems which could damage our reputation, impair the marketability of our systems, and force us to pay costs and damages that may not be covered by adequate insurance.

Manufacturing, marketing, selling, testing and operation of our systems entail a risk of product liability. We could be subject to product liability claims in the event our systems fail to perform as intended. Even unsuccessful claims against us could result in the expenditure of funds in litigation and the diversion of management time and resources and could damage our reputation and impair the marketability of our systems. While we maintain liability insurance, it is possible that a successful claim could be made against us, that the amount of indemnification payments or insurance would not be adequate to cover the costs of defending against or paying such a claim, or that damages payable by us would harm our business.

Our competitors, including those who have greater resources and experience than we do, may commercialize technologies that make ours obsolete or noncompetitive.

There are many public and private companies, public and private universities, governmental agencies and research organizations actively engaged in research and development of RFID and other competing technologies with the same functionality that we have targeted. Many of our competitors have financial, technical, manufacturing and marketing resources that are far greater than ours. If a competitor were to successfully develop or acquire rights to similar or more effective systems for applications targeted by our systems, then sales of our systems could suffer and our business, financial condition or results of operations could be materially and adversely affected. If a competitor were to develop or acquire rights to a competitive product that offers significantly lower costs, or were to enter the market before us with a similar or superior product, our business, financial condition or results of operations could be materially and adversely affected.

If others assert that our products infringe their intellectual property rights, we may be drawn into costly disputes and risk paying substantial damages or losing the right to sell our products.

We face the risk of adverse claims and litigation alleging infringement by VeriChip of the intellectual property rights of others, including the rights to technology previously licensed by Digital Angel’s predecessor used in the implantable VeriChip, as described above. If infringement claims are brought against us or our suppliers, these assertions could distract management and we may have to expend potentially significant funds and resources to defend or settle such claims. We cannot be certain that we will have the financial resources or substantive arguments to defend ourselves against any patent or other intellectual property litigation.

If we or our suppliers are unsuccessful in any challenge to our rights to market and sell our products, we may, among other things, be required to:

•	pay actual damages, royalties, lost profits and/or increased damages and the third party’s attorneys’ fees, which may be substantial;

•	cease the development, manufacture, use and/or sale of products that use the intellectual property in question through a court-imposed sanction called an injunction;

•	expend significant resources to modify or redesign our products, manufacturing processes or other technology so that it does not infringe others’ intellectual property rights or to develop or acquire non-infringing technology, which may not be possible; or

•	obtain licenses to the disputed rights, which could require us to pay substantial upfront fees and future royalty payments and may not be available to us on acceptable terms, if at all, or to cease marketing the challenged products.

Ultimately, we could be prevented from selling a product or otherwise forced to cease some aspect of our business operations as a result of any intellectual property litigation. Even if we or our suppliers are successful in defending an infringement claim, the expense, time delay, and burden on management of litigation and negative publicity could have a material adverse effect on our business.

Our other intellectual property, particularly our trade secrets and know-how are important to us and our inability to safeguard it may adversely affect our business by causing us to lose a competitive advantage or by forcing us to engage in costly and time-consuming litigation to defend or enforce our rights.

We rely on copyrights, trademarks, trade secret protections, know-how and contractual safeguards to protect our non-patented intellectual property, including our software technologies. Our employees, consultants and advisors are required to enter into confidentiality agreements that prohibit the disclosure or use of our confidential information. We also have entered into confidentiality agreements to protect our confidential information delivered to third parties for research and other purposes. There can be no assurance that we will be able to effectively enforce these agreements or that the subject confidential information will not be disclosed, that others will not independently develop substantially equivalent confidential information and techniques or otherwise gain access to our confidential information or that we can meaningfully protect our confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information, and failure to maintain the confidentiality of our confidential information could adversely affect our business by causing us to lose a competitive advantage maintained through such confidential information.

Disputes may arise in the future with respect to the ownership of rights to any technology developed with advisors or collaborators. These and other possible disagreements could lead to delays in the collaborative research, development or commercialization of our systems, or could require or result in costly and time-consuming litigation that may not be decided in our favor. Any such event could have a material adverse effect on our business, financial condition and results of operations by delaying our ability to commercialize innovations or by diverting our resources away from revenue-generating projects.

Our efforts to protect our intellectual property may be less effective in some foreign countries where intellectual property rights are not as well protected as in the United States.

The laws of some foreign countries do not protect intellectual property to as great an extent as do the laws of the United States. Policing unauthorized use of our products is difficult, and there is a risk that our means of protecting our intellectual property may prove inadequate in these countries. Our competitors in these countries may independently develop similar technology or duplicate our systems, thus likely reducing our sales in these countries. Furthermore, some of our patent rights may be limited in enforceability to the United States or certain other select countries, which may limit our intellectual property rights abroad.

We are dependent on third parties to create sales, marketing and distribution capabilities to commercialize our systems.

We currently have a limited sales, marketing or distribution infrastructure. We have recently entered into a global distribution agreement with a large electronic control systems integrator with respect to our infant protection and wander prevention systems. We have also entered into a strategic relationship with Henry Schein, Inc., a large distributor of healthcare products to office-based practitioners in North American and European markets, through which we expect to distribute our VeriMed patient identification system to health care professionals. Developing sales, marketing and distribution capabilities is expensive and time-consuming. To the extent that we rely on arrangements with third parties, our commercial revenue is likely to be lower than if we marketed and sold our systems on our own, and any revenue we might receive would depend upon the efforts of those third parties.

We may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect to require funding in future years, in addition to the proceeds from this offering, to fully develop and commercialize the implantable VeriChip and any additional technologies or systems that we may license or develop. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution. In addition, our business and operations may change in a manner that would consume available resources at a greater rate than we anticipated. In such event, we may need to raise substantial additional capital.

We may seek to raise necessary funds through public or private equity offerings, debt financings or additional strategic alliance and licensing arrangements. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate one or more of our development programs, and our business, financial performance and stock price may be materially and adversely affected.

We may be required to relinquish rights to our technologies or systems, or grant licenses on terms that are not favorable to us in order to raise additional funds through alliance, joint venture and licensing arrangements.

The implantation of a VeriChip may be found to cause risks to a patient’s health that limit its use.

The implantation of a VeriChip may be found to cause risks to a patient’s health. Potential risks to a patient’s health that may be associated with the implantable VeriChip include adverse tissue reactions, migration of the implantable VeriChip under the skin and infection resulting from implantation. As more people are implanted with the implantable VeriChip, it is possible that these and other risks to health may manifest themselves. The observation of risks to a patient’s health associated with the implantation of the VeriChip could limit its use and adversely affect our business, financial condition or results of operations by reducing the revenue we could otherwise receive from sales of the implantable VeriChip.

Regulation of products and services that collect personally-identifiable information or otherwise monitor an individual’s activities may make the provision of our services more difficult or expensive and could jeopardize our growth prospects.

Certain technologies that we currently, or may in the future, support are capable of collecting personally-identifiable information. A growing body of laws designed to protect the privacy of personally-

identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the United States, these laws could include the Health Insurance Portability and Accountability Act, or HIPAA, the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Gramm-Leach Bliley Act, as well as various state laws and related regulations. Although we are not a covered entity under HIPAA, we have entered into agreements with certain covered entities in which we are considered to be a “Business Associate” under HIPAA. As a Business Associate we are required to implement policies, procedures and reasonable and appropriate security measures to protect individually identifiable health information we receive from covered entities. Our failure to protect health information received from customers could subject us to liability and adverse publicity and could harm our business and impair our ability to attract new customers.

In addition, certain governmental agencies, like the U.S. Department of Health and Human Services, and the Federal Trade Commission, or FTC, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. We are also subject to the laws of those foreign jurisdictions in which we operate, some of which currently have more protective privacy laws. If we fail to comply with applicable regulations in this area, our business and prospects could be harmed.

Certain regulatory approvals generally must be obtained from the governments of the countries in which our foreign distributors sell our systems. However, any such approval may be subject to significant delays or may not be obtained. Any actions by regulatory agencies could materially adversely affect our growth plans and the success of our business.

Failure to comply with recent and developing legislation regarding the concentration of hazardous materials in our systems could prevent us from selling our systems in various jurisdictions.

Some of our systems and components may be subject to European Union Directive 2002/95/EC. This directive limits or restricts the use of certain hazardous substances in electrical and electronic equipment. Some of our systems include substances that are covered by the directive. The directive requires compliance by July 1, 2006. We are currently evaluating our systems to determine whether and to what extent our systems will need to be modified to comply with the directive, but based on our review to date, we believe our systems and components will comply when required. Non-compliant systems could be barred from sale in the European Union. Other countries, including China, are considering similar legislation. We can not currently estimate the effect of such new legislation on our business or results of operations.

Applied Digital will have significant voting control over our company which may delay, prevent or deter corporate actions that may be in the best interest of our stockholders.

After the offering, Applied Digital will maintain control of approximately     % of our outstanding common stock (    % if the underwriters’ over-allotment option is exercised in full). As a result, Applied Digital will be able to control all matters requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may delay, prevent or deter a change in control of our company even when such a change may be in the best interest of all our stockholders, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or assets and might affect the prevailing market price of our common stock.

Conflicts of interest may arise among Applied Digital, Digital Angel and us that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between Applied Digital, our parent company, or Digital Angel, a subsidiary of Applied Digital, on the one hand, and us, on the other, in a number of areas relating to our past and ongoing relationships. After this offering, three of our six directors will continue to serve as directors of Applied Digital. This includes Scott Silverman, the chairman of our board of directors, who serves as the chairman of the board of Applied Digital and also as a director of Digital Angel. For as long as Applied Digital continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election of all the members of our board of directors and to exercise a controlling influence over our business and affairs.

Areas in which conflicts of interest between Applied Digital and us could arise include, but are not limited to, the following:

Cross directorships and stock ownership. The ownership interests of our directors in the common stock of Applied Digital or service as a director of both Applied Digital and us could create, or appear to create, conflicts of interest when directors are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to (i) the nature, quality and cost of services rendered to us by Applied Digital, (ii) disagreement over the desirability of a potential acquisition opportunity, (iii) employee retention or recruiting or (iv) our dividend policy.

Intercompany transactions. From time to time, Applied Digital or its affiliates may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of Applied Digital and us and, when appropriate, subject to the approval of the independent directors on our board or a committee of disinterested directors, there can be no assurance that the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as may otherwise be obtained in arm’s length negotiations.

Intercompany agreements. We have entered into a transition service agreement with Applied Digital pursuant to which it will provide us certain management, administrative, accounting, tax, legal and other services, for which we will reimburse it. We have entered into other intercompany agreements, including a loan agreement with Applied Digital. The terms of these agreements were established while we were a wholly owned subsidiary of Applied Digital and were not the result of arm’s length negotiations. We also have entered into an amended and restated supply, license and development agreement with Digital Angel. In addition, conflicts could arise in the interpretation or any extension or renegotiation of these existing agreements after this offering. See “Certain Relationships and Related Party Transactions.”

Risks Related to the Offering

An active trading market for our common stock may not develop, and we expect that our stock price will fluctuate significantly due to events and developments unique to our business or the health care industry generally.

Prior to the offering, you could not buy or sell our common stock publicly. We intend to apply to have our shares of common stock quoted on the Nasdaq National Market, but an active trading market for our shares may never develop or be sustained following the offering. The initial public offering price for our common stock will be determined through negotiations with the underwriters. This initial public offering price may vary from the market price of the common stock after the offering and you may not be able to sell your common stock at or above the initial public offering price. The stock market has recently experienced significant volatility. Factors that could cause volatility in the market price of our common stock include:

•	failure of any of our products, particularly our VeriMed patient identification system, to achieve commercial success;

•	a denial of our or Digital Angel’s use of the patented technology used in the implantable VeriChip or a requirement that we pay additional royalties or other damages in connection with our use of the implantable VeriChip;

•	FDA or international regulatory actions;

•	announcements of new products by our competitors;

•	market conditions in the medical device and RFID sectors;

•	litigation or public concern about the efficacy or safety of existing, new or potential products or technologies;

•	comments by securities analysts;

•	rumors relating to us or our competitors; and

•	third party reimbursement policies.

These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit and the time and attention of our management may be diverted.

Future sales of our common stock, including sales of our common stock acquired upon the exercise of outstanding options and warrants, may cause our stock price to fall and you could lose all or part of your investment.

The market price of our common stock could decline as a result of sales by our existing stockholder of shares of common stock in the market after the offering, or sales of our common stock acquired upon the exercise of outstanding options and warrants, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. The lock-up agreements delivered by our executive officers, directors and stockholder covering 18,754,657 shares of our common stock, provide that Merriman Curhan & Ford & Co. may release those parties, at any time or from time to time and without notice, from their obligation not to dispose of shares of our common stock for a period of 180 days after the date of this prospectus. In addition, our warrant holders have agreed to enter into similar lockup agreements covering 1,332,667 shares of our common stock upon the date of this prospectus. Merriman Curhan & Ford & Co. has no pre-established conditions to waiving the terms of the lock-up agreements, and any decision by it to waive those conditions would depend on a number of factors, which may include market conditions, the performance of our common stock in the market and our financial condition at that time.

After the offering, we will have 6,153,169 and 1,332,667 shares issuable upon exercise of outstanding options and warrants, respectively. Of these 7,485,836 shares in the aggregate,                  shares of our common stock will be subject to registration rights. In addition, we are required pursuant to a share purchase agreement to issue up to              shares of our common stock based on an assumed public offering price of $             per share. Upon issuance, such shares shall be entitled to registration rights. See “Description of Capital Stock.”

Investors in the offering will pay a much higher price than the book value of our common stock and will incur immediate and substantial dilution and may incur dilution in the future.

If you purchase common stock in the offering, you will pay more for your shares than the amount our existing stockholder paid for its shares. You will incur immediate and substantial dilution of          per share, representing the difference between our pro forma net tangible book value per share after giving effect to the offering and an assumed initial public offering price of          per share. In the past, we have

issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent these options or warrants are ultimately exercised, you will sustain further dilution. Moreover, we may require additional funds to support our working capital requirements or for other purposes, and may seek to raise additional funds through public or private equity financing. We also may acquire other companies or technologies or finance strategic alliances by issuing equity. Any of these or other capital raising transactions may result in additional dilution to our stockholders.

We will have broad discretion in how we use the proceeds of this offering, and we may not use these proceeds effectively, which could negatively impact our results of operations and cause our stock price to decline.

Our management will have considerable discretion in the application of a portion of the proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds effectively. We intend to use approximately $     million of the net proceeds from this offering to repay our outstanding indebtedness owed to Applied Digital at the time of the consummation of this offering and approximately $1.0 million to reimburse Applied Digital for a portion of the purchase price paid to acquire Instantel, with the remaining proceeds to be used for general corporate purposes, which may include research and development, capital expenditures and sales and marketing, including marketing of our VeriMed patient identification system to hospitals and physicians. We may use the proceeds for working capital purposes that do not yield a significant return, or any return at all, for our stockholders.

Provisions of Delaware law or our charter documents could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. This is because these provisions may prevent or frustrate attempts by stockholders to replace or remove our current management or members of our board of directors. These provisions, among other things:

•	provide for our board of directors to be divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders;

•	permit our board of directors to issue, without further action by our stockholders, up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in control);

•	establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors; and

•	provide that members of our board of directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

As a result, these provisions and others available under Delaware law could limit the price that investors are willing to pay in the future for shares of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. These forward-looking statements, which are usually accompanied by words such as “may,” “might,” “should,” “could,” “intends,” “estimates,” “predicts,” “potential,” “continue,” “believes,” “anticipates,” “plans,” “expects” and similar expressions, relate to, without limitation, statements about our market opportunities, our strategy, our competition, our projected revenue and expense levels and the adequacy of our available cash resources. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding our industry. These statements are only predictions based on current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or forecasted in, or implied by, such forward-looking statements, including those factors discussed in “Risk Factors.”

Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, no assurance can be given that such expectations will be attained or that any deviations will not be material. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We disclaim any obligation or undertaking to disseminate any updates or revision to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of our common stock in this offering will be approximately $                     million, based on an assumed initial public offering price of $                     per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $                     million.

On December 27, 2005, we entered into an agreement with Applied Digital providing for a revolving loan facility to us in principal amount of up to $8.5 million, of which $7.3 million was drawn on March 31, 2006. The loan bears interest at the prime rate of interest as published in The Wall Street Journal and has a stated maturity date of December 27, 2010 and will accelerate and become due and payable upon the closing of this offering. We intend to use up to approximately $         million of the net proceeds from this offering to repay our outstanding indebtedness owed to Applied Digital at the time of the consummation of this offering, and to use approximately $1.0 million of the net proceeds from this offering to reimburse Applied Digital for a portion of the purchase price paid to acquire Instantel, with the remaining proceeds to be used for general corporate purposes, which may include research and development, capital expenditures and sales and marketing, including marketing of our VeriMed patient identification system to hospitals and physicians. We have not yet determined all of our anticipated expenditures and cannot estimate the amounts to be used for each of the purposes discussed above.

The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenues and cash generated by operations and the other factors described under “Risk Factors.” Accordingly, our management will have broad discretion in applying a portion of the net proceeds of the offering. Pending these uses, we intend to invest the net proceeds in short-term interest-bearing, investment grade securities. We cannot predict whether the proceeds invested will yield a favorable return. We may find it necessary or advisable to use portions of the proceeds for other purposes.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. Any future determination with respect to the payment of dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2006:

•	on an actual basis;

•	on a pro forma basis to reflect the issuance of shares of our common stock to Perceptis, L.P. upon the consummation of this offering, based on an assumed initial public offering price of $ per share, and to reflect an amendment and restatement of our certificate of incorporation that increased our authorized shares; and

•	on an as adjusted basis to give effect to (i) our receipt of net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (ii) the receipt and use of proceeds as set forth in the “Use of Proceeds” section of this prospectus.

You should read this table in conjunction with information under the captions “Use of Proceeds,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, included elsewhere in this prospectus.

	At March 31, 2006(1)(2)
	Actual	Pro forma	Pro forma as adjusted
	(Unaudited)
	(in thousands, except share and per share data)
Debt, including current portion	$7,521	$–	$–
Stockholder’s equity:
Preferred stock: $0.001 par value, 5,000,000 shares authorized, none issued or outstanding, actual, pro forma and as adjusted	–	–	–
Common stock: $0.0015 par value, 70,000,000 shares authorized, 16,666,667 shares issued and outstanding, actual; issued and outstanding, pro forma; issued and outstanding, as adjusted	25
Additional paid-in capital	38,894
Accumulated other comprehensive loss	(37)
Accumulated deficit	(11,345)

Total stockholder’s equity	27,537

Total capitalization	$35,058

(1)	On December 20, 2005, we amended and restated our certificate of incorporation to authorize us to issue 5,000,000 shares of preferred stock and increase the number of shares of our common stock authorized from 50,000,000 to 70,000,000 shares. In addition, we effected a 2-for-3 reverse stock split. The par value and shares issued and outstanding as of March 31, 2006 have been retroactively adjusted to reflect the reverse stock split.

(2)	Pursuant to the terms of a share purchase agreement by which we acquired Instantel, upon the closing of this offering we will be required to issue a number of shares of our common stock with an aggregate market value of $2.0 million to Perceptis, the former parent company of Instantel.

The table above does not include the following as of March 31, 2006:

•	6,086,502 shares of our common stock issuable upon the exercise of outstanding options under our stock plans at a weighted average exercise price of $0.63 per share;

•	646,831 additional shares of our common stock reserved for future issuances under our stock plans;

•	66,667 shares of our common stock issuable upon the exercise of outstanding options that were issued outside of our stock plans at an exercise price of $1.82 per share; and

•	1,332,667 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.97 per share.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted pro forma net tangible book value per share of our common stock immediately after the offering.

Investors participating in the offering will incur immediate dilution. As of December 31, 2005, we had a historical pro forma net tangible book value of $             million, or $             per share of our common stock. Pro forma net tangible book value per share is equal to our total tangible assets (total assets less intangible assets, goodwill and deferred offering costs) less total liabilities, divided by the number of shares of our outstanding common stock after giving effect to the issuance of                      shares of our common stock to Perceptis, L.P. upon the consummation of this offering, assuming an initial public offering price of $             per share. After giving effect to the sale of                      shares of our common stock in the offering at an assumed initial public offering price of $             per share, and after deducting estimated underwriting discounts commissions and estimated offering expenses, our as adjusted pro forma net tangible book value as of December 31, 2008 would have been approximately $             million, or approximately $             per pro forma share of our common stock. This represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution of $             per share to new public investors in the offering.

The following table illustrates this per share dilution to the new public investors:

Assumed initial public offering price per share	$
Historical deficit tangible book value per share as of	$
Increase per share attributable to the offering

As adjusted pro forma net tangible book value per share after the offering

Dilution in pro forma net tangible book value per share to new investors	$

If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value after this offering would be $             per share, the increase in pro forma net tangible book value per share to existing stockholder would be $             per share and the dilution to new investors would be $             per share.

The following table sets forth, on a pro forma basis as of December 31, 2005, the differences between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and by new investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed initial public offering price of $             per share:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholder		%	$	%	$
New investors		%	$	%	$

Total		100.00%		$100.00%	$

If the underwriters exercise their over-allotment option in full, the number of shares of common stock held by existing stockholders will be reduced to             % of the total number of shares of common stock to be outstanding after the offering, and the number of shares of common stock held by the new investors will be increased to                      shares or             % of the total number of shares of common stock outstanding after the offering.

The discussion and tables above assume                      shares of our common stock outstanding on March 31, 2006 and gives effect to the 2-for-3 reverse stock split that was effectuated on December 20, 2005, and excludes, as of March 31, 2006:

•	6,086,502 shares of our common stock issuable upon the exercise of outstanding options under our stock plans at a weighted average exercise price of $0.63 per share;

•	646,831 additional shares of our common stock reserved for future issuances under our stock plans;

•	66,667 shares of our common stock issuable upon the exercise of outstanding options that were issued outside of our stock plans at an exercise price of $1.82 per share; and

•	1,332,667 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $0.97 per share.

To the extent that these options and warrants are exercised, there will be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

SELECTED CONSOLIDATED FINANCIAL DATA

VeriChip Corporation

You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this prospectus data for the three months ended March 31, 2006 and 2005, and the balance sheet data as of March 31, 2006, are derived from our unaudited interim condensed consolidated financial statements. The statement of operations and balance sheet data for the years ended and as of December 31, 2005, 2004 and 2003 are derived from our audited financial statements. The historical results are not necessarily indicative of results to be expected for future periods and the results for the three months ended March 31, 2006, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2006. We acquired two significant subsidiaries during the first half of 2005 and, accordingly, our historical results only include their results since their respective dates of acquisition. The pro forma results reflected below give effect to the acquisitions of these two subsidiaries as if they had occurred on January 1, 2005.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005 Pro forma(1)	2005 Historical	2004 Historical	2003 Historical	2002 Historical
	(Unaudited)		(Unaudited)
			(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$6,550	$15	$24,554	$15,869	$247	$545	$–
Cost of products and services sold	2,569	10	10,332	6,395	199	200	–

Gross profit	3,981	5	14,222	9,474	48	345	–
Selling, general and administrative expense	4,007	1,023	16,956	12,442	1,930	1,977	1,320
Research and development	885	–	3,260	1,958	–	–	–
Interest and other income	(18)	–	(83)	(63)	(15)	–	–
Interest expense	128	57	343	343	144	78	21

Loss before income taxes	(1,021)	(1,075)	(6,254)	(5,206)	(2,011)	(1,710)	(1,341)
Provision for (benefit from) income taxes	–	–	(750)	56	–	–	–

Net loss	(1,021)	(1,075)	(5,504)	(5,262)	(2,011)	(1,710)	(1,341)
Deemed dividends	–	–	(1)	(1)	–	–	(44)

Net loss attributable to common stockholder	(1,021)	(1,075)	$(5,505)	$(5,263)	$(2,011)	$(1,710)	$(1,385)

Net loss attributable to common stockholder per common share-basic and diluted	$(0.06)	$(0.08)	$(0.33)	$(0.33)	$(0.15)	$(0.13)	$(0.10)

Average common shares outstanding: Basic and diluted	16,667	13,333	16,667	15,836	13,333	13,333	13,333

(1)	See Unaudited Pro Forma Condensed Combined Financial Information appearing elsewhere in this prospectus.

	At March 31,	At December 31,
	2006	2005	2004	2003	2002
	(Unaudited)	(in thousands)
Consolidated Balance Sheet Data:
Cash	$594	$1,440	$23	$269	$–
Property and equipment	895	890	131	147	184
Goodwill	17,008	16,982	–	–	–
Total assets	48,662	48,438	283	782	245
Long-term debt	7,264	6,881	–	–	–
Total debt	7,521	6,975	4,221	2,864	1,236
Stockholder’s equity (deficit)	27,537	28,527	(4,012)	(2,258)	(1,264)

VeriChip Holdings Inc., formerly eXI Wireless Inc.

We have presented the following selected financial data for VHI because VHI is considered to be a predecessor of ours. The information presented is for periods prior to our acquisition of VHI. We acquired VHI effective March 31, 2005.

You should read the following selected consolidated financial data in conjunction with eXI Wireless’ consolidated financial statements and related notes appearing elsewhere in this prospectus. The consolidated statement of operations and balance sheet data for the years ended and as of December 31, 2004, 2003, 2002 and 2001, and for the three months ending March 31, 2005, are derived from eXI Wireless’ audited financial statements.

	Three months ended March 31,	Year Ended December 31,
	2005 Historical	2004 Historical	2003 Historical	2002 Historical	2001 Historical
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$1,986	$6,004	$6,118	$6,383	$4,956
Cost of products and services sold	575	1,763	1,735	1,754	1,419

Gross profit	1,411	4,241	4,383	4,629	3,537
Selling, general and administrative expense and depreciation and amortization	1,355	3,524	3,222	3,276	3,011
Research and development	262	918	741	728	1,517
Interest and other income	(2)	(17)	(4)	(7)	(5)
Foreign exchange loss (gain)	(18)	169	334	36	(45)

Earnings (loss) before income taxes	(186)	(353)	90	596	(941)
Benefit from income taxes	–	(24)	(55)	(75)	(152)
Loss from discontinued operations net of tax	–	–	–	(512)	(189)

Net income (loss)	$(186)	$(329)	$145	$159	$(978)

	March 31,	December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$554	$1,127	$1,025	$1,296	$719
Property, plant and equipment	191	189	294	318	369
Goodwill	1,441	1,450	1,348	1,103	1,179
Total assets	4,975	5,338	5,203	4,847	4,062
Long-term debt	–	–	–	–	–
Total debt	–	–	–	–	–
Stockholder’s equity	3,971	4,025	4,070	3,184	2,983

Instantel Inc.

We have presented the following selected financial data for Instantel because Instantel is considered to be a predecessor of ours. The information presented is for periods prior to our acquisition of Instantel. We acquired Instantel effective June 10, 2005.

You should read the following selected consolidated financial data in conjunction with Instantel’s consolidated financial statements and related notes appearing elsewhere in this prospectus, the statement of operations and balance sheet data for the years ended and as of December 31, 2004, 2003, 2002, and 2001, and for the period ending June 9, 2005, are derived from Instantel’s audited financial statements.

	Period ended June 9,	Year Ended December 31,
	2005 Historical	2004 Historical	2003 Historical	2002 Historical	2001 Historical
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$6,759	$13,595	$11,382	$11,344	$10,470
Cost of products and services sold	3,226	5,450	4,645	4,430	4,322

Gross profit	3,533	8,145	6,737	6,914	6,148
Selling, general and administrative expense	4,205	6,928	6,281	6,447	3,538
Research and development	1,040	1,688	1,397	1,138	1,297
Interest and other income	–	–	–	–	–
Interest expense	367	943	1,055	1,265	230

Earnings (loss) before income taxes	(2,079)	(1,414)	(1,996)	(1,935)	1,083
Provision for (benefit from) income taxes	(1,221)	(660)	(795)	(697)	732

Net loss	$(858)	$(754)	$(1,201)	$(1,238)	$351

	At June 9,	At December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$4	$46	$167	$659	$–
Property and Equipment	493	474	278	273	277
Goodwill	593	593	593	593	593
Total Assets	10,280	11,593	14,418	17,925	21,389
Long-term debt	–	5,500	5,500	8,633	9,892
Total debt	6,214	6,087	8,133	9,892	10,500
Stockholder’s (deficit) equity	(222)	634	1,382	2,463	3,827

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined statements of operations reflect our condensed consolidated results of operations for the year ended December 31, 2005, after giving effect to the acquisitions of VHI and Instantel during the first half of 2005. The unaudited pro forma condensed combined statements of operations give effect to the acquisitions of VHI and Instantel as if they had occurred at the beginning of the respective periods.

The pro forma adjustments do not reflect any operating efficiencies and cost savings nor do they reflect any increased costs and expenses associated with combining the companies. The pro forma adjustments do not include any adjustments to historical prices for any future price changes, any adjustments to selling and marketing expenses for any future operating changes or any additional costs associated with operating as a publicly-held company.

The pro forma adjustments reflecting the consummation of the acquisitions are based upon the purchase method of accounting and upon the assumptions set forth in the footnotes. The required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has been made based upon final valuations for VHI and preliminary valuations for Instantel.

On March 31, 2005, Applied Digital acquired VHI through a plan of arrangement under which Applied Digital issued 3,388,407 shares of its common stock valued at approximately $11.7 million to VHI’s shareholders. In addition, all existing VHI options and warrants outstanding were converted into options or warrants exercisable for shares of Applied Digital’s common stock. The value of the options and warrants exchanged was approximately $0.7 million. Included in the aggregate $13.3 million purchase price was approximately $0.9 million of acquisition costs consisting primarily of a finder’s fee and legal and accounting related services that were direct costs of the acquisition. Applied Digital contributed VHI to us effective March 31, 2005 under the terms of an exchange agreement dated June 9, 2005, in consideration for 3.3 million shares of our common stock.

On June 10, 2005, VHI acquired Instantel under a share purchase agreement for approximately $25 million, including $22.0 million paid in cash, acquisition costs of $0.3 million, and $2.5 million to $3.0 million to be paid in the future in some combination of cash, our common stock and Applied Digital’s common stock, depending on when this offering is completed. Applied Digital funded the acquisition with such funding being recorded as a capital contribution to us. Under the terms of the share purchase agreement, Instantel became a wholly-owned subsidiary of VHI.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2005

	VeriChip Corporation Historical Year Ended December 31, 2005	VHI Historical Three Months Ended March 31, 2005	Instantel Historical Period Beginning January 1, 2005 and Ending June 9, 2005	Pro forma Adjustments		Pro forma Combined Year Ended December 31, 2005
	(in thousands, except per share data)
Total revenue	$15,869	$1,986	$6,759	$(60	)(A)	$24,554
Cost of products and services sold	6,395	575	3,226	136	(B)	10,332

Gross profit	9,474	1,411	3,533	(196)		14,222
Selling, general and administrative expense	12,442	1,355	4,205	(1,046	)(B)	16,956
Research and development	1,958	262	1,040	–		3,260
Interest and other income	(63)	(20)	–	–		(83)
Interest expense	343	–	367	(367	)(C)	343

Loss before provision (benefit) for income taxes	(5,206)	(186)	(2,079)	1,217		(6,254)
Provision (benefit) for income taxes	56	–	(1,221)	415	(D)	(750)

Net loss	(5,262)	(186)	(858)	802		(5,504)
Deemed dividend	(1)	–	–	–		(1)

Net loss attributable to common stockholder	$(5,263)	$(186)	$(858)	$802		$(5,505)

Loss per common share attributable to common stockholder – basic and diluted	$(0.33)					$(0.33)

Weighted average number of common shares outstanding – basic and diluted	15,836			831	(E)	16,667	(F)(G)

The following table describes the acquisitions of VHI and Instantel during the year ended December 31, 2005 (in thousands):

Company Acquired	Effective Date Acquired	Acquisition Price	Goodwill and Other Intangibles Acquired	Other Net Assets and Liabilities	Business Description
VHI	3/31/05	$13,283	$11,555	$1,728	Provider of infant protection, wander prevention and asset location and identification systems combining automated RFID identification and real-time location technologies.

Instantel Inc.	6/10/05	$25,272	$26,239	$(967)	Manufacturer of remote monitoring products including wander prevention and maternity ward infant protection systems and vibration monitors.

The total purchase price of the businesses acquired was allocated as follows (the required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, have been made based upon preliminary valuations. Accordingly, the purchase price allocations are still in review and are subject to change. We currently believe that we have identified all significant liabilities and tangible and intangible assets acquired, however, based upon our final valuation and review we may determine that additional liabilities or tangible assets exist or we may determine that the preliminary value ascribed to the intangible assets or the estimated useful lives require revision. Any adjustments to the purchase price allocation will be recorded as increases or decreases in goodwill):

	VHI	Estimated Useful Life	Instantel Inc.	Estimated Useful Life
	(in thousands)		(in thousands)
Intangibles:
Patented and non-patented proprietary technology	$3,710	12.3	$1,720	11.8
Trademarks(1)	1,131	–	3,790	–
Customer relationships	895	4.0	3,390	10.0
Distribution network	856	6.6	5,320	8.4
Goodwill(1)	4,963	–	12,019	–

(1)	Trademarks and goodwill have indefinite lives.

PRO FORMA ADJUSTMENTS FOR THE UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED

DECEMBER 31, 2005 ARE AS FOLLOWS:

(A)	To eliminate deferred revenue not recognizable under purchase accounting.

(B)	To adjust amortization expense for acquired intangible assets with definite lives. The following table presents the pre-acquisition amortization expense as compared to the post-acquisition amortization expense for VHI and Instantel:

				Adjustment to:
	Pre-Acquisition	Post-Acquisition	Pro forma Adjustment	Cost of Products and Services Sold	Selling, General and Administrative Expense
	(in thousands)
VHI	$30	$165	$135
Instantel	1,511	466	(1,045)

	$1,541	$631	$(910)	$136	$(1,046)

The decrease in amortization expense relates primarily to the decrease in the amount of Instantel’s intangible assets with definite lives, which decreased from approximately $17.1 million to approximately $10.4 million, as well as to an increase in the expected lives of Instantel’s intangible assets. The intangible assets acquired have lives ranging from 8.4 to 11.8 years versus the pre-acquisition intangible assets which had estimated lives of five years. The expected economic lives of these intangible assets were determined based upon the expected use of the assets, our ability to extend or renew patents and other contractual provisions associated with the assets, the estimated average life of the associated products, the stability of the industry, expected changes in or the costs we are likely to incur in finding alternative distribution networks or channels, and other factors deemed appropriate.

(C)	To eliminate interest expense for Instantel’s debt not assumed by us under the terms of the share purchase agreement.

(D)	To adjust income taxes for the tax effects of the pro forma adjustments.

(E)	Represents the number of shares of our common stock that were issued in exchange for VHI under the terms of the exchange agreement between VHI and Applied Digital. For purposes of this pro forma presentation, the common stock issued was deemed to be outstanding for the entire period presented.

(F)	The potentially diluted common shares were not included in the computation of diluted loss per share because to do so would have been anti-dilutive. The potentially dilutive common shares consist of 5,018,000 weighted average options and 1,202,000 weighted average warrants.

(G)	Does not include shares to be issued to Perceptis, L.P. upon the consummation of this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the “Selected Consolidated Financial Data” and our unaudited interim and audited annual financial statements and the notes to those financial statements included elsewhere in this prospectus. Our discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

We develop, market and sell RFID systems used to identify, locate and protect people and assets. Our goal is to become the leading provider of RFID systems for people in the healthcare industry. We sell both passive and active RFID systems. Our passive RFID systems are used for identification purposes and our active systems are used for location and identification purposes. The key difference in the technology is that active RFID systems contain tags with battery powered microchips and emit a beacon while passive systems do not contain tags with battery powered microchips and cannot emit a beacon.

We have two reportable operating segments: (i) healthcare and (ii) security and industrial. Our RFID systems for the healthcare industry include patient identification systems, infant protection systems and wander prevention systems. Our RFID systems for the security and industrial industries include other systems incorporating the implantable VeriChip for security applications, asset location and identification systems and vibration monitoring systems.

To date, a significant portion of our revenue has been derived from the businesses that we acquired. The businesses derived revenue from systems that included infant protection and wander prevention. While we believe sales of these systems will continue to generate revenue in the future, we expect that sales from our recently marketed VeriMed patient identification system will generate a significant portion of our revenue in the future.

Background

We were formed as a Delaware corporation by our founder and parent, Applied Digital, in November 2001. Our operations began in January 2002. Prior to the expansion of our business through two key acquisitions during the first half of 2005, our activities consisted primarily of developing the markets for our systems using the implanted VeriChip.

Effective March 31, 2005, Applied Digital acquired VHI and contributed VHI to us under the terms of an exchange agreement in consideration for 3.3 million shares of our common stock. VHI provides infant protection, wander prevention and asset location and identification systems primarily to the healthcare industry and offers asset location and identification systems to the industrial industry.

In June 2005, VHI acquired Instantel for approximately $22.3 million in cash, including $0.3 million in acquisition costs, and agreed to pay an additional $2.5 million to $3.0 million, upon completion of this offering, in some combination of cash, our common stock and Applied Digital’s common stock. The amount actually due is subject to reduction in the event of indemnification adjustment. Instantel provides infant protection and wander prevention systems to the healthcare industry and offers vibration monitoring systems to industrial customers.

Our functional currency is the U.S. dollar. However, we have operations in Canada and the majority of our payroll expense is incurred in Canadian dollars. In addition, we may export and import to and from Canada and other countries. Our operations may therefore be subject to volatility because of currency fluctuations, inflation and changes in political and economic conditions in these countries.

Basis of Presentation

We currently expect that sales of our healthcare systems will contribute to a majority of our revenue. Substantially all of our revenue to date has come from our recently acquired businesses. Prior to these acquisitions, we had minimal revenues and, therefore, period to period results are not comparable and our historical results are not necessarily indicative of our future results. In addition, in October 2004, the implantable VeriChip received FDA clearance for its medical applications and as of December 31, 2005, we had not generated any revenue from sales of this product.

Going forward, in order to achieve significant revenue growth, we intend to focus the majority of our marketing efforts on generating sales from our VeriMed patient identification system. Given our plans, we anticipate that our revenue mix will differ significantly from our historical revenue mix. Notwithstanding, the significant revenue contributed by the two businesses that we acquired during the first half of 2005, this change in focus should also result in an increase in our sales and marketing costs that are not comparable to those reflected in the “Unaudited Condensed Combined Pro Forma Financial Information” appearing elsewhere in this prospectus.

Revenue

The majority of our revenue is derived from sales from our healthcare segment. We expect that a significant portion of our revenue growth will continue to come from sales from that segment.

As of March 31, 2006, we have only generated approximately $0.1 million in sales of our VeriMed patient identification system. Currently, we are providing scanners to hospitals at no charge in order to seed the infrastructure for our VeriMed patient identification system. The cost of the scanners, which was approximately $7,469 as of March 31, 2006, is included in our statement of operations for the three months ended March 31, 2006, as selling, general and administrative expense. After this initial seeding phase, we intend to sell our scanners directly to hospitals and to sell our microchips and scanners to doctors, primarily through group purchasing organizations, or GPOs. We expect the initial seeding phase to be completed during the first half of 2007. We have an agreement with Henry Schein Inc., a major supplier of pharmaceuticals and medical supplies, to offer our VeriMed patient identification kits, which include a scanner and ten implantable VeriChips for a catalog price of $1,410. We anticipate that physicians will offer the implantable VeriChip to patients at a retail cost of between $250 to $300, including the cost of implantation, based on discussions with our channel partners. Patients will be offered a choice of subscribing to our database registry and/or the database registry of others. We intend to offer patients two subscription levels to our database registry. We intend to charge an annual subscription fee of $20.00 for a basic database registry subscription and an annual subscription fee of $79.95 for a full-featured database registry subscription. For future periods, we expect that sales of our VeriMed patient identification system will become a major part of our revenue, although there can be no assurance that it will.

Our growth strategy with respect to sales of our VeriMed patient identification system has a broad geographic scope. Our large distribution partners such as Henry Schein, Inc. and Ingersoll Rand have an extensive domestic and international presence. We also have distribution agreements with smaller local distributors in the countries of Germany, Colombia, Guatemala, Puerto Rico, Ecuador, and Honduras. These agreements are for both our passive and active RFID systems. We also have signed local distribution agreements in Spain for our passive RFID systems. We expect that we will continue to pursue expansion of our distribution relationships within the European Union.

We expect to see growth in sales of our infant protection, wander prevention and asset location and identification systems as we continue to expand the markets for our products and systems and from increased sales through our direct sales force, dealers and distributors. The average sales prices of our infant protection systems generally range from $30,000 to $40,000 and the average sales prices of our wander prevention systems generally range from $8,000 to $10,000. However, these prices can vary widely depending on the hardware and software requirements of the particular system installation based on the factors including the number of RFID transponders or tags needed in a particular installation; the desired level of integration with a facility’s existing communication and security systems; the size and general layout or floor plan of the facility; the number of egress points in the facility that need to be covered by the system; and the number of users.

We also generate revenue from sales from our security and industrial segment. We sell our asset location and identification systems for the security and industrial segment solely through our direct sales force. We sell our systems that incorporate the VeriChip for security purposes through international distributors and we intend to seek additional distributors. Similarly, we sell our vibration monitoring systems through distributors in North America and abroad. We expect modest growth in each of these systems going forward.

Cost of Products and Services Sold

Our expenses are related to cost of products or cost of services sold. Our cost of products sold consists of raw materials, direct labor and finished goods, which are purchased from subcontractors. Our VeriMed and VeriGuard systems are purchased as finished goods under the terms of our supply agreement with Digital Angel. We expect to have sufficient liquidity to meet the minimum purchase requirements of implantable VeriChips during the first few years of the term of our supply and development agreement with Digital Angel. If our projected sales of our implantable VeriChip do not materialize and we desire to maintain our exclusivity under our supply and development agreement with Digital Angel, we intend to increase our implantable microchip inventory levels in order to satisfy our minimum purchase requirements. We expect that our cost of products on sales of the VeriMed and VeriGuard systems will be consistent with the cost as a percent of revenue we have historically realized on sales of our infant protection, wander prevention and asset location and identification systems. Also included in our cost of products sold is amortization of our patented and non-patented proprietary technology, which we acquired in the acquisitions during the first half of 2005. These intangibles are being amortized on a straight-line basis over lives ranging from 11.8 to 12.11 years. Cost of services sold consists primarily of third party installation services through direct sales to healthcare customers. In addition, cost of services sold in our security and industrial segment consists of servicing our existing systems.

Research and development

Our research and development expenses consist primarily of payroll costs for engineering personnel, costs associated with various projects, including testing, developing prototypes and related expenses. We expect that our research and development expenses will increase for at least the next year due to the additional research staff associated with the businesses that we acquired during the first half of 2005, our efforts to complete the integration of our software and hardware platforms underlying our RFID systems during 2006 and development efforts related to the potential new applications for the implantable VeriChip. We expect that our research and development expenses will be between 9% and 11% of our expected sales revenue for the year ending December 31, 2006.

Selling, general and administrative expense

Selling, general and administrative expense consists primarily of compensation for employees in executive and operational functions, including finance and accounting, sales and marketing and corporate development. Other significant costs include depreciation and amortization, professional fees for accounting and legal services, consulting fees and facilities costs. After completion of this offering, we anticipate our general and administrative expense will increase by approximately $1.3 million due to increased costs for directors and officers’ insurance, independent directors’ fees, professional fees, external reporting requirements, Sarbanes-Oxley compliance, investor relations and other costs associated with operating as a publicly-traded company, as well as the expenses associated with the businesses we acquired during the first half of 2005. As a result of the acquisitions, we acquired approximately $10.5 million of intangible assets with definite lives ranging from four to ten years, which are being amortized on a straight-line basis as selling, general and administrative expense. These increases will also likely include the hiring of additional personnel, including an expanded sales force for our healthcare segment, and other costs associated with building out the infrastructure and marketing our VeriMed patient identification system to the healthcare industry. These additional expenses are expected to be paid for from cash flows from our operations.

Historically, selling, general and administrative expense has also included certain services provided to us by Applied Digital, including accounting, finance and legal services, and telephone, rent and other items. The cost of these services was determined based on use, and management believes that the fees charged for these services have been reasonable. On December 27, 2005, we and Applied Digital entered into a transition services agreement. During the two-year term of this agreement, we will be obligated to reimburse Applied Digital for providing us with certain administrative transition services and related expenses, including payroll, legal, finance, accounting, information technology, and tax services, and services related to this offering. We anticipate that the aggregate cost of such services will be approximately $0.7 million per year for fixed costs, such as legal and accounting services, plus reasonable out of pocket direct expenses for the other direct transition services. On or prior to the end of the term of the agreement in December 2007, we will be responsible for providing these services internally or engaging third parties, which may result in an increase in selling, general and administrative expense. Going forward, we expect that our selling, general and administrative expense will remain relatively constant as a percentage of revenue.

Critical Accounting Policies and Estimates

The following is a description of the accounting policies that our management believes involves a high degree of judgment and complexity, and that, in turn, could materially affect our consolidated financial statements if various estimates and assumptions were changed significantly. The preparation of our consolidated financial statements requires that we make certain estimates and judgments that affect the amounts reported and disclosed in our consolidated financial statements and related notes. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates. For more detailed information on our significant accounting policies, see Note 1 to our audited financial statements at December 31, 2005, included elsewhere in this prospectus.

Revenue Recognition

Our revenue recognition policy provides very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of our revenue recognition policy. The complexity of the estimation process and all issues related to the assumptions, risks and uncertainties inherent with our revenue recognition policies affect the amounts reported in our financial statements. A number of internal and external factors affect the timing of our revenue recognition, including estimates of customer returns and the timing of customer acceptance. Our cost of sales may vary based upon estimates of warranty costs, and customer specification and testing requirement changes. To the extent we experience increased warranty claim activity or increased costs associated with servicing those claims, or meeting customer specification and testing requirement changes, our cost will increase resulting in decreased gross profit. Future revenues are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter and could result in future operating losses.

Revenue Recognition Policy for VeriMed and VeriGuard Systems

Revenues from the sale of systems using the implantable VeriChip are recorded at gross amounts with a corresponding entry for cost of sales. As we have had a limited marketing period for these systems, the level of returns cannot yet be reasonably estimated. Accordingly, we do not recognize revenues until after the systems are shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, the price is fixed or determinable, there are no uncertainties regarding customer acceptance, the period of time in which the distributor or customer has to return the product has elapsed and collection of the sales proceeds is reasonably assured. Once the level of returns can be reasonably estimated, revenues (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenues will not be recognized until such uncertainties are resolved. We intend to recognize revenues from consignment sales to our GPOs after receipt of notification of product sales to their customers provided that a purchase order has been received or a contract has been executed with the GPO, the sales price is fixed or determinable, the period of time the GPO has to return the products as provided in its distributor agreement has elapsed and collectibility is reasonably assured. The products are sold to the GPOs and distributors with a limited warranty period. We generally indemnify our distributors against third party claims of intellectual property infringement.

Revenue Recognition Policy for VeriMed and VeriGuard Services

When offered, the services for maintaining subscriber information on our database registry will be sold as a stand-alone contract and treated according to the terms of the contractual arrangements then in effect as a separate earnings process. Revenues from this service generally will be recognized over the term of the subscription period or the term of the contractual arrangements then in effect.

Revenue Recognition Policy for Wander Prevention, Infant Protection and Asset Location and Tracking and Vibration Monitoring Systems

Hardware and software revenues are recognized when persuasive evidence of an arrangement exists, the goods are shipped and title passes, the price is fixed or determinable and collection of the sales proceeds is reasonably assured. Revenue from the sales of calibration and third party installation services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement. When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence, or VSOE, of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions: if the only undelivered element is post contract support, the deferred amount is recognized ratably over the post contract support period, and if the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed. Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.

Inventory Obsolescence

Estimates are used in determining the likelihood that inventory on hand can be sold. Historical inventory usage and current revenue trends are considered in estimating both obsolescence and slow-moving inventory. Inventory is stated at the lower of cost or market, determined by the first-in, first-out method, net of any reserves for obsolete or slow-moving inventory. As of March 31, 2006, December 31, 2005 and 2004, inventory reserves were $0.1 million, $0.1 million and $0.1 million, respectively. We did not have any inventory reserves as of December 31, 2003. The estimated market value of our inventory is based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs may be required, which could have a material affect on our financial condition and results of operations.

Goodwill and Other Intangible Assets

On January 1, 2002, we adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, or FAS 142. FAS 142 eliminated the amortization of goodwill and other intangible assets with indefinite lives and instead requires that goodwill and other intangible assets with indefinite lives be tested for impairment at least annually. Intangible assets with finite lives are amortized over their useful lives.

In accordance with FAS 142, we are required to test our goodwill and intangible assets with indefinite lives for impairment annually. We test our goodwill and intangible assists with indefinite lives annually as part of our business planning cycle during the fourth quarter of each fiscal year. The determination of the value of our intangible assets requires management to make estimates and assumptions about the future operating results of our reporting units. As of December 31, 2004, we did not have goodwill or other intangible assets. However, as a result of the acquisitions of two businesses during the first half of 2005, as of March 31, 2006, our consolidated goodwill was $17.0 million and the value of our intangible assets with indefinite lives totaled $4.9 million. Our reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions. As of March 31, 2006, we operated in two reporting units: healthcare and security and industrial.

Our intangible assets with indefinite lives consisted of trademarks. In determining the value of our trademarks, we employed the income approach. We used the discounted cash flow method to calculate the present value of VHI’s and Instantel’s trademark cash flows. In our valuation model we considered the “relief from royalty” concept which assumes that if a company owns a trademark it does not have to “rent” one and therefore is “relieved” from paying a royalty. The amount of the phantom payment (after-tax) is used as a surrogate for income attributable to the trademark.

In valuing the VHI and Instantel trademarks, we applied a market-based royalty rate to projections of revenue for the various product lines of VHI and Instantel. The royalty cash flows, on an after-tax basis, were discounted to present value using a discount rate that adequately reflected the inherent risks of the trademark cash flows. In valuing the trademarks, we applied what we believe to be the appropriate discount rates, ranging from 17.0% to 23.7% to the projected trademark cash flows and we used a terminal growth rate of 5%.

Future events, such as market conditions or operational performance of our acquired businesses, could cause us to conclude that impairment exists relating to our goodwill and trademarks, which would result in our having to record impairment charges, which could have a material impact on our financial condition and results of operations. Specifically, our annual test of the estimated fair value of our trademarks is subject to assumptions regarding the future level of revenues related to the trademarks, the royalty rate applied to the future revenues, the discount rate used to bring the future cash flows to present value, and any changes in our determination regarding the life of the trademarks.

The acquisition date trademark value conclusions for VHI and Instantel were $1,131,000 and $3,790,000, respectively. We have evaluated the sensitivity of our trademark value conclusions to variations in our estimated useful life assumptions for the VHI and Instantel trademarks. We concluded that our value conclusions would not change significantly due to variations in the estimated useful life assumptions.

Approximately 86.0% of the present value of the trademark cash flows is contributed by the cash flows generated between year 1 (2005) and year 20 (2025). Therefore, a sensitivity analysis based on variations of the estimated useful lives of the VHI and Instantel trademarks would not significantly change our value conclusions.

We evaluated the sensitivity of the trademark value conclusions to variations in the projected revenue estimates for fiscal years 2005 through 2009 and variations in the 5.0% terminal revenue growth rate for both VHI and Instantel for fiscal years 2010 and beyond. A summary of the valuation scenarios is as follows:

Scenario 1: A 10.0% increase to the projected annual revenue for 2005 through 2009 and a 10.0% increase to the long-term growth from 5.0% to 5.5%. The Scenario 1 value conclusions are:

VHI Trademarks:	$1,266,000 (11.9% greater than acquisition date value)
Instantel Trademarks:	$4,290,000 (13.2% greater than acquisition date value)

Scenario 2: A 10.0% decrease to the projected annual revenue for 2005 through 2009 and a 10.0% decrease to the long-term growth from 5.0% to 4.5%. The Scenario 2 value conclusions are presented below:

VHI Trademarks:	$1,001,000 (11.5% less than acquisition date value)
Instantel Trademarks:	$3,310,000 (12.7% less than acquisition date value)

Based on our analysis of the uncertainties associated with assumptions used in our trademark valuations, we concluded that when performing our annual tests for impairment, variations in the level of revenue represent the most significant variable affecting the future estimated fair value of our trademarks.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted FAS 123R, using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for new awards granted after January 1, 2006 will be recognized over the requisite service period based on the grant-date fair value of those options. Prior to adoption, the Company used the intrinsic value method under APB 25, and related interpretations and provided the disclosure-only provisions of FAS 123. Under the intrinsic value method, no stock-based compensation had been recognized in our consolidated statement of operations for options granted to our employees and directors because the exercise price of such stock options granted to employees and directors equaled or exceeded the fair market value of the underlying stock on the dates of grant.

FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under FAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

The adoption of this standard resulted in compensation expense of $31,000 in the first quarter of 2006 as 6,036 options were granted with a weighted-average fair market value of $5.26. Stock-based compensation expense was reflected in the condensed consolidated statement of operations and deficit in selling, general and administrative expense.

We granted to certain of our employees options to purchase 6,036 shares of our common stock during the three months ended March 31, 2006 that were granted at an exercise price of $2.31 per share and were less than the value of the underlying common stock on the date of the grant, as determined by our management.

We granted to certain of our employees and directors options to purchase approximately 1.0 million shares of our common stock during the period January 1, 2005 to August 11, 2005 that were granted at exercise prices ranging from $2.31 to $2.85 per share and were equal to or greater than the value of the underlying common stock on the date of each grant, as determined by our management. We did not grant any options to employees subsequent to August 11, 2005 through December 31, 2005.

Our management determined these values principally based upon internal valuation estimates as well as arms-length transactions involving the fair value of the businesses we acquired. Due to management’s familiarity with discounted cash flow analyses and the readily available values contributed by the businesses acquired, management chose not to obtain contemporaneous valuations by an unrelated valuation specialist. The assumptions used by management included:

•	our projected operating performance;

•	risk of non achievement of projected operating performance;

•	the purchase prices of the two businesses acquired during the first half of 2005, including the risk that the acquisitions may not have been completed at certain interim valuation dates; and

•	trends and comparable valuations in the broad market for privately-held and publicly-traded technology and medical device companies.

Management’s valuation methodology including terminal and enterprise value was based on the following factors:

•	Unlevered free cash flows for the Company’s implantable microchips business were projected for five years, which was deemed to be the appropriate valuation period;

•	Earnings before interest, taxes, depreciation and amortization, or EBITDA, were used to estimate terminal value;

•	A terminal value was calculated (management considered the relevant multiples for RFID and medical device companies in determining the appropriate terminal value multiple);

•	A discount rate was applied to the net free cash flows and terminal value. The rate was determined based on the risk free rate of the 10-year U.S. Treasury Bond plus an applicable market risk premium and the specific risk premium associated with the company’s facts and circumstances (the discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks);

•	The purchase prices of VHI and Instantel adjusted for the risk that the acquisitions may not have been completed at certain interim valuation dates, were added to the value of the implantable microchip business to determine enterprise value; and

•	Management computed the fully diluted value of each share of VeriChip’s common stock in order to factor in the dilutive effect of reflecting in-the-money stock options and warrants at each valuation date.

There are inherent uncertainties in forecasting future operating results and identifying comparable companies and transactions that may be indicative of the fair value of our securities. We believe that the estimates of the fair value of our common stock at each option grant date are reasonable under the circumstances.

We granted a total of approximately 0.3 million stock options during 2005 to consultants and employees of Applied Digital and Digital Angel. In accordance with FAS 123, we recorded compensation expense associated with these options based on an estimate of the fair value on each date of grant (with the fair value of our common stock for grants from January 1, 2005 to August 11, 2005 being determined by management as discussed above) and using the Black-Scholes valuation model. We were required to re- measure the compensation expense associated with these options on December 30, 2005, the date all that these options vested. (We accelerated the vesting of these options as more fully discussed below.) This re-measurement was based on the estimated fair value of our common stock on December 30, 2005, which was assumed to be the estimated initial public offering price, and using the Black-Scholes valuation model. This re-measurement resulted in compensation expense being recorded in 2005 based upon the fair value of these stock options on the vesting date. In addition, during 2004, 2003 and 2002, we granted stock options to employees of Applied Digital and other non-employees who had provided services to us. For these options, we recognized compensation expense using the same methodology as was used for the comparable 2005 grants discussed above. The Company recorded aggregate compensation expense of approximately $2.3 million, $0.3 million and $0.7 million during the years ended December 31, 2005, 2004 and 2003, respectively, in connection with these stock options. The significant factors contributing to the difference between the fair value of the stock options granted during the period January 1, 2005 to August 11, 2005 and the estimated initial public offering price include, among others:

•	The acceptance of our VeriMed patient identification system beginning in the latter part of the third quarter of 2005. As of August 1, 2005, five hospitals had agreed to adopt our VeriChip patient identification system in their emergency departments and we had a goal of having 20 to 25 hospitals agree to adopt our VeriMed patient identification system by December 31, 2005. Having an infrastructure of hospitals is a necessary step to developing the VeriMed patient identification system because without that infrastructure the patients have no reason to obtain the microchip. After our attendance at the American College of Emergency Physicians’ Scientific Assembly, which took place in Washington D.C. from September 26 to 29, 2005, 49 hospitals agreed to adopt our VeriMed patient identification systems and as of December 15, 2005, 66 hospitals had agreed to implement our VeriMed patient identification system in their emergency rooms (as of May 1, 2006, 97 hospitals and medical facilities had agreed to implement the system);

•	During the latter part of 2005, we began the ground work for the integration of all of our RFID systems into our VeriChip Auto-ID platform, which we expected to have completed by late 2006. We believe that a truly integrated platform and infrastructure for our complete healthcare product portfolio will provide us with significant point of competitive differentiation;

•	The expanded market opportunities for our asset location and tracking system to our existing Instantel customers. Today, our AssetTrac system is essentially a new product. It is our first end-user application utilizing our VeriChip Auto-ID platform. The new platform has expanded the deployment options which can range from entry-level portal only coverage to full RFID coverage as well as a mix of resolutions in between;

•	The identification of additional strategic markets for the implantable VeriChip. For example, in the wake of Hurricane Katrina, we donated implantable VeriChips in Missouri and Texas during the last half of September 2005 in conjunction with FEMA’s department of mortuary services to help identify corpses. The success of this new use for the implantable VeriChip has led to the development of VeriTrace, the only end-to-end implantable tagging solution for the accurate tracking and identification of human remains and associated evidentiary items;

•	The expansion of our systems into international markets. On October 19, 2005, we shipped our first Hug infant protection system for use in the United Kingdom, and in early January 2006, we completed the negotiations of our agreement with Ingersoll Rand Security Technologies, a sector of Ingersoll-Rand Company Limited. Under the terms of the agreement, Ingersoll Rand Security Technologies has the non-exclusive right to promote, sell, install and maintain certain of our infant protection, wander prevention and asset tracking products, as well as the related Auto-ID platform and application development interface, in healthcare, commercial and industrial markets in North and South America, including the Caribbean and Hawaii; and

•	The enterprise value to forward looking revenue valuation approach used in determining the estimated IPO value. Under this approach, fair value was determined based upon a range of multiples of projected future revenue. The multiples used represented those multiples of revenue that our peers’ common stock were trading for in the public markets. This approach was deemed appropriate because revenue multiples for publicly traded companies provide the highest correlation of public company trading values (i.e., companies in comparable industries tend to have similar revenue multiples, whereas publicly traded companies’ EBITDA and new income multiples are not deemed to be as consistent in part because certain companies in comparable industries are not EBITDA positive or do not earn net income).

The Black-Scholes option pricing model, which we used to value these options requires us to make several key judgments including:

•	the estimated value of our common stock;

•	the expected life of issued stock options;

•	the expected volatility of our stock price; and

•	the expected dividend yield to be realized over the life of the stock option.

We prepared these estimates based upon our historical experience, the stock price volatility of comparable publicly-traded companies, including Applied Digital, and our best estimation of future conditions.

On December 12, 2005, our board of directors approved a proposal which provided for vesting on December 30, 2005 of all of our outstanding and unvested stock options previously awarded to employees, and directors and consultants (to the extent not already vested on that date), provided, however, that the grantee that acquires any shares pursuant to such an option (the vesting of which has been accelerated) shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.

The purpose of the accelerated vesting of the director and employee options was to enable us to avoid recognizing in our statement of operations non-cash compensation expense associated with the options in future periods. As a result of the acceleration, we avoided recognition of up to approximately $0.6 million of compensation expense in our statement of operations over the course of the original vesting period. Such expense is included in our pro forma stock-based footnote disclosure for the year ended December 31, 2005. The majority of such compensation expense is expected to be avoided in 2006. FASB Financial Interpretation No. 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when such options are in the money on the date of acceleration, that would allow an employee to vest an option that would have otherwise been forfeited based on the award’s original terms. We would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have been vested over the next six months, with a smaller percentage vesting over the next thirty-three months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of the 1.0 million stock options that were affected by the acceleration of vesting, substantially all of the $4.4 million of intrinsic value of the newly vested options is attributable to our executive officers and directors. We are unable to estimate the number of options that our employees and directors will ultimately retain that otherwise would have been forfeited, absent the acceleration. Based on the current circumstance, the high concentration of options awarded to officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date will be recognized by us on

December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive. If we are required to recognize such compensation expense, it could have a material impact on our results of operations.

Accounting for Income Taxes

As part of the process of preparing our consolidated financial statements, we are required to estimate our income tax liability in each of the jurisdictions in which we do business. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenues, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our net deferred tax assets in each tax jurisdiction will be recovered from future taxable income in the applicable jurisdiction and, to the extent we believe that recovery is not more likely than not or is unknown, we must establish a valuation allowance.

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against the deferred tax assets. As of March 31, 2006, we had $4.8 million in net deferred tax liabilities, associated with our Canadian operations. As of March 31, 2006, December 31, 2005, 2004 and 2003, we had recorded a full valuation allowance against our U.S. net deferred tax assets due to uncertainties related to our ability to utilize these deferred tax assets, primarily consisting of net operating losses carried forward. The valuation allowance is based on our historical operating performance and estimates of taxable income in the United States and the period over which our deferred tax assets will be recoverable. As of March 31, 2006, we have not provided a valuation allowance against our Canadian deferred tax assets as we have deemed it more likely than not that these assets will be realized.

If we continue to operate at a loss or are unable to generate sufficient future Canadian taxable income, or if there is a material change in the actual effective tax rates or time period within which the underlying temporary differences become taxable or deductible, we will be required to increase our valuation allowance against our U.S. net deferred tax assets or to establish a valuation allowance against all or a significant portion of our Canadian deferred tax assets, which could result in a material adverse impact on our operating results. Conversely, if we become profitable in the future, we may reduce some or all of our valuation allowance, which could result in a significant tax benefit and a favorable impact on our financial condition and operating results.

Results of Operations

The table below sets forth data from our statements of operations for the three months ended March 31, 2006 and 2005 and the years ended December 31, 2005, 2004 and 2003, expressed as a percentage of total revenue. We did not generate any revenue during 2002. Almost all of our revenue to date has come from our recent business acquisitions. Prior to these acquisitions, we had minimal revenues and, therefore, period to period results are not comparable and our historical results are not necessarily indicative of our future results. In addition, in October 2004, FDA clearance was obtained to market VeriMed for its medical applications. Through March 31, 2006, we have not recorded any revenue from sales of our VeriMed patient identification system. For future periods, we expect that sales of our VeriMed patient identification system will become a major part of our revenue, although there can be no assurance that they will.

	Three Months Ended March 31,		Year Ended December 31,
	2006	2005	2005	2004	2003
Product revenue	94.0%	100.0%	91.5%	100.0%	100.0%
Service revenue	6.0%	–	8.5%	–	–

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of products sold	36.2%	66.7%	34.4%	80.6%	36.7%
Cost of services sold	3.1%	–	5.9%	–	–

Gross profit	60.8%	33.3%	59.7%	19.4%	63.3%
Selling, general and administrative expense	61.2%	6,820.0%	78.4%	781.4%	362.8%
Research and development	13.5%	–	12.3%	–	–
Interest and other income	(0.3)%	–	(0.4)%	(6.1)%	–
Interest and other expense	19.5%	380.0%	2.2%	58.3%	14.3%

Loss before provision for income taxes	(15.6)%	(7,166.7)%	(32.8)%	(814.2)%	(313.8)%
Provision for income taxes	–	–	0.4%	–	–

Net loss attributable to common stockholder	(15.6)%	(7,166.7)%	(33.2)%	(814.2)%	(313.8)%

Our profitability and liquidity depend on many factors, including the success of our marketing programs, the maintenance and reduction of expenses and our ability to successfully develop and bring to market our new products and technologies.

Three months ended March 31, 2006 Compared to Three Months ended March 31, 2005

Operating loss by segment for the three months ended March 31, was as follows:

	2006			2005
	Healthcare	Security and Industrial	Total	Healthcare	Security and Industrial	Total
	(in thousands)			(in thousands
Product revenue	$4,777	$1,380	$6,157	$–	$15	$15
Service revenue	69	324	393	–	–	–

Total revenue	4,846	1,704	6,550	–	15	15
Gross profit	2,942	1,039	3,981	–	5	5
Selling, general and administrative	2,989	1,018	4,007	665	358	1,023
Research and development	581	304	885	–	–	–

Total operating expenses	3,570	1,322	4,892	665	358	1,023

Operating loss	$(628)	$(283)	$(911)	$(665)	$(353)	$(1,018)

Revenue

Revenue for the three months ended March 31, 2006 was $6.6 million compared to $15,000 in the three-months ended March 31, 2005. This revenue increase is due to our acquisitions of VHI and Instantel during the first half of 2005.

Our healthcare segment’s revenue was $4.8 million for the three months ended March 31, 2006. Our healthcare segment’s revenue resulted from sales of our infant protection, wander prevention and asset location and identification systems, which we acquired as a result of the acquisitions of VHI and Instantel during the first half of 2005. Our healthcare segment did not generate any revenue for the three months ended March 31, 2005. We expect that our revenues from this segment will increase going forward as the markets for our VeriMed Patient Identification systems and our asset location and identification system expand. On a proforma basis, our healthcare segment’s revenue increased by $0.8 million or 20% compared to the same period in 2005. The increase was primarily a result of increased sales of our infant protection products due to significant contracts entered into during the latter half of 2005 with new and existing customers, and increased sales related to our asset location and identification systems due to the introduction of new products during the latter half of 2005.

Our security and industrial segment’s revenue was $1.7 million for the three months ended March 31, 2006 compared to $15,000 in the three months ended March 31, 2005. The majority of the $1.7 million was due to $1.5 million in revenues from our vibration monitoring systems as there was strong demand in world-wide construction. We acquired our vibration monitoring systems as a result of our acquisition of Instantel on June 9, 2005. On a proforma basis, our security and industrial segment’s revenue was $1.7 million for the three months ended March 31, 2006 compared to $1.5 million on a pro forma basis for the three months ended March 31, 2006. The majority of the $0.2 million increase was due to increase in revenues of our vibration monitoring systems. The increase in revenues was primarily due to continued strong demand in world-wide construction.

Gross Profit and Gross Profit Margin

Gross profit for the three months ended March 31, 2006 was $4.0 million. As a percentage of revenue, our gross profit margin was 60.8% for the three months ended March 31, 2006. Since we reported minimal revenues for the three months ended March 31, 2005, our gross profit and gross profit margin is not a meaningful number.

Our healthcare segment’s gross profit was $2.9 million for the three months ended March 31, 2006 and its gross profit margin was 60.7%. Our gross profit was due to the sales of our infant protection, wander prevention and asset location and tracking systems to healthcare providers. These systems were acquired as result of the acquisitions of VHI and Instantel during the first half of 2005.

Our security and industrial segment’s gross profit was $1.1 million for the three months ended March 31, 2006 and its gross profit margin was 61.0%. Our gross profit was attributable to sales of our asset management and vibration monitoring systems to security and industrial customers. In addition, service revenues for calibration services that positively impacted gross margins. Almost all of the gross profit from this segment was the result of the acquisitions of VHI and Instantel during the first half of 2005.

Selling, General and Administrative Expense

Selling, general and administrative expense increased $3.0 million, or 291.7%, to $4.0 million in the three months ended March 31, 2006 as compared to $1.0 million for the three months ended March 31, 2005. As a percentage of revenue, selling, general and administrative expense was 61.2% for the three months ended March 31, 2006. Since we reported minimal revenue for the three months ended March 31, 2005, our selling, general and administrative expense as a percentage of revenue for the three months ended March 31, 2005 is not a meaningful number.

Included in selling, general and administrative expense for the three months ended March 31, 2006 and 2005 was $0.2 million and $0.1 million, respectively, of certain general and administrative services provided to us by Applied Digital, including, accounting, finance and legal services, telephone, rent and other miscellaneous items.

Also included in selling, general and administrative expense for the three months ended March 31, 2006 and 2005 was approximately $0.5 million and $13,000, respectively, of depreciation and amortization expense. The increase is due to the acquisition of intangible and fixed assets during 2005 as a result of the acquisitions of VHI and Instantel.

All of our unvested employee and director stock options were vested on December 30, 2005 and a minimal number of stock options were granted in the first quarter of 2006, therefore equity based compensation expense related to our unvested stock options was immaterial in the three months ended March 31, 2006.

Our healthcare segment’s selling, general and administrative expense increased $2.3 million to approximately $3.0 million for the three months ended March 31, 2006 from $0.7 million for the three months ended March 31, 2005. As a percentage of our healthcare segment revenue, this segment’s selling general and administrative expense was 61.7 % for the three months ended March 31, 2006. Our healthcare segment did not generate any revenue for the three months ended March 31, 2005. The increase was primarily due to increased sales and marketing initiatives related to infant protection, wander prevention, asset location and identification systems, and VeriMed products by approximately $1.9 million during the three months ended March 31, 2006.

Our security and industrial segment’s selling, general and administrative expense increased $0.7 million to $1.0 million for the three months ended March 31, 2006 from $0.3 million in the three months ended March 31, 2005. As a percentage of our security and industrial segment revenue, this segment’s selling, general and administrative expense was 59.8% in the three months ended March 31, 2006. The increase in selling, general and administrative expense was primarily due the selling, general and administrative expenses associated with VHI and Instantel, which we acquired during the first half of 2005. Also contributing to the increase were sales and marketing initiatives during the three months ended March 31, 2006 related to our vibration monitoring systems and our VeriGuard product.

Research and Development

Research and development expense was $0.9 million for the three months ended March 31, 2006. We did not incur any research and development costs during the three months ended March 31, 2005. As a percentage of revenue, research and development expense was 13.5% for the three months ended March 31, 2006.

Our healthcare segment’s research and development expense was $0.6 million for the three months ended March 31, 2006. As a percentage of our healthcare segment revenue, research and development expense was 12.0% for the three months ended March 31, 2006. Research and development expenses for the three months ended March 31, 2006 was primarily due to salaries and the continued development of our asset location and identification systems.

Our security and industrial segment’s research and development expense was $0.3 million for the three months ended March 31, 2006. As a percentage of our security and industrial segment revenue, research and development expense was 17.9% for the three months ended March 31, 2006. Research and development expense for the three months ended March 31, 2006 was primarily due to salaries and other employee expenses.

Interest Expense

Interest expense was $0.1 million and $0.1 million for the three months ended March 31, 2006 and 2005, respectively. The interest expense was due to our level of outstanding borrowings owed to Applied Digital. We intend to use a portion of the proceeds from this offering to repay outstanding indebtedness owed to Applied Digital and interest expense is expected to be reduced accordingly.

Unaudited Results of Operations for the Three Months Ended March 31, 2006 Compared to Unaudited Pro Forma Results of Operations for the Three Months Ended March 31, 2005

Basis of Presentation

The following discussion and analysis assumes that the acquisitions of VHI and Instantel occurred as of January 1, 2005 and revenue is presented in accordance with our accounting policies. The results discussed below are not necessarily indicative of what our results of operations would have been had VHI and Instantel been combined as of January 1, 2005, nor does it purport to represent results of operations for any future periods.

Operating loss by segment for the three months ended March 31, 2006:

	2006
	Healthcare	Security and Industrial	Total
	(in thousands)
Product revenue	$4,777	$1,380	$6,157
Service revenue	69	324	393

Total revenue	4,846	1,704	6,550
Gross profit	2,942	1,039	3,981
Selling, general and administrative	2,989	1,018	4,007
Research and development	581	304	885

Total operating expenses	3,570	1,322	4,892

Operating loss	$(628)	$(283)	$(911)

Revenue

Revenue for the three months ended March 31, 2006 increased $1.1 million to $6.6 million compared to pro forma revenue of $5.5 million for the three months ended March 31, 2005.

Our healthcare segment’s revenue was $4.8 million for the three months ended March 31, 2006 compared to $4.0 million on a pro forma basis for the three months ended March 31, 2005. The $0.8 million increase was primarily a result of increased sales of our infant protection products due to significant contracts entered into during the latter half of 2005 with new and existing customers, and increased sales related to our asset location and identification systems due to the introduction of new products during the latter half of 2005.

Our security and industrial segment’s revenue was $1.7 million for the three months ended March 31, 2006 compared to $1.5 million on a pro forma basis for the three months ended March 31, 2006. The majority of the $0.2 million increase was due to increase in revenues of our vibration monitoring systems. The increase in revenues was primarily due to continued strong demand in world-wide construction.

Gross Profit and Gross Profit Margin

Gross profit for the three months ended March 31, 2006 was $4.0 million, an increase of $0.7 million from $3.3 million on a pro forma basis for the three months ended March 31, 2005. As a percentage of revenue, our gross profit margin increased to 60.8% for the three months ended March 31, 2006 from 59.8% on a pro forma basis for the three months ended March 31, 2005. Changes in the product mix resulted in an increase in gross margin on a pro forma basis.

Our healthcare segment’s gross profit on a pro forma basis increased $0.5 million to $2.9 million for the three months ended March 31, 2006 as compared to $2.4 million on a pro forma basis for the three months ended March 31, 2005. Our gross profit margin was 60.7% for the three months ended March 31, 2006 as compared to 60.3% on a pro forma basis for the three months ended March 31, 2005.

Our security and industrial segment’s gross profit on a pro forma basis increased $0.1 million to $1.0 million for the three months ended March 31, 2006 from $0.9 million on a pro forma basis for the three months ended March 31, 2005. Our gross profit margin on a pro forma basis was 61.0% for the three months ended March 31, 2006 as compared to 58.8 % on a pro forma basis for the three months ended March 31, 2005. The increase in gross profit was attributable to sales of our asset management and vibration monitoring systems to security and industrial customers.

Selling, General and Administrative Expense

Selling, general and administrative expense on a pro forma basis increased $0.3 million, or 9.5%, to $4.0 million for the three months ended March 31, 2006 as compared to $3.7 million on a pro forma basis for the three months ended March 31, 2005. As a percentage of revenue, selling, general and administrative expense for the three months ended March 31, 2006 was 61.2% compared to 67.0% on a pro forma basis for the three months ended March 31, 2005.

Included in selling, general and administrative expense for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005 was $0.2 million and $0.1, respectively, of certain general and administrative services provided to us by Applied Digital, including, accounting, finance and legal services, telephone, rent and other miscellaneous items.

Included in selling, general and administrative expense for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005 was approximately $0.5 million and $0.4, respectively, of depreciation and amortization expense.

Our healthcare segment’s selling, general and administrative expense on a pro forma basis increased $0.3 million to approximately $3.0 million for the three months ended March 31, 2006 from $2.7 million on a pro-forma basis for the three months ended March 31, 2005. As a percentage of our healthcare segment revenue, selling general and administrative expense was 61.7% and 68.5% for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005, respectively. The increase was primarily due increased sales and marketing initiatives related to infant protection, wander prevention, asset location and identification systems, and VeriMed products during the three months ended March 31, 2006.

Our security and industrial segment’s selling, general and administrative expense was $1.0 million and $1.0 million for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005, respectively. As a percentage of our security and industrial segment revenue, selling, general and administrative expense decreased to 59.7% in the three months ended March 31, 2006 from 63.0% on a pro form basis for the three months ended March 31, 2005.

Research and Development

Research and development expense on a pro forma basis increased $0.1 million, or 17.5%, to $0.9 million for the three months ended March 31, 2006 as compared to $0.8 million on a pro forma basis for the three months ended March 31, 2005. As a percentage of revenue, research and development expense was 13.5% and 13.8% for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005, respectively.

Our healthcare segment’s research and development expense for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005 was $0.6 million and $0.6, respectively. As a percentage of our healthcare segment revenue, research and development expense was 12.0% for the three months ended March 31, 2006 compared to 14.4% on a pro forma basis for the three months ended March 31, 2005.

Our security and industrial segment’s research and development expense on a pro forma basis increased $0.1 million to $0.3 million for the three months ended March 31, 2006 from $0.2 million on a pro forma basis for the three months ended March 31, 2005. As a percentage of our security and industrial segment revenue, research and development expense was 17.9% and 12.2% for the three months ended March 31, 2006 and on a pro forma basis for the three months ended March 31, 2005, respectively. Research and development expenses increased due to the addition of research and development staff and other employee related costs.

Interest Expense

Interest expense was $0.1 million for the three months ended March 31, 2006 as compared to $36,000 on a pro forma basis for the three months ended March 31, 2005. The interest expense was due to our level of outstanding borrowings owed to Applied Digital. We intend to use a portion of our proceeds from this offering to repay outstanding indebtedness owed to Applied Digital and interest expense is expected to be reduced accordingly.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Operating loss by segment for the years ended December 31, was as follows:

	2005			2004
	Healthcare	Security and Industrial	Total	Healthcare	Security and Industrial	Total
	(in thousands)			(in thousands)
Product revenue	$11,200	$3,320	$14,520	$—	$247	$247
Service revenue	849	500	1,349	—	—	—

Total revenue	12,049	3,820	15,869	—	247	247
Gross profit	7,115	2,359	9,474	—	48	48
Selling, general and administrative	9,207	3,235	12,442	1,041	889	1,930
Research and development	1,313	645	1,958	—	—	—

Total operating expenses	10,520	3,880	14,400	1,041	889	1,930

Operating loss	$(3,405)	$(1,521)	$(4,926)	$(1,041)	$(841)	$(1,882)

Revenue

Revenue for the year ended December 31, 2005 increased $15.7 million to $15.9 million from $0.2 million for the year ended December 31, 2004.

Our healthcare segment’s revenue was $12.1 million for the year ended December 31, 2005 as a result of sales of our infant protection, wander prevention and asset location and identification systems following our acquisitions of VHI and Instantel during the first half of 2005. Our healthcare segment did not generate any revenue during the year ended December 31, 2004. On a proforma basis, our healthcare segment’s revenue was $18.4 million for the year ended December 31, 2005 compared to $14.7 million for the year ended December 31, 2004. The $3.7 million increase was primarily a result of increased sales of

$2.2 million of our infant protection products due to significant contracts entered into during 2005 with new and existing customers, and increased sales of $1.3 million related to our asset location and identification systems due to the introduction of new products during 2005.

Our security and industrial segment’s revenue was $3.8 million for the year ended December 31, 2005 compared to $0.2 million for the year ended December 31, 2004. The $3.6 million increase was due to sales of $3.8 million from our asset location and identification and vibration monitoring systems following our acquisitions of VHI and Instantel during the first half of 2005, partially offset by a $0.2 million decrease in sales of VeriGuard. On a proforma basis, our security and industrial segment’s revenue was $6.2 million for the year ended December 31, 2005 compared to $5.1 million for the year ended December 31, 2004. The majority of the $1.1 million increase was due to a $0.7 million increase in revenues of our vibration monitoring systems. The increase in revenues was primarily due to continued strong demand in world-wide construction.

Gross Profit and Gross Profit Margin

Gross profit for the year ended December 31, 2005 was $9.5 million, an increase of $9.4 million from $48,000 for the year ended December 31, 2004. As a percentage of revenue, our gross profit margin increased to 59.7% for the year ended December 31, 2005 from 19.4% for the year ended December 31, 2004.

During the year ended December 31, 2005, our healthcare segment’s gross profit was $7.1 million and its gross profit margin was 59.1%. Our healthcare segment did not generate any revenue or gross profit margin during the year ended December 31, 2004. The gross profit of $7.1 million was due to the product line sales and revenues of the acquired companies, specifically of our infant protection, wander prevention and asset location and tracking systems, to healthcare providers. We expect our healthcare segment’s gross profit margins to remain relatively constant in the future.

Our security and industrial segment’s gross profit increased $2.1 million to $2.4 million in the year ended December 31, 2005 from $48,000 in the year ended December 31, 2004. The gross profit margin was 61.8% in the year ended December 31, 2005 as compared to 19.4% in the year ended December 31, 2004. The increases in gross profit and margin were attributable to sales of our asset location and tracking and vibration monitoring systems to security and industrial customers. We expect our security and industrial segment’s gross profit margins to remain relatively constant in the future.

Selling, General and Administrative Expense

Selling, general and administrative expense increased $10.5 million, or 544.6%, to $12.4 million in the year ended December 31, 2005 as compared to $1.9 million the year ended December 31, 2004. As a percentage of revenue, selling, general and administrative expense was 78.3% and 781.4% for the year ended December 31, 2005 and 2004, respectively.

Included in selling, general and administrative expense for the year ended December 31, 2005 and 2004 was $0.5 million and $0.4 million, respectively, of certain general and administrative services provided to us by Applied Digital, including, accounting, finance and legal services, telephone, rent and other miscellaneous items. We also expect the annual cost of the services being provided by Applied Digital under the terms of the transition services agreement to increase to a range of between approximately $0.7 million to $0.8 million going forward as the transition services agreement has expanded the scope of the services to be provided.

Also, included in selling, general and administrative expense for the year ended December 31, 2005 and 2004 was $2.3 million and $0.3 million of compensation expense, respectively, associated with stock options granted to employees of Applied Digital and consultants.

Included in selling, general and administrative expense for the year ended December 31, 2005 and 2004 was approximately $1.1 million and $48,000, respectively, of depreciation and amortization expense. The increase is associated with equipment and intangible assets acquired as a result of acquisitions during the first half of 2005.

Our healthcare segment’s selling, general and administrative expense increased $8.1 million to approximately $9.2 million in the year ended December 31, 2005 from $1.1 million in the year ended December 31, 2004 due primarily to our acquisitions during the first half of 2005 of our infant protection, wander prevention and asset location and tracking systems businesses. As a percentage of revenue, selling general and administrative expense was 76.4% in the year ended December 31, 2005. Our healthcare segment did not generate any revenue in the year ended December 31, 2004.

Our security and industrial segment’s selling, general and administrative expenses increased $2.4 million to $3.2 million in the year ended December 31, 2005 from $0.8 million in the year ended December 31, 2004 due primarily to our acquisitions during the first half of 2005 of our asset location and tracking and vibration monitoring systems businesses. As a percentage of revenue, selling, general and administrative expense decreased to 84.7% in the year ended December 31, 2005 from 350.3% in the year ended December 31, 2004, due primarily to the increase in sales in the 2005 period.

Research and Development

Research and development expense was approximately $2.0 million in the year ended December 31, 2005. We did not incur any research and development expense during the year ended December 31, 2004. As a percentage of revenue, research and development expense was 12.3% for the year ended December 31, 2005.

During the year ended December 31, 2005, research and development was $1.3 million for our healthcare segment and $0.6 million for our security and industrial segment. Our research and development expense related primarily to salaries and other employee expenses.

Interest Expense

Interest expense was $0.3 million and $0.1 million for the year ended December 31, 2005 and 2004, respectively. The interest expense was due to our level of outstanding borrowings owed to Applied Digital. We intend to use a portion of the proceeds from this offering to repay outstanding indebtedness owed to Applied Digital and interest expense is expected to be reduced accordingly.

Income Taxes

We had an effective income tax expense rate of 1.1% for the year ended December 31, 2005 related to our Canadian operations, which we acquired during the first half of 2005. We incurred a loss before taxes for the year ended December 31, 2005 and 2004 and we have not recorded a tax benefit for the resulting U.S. net operating loss carryforwards, as we have determined that a valuation allowance against our net U.S. deferred tax assets was appropriate based primarily on our historical operating performance.

Years Ended December 31, 2004 and 2003

Operating loss by segment for the years ended December 31, was as follows:

	2004			2003
	Healthcare	Security and Industrial	Total	Healthcare	Security and Industrial	Total
	(in thousands)			(in thousands)
Product revenue	$—	$247	$247	$—	$545	$545
Service revenue	—	—	—	—	—	—

Total revenue	—	247	247	—	545	545
Gross profit	—	48	48	—	345	345
Selling, general and administrative	1,041	889	1,930	505	1,472	1,977
Research and development	—	—	—	—	—	—

Total operating expenses	1,041	889	1,930	505	1,472	1,977

Operating loss	$(1,041)	$(841)	$(1,882)	$(505)	$(1,127)	$(1,632)

From our inception through December 31, 2004, the majority of our efforts were focused on developing the markets for our VeriGuard product and obtaining FDA clearance for the VeriMed patient identification system. In October 2004, FDA clearance was obtained for the VeriMed patient identification system for its medical applications. As a result, we generated minimal revenue during the years ended December 31, 2004 and 2003. We did not incur research and development expense during these years, as all development of these products was performed by Digital Angel.

Revenue

Revenue for the years ended December 31, 2004 and 2003 was $0.2 million and $0.5 million, respectively. The revenue for 2004 and 2003 was comprised of sales of our VeriGuard system sold primarily to distributors. The decrease in revenue in 2004 as compared to 2003 was primarily due to a shift in focus to VeriMed and our decision to change from selling to small exclusive distributors to working with potential strategic alliances in the development of full scale security systems for our VeriGuard system.

Gross Profit and Gross Profit Margin

Gross profit for the years ended December 31, 2004 and 2003 was $48,000 and $0.3 million, respectively. The decrease in gross profit in 2004 as compared to 2003 was primarily a function of the decrease in sales. Our gross profit margin was 19.4% and 63.3% in 2004 and 2003, respectively. The decrease in gross profit margin for 2004 was due primarily to an allowance for slow moving inventory of approximately $0.1 million.

Selling, General and Administrative Expense

Also included in selling, general and administrative expense from the years ended December 31, 2004 and 2003, was $0.3 million and $0.7 million of compensation expense, respectively, associated with options granted to employees of Applied Digital and consultants.

Included in selling, general and administrative expense for the years ended December 31, 2004 and 2003 was $0.4 million and $0.3 million, respectively, of certain general and administrative services provided to us by Applied Digital including, accounting, finance and legal services, telephone, rent and other miscellaneous items. The cost of these services was determined based on use and management believes such cost to be reasonable.

Our healthcare segment’s selling, general and administrative expense increased $0.4 million to $0.9 million for the year ended December 31, 2004 from $0.5 million for the year ended December 31, 2003, primarily as a result of increased marketing efforts for our VeriMed patient identification system.

Our security and industrial segment’s selling, general and administrative expense decreased $0.5 million to $1.0 million for the year ended December 31, 2004 from $1.5 million for the year ended December 31, 2003, primarily as a result of a shift in the focus of our marketing efforts to the medical applications of the implantable VeriChip as a result of FDA’s clearance during the fourth quarter of 2004. As a percentage of revenue, the security and industrial segment’s selling general and administrative expense increased to 350.3% in 2004 from 266.1% in 2003 primarily as a result of the decrease in revenue.

Interest Expense

Applied Digital has funded our operations since our inception in November 2001 through loans. Interest expense for the years ended December 31, 2004 and 2003 was $0.1 million and $0.1 million, respectively, and represented the interest charged to us by Applied Digital. The interest rate used to compute such interest was based upon the prevailing prime rate as published by The Wall Street Journal in effect during the applicable periods.

Income Taxes

We incurred losses before taxes for each of the years ended December 31, 2004 and 2003, and we have not recorded a tax benefit for any of these years. As a result of the losses, we have determined that a valuation allowance against our net deferred tax assets in each of these years was appropriate because, based on our historical performance and our estimates of future U.S. taxable income, it was deemed to be more likely than not that a tax benefit would not be realized.

VeriChip Holdings, Inc. (formerly eXI Wireless)

Three Month Ended March 31, 2005 Compared to Three Month Ended March 31, 2004 (unaudited)

Revenue

Revenue for the three month period ended March 31, 2005 increased $0.5 million, to $2.0 million, from $1.5 million for the three month period ended March 31, 2004.

Our healthcare segment’s revenue was $1.7 million for the three month period ended March 31, 2005, compared to $1.4 million for the three month period ended March 31, 2004. The increase was due to increased sales in our asset location, infant protection and wander prevention products.

Our security and industrial segment’s revenue was $0.3 million for the three month period ended March 31, 2005, compared to $0.1 million for the three month period ended March 31, 2004. The increase was due to increased sales in our asset management products.

Gross Profit and Gross Profit Margin

Gross profit for the three month period ended March 31, 2005 was $1.4 million, an increase of $0.3 million from $1.1 million for the three month period ended March 31, 2004. As a percentage of revenue, our gross profit margin decreased slightly to 71.1% for the three month period ended March 31, 2005 from 72.3% for the three month period ended March 31, 2004. The decrease in percentage was due to differences in the product mix with less higher margin software sales in 2005.

Selling, General and Administrative Expense

Selling, general and administrative expense for the three month period ended March 31, 2005 was $1.4 million, an increase of $0.6 million, or 69.4% from $0.8 for the three month period ended March 31, 2004. Sales, general and administrative expense, as a percentage of revenue, increased to 68.3% in the three month period ended March 31, 2005, compared to 52.2% in the three month period ended March 31, 2004. The increase was due to increased sales and marketing initiatives related to our asset management and tracking software systems.

Included in selling, general and administrative expense for the three month period ended March 31, 2005 was $0.1 million of depreciation and amortization expense, compared to $0.1 million for the three month period ended March 31, 2004.

Research and Development

Research and development expense was approximately $0.3 million in the three month period ended March 31, 2005, compared to $0.2 million the three month period ended March 31, 2004. Research and development expenditures were primarily composed of salaries for technical personnel, cost of related engineering materials, information technology infrastructure support, and subcontracted costs. As a percentage of revenue, research and development expense was 13.2% for the three month period ended March 31, 2005 compared to 14.6% the three month period ended March 31, 2004. The increase for the period was primarily due to salaries and other employee expenses.

Income Taxes

Income tax recovery was nil for the three months ended March 31, 2005 and 2004. We utilized $0.1 million of investment tax credits during the three month period ended March 31, 2005 compared to nil during the three month period ended March 31, 2004 to reduce our current taxes payable. After utilizing the credits, the Company continues to have federal and provincial investment tax credits totaling $1.0 million at March 31, 2005 that may be applied to taxes payable in the future.

VeriChip Holdings, Inc. (formerly eXI Wireless)

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue

Revenue for the year ended December 31, 2004 decreased $0.1 million to $6.0 million from $6.1 million for the year ended December 31, 2003.

Our healthcare segment’s revenue was $5.2 million for the year ended December 31, 2004 compared to $5.3 million for the year ended December 31, 2003.

Our security and industrial segment’s revenue remained constant at $0.8 million for the year ended December 31, 2004 and 2003, respectively.

We generated the majority of its revenues from sales into the United States. The rise of the Canadian dollar versus the U.S. dollar had a negative impact on revenues during the year. The Canadian dollar increased 7.0% against the U.S. dollar during the year.

Gross Profit and Gross Profit Margin

Gross profit for the year ended December 31, 2004 was $4.2 million, a decrease of $0.2 million, from $4.4 million for the year ended December 31, 2003. As a percentage of revenue, our gross profit margin decreased to 70.6% for the year ended December 31, 2004 from 71.6% for the year ended December 31, 2003.

During 2004, our gross margin was negatively affected by foreign exchange differences between the Canadian and U.S. dollar. Moreover, contracts that required us to provide an installed system or a turn key system reduced gross margin percentages as we used third party sub-contractors to install these systems.

Selling, General and Administrative Expense

Selling, general and administrative expense increased $0.3 million, or 9.4%, to $3.5 million in the year ended December 31, 2004 as compared to $3.2 million the year ended December 31, 2003. Sales, general and administrative expense, as a percentage of revenue, increased to 58.7% in 2004, compared to 52.7% in 2003. The increase was due to increased sales and marketing initiatives related to our asset management and tracking software systems.

Included in selling, general and administrative expense for the year ended December 31, 2004 and 2003 was approximately $0.3 million of depreciation and amortization expense for each year.

Research and Development

Research and development expense was approximately $0.9 million in the year ended December 31, 2004, compared to $0.7 million the year ended December 31, 2003. Research and development expenditures were primarily composed of salaries for technical personnel, cost of related engineering materials, information technology infrastructure support, and subcontracted costs. As a percentage of revenue, research and development expense was 15.3% for the year ended December 31, 2004 compared to 12.1% the year ended December 31, 2003. The increase for the year was primarily due to increase in salaries and other employee expenses.

Other Expenses

Other expenses was $0.2 million in the year ended December 31, 2004, compared to $0.3 million the year ended December 31, 2003. Other expenses include interest income, interest expense and foreign exchange gains and losses. The decrease in other expenses in the year ended December 31, 2004 was due primarily to a decrease of $0.1 million in foreign exchange losses compared to the year ended December 31, 2003.

Income Taxes

Income tax recovery was $0.1 million in the year ended December 31, 2004, compared to $0.1 million the year ended December 31, 2003. We utilized $0.3 million of investment tax credits during the year compared to $0.2 million to reduce our current taxes payable. After utilizing the credits, the Company continues to have federal and provincial investment tax credits totaling $1.2 million at December 31, 2004 that may be applied to taxes payable in the future.

Instantel Inc.

Results of Operations—For the period ended June 9, 2005 compared to the period ended June 9, 2004 (unaudited)

Revenue

Revenue for the period ended June 9, 2005 increased $1.3 million to $6.8 million from $5.5 million for the period ended June 9, 2004. The increase was primarily a result of increased revenues of our infant protection products. During the period, we introduced new products into the market that helped increase revenues.

Gross Profit and Gross Profit Margin

Gross profit for the period ended June 9, 2005 was $3.5 million, an increase of $0.3 million, from $3.2 million for the period ended June 9, 2004. As a percentage of revenue, our gross profit margin decreased to 52.3% for the period ended June 9, 2005 from 58.2% for the period ended June 9, 2004. The decrease in gross profit margin was due to a $0.2 million bonus paid out as a result of our acquisition by VeriChip Incorporated on June 10, 2005. The decrease in percentage was also due to differences in the product mix with less higher margin software sales in 2005 compared to 2004.

Selling, Marketing, General and Administrative Expense

Selling, marketing, general and administrative expenses increased $1.3 million, to $4.2 million in the period ended June 9, 2005 as compared to $2.9 million the period ended June 9, 2004. Selling, marketing, general and administrative expense, as a percentage of revenue, increased to 62.2% in 2005, compared to 51.8% in 2004. The increase was primarily due to a $0.7 million bonus paid out as a result of our acquisition by VeriChip Incorporated on June 10, 2005. The remaining increase was due to increased sales and marketing initiatives related to our asset location and identification systems and infant protection products.

Included in selling, marketing, general and administrative expense for the period ended June 9, 2005 and 2004 was approximately $1.6 million of depreciation and amortization expense.

Research and Development

Research and development expenses were approximately $1.0 million in the period ended June 9, 2005, compared to $0.7 million the period ended June 9, 2004. Research and development expenditures were primarily composed on salaries for technical personnel, cost of related engineering materials, information technology infrastructure support, and subcontracted costs. As a percentage of revenue, research and development expense was 15.4% for the period ended June 9, 2005 compared to 12.2% the period ended June 9, 2004. The increase for the period was primarily due to a $0.3 million bonus paid out as a result of our acquisition by VeriChip Incorporated on June 10, 2005.

Interest expense

Interest expense was $0.4 million in the period ended June 9, 2005 and 2004. The interest expense was due to our level of debt outstanding.

Income Taxes

Income tax recovery was $1.2 in the period ended June 9, 2005, compared to a recovery of $0.4 million the period ended June 9, 2004. The increase in the income tax recovery was primarily due to reversal of temporary differences related to intangible assets as the amortization for accounting purposes was higher than the tax basis resulting in a reduction of the deferred income tax liability.

Instantel Inc.

Results of Operations—Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

Revenue

Revenue for the year ended December 31, 2004 increased $2.2 million to $13.6 million from $11.4 million for the year ended December 31, 2003. The increase is primarily due to increased growth and demand of our infant protection products. We also experienced revenue growth for our instrumentation products as a result of continued demand in Asian markets compared to 2003.

Gross Profit and Gross Profit Margin

Gross profit for the year ended December 31, 2004 was $8.1 million, an increase of $1.4 million, from $6.7 million for the year ended December 31, 2003. As a percentage of revenue, our gross profit margin increased slightly to 59.9% for the year ended December 31, 2004 from 59.2% for the year ended December 31, 2003.

Selling, Marketing, General and Administrative Expense

Selling, marketing, general and administrative expenses increased $0.6 million, or 10.3%, to $6.9 million in the year ended December 31, 2004 as compared to $6.3 million the year ended December 31, 2003. Selling, marketing, general and administrative expense, as a percentage of revenue, decreased to 51.0% in 2004, compared to 55.2% in 2003. The increase for the year was due to increased sales and marketing initiatives related to our asset location and identification systems and infant protection products.

Included in selling, marketing, general and administrative expense for the year ended December 31, 2004 and 2003 was approximately $3.6 million of depreciation and amortization expense.

Research and Development

Research and development expense was approximately $1.7 million in the year ended December 31, 2004, compared to $1.4 million the year ended December 31, 2003. Research and development expenditures were primarily composed on salaries for technical personnel, cost of related engineering materials, information technology infrastructure support, and subcontracted costs. The increase for the year was primarily due to salaries and other employee expenses. As a percentage of revenue, research and development expense was 12.4% for the year ended December 31, 2004 compared to 12.3% the year ended December 31, 2003.

Interest expense

Interest expense was $0.9 million in the year ended December 31, 2004, compared to $1.1 million the year ended December 31, 2003. The decrease was primarily due to repayments of debt during 2004 which resulted in lower interest expense compared to 2003.

Income Taxes

Income tax recovery was $0.7 in the year ended December 31, 2004, compared to a recovery of $0.8 million the year ended December 31, 2003. The decrease in income tax recovery of $0.1 million was due to current income tax expense increasing $0.8 million during the year which was offset by an increase in the recovery of deferred income tax expense of $0.6 million.

Liquidity and Capital Resources

As of March 31, 2006, cash totaled $0.6 million compared to cash of approximately $1.4 million at December 31, 2005.

Cash Flows Used in Operating Activities

Net cash used in operating activities totaled $0.7 million, $0.9 million, $2.2 million, $1.6 million, and $1.4 million during the three months ended March 31, 2006 and 2005 and during the years ended December 31, 2005, 2004 and 2003, respectively. In the three months ended March 31, 2006, cash was used primarily to fund operating losses and accounts receivable and for purchases of inventory partially offset by an increase in deferred revenue. In the three months ended March 31, 2005 and during each of the years ended December 2005, 2004 and 2003, cash was used primarily to fund operating losses.

Cash Flows from Investing Activities

Investing activities provided (used) cash of $(0.1) million, $0.6 million, $1.4 million, $(32,000) and $(6,000) during the three months ended March 31, 2006 and 2005 and during the years ended December 31, 2005, 2004 and 2003, respectively. In the three months ended March 31, 2006, cash of $0.1 million was used to purchase equipment. In the three months ended March 31, 2005, cash of $0.1 million was used to purchase equipment. In the year ended December 31, 2005, net cash acquired in business acquisition was $1.8 million and cash of $0.4 million was used to purchase equipment. In each of the years ended December 31, 2005, 2004 and 2003, cash was used to purchase equipment.

Cash Flows from Financing Activities

Financing activities provided cash of $10,000, $0.9 million, $2.2 million, $1.4 million and $1.6 million during the three months ended March 31, 2006 and 2005 and during the years ended December 31, 2005, 2004 and 2003, respectively. In each of the periods, cash was provided primarily by borrowings from Applied Digital. In the three months ended March 31, 2006, cash of $0.5 million was used for our contemplated initial public offering.

Applied Digital contributed the shares of VHI that it acquired to us in exchange for 3.3 million shares of our common stock. It also funded our acquisition of Instantel in the amount of $22.3 million.

Credit Facilities

To date, we have financed a significant portion of our operations and investing activities primarily through funds from our founder and sole stockholder, Applied Digital. As of March 31, 2006, we were indebted to Applied Digital in the amount of $7.3 million, including $0.7 million of accrued interest. Our loan with Applied Digital bears interest at the prevailing prime rate of interest as published by The Wall Street Journal, which as of March 31, 2006 was 7.75% per annum. We intend to use a portion of the proceeds from this offering to repay all outstanding indebtedness owed to Applied Digital.

We have a credit agreement with the Royal Bank of Canada. The credit facility provides for borrowings up to Canadian or, CDN$1.5 million, or approximately $1.3 million based on the exchange rate as of March 31, 2006 ($0.3 million was outstanding under the credit agreement as of March 31, 2006). The annual interest rate on the facility is the Bank of Canada prime rate plus 1%.

Financial Condition

We believe that with the net proceeds we expect to raise from this offering, the cash we have on hand, the borrowing capacity available to us under existing credit facilities, and operating cash flows we expect to generate, we will have sufficient funds available to cover our cash requirements for more than the next 12 months. We intend to use approximately $             million of the net proceeds from this offering to repay our outstanding indebtedness owed to Applied Digital at the time of the consummation of this offering and approximately $1.0 million to reimburse Applied Digital for a portion of the purchase price paid to acquire Instantel, with the remaining proceeds to be used for general corporate purposes, which may include research and development, capital expenditures and sales and marketing, including marketing of our VeriMed patient identification system to hospitals and physicians. Our goal is to achieve profitability and to generate positive cash flows from operations. During 2006, our focus will be to generate revenue from sales of our VeriMed and VeriGuard systems. Although there can be no assurance, we hope to realize positive cash flow from sales of our systems in the next twelve months. We estimate that we would realize positive cash flow if we achieve a 50% increase in revenue in 2006 over the revenue reported for the year ended December 31, 2005, on a pro forma basis.

Our capital requirements depend on a variety of factors, including, but not limited to, the rate of increase or decrease in our existing business base, the success, timing, and amount of investment required to bring new products to market, revenue growth or decline, and potential acquisitions. Failure to generate positive cash flow from operations will have a material adverse effect on our business, financial condition and results of operations.

Contractual Obligations

The following table summarizes our significant contractual obligations as of March 31, 2006 and assuming the completion of this offering, and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due By Period
	Total	Less Than 1 Year		1-3 Years	4-5 Years	More Than 5 Years
	(amounts in thousands)
Contractual Obligations
Amount due to our parent company	$7,264	$7,264	(2)	$–	$–	$–
Reimbursement to parent company under purchase price obligation	1,000	1,000	(3)	–	–	–
Operating lease obligations	815	236		533	46	–
Purchase commitments(1)	17,041	–		2,625	6,250	8,166

Total	$26,120	$8,500		$3,158	$6,296	$8,166

(1)	Our exclusivity rights under the amended and restated supply, license and development agreement between Digital Angel and us can be terminated if we do not purchase certain prescribed minimum quantities as disclosed in this table.
(2)	This assumes completion of the IPO in 2006.
(3)	Amount relates to reimbursement to parent company for the acquisition of Instantel Inc. and assumes completion of the IPO in 2006.

The expected timing or payment of obligations discussed above is estimated based on current information. Timing of payments and actual amounts paid may be different depending on changes to agreed-upon amounts for some obligations.

Impact of Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, or FAS 123R, which replaces FAS 123 and supersedes APB No. 25. FAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The provision of FAS 123R became effective for us beginning January 1, 2006. The pro forma disclosures previously permitted under FAS 123 no longer are an alternative to financial statement recognition. As discussed below, all of our outstanding employee stock options were vested upon adoption on January 1, 2006, and, therefore, the initial adoption of FAS 123R did not have a material impact on our consolidated results of operations and earnings (loss) per share. However, going forward, as we grant more options, we expect that the impact may be material.

On December 12, 2005, our board of directors approved a proposal which provided for vesting on December 30, 2005 of all of our outstanding and unvested stock options previously awarded to employees and directors and to one employee of Applied Digital (to the extent not already vested on that date), provided, however, that the grantee that acquires any shares pursuant to such an option (the vesting of which has been accelerated) shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.

The purpose of the accelerated vesting was to enable us to avoid recognizing in our statement of operations non-cash compensation expense associated with the options in future periods. As a result of the acceleration, we avoided recognition of approximately $0.6 million of compensation expense in our statement of operations over the course of the original vesting period. Such expense is included in our pro forma stock-based footnote disclosures in the year ended December 31, 2005. The majority of such compensation expense was avoided in 2006. FASB Financial Interpretation No. 44 requires us to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when such options are in the money on the date of acceleration, that would allow an employee to vest in an option that would otherwise been forfeited based on the awards’ original terms. We would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have been vested over the next six months, with a smaller percentage vesting over the next thirty-three months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of the 1.0 million stock options that were affected by the acceleration of vesting, substantially all of the $4.4 million of intrinsic value of the newly vested options is attributable to our executive officers and directors. We are unable to estimate the number of options that our employees and directors will ultimately retain that otherwise would have been forfeited, absent the acceleration. Based on the current circumstance, the high concentration of options awarded to officers and directors and our historical turnover rates, no compensation expense resulting from the new measurement date was recognized by us on December 30, 2005. We will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, or FAS 151. FAS No. 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, FAS No. 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. We are required to adopt FAS 151 beginning January 1, 2006. We adopted FAS 151 and it did not have a material impact on the results of our operations, financial position or cash flows.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, or FAS 153. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it will a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 for effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. We believe the adoption of FAS 153 will not have a material impact on the results of our operations or financial position.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3, or FAS 154. FAS 154 replaces APB Opinion No. 20 and FASB Statement No. 3 and changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We adopted the provisions of FAS 154 and it did not have a material impact on the results of our operations, financial position or cash flow.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and

Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. We have not yet determined the impact of the adoption of FAS 155 on our financial statements, if any.

In March 2006, the FASB issued Statement of Financial Accounting Standard 156 – Accounting for Servicing of Financial Assets (“FAS 156”), which requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. FAS 156 permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. Adoption is required as of the beginning of the first fiscal year that begins after September 15, 2006. Early adoption is permitted. The adoption of FAS 156 is not expected to have a material effect on our consolidated financial position, results of operations or cash flows.

Qualitative and Quantitative Disclosures about Market Risk

We presently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Amounts due to our parent, Applied Digital, bear interest at the highest prime rate of interest as published by The Wall Street Journal. Our line of credit with the Royal Bank of Canada bears interest at the Bank of Canada prime rate plus 1%. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are short-term.

Due to the nature of our short-term investments, we have concluded that there is no material market risk exposure and, therefore, no quantitative tabular disclosures are required. Due to the de minimus amounts of foreign currency exchange gains and losses and translation adjustments during the year ended December 31, 2005, and the three months ended March 31, 2006, a sensitivity analysis of fluctuations in foreign currency exchange rates is not required.

The table below presents the principal amount and weighted-average interest rate for our debt portfolio:

March 31, 2006
(dollars in thousands)
Loan due to parent company	$7,264
Weighted-average interest rate for the three months ended March 31, 2006	7.0%

The estimated fair value of the debt to the parent company is not reasonably determinable due to the related party nature of the instrument.

OUR BUSINESS

Overview

We develop, market and sell radio frequency identification, or RFID, systems used to identify, locate and protect people and assets. Our goal is to become the leading provider of RFID systems for people in the healthcare industry. We sell both passive and active RFID systems. Our passive RFID systems are used for identification purposes and our active systems for location and identification purposes. The key difference in the technology is that active RFID systems contain tags with battery powered microchips and emit a beacon while passive systems do not contain tags with battery powered microchips and cannot emit a beacon.

We have recently begun to market our VeriMed patient identification system which is used to rapidly and accurately identify people who arrive in an emergency room and are unable to communicate. Our VeriMed patient identification system uses the first human-implantable passive RFID microchip, the VeriChip, cleared for medical use in October 2004 by FDA. We obtain the implantable VeriChip and related scanners from Digital Angel, a majority-owned subsidiary of our parent company, Applied Digital, under the terms of a supply agreement.

We believe that our VeriMed patient identification solution is compelling for emergency room physicians as well as for patients who have cognitive impairment, chronic diseases or implanted medical devices. Using our scanners, an emergency room physician can rapidly obtain the patient’s name, primary care physician, emergency contact and other pertinent pre-approved data, such as personal health records. We expect that this rapid and accurate identification process will reduce the risk of a patient being improperly treated and the potential liability associated with medical errors.

We market our VeriMed patient identification system to both hospitals and physicians. Initially, our marketing strategy for hospitals is to educate emergency room physicians and staff as to the benefits in adopting our VeriMed patient identification system. We are currently providing hospitals with our scanners at no charge. As of May 1, 2006, 97 hospitals and medical facilities had agreed to implement our VeriMed patient identification system in their emergency rooms. After this initial seeding phase which we expect to be completed during the first half of 2007, we intend to sell our scanners directly to hospitals. We currently use our sales force to directly market to and educate physicians in the geographic regions surrounding VeriMed-registered hospitals. We intend to sell VeriMed patient identification kits directly to physicians and anticipate that they will subsequently market them to their patients. As of May 1, 2006, 232 physicians had registered to provide the VeriMed patient identification system to select patients. In addition to the marketing efforts of physicians, we intend to increase the awareness as to the benefits of our implantable VeriChips through a direct marketing campaign to patients.

In addition to our VeriMed patient identification system, we market and sell other RFID systems for other applications in the healthcare industry as well as for security and industrial applications. These RFID systems, which have been installed in over 4,000 healthcare locations throughout North America, include:

•	infant protection systems used to prevent mother-baby mismatching and infant abduction;

•	wander prevention systems used for protection and location of residents in long-term care facilities;

•	asset location and identification systems used to locate and identify medical equipment;

•	asset management systems that also incorporate bar code technology used to track mobile assets, equipment and inventory; and

•	other systems incorporating the implantable VeriChip used for security purposes such as access control, payment verification and military applications.

In addition to our RFID systems, we market and sell systems providing engineering, construction and mining professionals with an accurate and efficient means to monitor and document the effects of human-induced vibrations on neighboring structures in an area where blasting occurs.

Industry Overview

RFID has become an important technology widely adopted and used in the auto identification, or Auto-ID, market, an industry characterized by identifying and locating objects electronically. RFID systems identify objects using radio frequency transmissions, typically achieved with communication between a microchip or tag and a scanner or reader. Historically, RFID has been used to identify objects in retail, transportation and logistics industries, as well as to identify and locate livestock and companion pets. Prior to the adoption of RFID, users identified and tracked objects manually as well as through the use of bar code technology. These solutions were limited because of the need for ongoing human intervention and the lack of instantaneous location capabilities. RFID technology possesses greater range, accuracy, speed and lower line-of-sight requirements than bar code technology.

Healthcare

Healthcare is well positioned to benefit from RFID technology because of the inefficiencies in the existing methods of identifying, locating and protecting people and assets. According to a report issued by Fast Track Technologies in April 2005 titled RFID and Emerging Technologies Guide to Healthcare, the market for RFID technologies in the hospital and healthcare sectors is estimated to grow from $1.3 billion in 2005 to $8.8 billion by 2010.

Patient Identification

In a November 1999 study, To Err is Human: Building a Safer Health System, the Institute of Medicine stated that as many as 98,000 people die each year in hospitals in the United States because of medical errors, in part due to mistaken patient identification and lack of information on a patient’s medical history. In addition, the study estimates that such preventable errors result in losses, other than the loss of human life, of $17 billion to $29 billion per year. These losses include the expense of additional care needed because of mistakes made, disability, and lost productivity and income.

Physicians in hospital emergency rooms require rapid and accurate access to basic patient information, including name, primary care physician and emergency contact information, to provide proper care. Physicians unable to properly identify patients in an emergency room are at a higher risk of providing improper treatment to patients. The identification problem is particularly acute when patients are unable to communicate basic information. According to a study we commissioned by Fletcher Spaght in October 2005, there are approximately 45 million at-risk patients living with:

•	cognitive impairment, including Alzheimer’s disease and senile dementia;

•	chronic diseases and related conditions, including seizure disorders, diabetes, cardiac conditions, chronic pulmonary disorders and severe allergies; and

•	implanted medical devices, including pacemakers, defibrillators, coronary stents, artificial joints and organ transplants.

There are a number of competing products currently in the market designed to enhance patient identification for these at-risk patients. Identification bracelets, health information wallet cards, data-embedded personal tokens, or key fobs, and biometric technologies, such as finger printing and retina scanning, are currently used to identify people in a medical emergency. A significant problem with some of these solutions is that the identification bracelet, wallet card or key fob may not be with the patient at a time of emergency.

Medical Records

In addition to identifying patients and their basic information, healthcare providers require access to a patient’s pertinent data in a timely manner to provide optimal care. Currently, there is no easy way to access this information as no universal centralized medical database exists to allow all physicians to access any particular patient’s records. Recognizing the problem of patient identification and access to medical records, the United States federal government is currently attempting to address certain inefficiencies in the healthcare system related to information technology. In particular, the current administration has developed a National Health Information Technology Plan which features as one of its main initiatives a plan to establish electronic health records for a majority of Americans within the next ten years.

Infant Protection

In addition to identification issues associated with emergency room patients, hospitals may face problems in dealing with mother-baby mismatching and infant abduction. According to a study we commissioned by Fletcher Spaght in October 2005, there are 3,488 birthing centers or hospital maternity wards in the United States. Furthermore, according to the National Center for Health Statistics, there were 4.1 million babies born in the United States in 2004. Birthing centers and hospitals are encouraged to implement and maintain security measures to prevent instances of mismatching and abduction by the Joint Commission on Accreditation of Healthcare Organizations. Hospitals may feel pressure from a marketing, liability or regulatory standpoint, to take the necessary steps to prevent mismatchings and abductions and may seek out new technologies to provide efficient solutions.

Wander Prevention

Many individuals residing in long-term care facilities, including nursing homes and assisted living facilities as well as hospital psychiatric wards and trauma units, are at a high risk of wandering away from their care facility. This can result in danger to the individual and subsequent liability to the healthcare providers and insurance companies. According to the National Institute on Aging of the U.S. National Institute of Health, in 2005 there were approximately 37 million persons over the age of 65 in the United States alone, and that number is expected to grow to approximately 58 million by 2025. Furthermore, according to the National Nursing Home Survey, published by the Center for Disease Control in June 2002, as of 1999 there were 18,000 nursing homes in the United States in which approximately 27% of the residents suffered from Alzheimer’s disease, dementia or related disorders.

Asset Location and Identification

Hospitals and other healthcare facilities can face significant financial consequences because of inefficiencies in identifying and locating hospital equipment and other assets. Inefficient equipment tracking measures can lead to inadvertent use of contaminated equipment which can lead to potentially life-threatening patient infections. We believe that there is a need for the healthcare industry to address the problem of real time asset location and identification.

Security and Industrial

The security, industrial, and government sectors also stand to benefit from the implementation of RFID technology. Many high security facilities such as government and industrial facilities have a need for access monitoring. For example, nuclear power plants, national research laboratories and correctional facilities require the means to accurately and securely monitor activity.

Industrial companies, such as construction, oil and gas, and power companies, face increased costs related to inefficiencies in locating mobile assets and tools. For example, according to a study conducted by the National Equipment Register in January 2005, the construction industry alone loses between $300 million and $1 billion annually from equipment and tool theft. Industrial companies frequently experience problems and incur costs related to managing inventory.

Our Solutions

We develop, market and sell passive and active RFID systems. The VeriMed patient identification system, which incorporates the implantable VeriChip, provides patients with a rapid and accurate identification solution. Our active RFID solutions provide users with the ability to locate and identify objects for healthcare and other applications. All of our systems are designed to enhance operating efficiencies and reduce costs and potential liability.

Healthcare

Patient Identification

In hospital emergency rooms, physicians require rapid access to basic patient information to properly treat and care for a patient. We believe that our solution is compelling for emergency room physicians and patients who have cognitive impairment, chronic diseases or implanted medical devices. Our VeriMed patient identification system, which incorporates the implantable VeriChip, rapidly and accurately provides physicians with a patient’s pre-approved data which can include a patient’s name, primary care physician, emergency contact and other pertinent pre-approved data, such as personal health records.

Our VeriMed patient identification system benefits patients by providing:

•	rapid and accurate identification, reducing the risk of erroneous treatment by a physician;

•	privacy protection; and

•	an identification solution that is always with the patient and cannot be forgotten or lost.

Our VeriMed patient identification system benefits hospitals and physicians by providing:

•	rapid and accurate identification, reducing the risk of cost and liability associated with potential medical errors; and

•	immediate access to a patient’s basic information and personal health records.

In addition to these patient identification solutions, we believe the adoption of the implantable VeriChip may be beneficial in industries other than healthcare. For example, identification tags, commonly known as dog tags, used to identify military personnel have drawbacks similar to identification bracelets, wallet cards and key fobs as they can be forgotten, lost or stolen. Our technology can also be used for corpse identification in disaster recovery situations. We believe that the implantable VeriChip can provide a better, more rapid, secure and accurate identification solution in these circumstances.

Infant Protection

We believe that we are the leading provider of wearable, active RFID infant protection systems. Our system reduces the risk of mother-baby mismatchings, infant abductions and enables healthcare professionals to accurately identify and locate infants. Our system protects infants from mismatching and abductions by sounding alarms, locking doors and disabling elevators. While mismatching and infant abductions are rare, the impact of a single case can create a severe negative impact on hospitals, birthing centers and families.

The benefits of our infant protection system include:

•	a reliable and accurate security system using RFID technology;

•	a proprietary skin-sensing and cut band technology that sounds an alarm if the tag is removed or tampered with;

•	a reduction of potential liability to hospitals; and

•	an enhanced marketability of a hospital or birthing center.

Wander Prevention

We believe that we are a leading provider of wearable, active RFID wander prevention systems. Our system allows healthcare professionals to accurately identify and locate residents of long-term care facilities, including nursing homes and assisted living facilities, as well as hospital psychiatric wards and trauma units. Our system protects residents from wandering by sounding alarms, locking doors and disabling elevators. Residents wearing our tags are typically individuals who suffer from a dementia related disorder, such as Alzheimer’s disease. In addition, hospitals can use our wander prevention system in their pediatric wards to help protect their patients and reduce potential liability.

The benefits of our wander prevention system include:

•	the protection of residents without physical restraint, providing them freedom to move throughout their place of residence;

•	the reduction of staff and the increased ability to focus on care rather than protection; and

•	the reduction of potential liability to long-term care and related facilities.

Asset Location and Identification

Our asset location and identification system provides a reliable and efficient method to track and locate medical equipment. By using RFID technology, our system enables hospital staff to locate the equipment they require on demand and reduces the likelihood of unnecessary equipment purchases or rentals. This system locates equipment that may be lost or misplaced and can also provide information on the equipment’s condition. This helps to ensure that patients are treated with sterile and safe equipment and reduces the risk of infection or disease.

Security and Industrial

The implantable VeriChip and our active RFID tags are used in our VeriGuard system to offer access control, payment verification and other government and military applications. These applications can be used in high security facilities, such as government facilities, nuclear power plants, national research laboratories and correctional facilities to provide secure ingress and egress and local area location. In addition, our technology platform is compatible with other security identification technologies.

We also offer a management system for mobile industrial assets based on bar code and RFID technology. Our systems serve an important need in industrial environments by providing an accurate and efficient checkout and return system for tools, equipment and supplies. This automated system assigns mobile assets to specific employees, reducing theft and hoarding of assets.

Our Strategy

Our objective is to become the leading provider of RFID systems for people in healthcare. To achieve this goal, we intend to pursue the following strategies:

•	Establish our VeriMed patient identification system as the leading patient identification solution in the healthcare industry. The implantable VeriChip, which is used in our VeriMed patient identification system, is the first FDA-cleared, human-implantable RFID microchip. We intend to capitalize on our first-mover advantage by leveraging our domain expertise in marketing and selling RFID systems to healthcare institutions to market and sell our VeriMed patient identification system to our existing customers as well as to new customers. This strategy includes:

–	providing our proprietary scanners, which scan the implantable VeriChip, to strategically located hospital emergency rooms in targeted regional areas;

–	educating and training physicians and other healthcare professionals of the benefits of our VeriMed patient identification system so that they will recommend our solutions to their patients; and

–	marketing to at-risk patients directly as well as indirectly through their physicians.

•	Leverage our proprietary technology platform to increase a barrier to entry for our competitors. Our active RFID technology platform, the VeriChip Auto-ID platform, is a scalable software platform designed to operate our proprietary applications as well as third party applications. Our goal is to make this technology platform widespread in hospitals in North America. This strategy includes:

–	completing the integration of all of our RFID systems into our VeriChip Auto-ID platform;

–	enabling our customers to centralize all of their identification and location processing of data, wherever derived, on our VeriChip Auto-ID platform; and

–	targeting our existing customers to sell them our asset location and tracking systems and upgrade to our VeriChip Auto-ID platform.

•	Market and sell our systems internationally through distribution relationships. We are actively seeking to enter into global distribution agreements with systems integrators to provide us with access to international system sales. Our initial expansion is focused on English speaking countries outside of North America. We believe that the demographic trends that may have contributed to our success in North America also exist in other western countries.

•	Identify and develop additional strategic markets for the implantable VeriChip. We believe that there is an opportunity for us to commercialize the implantable VeriChip in industries other than healthcare. For example, in the wake of Hurricane Katrina, we donated implantable VeriChips in Missouri and Texas in conjunction with FEMA’s department of mortuary services to help identify corpses. In February 2006, we announced a new system, VeriTrace, that integrates with Ricoh® digital cameras for forensic applications. In the future, we plan to market the VeriTrace system to FEMA for future disaster recovery efforts as well as medical examiners, forensic scientists, criminalists and related organizations.

•	Pursue complementary acquisitions. We acquired two businesses in 2005. These acquisitions have enhanced our technology as well our product offerings. We intend to continue to seek to identify similarly situated companies that we believe could broaden the functionality and strength of our existing solutions.

Our Systems

Our systems, substantially all of which incorporate RFID technology, enable professionals to more effectively identify, locate and protect people and assets. Our systems include patient identification systems, infant protection systems, wander prevention systems, asset location and identification systems as well as other systems.

All of our RFID systems include the following three components:

•	active or passive RFID tags or microchips;

•	fixed location readers or handheld scanners with a built in antenna; and

•	application software that either includes or connects to a database.

Our VeriMed Patient Identification System

Our VeriMed patient identification system provides physicians with rapid and accurate pertinent pre-approved patient data. The components of our system include:

•	the only FDA-cleared human implantable RFID microchip;

•	a hand-held scanner with a built in antenna; and

•	a secure database containing patient-approved information.

The implantable VeriChip is a passive RFID microchip, approximately the size of a grain of rice, that is inserted under the skin in a patient’s arm by the patient’s physician or other authorized healthcare professional. Each implantable VeriChip contains a unique identification number. The implantable VeriChip is read when it is scanned by our scanner. Our scanner then sends the identification number to a secure information database where the individual’s personal information is stored. Access to and control of a patient’s information stored in the database is limited to the patient. In addition, access to the patient’s information may also be granted to any of the following categories of persons, at the sole discretion of the patient:

•	public safety personnel, including local police, fire and rescue workers;

•	emergency medical personnel, including emergency medical technicians and paramedics;

•	medical facilities, including hospitals, urgent care centers and physician offices; and

•	law enforcement personnel, including sheriff’s departments, state police and FBI.

We intend to offer patients two subscription levels to our database registry, basic and full-featured. The following table sets forth the type of information that a patient can store on our database registry with each subscription level.

Type of Information	Basic Subscription Level	Full-Featured Subscription Level
Personal identification and contact information	✓	✓
Physician and emergency contact information	✓	✓
Blood type and allergies	✓	✓

Information about medical facilities where additional information is stored	✓	✓

Advance directives:	✓	✓
• living will
• power of attorney
• health care agent
• do-not-resuscitate order
• organ/tissue donor card

Personal health records:		✓
• medical conditions
• medications and over-the-counter drugs and supplements
• medical device implants
• previous surgeries and recent hospital admissions and medical tests
• specialty physicians

In addition, patients can store their information on a third-party database registry, which generally can be integrated with our VeriMed patient identification system.

Our Infant Protection Systems

Our infant protection systems, which we market and sell under the Hugs and HALO names, are designed to help hospitals lower the risk of mother-baby mismatching and infant abductions. The Hugs system uses a proprietary bracelet containing an active RFID tag intended to go around the infant’s wrist or ankle. If the bracelet is cut, a signal is emitted to a reader. The HALO system uses a generic bracelet containing an active RFID tag incorporating our proprietary skin-sensing technology also intended to go around an infant’s wrist or ankle. If the skin-sensing tag is removed from the infant’s skin, a signal is emitted to a reader. In each case, a corresponding tag is placed on the mother to ensure proper matching of mother and child.

When the tag is initially attached to an infant, it emits a beacon with a unique identification number and becomes automatically registered in our system’s software. Unlike the implantable VeriChip, which does not emit a signal or a beacon, the infant tag continues to emit a beacon every 10 seconds. The beacon is received by readers positioned above the ceiling or by a door that continuously monitor the tag’s location. Once a signal is emitted to a reader, the reader then sends the signal to a server containing our application software.

Our application software allows perimeter monitoring, continuous location monitoring of the infant, historical location monitoring and mother-baby matching. Once our infant protection system is installed and activated in a facility, staff and visitors can move infants freely within a protected zone, but infants cannot be removed from a designated area without a staff member being alerted. If an abductor takes an infant to an exit point, our software is capable of executing a variety of precautionary measures, such as triggering an alarm, alerting a nurse, identifying and locating particular infants, locking doors and shutting down elevators.

Our Wander Prevention Systems

Our wander prevention systems, which we market and sell under our RoamAlert and WatchMate names, are designed to prevent residents of long-term care facilities from wandering away from the facility or entering harmful or restricted areas. These systems consist of an active RFID bracelet, readers discreetly positioned at points of exit along an identified perimeter and application software. Residents prone to wandering wear RFID bracelets approximately the size of a sports watch. The readers are similar to those used in our infant protection system. The wander prevention software can provide perimeter security. If a resident wearing a bracelet attempts to wander through a restricted door, the wander prevention systems may, among other things, activate a magnetic lock or sound an alarm at the nurse’s station.

Our Asset Location and Identification Systems

Assetrac

Our Assetrac system enables hospitals to efficiently identify, locate and protect medical equipment. Active RFID tags, affixed to hospital equipment, periodically transmit a beacon which includes a unique identification number. A signal is also emitted if the tag is removed from a piece of equipment. These signals are transmitted to readers which in turn send the signals to the server containing the VeriChip Auto ID platform. This software can continuously locate and track the tag as well as monitor equipment condition.

HOUNDware

Our HOUNDware asset management system is used by industrial companies to manage and track their mobile equipment and tools. HOUNDware is a turnkey system consisting of bar codes, passive RFID tags, durable scanners, wireless access points and management application software which includes a check-out and return system for mobile equipment and tools. The information relating to the equipment is maintained in a database enabling a company to monitor inventory, equipment maintenance status and job activity status.

Our Other Systems

VeriGuard

Our VeriGuard system uses both the implantable VeriChip and active RFID tags to identify individuals and permit access into restricted areas. In the case of active tags, users have the ability to identify and locate individuals in restricted areas, similar to Assetrac, using the same reader technology. Alternatively, in the case of a VeriGuard system using an implantable VeriChip, users can be identified by a scanner to provide access to restricted areas although individuals who have an implanted VeriChip cannot be tracked or located.

VeriTrace

Our VeriTrace system uses the implantable VeriChip and wirelessly integrates with a Ricoh® digital camera for accurate tagging and identification of human remains and associated evidentiary items by medical examiners, forensic scientists, criminalists and disaster recovery personal. Our system allows these professionals to accurately tag and inventory data while capturing images of human remains and associated evidentiary items.

Blastmate and Minimate

Our non-RFID vibration monitoring systems provide engineering, construction and mining professionals with an accurate and efficient means to monitor and document the effects of human-induced vibrations on neighboring structures in an area where blasting occurs. Government regulations relating to vibration monitoring require compliance with specified standards to limit the potential for damage to neighboring structures and to minimize human annoyance that may result from commercial blasting or heavy construction. Our system assists in evaluating the peak vibration level, which is a key statistic in the prevention of structural damage.

Addressable Markets and Applications

The following table identifies our current system offerings, addressable markets, current applications and representative users and customers that have deployed or beta tested our systems:

System	Market(s)	Applications	Representative Users and Customers

VeriMed	Hospitals and Medical Facilities (Emergency Department)	Patient identification Patient admission Patient record retrieval Patient treatment Reduction in medical errors	Hackensack University Medical Center Providence Hospital

Hugs and HALO	Hospitals	Prevention of infant abduction Mother/baby matching Staff distress alerting Controlled access to authorized areas	Stanford University Medical Center Harvard Medical School

Roam Alert and WatchMate	Long Term Care Facilities Assisted Living Facilities Hospitals	Wander prevention Patient location Emergency response	Folsom Convalescent Hospital Minnesota Veterans Home - Fergus Falls

Assetrac	Hospitals	Asset location Asset protection Maintenance scheduling Perimeter protection Asset identification	Legacy Hospital Capital Regional Medical Center

HOUNDware	Construction Power Generation Oil & Gas Forest Fire Management	Mobile asset location and identification Return/checkout Maintenance scheduling Inventory Control	Bechtel Corporation Hertz Equipment Rental Corporation

System	Market(s)	Applications	Representative Users and Customers
VeriGuard	Government Commercial	Access control Asset location Personnel security Visitor management	Attorney General Office (Mexico)
VeriTrace	Emergency Response Medical Examiners/Coroners	Corpse tracking and identification	DMORT (Disaster Mortuary Operational Recovery Team)
Blastmate and Minimate	Construction Mining Geotechnical	Vibration monitoring Overpressure monitoring	Yangtze River Three Gorges Dam Project, Boston Artery Project (Big Dig)

Technology

A basic RFID system allows information to be collected quickly, does not require contact or line-of-sight and consists of tags and microchips as well as readers and scanners. RFID tags vary in shape and size and contain a miniature receiver/transmitter with an antenna controlled by a microchip. They can be either active or passive. Active RFID tags are powered by an internal battery. Passive RFID microchips such as the implantable VeriChip, on the other hand, are not powered by a battery and do not emit a beacon.

Passive Microchips and Scanners

Our VeriMed patient identification system incorporates a passive RFID microchip, the implantable VeriChip. The components of our implantable VeriChip include a semiconductor and an antenna, encased in a polymer-coated glass that binds our implantable VeriChip to human tissue. We refer to this bonding as bio-bonding. The implantable VeriChip can only be used for identification purposes and cannot be used to locate or track people. These passive implantable chips do not have a power supply and do not transmit a beacon. The implantable VeriChip can only be read by our proprietary scanner placed within approximately two to four inches of the implantable VeriChip. Our scanners receive a signal, transmitting a unique number to the scanner which is then sent to a computer. This enables healthcare providers to access a particular patient’s personal information stored in a database.

Active Tags and Readers

Our infant protection, wander prevention and asset location and identification systems incorporate an active RFID tag. This technology differs from the implantable VeriChip technology, as our active tags are designed for identification, location and tracking purposes. These active tags include an internal lithium battery enabling them to transmit a uniquely coded beacon on a continual or intermittent basis. The beacon has a range of approximately 40 to 60 feet indoors and 100 to 150 feet outdoors. Multiple readers embedded with antennas are strategically placed in selected locations throughout a facility to receive uniquely coded beacon signals from these active tags. All readers in range of a particular tag’s beacon send the received information to a server configured with our VeriChip Auto-ID platform. Using triangulation and other location algorithms, our technology platform can plot the location and identity of a particular active tag, regardless of the number of RFID tags in a given area.

In addition, our active tags include a tamper detection feature to prevent unauthorized removal, enhancing the security features of our systems. This includes our proprietary skin-sensing and cut band technologies used in our infant protection tags as well as our proprietary tamper proof asset tag used in our asset location and identification systems.

Application Software

Our solutions are supported by our proprietary technology platform, which we refer to as our VeriChip Auto-ID platform, an intelligent event data collection software that provides location information. The software serves as a platform that has the ability to make intelligent decisions based on the data collected to assist users to identify, locate and protect key assets or individuals. Also, the VeriChip Auto-ID platform can receive and process data from third parties as well as collect location-based information and provide that information to a third party’s application software.

We have also developed application software that provides graphical end-user interfaces for our infant protection, wander prevention and asset location and identification systems. The graphical user interfaces allow users to monitor the system and be alerted to, among other things, security alarms, identification and location information, beeper notification or doors locking.

Intellectual Property Rights Relating to the Implantable VeriChip

We have an amended and restated supply and development agreement with Digital Angel, a majority-owned subsidiary of our parent, Applied Digital, relating to the implantable VeriChip and to the technology underlying our implantable microchip business. This technology is used in our VeriMed, VeriGuard and VeriTrace systems. Digital Angel is our sole supplier of microchips relating to our implantable microchip business. Under our agreement with Digital Angel, Digital Angel purports to license to us the right to use the implantable VeriChip technology. However, in 1994, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. Consequently, the license purportedly granted to us under our supply agreement with Digital Angel conflicts with the exclusive rights previously granted in 1994 by Destron/IDI, Inc. to use the patented technology for human identification.

Raytheon Microelectronics España entered into a supply agreement with Digital Angel effective as of April 26, 2006. Raytheon Microelectronics España has represented that it is a wholly-owned subsidiary of Raytheon Company. Digital Angel relies solely on the supply agreement with Raytheon Microelectronics España for the manufacture and assembly of implantable VeriChips. The Raytheon Microelectronics España supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings as more fully described below. We are also dependent upon the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel to support our right to use the patented technology in applications involving the identification of human beings. However, Digital Angel’s 2006 supply agreement is with Raytheon Microelectronics España and not Raytheon Company and it is possible that Raytheon Microelectronics España lacks the authority or intellectual property rights to grant a license to our direct supplier, Digital Angel, that would support our use of the patented technology for human identification. Therefore, we cannot assure you that the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel grants any rights that would support our use of the patented technology for human identification. As a result, our use of the technology might be enjoined and we could be required to pay damages, including enhanced damages, based on the claim that the sale and use of our products conflicts with the exclusive license previously granted to others for the use of the technology for the identification of human beings. If we or Digital Angel are denied use of the patented technology in applications involving the identification of human beings, we will not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip before the patent expires, and we will not be able to fulfill our expectations for significant revenue growth from sales of our VeriMed patient identification system or our other systems incorporating the implantable VeriChip. Further, we may be required to pay royalties and other damages to third parties on our sales of products we have already purchased or will purchase from Digital Angel.

Additionally, certain rights relating to the license under our supply agreement with Digital Angel are broader than the rights relating to the license under the supply agreement between Raytheon Microelectronics España and Digital Angel. These include the rights to independently enforce the patent and to independently manufacture the products under certain circumstances. Consequently, the scope of our rights, if any, to use the patented technology in applications involving the identification of human beings will be defined by the narrower rights Digital Angel obtains under its supply agreement with Raytheon Microelectronics España. The license granted by Raytheon Microelectronics España is part of each individual product sold under the supply agreement to Digital Angel and may not be conveyed separately from such products. Any rights to the patented technology outside of products supplied to us by Raytheon Microelectronics España through Digital Angel may not be available and we may be unable to independently enforce the patent or engage a third party supplier to manufacture the products even though our agreement with Digital Angel purportedly grants us the right to do so.

Digital Angel may supply human implantable microchips to other parties unless we meet certain minimum purchase requirements. In addition, our rights under our agreement with Digital Angel and the rights under the supply agreement between Digital Angel and Raytheon Microelectronics España will not prevent other parties from competing with us. A holder or holders of the exclusive rights granted in 1994 may also compete with us or may license the patented technology to others who may compete with us.

Our agreement with Digital Angel continues until March 2013, and, as long as we continue to meet the minimum purchase requirements, will automatically renew on an annual basis until the expiration of Digital Angel’s patents covering the supplied products (if applicable). The agreement may be terminated earlier prior to its stated term under specified events, such as a bankruptcy of the other party or an uncured default in the performance of any obligation under the agreement, including the payment of money.

As described above, Digital Angel entered into a new supply agreement with Raytheon Microelectronics España effective as of April 26, 2006 for the manufacture and assembly of glass encapsulated, syringe-implantable transponders, including the implantable VeriChip. As part of the supply agreement, Raytheon Microelectronics España granted to Digital Angel, and to any person acquiring title to any glass encapsulated, syringe-implantable transponders purchased from Digital Angel, a license to all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of such product. However, Raytheon Microelectronics España does not represent in the supply agreement with Digital Angel that Raytheon Microelectronics España or its affiliates have any rights to use the patented technology in applications involving the identification of human beings. Because the exclusive rights to use the patented technology granted in 1994 were freely assignable or could be licensed to third parties, we do not know which parties currently hold those rights. We cannot be certain Raytheon Company has licensed any rights to the patented technology to Raytheon Microelectronics Espãna, and it is possible that Raytheon Company has assigned, licensed or otherwise transferred the rights to use the patented technology for human identification to another third party on an exclusive or non-exclusive basis. Therefore, we cannot assure you that the license granted by Raytheon Microelectronics España under the supply agreement with Digital Angel grants any rights that would support our use of the patented technology for human identification.

Digital Angel has advised us that it has requested written confirmation from Raytheon Company to clarify the validity and scope of the license granted by Raytheon Microelectronics España under the supply agreement. However, we have been advised by Digital Angel that Raytheon Company has not provided any form of confirmation. We cannot assure you that Raytheon Company will ever provide written confirmation concerning the validity and scope of the license granted by Raytheon Microelectronics España under the supply agreement. Further, it is possible that Raytheon Company could dispute the validity of the license to use the patented technology in applications involving the identification of human beings that Raytheon Microelectronics España purports to grant in its supply agreement with Digital Angel. If Raytheon Company has already granted an exclusive license to use the patented technology in applications involving the identification of human beings or if it disputes the validity of the license granted by Raytheon Microelectronics España to Digital Angel, our use of the patented technology could be enjoined based on the claim that the sale and use of our products conflicts with the scope of the exclusive license previously granted to others for the use of the technology for the identification of human beings.

The primary Digital Angel patent related to the implantable VeriChip will expire on May 18, 2010. However, we and Digital Angel do not have the right to enforce the patent in applications for the identification of human beings. A termination of our supply and development agreement by Digital Angel or the loss of our supply rights due to our failure to meet our minimum commitment, the inability of both us and Digital Angel to exclude third parties from making or selling competing products, or, if we obtain any rights to the patent, the expiration or earlier termination of the primary Digital Angel patent could have a material adverse effect on our business. There are important limitations and risks associated with this agreement and the related intellectual property rights. Therefore, we encourage you to see “Our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property used in our systems because our ultimate supplier of the implantable VeriChip may lack the authority to grant a license to the intellectual property associated with the implantable VeriChip,” “Because Raytheon Company may have licensed the rights to the intellectual property used in our implantable VeriChip to a third party, our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property,” “Because our agreement with Digital Angel is broader than Digital Angel’s agreement with Raytheon Microelectronics España, the scope of our rights, if any, to use the patented technology used in our implantable VeriChip are defined by the license granted by Raytheon Microelectronics España to Digital Angel” and other risk factors under Risk Factors for an additional discussion of our intellectual property issues.

Research and Development

Our research and development group consists of 35 staff members based in Vancouver and Ottawa, Canada, who have an average of approximately 14 years of research and development experience. These employees are responsible for the development of hardware, software and the mechanical design of our systems. Further enhancements to our current systems and the development of new systems are important components of our ability to remain competitive in our marketplace.

One of our research and development efforts is targeted at completing the integration of our Hugs, HALO, RoamAlert and Assetrac systems with our VeriChip Auto-ID platform. We have developed our VeriChip Auto-ID platform to be compatible with all of these RFID systems. We intend to offer a “plug-and-play” solution for infant protection, wander prevention and asset location and identification to hospitals and other healthcare providers. The “plug-and-play” solution will provide a common application interface designed to enable users to add other applications and features to the same network infrastructure. We are also focused on developing a wireless infrastructure to connect all of our RFID readers eliminating the need to link the readers with a network of cables.

In addition, we are in the process of developing a wireless handheld scanner for our VeriMed patient identification system. This will enable our system to be used outside of an emergency room, such as in ambulances, other emergency rescue vehicles and remote locations.

Sales, Marketing and Distribution

Our customers consist of healthcare organizations, such as hospitals and long-term care facilities, healthcare professionals, such as physicians, and other customers that purchase our systems for non-healthcare applications, such as construction, oil and gas and power companies. We sell and market our systems generally through our direct sales force and through distributors. As of May 15 2006, we had 45 sales and marketing representatives. Our sales and marketing group is based in Ottawa, Vancouver and Florida and includes sales representatives strategically located in North America. Our sales and marketing strategy is to sell our systems through multiple channels. We have built and will continue to increase our direct sales force. We also sell systems through distributors. We market our systems by attending trade shows and medical conferences and by advertising in publications.

Our VeriMed Patient Identification System

Our sales and marketing strategy for our VeriMed patient identification system is to contemporaneously market our system to hospitals and physicians. This dual sales and marketing approach is intended to accelerate the adoption of the VeriMed patient identification system by healthcare organizations as well as by physicians and patients.

Our sales and marketing strategy for hospitals includes educating hospitals as to the benefits in adopting our VeriMed patient identification system. As of May 1, 2006, 97 hospitals and medical facilities had agreed to implement the VeriMed patient identification system. Once registered, we install our scanner in the hospital emergency room and educate hospital personnel. In connection with the registration of a hospital, we provide the hospital with a recommended protocol describing the scanning process. Each registered hospital can choose to include this protocol in its clinical practices as it deems appropriate and as clinical circumstances warrant. In addition, we are not aware of any regulatory requirement defining how healthcare providers should obtain patient identification information prior to commencing treatment or requiring the healthcare provider to document how this information is to be obtained.

Our sales and marketing strategy for physicians includes using our sales force to directly market to and educate physicians in those geographic regions surrounding VeriMed-registered hospitals. Our strategy is for physicians to purchase our VeriMed patient identification kits and subsequently market them to their patients. As of May 1, 2006, 232 physicians had registered to provide the VeriMed patient identification system to select patients.

As our systems become widely adopted in our targeted geographic regions, we plan to leverage our relationship with Henry Schein Inc., a major supplier of pharmaceuticals and medical supplies, through a two-year consignment contract formed in November 2004. We believe that Henry Schein’s extensive distribution network will facilitate the sale of our VeriMed patient identification system to the physician community outside of our direct sales force’s customer base.

Under the terms of the consignment contract, we have agreed to provide, and Henry Schein has agreed to distribute, our VeriMed patient identification system. Henry Schein has agreed to accept a quantity of the VeriMed patient identification systems mutually agreed to by the parties and to promote the system in its line of direct-to-physician marketing materials. Henry Schein has agreed to provide us with payment for the VeriMed patient identification systems shipped to healthcare professionals within 30 days after the close of each month. The consignment contract can be terminated by either party prior to the end of its two-year term in the event that the other party commits a noncurable default under the contract, or commits a curable default that is not remedied within 30 days after written notice thereof.

Our Other Healthcare Systems

We currently sell our infant protection and wander prevention systems through more than 200 distributors in North America and ten distributors outside of North America. These distributors are typically assigned a specific geographic sales territory. Additionally, we are a listed vendor to over 1,000 hospitals through our supply contracts with two major group purchasing organizations, or GPOs. Through these contracts, we sell our systems either directly to hospitals, in which case we use a local distributor for installation, or, through a distributor in which case the terms and conditions of the distributor’s sale are subject to the terms and conditions of our GPO contracts. To ensure that our systems are installed in accordance with our standards, we have established a distribution technical training and certification program.

We sell and market our Assetrac systems through a third party which markets our systems under their name using their sales force as well as through some of our distributors that also sell our infant protection systems.

In early January 2006, we entered into an authorized dealer agreement with IR Security & Safety Americas, or Ingersoll Rand. The term of this agreement is for three years and is automatically renewable for additional one year periods. Under the terms of the agreement, Ingersoll Rand has the non-exclusive right to promote, sell and market our HALO infant protection systems, our RoamAlert wander prevention systems, our Assetrac asset location and identification systems, and our HOUNDware asset management systems, as well as the related VeriChip Auto-ID platform, in healthcare, commercial and industrial markets in North and South America, including the Caribbean and Hawaii. Ingersoll Rand is required to pay for the systems it purchases under the agreement within 30 days after the date of shipment.

Our Security and Industrial Systems

We sell and market our HOUNDware system primarily through our direct sales force based in Canada. We market our HOUNDware system predominately in North America to approximately 150 accounts which include construction companies and other industrial organizations. We also sell and market our HOUNDware system through our authorized dealer agreement with Ingersoll Rand Security Technologies to commercial and industrial markets in North and South America, including the Caribbean and Hawaii.

We sell our VeriGuard system through international distributors. We intend to seek additional distributors to sell our VeriGuard system in North America, and initially, in Europe. Our existing distributors market this system for security purposes to control access to restricted areas in government and industrial facilities.

We distribute our Blastmate and Minimate systems to engineering, construction and mining professionals through an independent network consisting of approximately 75 distributors, approximately half of which operate in North America. In addition to these distributors, we also sell these systems through our direct sales force.

Competition

We face significant competition across all of our product lines from a wide variety of companies. Many of our current and future competitors have significantly greater financial, marketing and product development resources than we do. In addition, low barriers to entry across our product lines may result in new competitors entering the markets we serve. Increased competition may result in reduced prices, reduced gross margins and loss of market share.

Generally, our solutions use RFID technologies. While many of our competitors also sell products that use RFID technologies, many sell products that incorporate alternative technologies, such as high frequency radio signals, or WiFi, bar code technology and biometric technology. Some of these technologies may prove to be a better or more cost effective solution than RFID technologies for customers in our target markets. In addition, our competitors may be able to respond more quickly to new or improved technologies by devoting greater resources to the development, promotion and sale of products. We expect our competitors to continue to improve the performance of and support for their current products and to introduce new products, technologies or services that could adversely affect sales of our current and future products.

With respect to our VeriMed patient identification system, we do not believe any other company currently offers a human implantable microchip-based identification system. However, various media sources have recently reported on people who have been implanted with RFID chips obtained over the Internet for as little as $2.00. We do not believe that the RFID chips obtained over the Internet are FDA-approved medical devices. In addition, various alternative patient identification solutions are currently available, such as bracelets sold by MedicAlert, health information wallet cards, biometric systems and key fobs that store personal health records. VeriMed is currently in its initial phase of deployment, and our competitive position will depend on whether hospitals and other healthcare providers accept this new technology and incorporate it into their standard operating procedure. Our competitive position will also depend on whether patients prefer our VeriMed patient identification system to existing or future identification systems.

With respect to our infant protection and wander prevention systems, we believe several other companies offer solutions for these markets, including Visonic Technologies, RF Technologies, Innovative Control Systems and Senior Technologies. We believe that competition in these markets is mainly based on reputation and brand awareness. Given the fifteen years of experience of our subsidiary, Instantel, in these markets, we believe we compete favorably against our competitors. Based on a study we commissioned by Fletcher Spaght in October 2005, we believe we possess the leading market share of infant protection and a leading market share of wander prevention systems in North America.

With respect to the other systems we offer, we believe that competition is mainly based on product performance and ease of use, purchase price and operating cost. We believe that our systems are designed and manufactured to compete favorably based on these criteria with competitive systems currently in the market.

Manufacturing

Historically, our subsidiary VHI outsourced the manufacturing of all of its products to third parties, and our subsidiary Instantel outsourced the manufacturing of product components to third parties, but conducted final assembly, testing and quality control functions internally. We currently use the historical manufacturing processes of each of our subsidiaries for their respective products. As we continue to integrate our acquisitions, we intend to reevaluate our manufacturing procedures and determine whether to maintain our existing processes or to consolidate all or a portion of our manufacturing functions either with third parties or internally. To date, we have not had material difficulties with respect to our ability to obtain our products manufactured by third parties or our supply of components for the products that we assemble. We believe that if any of our manufacturers or suppliers is unable or unwilling to provide us with our products or components, we would be able to procure alternative sources without material disruption to our business.

Digital Angel is our sole supplier of the implantable VeriChip under the terms of a supply agreement we have in place with Digital Angel. Digital Angel is majority owned by our parent company, Applied Digital. Under our agreement with Digital Angel, Digital Angel purports to license us the right to manufacture the implantable VeriChip. However, in 1994, the exclusive rights to use certain patented technology involved in the manufacture of the implantable VeriChip for use in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name to Raytheon Company. Consequently, the right to independently manufacture the implantable VeriChip under our supply agreement with Digital Angel conflicts with and may be rendered inoperative by the previously granted right to use the patented technology for human identification.

The implantable VeriChip is manufactured for Digital Angel by Raytheon Microelectronics España under a supply agreement with Digital Angel that expires June 30, 2010. Raytheon Microelectronics España has represented that it is a wholly-owned subsidiary of Raytheon Company. The Raytheon Microelectronics España supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of glass encapsulated, syringe-implantable transponders, including the implantable VeriChip. However, because the supply agreement is with Raytheon Microelectronics España and not Raytheon Company, it is possible that Raytheon Microelectronics España lacks the authority or intellectual property rights to grant a license that would support our use of the patented technology in the manufacture of the implantable Verichip used in applications involving the identification of human beings.

We cannot assure you that we will be able to procure alternative manufacturing capability, if we are unable to obtain the implantable VeriChip from Digital Angel or if Digital Angel is unable to obtain it from Raytheon Microelectronics España or another supplier under the terms of the supply agreement with Raytheon Microelectronics España. We encourage you to read the risk factor titled “We rely on third parties to supply and manufacture the implantable VeriChip, making us vulnerable to supply disruption which could delay our product delivery to our customers” and the other risk factors under the “Risk Factors” section of this document.

Government Regulation

The VeriMed patient identification system is a medical device subject to extensive regulation by FDA, as well as other federal and state regulatory bodies in the United States and comparable authorities in other countries. We currently have FDA clearance to market our product in the United States for patient identification and health information. FDA regulations govern the following activities that we perform, or that are performed on our behalf, to ensure that medical products distributed domestically or exported internationally are safe and effective for their intended uses:

•	product design, development and manufacture;

•	product safety, testing, labeling and storage;

•	premarketing clearance or approval;

•	record keeping procedures;

•	product marketing, sales and distribution; and

•	post-marketing surveillance, reporting of deaths or serious injuries and medical device reporting.

FDA Premarket Clearance and Approval Requirements. Generally speaking, unless an exemption applies, each medical device we wish to distribute commercially in the United States will require either prior clearance under Section 510(k) of the Federal Food, Drug, and Cosmetic Act or a premarket approval application, or PMA, from FDA. Medical devices are classified into one of three classes—Class I, Class II, or Class III—depending on the degree or risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Devices deemed to pose lower risks are placed in either Class I or II. The manufacturer of a Class II device is typically required to submit to FDA a premarket notification requesting permission to commercially distribute the device and demonstrating that the proposed device is substantially equivalent to a previously cleared and legally marketed 510(k) device or a device that was in commercial distribution before May 28, 1976 for which FDA has not yet called for the submission of a PMA. This process is known as 510(k) clearance. Devices deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are generally placed in Class III, requiring premarket approval.

510(k) Clearance Pathway. By law, FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If FDA determines that the device, or its intended use, is not substantially equivalent to a previously-cleared device or use, FDA will place the device, or the particular use, into Class III. Notwithstanding, a manufacturer of such device may request FDA to classify and clear the device as a Class II device if the device does not pose a great risk, and thereby eliminate the need for a PMA. FDA determined that our VeriMed patient identification system is not substantially equivalent to a previously cleared device or use. However, we subsequently requested, and in October 2004 received, classification and clearance for VeriMed as a Class II device. In granting this clearance, FDA created a new device classification for “implantable radiofrequency transponder systems for patient identification and health information.” FDA also determined that devices that meet this description will be exempt from 510(k) premarket clearance so long as they comply with the provisions of an FDA guidance document that establishes special controls for this type of device. Therefore, a company that wishes to market products that will compete with the VeriMed patient identification system will not be required to submit a 510(k) premarket clearance application to the FDA if they comply with the special controls guidance document.

Premarket Approval Pathway. Generally, a PMA must be submitted to FDA if the device cannot be cleared through the 510(k) process. The PMA process is much more demanding than the 510(k) premarket notification process. A PMA must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to FDA’s satisfaction the safety and effectiveness of the device. Our current systems have not been, and we do not anticipate that any of our future systems will be, subject to PMA requirements.

Pervasive and Continuing Regulation. After a device is placed on the market, numerous regulatory requirements continue to apply. These include:

•	quality system regulation, or QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label uses;

•	clearance or approval of product modifications that could significantly affect safety or effectiveness or that would constitute a major change in intended use;

•	medical device reporting, or MDR, regulations, which require that manufacturers report to FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The VeriMed patient identification system is subject to special controls, including controls on biocompatibility, information security procedures, software validation, performance testing, electromagnetic compatibility and sterility testing, among other things.

We have registered with FDA as a medical device manufacturer. FDA has broad post-market and regulatory enforcement powers. We are subject to unannounced inspections by FDA, to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of our suppliers. Our current manufacturing facility has not yet been inspected by FDA.

Failure to comply with applicable regulatory requirements can result in enforcement action by FDA, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of our products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

Fraud and Abuse. We may directly or indirectly be subject to various federal and state laws pertaining to healthcare fraud and abuse, including anti-kickback laws. In particular, the federal healthcare program Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for or recommending a good or service, for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Penalties for violations include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. In implementing the statute, the Office of Inspector General, or OIG, has issued a series of regulations, known as the safe harbors. These safe harbors set forth provisions that, if all their applicable requirements are met, will assure healthcare providers and other parties that they will not be prosecuted under the Anti-Kickback Statute. The failure of a transaction or arrangement to fit precisely within one or more safe harbors does not necessarily mean that it is illegal or that prosecution will be pursued. However, conduct and business arrangements that do not fully satisfy each applicable element of a safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

Employees

As of May 15, 2005, we had 146 employees, of whom 45 were in our sales and marketing group, 25 in technical support, 35 in research and development, 23 in manufacturing and 18 in finance and administration. We consider our relationship with our employees to be good and have not experienced any interruptions of our operations as a result of labor disagreements. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Properties

Our corporate headquarters is located in Delray Beach, Florida, where we occupy approximately 2,200 square feet of office space pursuant to a transition services agreement with Applied Digital. The transition services agreement expires December 27, 2007. See “Certain Relationships and Related Party Transactions” for more information regarding the transition services agreement. We also occupy approximately 11,500 square feet of office space in Vancouver, Canada pursuant to a lease that expires May 31, 2009 where research and development, business development and a portion of our sales and administration functions are performed, and approximately 15,000 square feet of office space in Ottawa, Canada pursuant to a lease that expires May 31, 2009 where our manufacturing, assembly, customer service, product support and engineering functions are performed. In addition, a portion of our sales functions are currently performed in Edmonton, Canada, where we occupy approximately 3,000 square feet of office space. In the first quarter of 2006, we relocated the Edmonton operations to our facility in Ottawa and closed the Edmonton facility in April 2006. In May 2006, we also agreed to lease approximately 5,000 additional square feet of office space for our Ottawa facility. The additional space will be available August 1, 2006, and will cost approximately CDN$60,000 per year plus operating costs. The lease for the additional space expires May 31, 2009.

Legal Proceedings

On January 10, 2005, we commenced an action in the Circuit Court for Palm Beach County, Florida, against Metro Risk Management Group, LLC, or Metro Risk. In this suit, we have claimed that Metro Risk breached the parties’ three international distribution agreements by failing to meet required minimum purchase obligations. On July 1, 2005, Metro Risk asserted a counterclaim against us for breach of contract and fraud in the inducement. Specifically, in its claim for breach of contract, Metro Risk alleged that we breached the exclusivity provision of the parties’ distribution agreements by later signing a different distribution agreement with Henry Schein. Metro Risk asserted that the Henry Schein distribution agreement included areas in Europe. Moreover, regarding its claim for fraud in the inducement, Metro Risk alleged that we fraudulently induced Metro Risk into signing the distribution agreements by promising millions of dollars in profits. By virtue of its counterclaim, Metro Risk seeks reliance damages in the amount of $155,000, which represents the amount of money advanced by Metro Risk for the project, lost profits, and attorneys’ fees. Currently, we have pending a motion to strike Metro Risk’s answer, affirmative defenses, allegations within the counterclaim, and other claims. Given the early stage of the matter and because discovery has not yet begun, counsel is currently unable to assess our risk.

We are a party to various legal actions, as either plaintiff or defendant, including the matter identified above, which arise in the ordinary course of business. We do not believe that these actions will result in any loss to us, and accordingly, no provision has been made in the financial statements to this prospectus. However, litigation is inherently unpredictable, and the costs and other effects of pending or future litigation, governmental investigations, legal and administrative cases and proceedings, whether civil or criminal, settlements, judgments and investigations, claims or charges in any such matters, and developments or assertions by or against us relating to us or to our intellectual property rights and intellectual property licenses could have a material adverse effect on our business, financial condition and operating results.

MANAGEMENT

Executive Officers and Directors of the Registrant

Our executive officers and directors and their ages as of May 15, 2006, are:

Name	Age	Position
Kevin H. McLaughlin	64	Chief Executive Officer and Director
Daniel A. Gunther	45	President
Malik Talib	39	Executive Vice President
Nurez Khimji	38	Chief Financial Officer
Scott R. Silverman(1)(3)	42	Chairman of the Board of Directors
Daniel E. Penni(1)(2)	58	Director
Tommy G. Thompson(1)	64	Director
Constance K. Weaver(2)(3)	53	Director
Paul C. Green(2) (3)	56	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and governance committee

Mr. McLaughlin was appointed our Chief Executive Officer in November 2004 and has served as a member of our board of directors since November 2005. Mr. McLaughlin previously served as Chief Operating Officer of our parent company, Applied Digital, from April 2003 to April 2005 and as its President from May 2003 to April 2005. From April 2002 to March 2003, Mr. McLaughlin served as Chief Executive Officer, President and Chief Operating Officer of InfoTech USA, Inc., Applied Digital’s 52.5% owned subsidiary. Prior to April 2002, he served as Chief Executive Officer of Computer Equity Corporation, Applied Digital’s wholly-owned subsidiary. Mr. McLaughlin served as Applied Digital’s Vice President of Sales from June 2000 to July 2001. Mr. McLaughlin served as a director of Applied Digital’s majority-owned subsidiary, Digital Angel, from September 2003 to November 2005. He is currently the Chairman of the Board of Government Telecommunications Inc., a wholly-owned subsidiary of Applied Digital.

Mr. Gunther was appointed our President in June 2005. From 1987 until that time, Mr. Gunther held a series of senior management positions at Instantel in operations, product management, manufacturing, quality, sales and finance. In 1993, he was appointed Instantel’s Chief Financial Officer, in 2001 he was appointed its Chief Operating Officer and in 2003 he was appointed its President and Chief Executive Officer. In addition to these responsibilities, he was a member of Instantel’s board of directors from April 2003 to June 2005.

Mr. Talib was appointed our Executive Vice President in April 2005. Previously, he was President of VHI, which he founded, from July 1996 to March 2005 and Chief Executive Officer of VHI from January 1998 to May 2000 and January 2002 to March 2005. Mr. Talib has been the President of the Ismaili Council for British Columbia since 2002.

Mr. Khimji was appointed our Chief Financial Officer in April 2005. Prior to that time, he served as the Chief Financial Officer of VHI from January 2002 to March 2005. Mr. Khimji served as the Chief Financial Officer of Marine BioProducts from August 2001 to December 2001. From September 1997 to August 2001, Mr. Khimji served as a senior associate for KPMG LLP. He holds the designation of Chartered Accountant.

Directors

Mr. Silverman has served as the Chairman of our board of directors since March 2003 and as a member of our board of directors since February 2002. He has served as the Chairman of the board of directors of Applied Digital and as its Chief Executive Officer since March 2003. From August 2001 to March 2002, he served as a special advisor to Applied Digital’s board of directors and from March 2002 to March 2003, he served as Applied Digital’s President and as a member of its board of directors. From September 1999 to March 2002, Mr. Silverman operated his own private investment banking firm, and from October 1996 to September 1999, he served in various capacities for Applied Digital, including positions related to business development, corporate development and legal affairs. Mr. Silverman also currently serves on the board of directors of Applied Digital’s majority-owned subsidiary, Digital Angel. Mr. Silverman is an attorney licensed to practice in New Jersey and Pennsylvania.

Mr. Green has served as a member of our board of directors since December 2005. Since September 2002, Mr. Green has served as the President of Paul C. Green Consulting, a financial services consulting firm. From 1990 to September 2002, he was Chairman of the board of directors, Chief Executive Officer and President of Massachusetts Finncorp., Inc. and President of Massachusetts Cooperative Bank. Since January 2005, Mr. Green has also served as trustee of the 32 Brazeo Lane Realty Trust.

Mr. Penni has served as a member of our board of directors since June 2004. Presently, he is a principal with the Endowment for the 21st Century. From 1988 until March 2006, Mr. Penni was employed by Arthur J. Gallagher & Co., where he served in several positions, including most recently as an Area Executive Vice President. He has worked in various sales and administrative roles in the insurance business since 1969. Mr. Penni has been a member of the board of directors of Applied Digital since 1994 and serves as the Chairman of Applied Digital’s compensation committee. He also currently serves as Treasurer and Chairman of the Finance Committee of the Board of Trustees of the Massachusetts College of Pharmacy and Health Sciences in Boston.

Mr. Thompson has served as a member of our board of directors since July 2005. Mr. Thompson is currently a partner at Akin Gump Strauss Hauer & Feld LLP and is a senior advisor to Deloitte & Touche LLP, serving as the independent chair of the Deloitte Center for Health Care Management and Transformation. He also has served as President of Logistics Health, Inc. since March 2005. He served as the Secretary of the U.S. Department of Health and Human Services from January 2001 to January 2005. He previously served as governor of Wisconsin from 1987 through 2001. He also serves on the board of directors of Centene Corporation, a multi-line managed care organization that provides Medicaid and Medicaid-related programs to organizations and individuals through government subsidized programs. He has been a director of C. R. Bard, Inc., a designer and seller of medical, surgical, diagnostic and patient care devices, since August 2005 and is a member of its science and technology committee and regulatory compliance committee.

Ms. Weaver has served as a member of our board of directors since February 2005. Since July 2005, Ms. Weaver has served as the Executive Vice President and Chief Marketing Officer for Bearing Point, Inc. From October 2002 to February 2005, Ms. Weaver served as Executive Vice President, Public Relations, Marketing Communications and Brand Management for AT&T Corporation, or AT&T. From 1996 to October 2002, Ms. Weaver served as Vice President, Investor Relations and Financial Communications for AT&T. From 1995 through 1996, she was Senior Director, Investor Relations and Financial Communications for Microsoft Corporation. From 1993 to 1995, she was Vice President, Investor Relations, and from 1991 to 1993 she was Director of Investor Relations, for MCI Communications, Inc. Ms. Weaver has been a member of the board of directors of Applied Digital since July 1998 and serves as a member of Applied Digital’s compensation, nominating and technology committee and as Chairman of Applied Digital’s compliance committee.

Board Composition

Our board of directors currently consists of six members: Scott R. Silverman, Kevin H. McLaughlin, Daniel E. Penni, Tommy G. Thompson, Constance K. Weaver and Paul C. Green. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. The classes of the directors are as follows:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2007. The Class I directors are Paul C. Green and Tommy G. Thompson.

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2008. The Class II directors are Kevin H. McLaughlin and Constance K. Weaver.

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2009. The Class III directors are Daniel E. Penni and Scott R. Silverman.

The classification of the board of directors may have the effect of delaying or preventing changes in the control or management of our company. Our directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, disqualification or removal.

There are no family relationships among our directors and executive officers. Subject to certain exceptions, under the listing standards of the Nasdaq National Market, within one year of the effectiveness of a registration statement filed with the Commission in connection with a public offering of securities, boards of directors must consist of a majority of independent directors. Although we are considered a “controlled” company under such listing standards and therefore are not required to comply with such listing standards, we have nevertheless determined to comply with them except for the composition of our compensation committee, which will include one director who has not been determined to be independent. Our board of directors has determined that four of our six directors are independent under such standards.

Director Compensation

Our directors who are also our employees do not receive any additional compensation for their services as our directors. Following the offering, we will pay each of our non-employee directors, other than Mr. Silverman, a quarterly fee of $5,000 for serving on our board of directors. We will pay an additional $1,000 quarterly fee to the chairperson of our audit committee. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending board and committee meetings. As of December 15, 2005, each non-employee director, except Mr. Green who was appointed on December 12, 2005, had been issued stock options under our flexible stock plans.

During 2005, Mr. Thompson and Ms. Weaver were granted annual option awards of 166,667 and 133,333 options, respectively, to purchase shares of our common stock, at exercise prices of $2.85 and $2.31 per share, respectively. The exercise prices of these options were equal to or greater than the estimated fair market value of our common stock on the dates of grant. Except with respect to our flexible stock plans, non-employee directors are not eligible to participate in any of our other benefit plans.

We currently have a medical advisory board consisting of Dr. Sameer Mehta, Mr. Howard Weintraub, Dr. Jonathan Musher and Nick Minicucci, Jr. During 2005, Dr. Sameer Mehta, Mr. Howard Weintraub and Dr. Jonathan Musher were each granted options to purchase 66,667 shares of our common stock, at a weighted average exercise price of $1.71 per share.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors currently has an audit committee, compensation committee and nominating and governance committee.

Audit Committee

Our audit committee is responsible for the oversight of our accounting, reporting and financial control practices. Among other functions, the audit committee is responsible for:

•	overseeing and monitoring our accounting, financial reporting processes, audits and the integrity of our financial statements;

•	appointing and overseeing the work of our independent accountants and reviewing the adequacy of our system of overseeing the independent accountant’s qualifications, independence and performance;

•	assisting our board of directors in the oversight and monitoring of our compliance with legal and regulatory requirements;

•	reviewing our internal accounting and financial controls; and

•	reviewing our audited financial statements and reports and discussing the statement and reports with management, including any significant adjustments, management judgments and estimates, new accounting polices and disagreements with management.

The members of our audit committee are Paul C. Green, Daniel E. Penni and Constance K. Weaver. Mr. Green chairs the audit committee. Our board of directors has determined that each of the members of our audit committee is “independent” as defined under, and required by, the federal securities laws and the rules of the Nasdaq National Market, including Rule 10A-3(b)(i) under the Securities and Exchange Act of 1934. Our board of directors has determined that Mr. Green qualifies as an “audit committee financial expert” under the federal securities laws and has the “financial sophistication” required under the rules of the Nasdaq National Market.

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers, evaluating the performance for our key executive officers, administering our employee benefit plans and making recommendations to our board of directors regarding these matters.

Our compensation committee currently consists of Scott R. Silverman, Daniel E. Penni and Tommy G. Thompson. Mr. Silverman chairs the compensation committee.

Nominating and Governance Committee

The members of our nominating and governance committee are Paul C. Green and Constance K. Weaver. Ms. Weaver chairs the committee. Our nominating and corporate governance committee identifies, evaluates and recommends nominees to our board of directors and its committees, conducts searches for appropriate directors and evaluates the performance of our board of directors and of individual directors. It is also responsible for ensuring that we and our employees maintain the highest standards of compliance with both external and internal rules, regulations and good practices. Further, the nominating and governance committee is responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and reporting and making recommendations to our board of directors concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to the formation of the compensation committee in December 2005, our board of directors as a whole made decisions relating to compensation of our executive officers.

Code of Business Conduct and Ethics

Our board of directors has approved and we have adopted a Code of Conduct and Corporate Ethics General Policy Statement, or the Code of Conduct, that applies to all of our directors, officers and employees. This Code of Conduct is available upon written request to VeriChip Corporation, Attention: Secretary, 1690 South Congress Avenue, Suite 200, Delray Beach, Florida 33445. The Audit Committee of the board of directors is responsible for overseeing the Code of Conduct. Our board of directors must approve any waivers of the Code of Conduct for directors and executive officers.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary Compensation Table

The following table sets forth summary information concerning compensation of our Chief Executive Officer and each of the next four most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during our fiscal year ended December 31, 2005. We refer to these persons as our named executive officers.

		Annual Compensation							Long-Term Compensation
								Other Annual Compensation(1)	Shares Underlying Options	All Other Compensation
Name and Principal Position	Year	Salary			Bonus
Kevin H. McLaughlin Chief Executive Officer	2005 2004		$132,923 –	(2)		$150,500 –		$6,750 –	433,333 –	– –
Keith I. Bolton Former President	2005 2004	$ $	101,092 112,612	(5)	$ $	6,000 25,000		$3,850 –	– –	$2,066 –	(3)
Daniel A. Gunther(4) President	2005		$96,821	(6)		$249,330		–	166,667	–
Malik Talib(4) Executive Vice President	2005		$130,165	(2)		$112,603	(7)	–	77,050	$2,603	(8)
Nurez Khimji(4) Chief Financial Officer	2005		$92,975	(2)		$81,612	(9)	–	38,525	$1,860	(8)

(1)	Represents car allowances paid to Messrs. McLaughlin and Bolton during 2005.
(2)	Represents compensation paid to Messrs. McLaughlin, Talib and Khimji for the period April 1 to December 31, 2005.
(3)	Represents the amount of commissions paid to Mr. Bolton in 2005.
(4)	Messrs. Gunther, Talib and Khimji receive salary and bonus paid in Canadian dollars. The compensation amounts reported in this table have been converted from Canadian dollars to U.S. dollars using the average exchange rate for 2005.
(5)	Includes $852 of earned income that was contributed to Mr. Bolton’s flexible spending plan
(6)	Represents compensation paid to Mr. Gunther for the period June 1 to December 31, 2005.
(7)	Includes a retention bonus paid to Mr. Talib in the amount of $50,000.
(8)	Represents the amount of contributions paid by the Company on behalf of Messrs. Talib and Khimji to a defined pension plan.
(9)	Includes a retention bonus paid to Mr. Khimji in the amount of $35,000.

Stock Options Granted in Fiscal 2005

The following table sets forth information concerning stock options granted to each of our named executive officers during the fiscal year ended December 31, 2005 and all individuals serving as the president during 2005. The percentage of total options granted to employees set forth below is based on an aggregate of 1,283,799 shares of our common stock underlying options granted in 2005.

Name	Individual Grants			Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Shares Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/share)(2)
					5%	10%
Kevin H. McLaughlin	433,333	33.8%	$2.31	7/1/2013	$	$
Keith I. Bolton	0	0	–	–
Daniel A. Gunther	166,667	13.0%	$2.475	8/12/2013
Malik Talib	77,050	6.0%	$2.31	7/1/2013
Nurez Khimji	38,525	3.0%	$2.31	7/1/2013

(1)	Potential realizable values are net of exercise price, but before any taxes associated with exercise. The assumed rates of stock appreciation are provided in accordance with SEC rules based upon an assumed initial public offering price of $ per share, and do not represent our estimate or projection of the future stock price.
(2)	Represents the estimated fair value of the common stock on the date of grant as determined by our management and approved by our board of directors.

Option Exercises and Fiscal 2005 Year End Value

The following table shows information concerning the number and value of unexercised options held by each of the named executive officers as of December 31, 2005 and all individuals serving as the president during 2005. There were no options exercised by the named executive officers in 2005. There was no public trading market for the common stock as of December 31, 2005. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis of an assumed initial public offering price of $             per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options. On December 12, 2005, the Company’s board of directors approved a proposal which provides for the vesting on December 30, 2005, of all of our outstanding and unvested stock options previously awarded to employees and directors.

	Number of Shares of Common Stock Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Kevin H. McLaughlin	666,667	–	$	$
Keith I. Bolton	400,000	–
Daniel A. Gunther	166,667	–
Malik Talib	77,050	–
Nurez Khimji	38,525	–

Employment Contracts

We have an incentive compensation plan with our Chief Executive Officer, Kevin McLaughlin, dated as of April 20, 2006. Under the terms of this plan, Mr. McLaughlin receives a base salary of US$200,000 and is eligible to receive incentive compensation of up to US$350,000, which will be calculated based upon the achievement of certain corporate objectives, including the achievement of minimum revenue and EBITDA objectives, the completion of this offering, the achievement of minimum goals with respect to the number of hospitals that have agreed to implement our VeriMed patient identification system, the achievement of minimum goals with respect to the number of hospitals that have actually implemented our VeriMed patient identification system, and the completion of the successful transfer from Digital Angel to us of the operation of the VeriMed patient identification system database. In addition, Mr. McLaughlin is eligible to receive additional incentive compensation equal to the product obtained by multiplying US$500,000 by the percentage that the actual revenue derived from the operations of the former acquired companies eXI and Instantel exceeds the budgeted revenue from those operations.

We have entered into an employment arrangement with our President, Daniel A. Gunther, effective as of June 10, 2005 and amended as of April 14, 2006 by a new incentive compensation plan. Under the terms of the arrangement, Mr. Gunther receives an initial base salary of CDN$210,000 and is eligible to receive incentive compensation of up to CDN$300,000, which will be calculated based upon the achievement of certain corporate objectives, including the achievement of minimum revenue and EBITDA objectives, the completion of this offering, the completion of the development of the VeriMed patient identification system product line, the completion of the integration of the Hugs infant protection system with the VeriChip Auto-ID platform, and the deployment of certain asset tracking systems. In addition, Mr. Gunther is eligible to receive additional incentive compensation equal to the product obtained by multiplying CDN$600,000 by the percentage that the actual revenue derived from the operations of the former acquired companies eXI and Instantel exceeds the budgeted revenue from those operations. Mr. Gunther has also been granted an option to acquire 166,667 shares of our common stock, at a price per share equal to US$2.475. Under the terms of the arrangement, Mr. Gunther has agreed, during the course of his engagement and for a period of one year following the termination thereof, not to, directly or indirectly, attempt to solicit or in any other way disturb or service any person, firm or corporation that has been a customer, employee or vendor of the Company, or any of its current or future affiliates, at any time within one year prior to Mr. Gunther’s termination.

Through our subsidiary VHI, we have entered into an executive agreement effective as of April 1, 2005 with Malik Talib, who serves as our Executive Vice President. Pursuant to the agreement, Mr. Talib receives an annual base salary of CDN$210,000. In addition, Mr. Talib is eligible to receive a quarterly bonus of CDN $2,500 and an annual bonus of up to 50% of his base salary. Payment of the quarterly bonus is contingent upon the attainment of certain financial objectives and integration goals as determined by our President and CEO. The amount of the annual bonus is to be determined by the compensation committee of our board of directors based upon various criteria including EBITDA, strategic acquisitions, capital market activities, strategic partnerships and the integration of VHI. The annual bonus criteria are subjective in nature and serve merely as factors for the compensation committee to consider in determining the amount of bonus to be paid to Mr. Talib, if any. The annual bonus criteria do not include any objective performance goals or targets which, if satisfied or achieved, would entitle Mr. Talib to a specific bonus payment amount. Mr. Talib has also been granted an option to acquire 77,050 shares of our common stock, at an exercise price per share equal to US$2.31. On January 15, 2006, Mr. Talib was granted an additional option to acquire 3,831 shares of our common stock, at an exercise price per share equal to US$2.31. Mr. Talib has agreed that if he is no longer employed by us, he will not, for a period of two years, engage in any aspect of the wireless technology business in North America or solicit any of our customers or employees. We may terminate the executive agreement upon one year’s written notice or the payment of one year’s salary, based on salary level for the previous 12 months.

Through our subsidiary VHI, we have entered into an executive agreement effective as of April 1, 2005 with Nurez Khimji, who serves as our Chief Financial Officer. Pursuant to the agreement, Mr. Khimji receives an annual base salary of CDN$150,000. On March 1, 2006, Mr. Khimji’s annual base salary was increased to CDN$157,500. In addition, Mr. Khimji is eligible to receive incentive compensation of up to CDN$200,000 pursuant to an incentive compensation plan dated as of April 20, 2006. The amount of incentive compensation will be calculated based upon the achievement of certain corporate objectives, including the achievement of minimum revenue and EBITDA objectives, the completion of this offering, and the timely completion of other job-specific tasks. In addition, Mr. Khimji is eligible to receive additional incentive compensation equal to the product obtained by multiplying CDN$300,000 by the percentage that the actual revenue derived from the operations of the former acquired companies eXI and Instantel exceeds the budgeted revenue from those operations. Mr. Khimji has also been granted an option to acquire 38,525 shares of our common stock, at an exercise price per share equal to US$2.31. On January 15, 2006, Mr. Khimji was granted an additional option to acquire 1,918 shares of our common stock, at an exercise price per share equal to US$2.31. Mr. Khimji has agreed that if he is no longer employed by us, he will not, for a period of two years, engage in any aspect of the wireless technology business in North America or solicit any of our customers or employees. We may terminate the executive agreement and Mr. Khimji’s employment upon 12 months written notice.

Stock Option and Other Compensation Plans

VeriChip Corporation 2002 Flexible Stock Plan and 2005 Flexible Stock Plan

The Company sponsors and maintains two separate flexible stock plans, the 2002 Flexible Stock Plan and the 2005 Flexible Stock Plan. The 2002 Flexible Stock Plan, as amended, was approved by our stockholder on February 7, 2002, and the 2005 Flexible Stock Plan was adopted by our board of directors on April, 27, 2005, approved by our stockholder on May 6, 2005 and approved by the stockholders of our parent company, Applied Digital, on June 11, 2005. The purpose of our Flexible Stock Plans is to attract, motivate and reward service providers and other individuals eligible for such awards of our common stock and/or cash, or a Benefit, and to encourage ownership of our common stock. The 2002 Flexible Stock Plan and the 2005 Flexible Stock Plan are substantially similar in form, types of awards and other material provisions, except with respect to the eligibility provisions under each respective plan and the total number of shares reserved for issuance under each plan.

The 2002 Flexible Stock Plan’s eligibility provision provides that we may grant Benefits under the plan to those employees and directors of our company and or its affiliates who are selected by our company to participate in the Plan. The total number of shares reserved for issuance under the 2002 Flexible Stock Plan is 5,900,000.

The 2005 Flexible Stock Plan’s eligibility provisions are more expansive than the 2002 Flexible Stock Plan’s eligibility provisions. Under the 2005 Flexible Stock Plan, we may grant Benefits to employees, members of our board of directors (including former employees and members of our board in connection with their separation from our company) and other individuals who are not affiliates but have a direct or indirect ownership interest in our company or its affiliates or in which our company has a direct or indirect ownership interest, individuals who, and employees and owners of entities which are, customers and suppliers of our company or its affiliates, individuals who, and employees and owners of entities which, render services to our company or its affiliates, and individuals who, and employees and owners of entities which have an ownership or business affiliation with any such individuals or entities described above. The total number of shares reserved for issuance under the 2005 Flexible Stock Plan is 833,333.

Shares Issued under the Flexible Stock Plans

Shares issued under the 2002 Flexible Stock Plan and the 2005 Flexible Stock Plan may be authorized but unissued shares, shares held in treasury, or both. If an option or SAR expires or is terminated, surrendered or canceled, without having been fully exercised, if restricted stock or performance shares are forfeited, or if any other grant results in shares of our common stock not being issued, the shares covered by such option or SAR, grant of shares of restricted stock, performance shares or other grant, as the case may be, shall again be available for use under the Flexible Stock Plans.

The Flexible Stock Plans contain provisions for equitable adjustments of awards granted under the plans if there is any change in our common stock by reason of any stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares.

Administration

Each Flexible Stock Plan is administered by a committee, referred to as the Committee. The Committee shall consist of our board of directors, unless the board appoints a Committee of two or more but less than all of the board. If the Committee does not include the entire board, it shall serve at the pleasure of the board, which may from time to time appoint members in substitution for members previously appointed.

Subject to the provisions of each Flexible Stock Plan, the Committee has complete authority to:

•	determine when and to whom benefits are granted and the type and amounts of such benefits;

•	determine the terms, conditions and provisions of, and restrictions relating to each benefit granted;

•	interpret and construe the Flexible Stock Plans and all agreements granting benefits under the plans;

•	prescribe, amend and rescind rules and regulations relating to the plans;

•	determine all questions relating to benefits under the plans;

•	maintain accounts, records and legends relating to benefits;

•	employ agents, attorneys or accountants or other persons for such purposes as the Committee considers necessary or desirable.

•	take, at any time, any action required or permitted by the Flexible Stock Plans in the case of a change of control, irrespective of whether a change of control has occurred or is imminent;

•	determine, except to the extent otherwise provided in the Flexible Stock Plans, whether and to which extent benefits will be structured to conform to the requirements applicable to performance-based compensation, and to take such action, establish such procedures, and impose such restrictions at the time such benefits are granted as the Committee determines to be necessary or appropriate to conform to such requirements; and

•	do and perform all acts which it may deem necessary or appropriate for the administration of the Flexible Stock Plans and carry out the purposes of the Flexible Stock Plans.

Amendment, Termination and Change in Control

Our board of directors may amend either Flexible Stock Plan at any time. However, our board of directors may not amend the Flexible Stock Plans without stockholder approval if such amendment:

•	would cause options, which are intended to qualify as incentive stock options to fail to qualify as such;

•	would cause the Flexible Stock Plans to fail to meet the requirements of Rule 16b-3 of the Securities Exchange Act of 1934; or

•	would violate applicable law.

The amendment or termination of either Flexible Stock Plan will not adversely affect any Benefit granted prior to such amendment or termination. However, any Benefit may be modified or canceled by the Committee if and to the extent permitted by the Flexible Stock Plans or benefit agreement or with the consent of the participant to whom such Benefit was granted.

The Flexible Stock Plans have no fixed termination date and shall continue in effect until terminated by our board of directors.

In the event of a change of control, all incentive stock options and non-qualified stock options shall become fully exercisable, except to the extant that the right to exercise the option is subject to restrictions established in connection with an SAR that is issued in tandem with the option; all SARs shall become immediately payable, except to the extant that the right to exercise the SAR is subject to restrictions established in connection with an option that is issued in tandem with the SAR; all restricted stock shall become vested; all performance shares shall be deemed fully earned; and all cash awards, other stock based awards, and other benefits shall become fully vested, exercisable or payable. In addition, the Committee may, to the extent not inconsistent with the above, provide such protection as it deems necessary to maintain a participant’s rights, including, without limitation:

•	providing for purchase of a benefit for an amount in cash equal to the amount which could have been attained upon the exercise or realization of such benefit;

•	making such adjustment to the outstanding benefits as the Committee deems appropriate; and/or

•	causing the outstanding benefits to be assumed, or new benefits substituted therefor, by the surviving corporation.

Eligibility for Benefits

The 2002 Flexible Stock Plan and the 2005 Flexible Stock Plan have different eligibility provisions.

The 2002 Flexible Stock Plan’s eligibility provision provides that benefits may be awarded to individuals selected by the Committee who are employees of, or members of the board of directors of, our company or its affiliates. Only employees will be eligible for incentive stock options under the plan.

The 2005 Flexible Stock Plan’s eligibility provisions are more expansive and provide that Benefits may be awarded to individuals selected by the Committee who are employees of, or members of the board of directors of, our company or its affiliate (including former employees and former members of the board of directors if in connection with their separation from our company), employees and owners of entities which are not affiliates but which have a director or indirect ownership interest in our company or its affiliates or in which our company or its affiliate has a direct or indirect ownership interest, individuals who, and employees and owners of entities which, are entities which render services to our company and its affiliates and individuals who, and employees and owners of entities, which have ownership or business affiliations with any individual or entity described above. Only employees will be eligible for incentive stock options under the plan.

Types of Benefits

Under the Flexible Stock Plans, the Committee may grant a number of different types of benefits. A summary of the principal characteristics of various types of benefits which may be granted is set forth below. The Flexible Stock Plans provide that the total number of shares that may be covered by a stock option where the purchase price is no less than the fair market value of the shares on the grant date plus SARs which may be granted to any participant in any fiscal year shall not exceed $25,000,000.

Stock Options.  Two types of stock options may be granted under each Flexible Stock Plan. Stock options intended to qualify for special tax treatment under Section 422 of the Code are referred to as “incentive stock options,” and options not intended to so qualify are referred to as “non-qualified stock

Options.” In the case of non-qualified stock options, the option price shall be determined by the Committee but shall be no less than 85% of the fair market value of the shares of our common stock on the date the option is granted, and, in the case of incentive stock options, the price shall be determined by the Committee but shall be no less than the fair market value of the shares of our common stock on the date the option is granted.

The other terms of options shall be determined by the Committee and set forth in any agreement evidencing the terms of benefits granted under each Flexible Stock Plan. However, no holder of any stock option may exercise such stock option if our common stock is not then traded publicly on a stock exchange or stock market except in connection with a sale of our company or part of our common stock or within two months prior to the expiration of the stock option as provided in the agreement (or as may be extended by the Committee). However, in the case of options intended to qualify as incentive stock options, such terms must meet all requirements of Section 422 of the Code.

SARs.  A SAR is the right to receive an amount equal to the appreciation in value of one share of common stock from the time the SAR is granted until the time the grantee elects to receive payment. Participants who elect to receive payment of SARs shall receive payment in cash, common stock or a combination of both, as the Committee shall determine. When SARs are granted in tandem with an incentive stock option, the SARs must contain such terms and conditions as are necessary for the related option to qualify as an incentive stock option. In addition, if SARs are granted in tandem with a stock option, the exercise of the option shall cause a correlative reduction in the SARs and the payment of SARs shall cause a correlative reduction in the shares under the stock option.

Restricted Stock.  Restricted stock is common stock which is subject to forfeiture until a period of time has elapsed or certain conditions have been fulfilled. Unless the Committee determines otherwise, shares of restricted stock shall be granted at a cost equal to par value (presently $0.0015 per share). Certificates representing shares of restricted stock shall bear a legend referring to the applicable Flexible Stock Plan, noting the risk of forfeiture of the shares and stating that such shares are non-transferable until all restrictions have been satisfied and the legend has been removed. At the discretion of the Committee, the grantee may or may not be entitled to full voting and dividend rights with respect to all shares of restricted stock from the date of grant.

Performance Shares.  Performance shares are the right to receive our common stock or cash equal to the fair market value of our common stock at a future date in accordance with the terms of the grant. The terms and conditions of such performance shares shall be determined by the Committee, in its sole discretion, but generally are expected to be based substantially upon the attainment of targeted profit and/or performance objectives.

Cash Awards.  A cash award is a benefit payable in cash. The Committee may grant a cash award at such time and such amounts it deems appropriate. The amount of any cash award in any fiscal year to any participant who is subject to Section 16 of the Exchange Act shall not exceed the greater of $100,000 or 100% of his or her cash compensation for such fiscal year.

Other Stock Based Awards.  An other stock based award is an award that is valued in whole or in part by reference to, or is otherwise based on, our common stock. Other stock based awards may include, without limitation, the grant of shares based on certain conditions, the payment of cash based on the performance of the common stock, and the grant of securities convertible into shares. The Committee shall have the right to grant shares in lieu of the payment of cash compensation pursuant to the mutual agreement of the participant and us.

Other Benefits.  The Committee shall have the right to provide types of benefits under the Flexible Stock Plans in addition to those specifically listed, if the Committee believes that such benefits would further the purposes for which the Flexible Stock Plans were established.

Transferability.  Unless otherwise specified in an agreement or permitted by the Committee, each Benefit shall be non-transferable other than by will or the laws of descent and distribution and shall be exercisable during a participant’s lifetime only by him/her.

Tandem Awards.  Awards may be granted by the Committee in tandem. However, no benefit may be granted in tandem with an incentive stock option except SARs.

Payment.  Upon the exercise of an option or in the case of any other benefit that requires a payment to us, payment may be made either in cash, including a so-called “cashless exercise” or such other method as the Committee or agreement may provide.

Limitation on Benefits.  The number of shares covered by stock options where the purchase price is no less than fair market value of the shares on the grant date and SARs that may be granted in any fiscal year shall not exceed $25,000,000. The cash awards in any fiscal year to any participant who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, shall not exceed the greater of $100,000 or 100% of his or her cash compensation for such fiscal year.

Limitation on Exercise.  Notwithstanding anything contained in the stock option award, no holder of an Option may exercise such Option if the Company’s common stock is not then traded publicly on the bulletin board or on a stock exchange or stock market, except: (i) in connection with a sale of all or part of the Company’s common stock, or (ii) within two months prior to the expiration of the Option as provided in the stock option award (or as may be extended by the Committee).

Effect of Termination for Cause.  If a participant is an employee and he or she is “terminated for cause,” or violates any of the terms of such participant’s employment after such participant has become vested in any of such participant’s rights under the Flexible Stock Plans, the participant’s full interest in such rights shall terminate on the date of such termination of employment and all rights thereunder shall cease. Whether a participant’s employment is terminated for cause shall be determined by our board. Cause shall include, but not be limited to gross negligence, willful misconduct, flagrant or repeated violations of our policies, rules or ethics, a material breach by the participant of any employment agreement between the participant and the employer, intoxication, substance abuse, sexual or other unlawful harassment, disclosure of confidential or proprietary information, engaging in a business competitive with us or our affiliates, or dishonest, illegal or immoral conduct.

Incentive Compensation Plans

We have adopted a Sales Incentive Compensation Plan and a Senior Management Incentive Compensation Plan that provide monetary incentives for meeting and exceeding revenue targets. Employees that are eligible to participate in the Sales Incentive Compensation Plan are identified each fiscal year, and are not assured continued participation. Participating employees receive pre-determined compensation for achieving specified revenue targets.

Employees that are eligible to participate in the Senior Management Incentive Compensation Plan are identified each fiscal quarter or fiscal year, and are not assured continued participation. Participating employees receive pre-determined compensation for achieving specified revenue targets, subject to a minimum earnings requirement. If the EBITDA target or minimum earnings in the fiscal quarter or fiscal year is not achieved, incentive compensation for that fiscal quarter or fiscal year for all participants is reduced to achieve the minimum EBITDA or minimum earnings.

401(k) Retirement Plan

VHI maintains and contributes to and has certain obligations under a defined contribution pension plan for eligible Canadian employees. Applied Digital has a retirement savings plan under section 401(k) of the Internal Revenue Code for the benefit of eligible United States employees, including our eligible U.S. employees. Applied Digital has made no matching contributions to the 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since our incorporation in November 2001, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or entities affiliated with them, had a material interest, other than as described in the “Management” section of this prospectus and in the transactions described below.

Transactions with Applied Digital

Loan from Applied Digital

As of March 31, 2006, we owed our parent company, Applied Digital, approximately $7.3 million in principal and accrued interest. To evidence that indebtedness, on December 27, 2005 we entered into an agreement with Applied Digital providing for a revolving loan to us in principal amount of up to $8.5 million. The loan bears interest at the highest prime rate of interest as published from time to time in The Wall Street Journal. The revolving loan and all other obligations of any kind owed by us to Applied Digital are secured by a lien on all of our assets. Upon the closing of our offering, we will use a portion of the proceeds to repay our loan. After we repay our loan, the lien on our assets will be released. The interest rate negotiated between the parties was based upon the rate that large financial institutions charge their best clients in arms length lending transactions. Depending upon our future operating performance, such rate may not be comparable to the terms that we could obtain from independent third parties.

Transition Services Agreement

On December 27, 2005, we entered into a transition services agreement with our parent, Applied Digital, in which Applied Digital agreed to provide us with certain administrative transition services and payment of expenses requested from time to time by us, including payroll, legal, finance, accounting, information technology and tax services and services related to this offering. As compensation for these services, we have agreed to pay Applied Digital (i) approximately $62,000 per month for fixed costs allocable to these services, (ii) Applied Digital’s reasonable out-of-pocket direct expenses incurred in connection with providing these services, (iii) Applied Digital’s expenses incurred in connection with services provided to us in connection with this offering and (iv) any charges by third party service providers that may or may not be incurred as part of this offering and that are attributable to transition services provided to or for us.

The term of the agreement continues until such time as we request Applied Digital to cease performing such services, provided that Applied Digital is not obligated to continue to provide the transition services for more than two years. Except for any request by us that Applied Digital cease to perform transition services, the agreement may not be terminated by either party except in the event of a material default in Applied Digital’s delivery of the transition services or in our payment for those services.

The terms of the transition services agreement were negotiated between certain of our executive officers and certain executive officers of Applied Digital, and were based upon historical amounts incurred by Applied Digital for payment of such services to third parties. Accordingly, we believe that the terms of the transactions are comparable to terms that one could obtain from independent third parties.

Instantel Acquisition

On June 10, 2005, we and our subsidiary, VHI, entered into a share purchase agreement with Instantel, Instantel Holding Company, Perceptis, L.P., and our parent, Applied Digital, to acquire 100% of the common stock of Instantel. Under the terms of the share purchase agreement, Instantel became a wholly-owned subsidiary of VHI.

Under the share purchase agreement, the $25.0 million purchase price for the Instantel stock was payable in two installments. Applied Digital funded the first $22.0 million installment upon the closing of the acquisition on June 10, 2005. The second payment is required to be made on the earlier of the closing of this offering or September 30, 2006, subject to extension until December 31, 2006. If this offering is completed prior to September 30, 2006 (or December 31, 2006, if extended), then the second payment may be satisfied by issuing to Perceptis a number of shares of our common stock with a market value of $2.0 million and by transferring a number of shares of Applied Digital common stock with a market value of $1.0 million that are currently being held in escrow. If this offering is not completed prior to September 30, 2006 (or December 31, 2006, if extended), then Perceptis may elect, at its option, to receive either a cash payment from us equal to $2.5 million or a number of shares of Applied Digital common stock with an aggregate market value equal to $3.0 million on the date of payment.

The second payment is our obligation, but our obligation has been guaranteed by Applied Digital and secured by shares of Applied Digital common stock with a market value of $3.0 million which have been placed in escrow for the benefit of Perceptis. Upon the closing of this offering prior to September 30, 2006 (or December 31, 2006, if extended), we will exchange a number of shares of our common stock with an aggregate market value of $2.0 million on the date of exchange for a number of shares of Applied Digital common stock currently held in the escrow account with an aggregate market value of $2.0 million on the date of exchange. Following this exchange of shares, Perceptis will receive the shares of our common stock and also the remaining shares of Applied Digital common stock held in the escrow account. Pursuant to a letter agreement between us, VHI and Applied Digital, we will be required to deliver the shares of Applied Digital common stock we receive in the exchange along with cash in the amount of $1.0 million in order to reimburse Applied Digital for the Applied Digital stock issued to the escrow account to secure Applied Digital’s guarantee of our obligation to make the second payment under the share purchase agreement.

Applied Digital agreed to fund the cost of the acquisition and to guarantee our obligation to make the second payment under the share purchase agreement in order for us to affect the acquisition, which Applied Digital felt was in its best interest as well as the best interest of its shareholders. Given that we did not provide Applied Digital with any specific consideration for the transaction, we do not believe that the terms are comparable to terms that could be obtained in transaction with independent third parties.

Transactions with Digital Angel

Amended and Restated Supply and Development Agreement

We have an amended and restated supply and development agreement with Digital Angel, a majority-owned subsidiary of our parent, Applied Digital, relating to the implantable VeriChip and to the technology underlying our implantable microchip business. This technology is used in our VeriMed, VeriGuard and VeriTrace systems. Digital Angel is our sole supplier of microchips relating to our implantable microchip business. Under our agreement with Digital Angel, Digital Angel purports to license to us the right to use the implantable VeriChip technology. However, in 1994, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. Consequently, the license purportedly granted to us under our supply agreement with Digital Angel conflicts with the exclusive rights previously granted in 1994 by Destron/IDI, Inc. to use the patented technology for human identification.

Raytheon Microelectronics España entered into a supply agreement with Digital Angel effective as of April 26, 2006. Raytheon Microelectronics España has represented that it is a wholly-owned subsidiary of Raytheon Company. Digital Angel relies solely on the supply agreement with Raytheon Microelectronics España for the manufacture and assembly of implantable VeriChips. The Raytheon Microelectronics España supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings as more fully described below. We are also dependent upon the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel to support our right to use the patented technology in applications involving the identification of human beings. However, Digital Angel’s 2006 supply agreement is with Raytheon Microelectronics España and not Raytheon Company and it is possible that Raytheon Microelectronics España lacks the authority or intellectual property rights to grant a license to our direct supplier, Digital Angel, that would support our use of the patented technology for human identification. Therefore, we cannot assure you that the license provision contained in the supply agreement between Raytheon Microelectronics España and Digital Angel grants any rights that would support our use of the patented technology for human identification. As a result, our use of the technology might be enjoined and we could be required to pay damages, including enhanced damages, based on the claim that the sale and use of our products conflicts with the exclusive license previously granted to others for the use of the technology for the identification of human beings. If we or Digital Angel are denied use of the patented technology in applications involving the identification of human beings, we will not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip before the patent expires, and we will not be able to fulfill our expectations for significant revenue growth from sales of our VeriMed patient identification system or our other systems incorporating the implantable VeriChip. Further, we may be required to pay royalties and other damages to third parties on our sales of products we have already purchased or will purchase from Digital Angel.

Additionally, certain rights relating to the license under our supply agreement with Digital Angel are broader than the rights relating to the license under the supply agreement between Raytheon Microelectronics España and Digital Angel. These include the rights to independently enforce the patent and to independently manufacture the products under certain circumstances. Consequently, the scope of our rights, if any, to use the patented technology in applications involving the identification of human beings will be defined by the narrower rights Digital Angel obtains under its supply agreement with Raytheon Microelectronics España. The license granted by Raytheon Microelectronics España is part of each individual product sold under the supply agreement to Digital Angel and may not be conveyed separately from such products. Any rights to the patented technology outside of products supplied to us by Raytheon Microelectronics España through Digital Angel may not be available and we may be unable to independently enforce the patent or engage a third party supplier to manufacture the products even though our agreement with Digital Angel purportedly grants us the right to do so.

We must reach agreement on additional, reasonable terms with Digital Angel if we want the rights under our supply agreement to extend to additional products. In addition, Digital Angel may supply human implantable microchips to other parties unless we meet certain minimum purchase requirements. Specifically, the minimum purchase requirements are currently $0, $875,000, $1,750,000 and $2,500,000 for each of 2006, 2007, 2008 and 2009, respectively, and $3,750,000 for 2010 and each year thereafter. If during any year we purchase in excess of our minimum purchase requirement for that year, such excess shall be credited against the minimum purchase requirement for the following year or years. In addition, our rights under our agreement with Digital Angel and the rights under the supply agreement between Digital Angel and Raytheon Microelectronics España will not prevent other parties from competing with us. The holder or holders of the exclusive rights granted in 1994 may also compete with us or may license the patented technology to others who may compete with us.

Our agreement with Digital Angel continues until March 2013, and, as long as we continue to meet the minimum purchase requirements, will automatically renew on an annual basis until the expiration of Digital Angel’s patents covering the supplied products (if applicable). The agreement may be terminated earlier prior to its stated term under specified events, such as a bankruptcy of the other party or an uncured default in the performance of any obligation under the agreement, including the payment of money.

As described above, Digital Angel entered into a new supply agreement with Raytheon Microelectronics España effective as of April 26, 2006 for the manufacture and assembly of glass encapsulated, syringe-implantable transponders, including the implantable VeriChip. As part of the supply agreement, Raytheon Microelectronics España granted to Digital Angel, and to any person acquiring title to any glass encapsulated, syringe-implantable transponders purchased from Digital Angel, a license to all intellectual property held by Raytheon Microelectronics España or its affiliates related to the manufacture, distribution or use of such product. However, Raytheon Microelectronics España does not represent in the supply agreement with Digital Angel that Raytheon Microelectronics España or its affiliates have any rights to use the patented technology in applications involving the identification of human beings. Because the exclusive rights to use the patented technology granted in 1994 were freely assignable or could be licensed to third parties, we do not know which parties currently hold those rights. We cannot be certain Raytheon Company has licensed any rights to the patented technology to Raytheon Microelectronics España, and it is possible that Raytheon Company has assigned, licensed or otherwise transferred the rights to use the patented technology for human identification to another third party on an exclusive or non-exclusive basis. Therefore, we cannot assure you that the license granted by Raytheon Microelectronics España under the supply agreement with Digital Angel grants any rights that would support our use of the patented technology for human identification.

Digital Angel advised us that it has requested written confirmation from Raytheon Company to clarify the validity and scope of the license granted by Raytheon Microelectronics España under the supply agreement. However, we have been advised by Digital Angel that Raytheon Company has not provided any form of confirmation. We cannot assure you that Raytheon Company will ever provide written confirmation concerning the validity and scope of the license granted by Raytheon Microelectronics España under the supply agreement. Further, it is possible that Raytheon Company could dispute the validity of the license to use the patented technology in applications involving the identification of human beings that Raytheon Microelectronics España purports to grant in its supply agreement with Digital Angel. If Raytheon Company has already granted an exclusive license to use the patented technology in applications involving the identification of human beings or if it disputes the validity of the license granted by Raytheon Microelectronics España to Digital Angel, our use of the patented technology could be enjoined based on the claim that the sale and use of our products conflicts with the scope of the exclusive license previously granted to others for the use of the technology for the identification of human beings.

We encourage you to see “Our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property used in our systems because our ultimate supplier of the implantable VeriChip may lack the authority to grant a license to the intellectual property associated with the implantable VeriChip,” “Because Raytheon Company may have licensed the rights to the intellectual property used in our implantable VeriChip to a third party, our sales of systems that incorporate the implantable VeriChip may be enjoined by third parties who have rights to the intellectual property,” “Because our agreement with Digital Angel is broader than Digital Angel’s agreement with Raytheon Microelectronics España, the scope of our rights, if any, to use the patented technology used in our implantable VeriChip are defined by the license granted by Raytheon Microelectronics España to Digital Angel” and other risk factors under Risk Factors for an additional discussion of our intellectual property issues.

The primary Digital Angel patent related to the implantable VeriChip will expire on May 18, 2010. However, we and Digital Angel do not have the right to enforce the patent in applications for the identification of human beings. A termination of our supply and development agreement by Digital Angel or the loss of our supply rights due to our failure to meet our minimum commitment, the inability of both us and Digital Angel to exclude third parties from making or selling competing products, or, if we obtain any rights to the patent, the expiration or earlier termination of the primary Digital Angel patent could have a material adverse effect on our business. There are important limitations and risks associated with this agreement and the related intellectual property rights. Therefore, we encourage you to see the descriptions of the agreement and the intellectual property issues in “Risk Factors”.

Under a predecessor supply and development agreement with Digital Angel, we paid Digital Angel approximately $0.7 million, $0.1 million and $0.6 million during the years ended December 31, 2005, 2004 and 2003, respectively.

Under the amended and restated supply and development agreement with Digital Angel entered into as of December 27, 2005, we purchased $0.2 million in implantable microchips and related equipment from Digital Angel during the three months ended March 31, 2006.

The supply and development agreement was amended to afford each party greater protections and rights consistent with terms that could be obtained from independent third parties. In particular, following is a summary of the material terms of the supply and development agreement that were amended and restated:

•	a provision was added to provide us with the right to obtain additional suppliers in the event Digital Angel was unable or unwilling to meet our requirements and to permit such additional suppliers to use Digital Angel’s intellectual property to meet our requirements;

•	a provision was removed that required us to exclusively purchase all radio frequency transponders, related reading equipment and systems from Digital Angel;

•	a provision was added to require that we provide Digital Angel with reports of our sales and marketing activities;

•	a provision was added to grant us a license to Digital Angel’s trademarks and trade dress to assist us in selling the products;

•	a provision was added to provide us with the right to inspect and audit the facilities used by Digital Angel for production of the products to assure compliance by Digital Angel with FDA and other rules, regulations, and requirements; and

•	a provision was added to provide us with the option to operate the computer database associated with the VeriMed patient identification system and cease Digital Angel’s provision of the database services.

The supply and development agreement was not amended because of the our finding that the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to other parties in 1994. We amended the supply agreement before becoming aware of the fact that the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to other parties in 1994.

The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s board of directors. Accordingly, we believe that the terms of the agreements are comparable to terms that could be obtained from independent third parties.

Relationship with Akin Gump Strauss Hauer & Feld LLP

Tommy G. Thompson, a member of our board our directors since July 2005, is a partner of our legal counsel, Akin Gump Strauss Hauer & Feld LLP.

Relationship with Deloitte & Touche LLP

The financial statements of Instantel as of December 31, 2004 and 2003 and for the two years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement. Work on Instantel’s 2004 financial statements was completed prior to February 2005. Tommy G. Thompson has been a senior advisor to Deloitte & Touche LLP since March 2005, but was not involved in the preparation of the audits of Instantel. On June 10, 2005, VHI, our direct wholly owned subsidiary, entered into a share purchase agreement by and among Instantel, Perceptis, L.P., VHI, Applied Digital and us, pursuant to which VHI acquired Instantel. Subsequently, on July 7, 2005, we appointed Mr. Thompson to our board of directors.

Limitation of Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or to our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Our parent company, Applied Digital, has obtained insurance that currently insures our directors and officers against specified losses and that currently insures us against specific obligations to indemnify our directors and officers. Under the terms of the transition services agreement, our officers and directors will continue to be covered by Applied Digital’s insurance policy for the next two years, after which time we will be required to obtain our own policy.

Currently, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, required or permitted, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to us regarding beneficial ownership of shares of our common stock as of May 15, 2006:

•	each of our directors;

•	each of our named executive officers;

•	all of our named executive officers and directors as a group; and

•	each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the Commission and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 16,666,667 shares of our common stock outstanding as of May 15, 2006 and                      shares of our common stock outstanding immediately after the offering. The numbers shown in the table assume no exercise by the underwriters of their over-allotment option.

	Number of Shares Beneficially Owned(#)	Percentage of Shares Beneficially Owned
Name and Address of Beneficial Owner		Before This Offering(%)	After This Offering(%)(1)	After This Offering if Over-Allotment Option is Exercised in Full(%)(1)
Five percent stockholders:
Applied Digital Solutions, Inc. 1690 South Congress Avenue Suite 200, Delray Breach, Florida 33445	16,666,667	100.0
IBM Credit Corporation(2) North Castle Drive Armonk, NY 10504	1,232,667	6.9

Named Executive Officers and Directors:
Kevin H. McLaughlin(3)	666,667	3.8
Daniel A. Gunther(3)	166,667	1.0
Malik Talib(3)	80,881	*
Nurez Khimji(3)	40,443	*
Scott R. Silverman(3)	933,333	5.3
Paul C. Green(3)	–	*
Daniel E. Penni(3)	200,000	1.2
Tommy G. Thompson(3)	166,667	1.0
Constance K. Weaver(3)	233,333	1.4
Executive Officers and Directors as a group (9 persons)	2,487,991	13.0

*	Less than 1%
(1)	Excludes shares of our common stock issuable to Perceptis, L.P., the former indirect beneficial owner of all of Instantel’s ordinary shares, upon the consummation of this offering.
(2)	Represents shares issuable upon the exercise of a warrant that is currently exercisable.
(3)	Represents shares issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of the date of this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock, as well as options and warrants to purchase our common stock, and provisions of our amended and restated certificate of incorporation and our bylaws, as will be in effect upon the closing of the offering.

Our authorized capital stock consists of 70,000,000 shares of our common stock, par value $0.0015 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, that may be issued in one or more series. On December 20, 2005, we effectuated a 2-for-3 reverse stock split.

The following description of our capital stock is only a summary and is qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws and by the provisions of applicable Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws have been filed with the Commission as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of May 15, 2006, there were 16,666,667 shares of our common stock outstanding and held of record by Applied Digital. In addition, as of May 15, 2006, there were 6,153,169 shares of our common stock subject to outstanding options. There will be                      shares of common stock outstanding upon the closing of the offering, which gives effect to the issuance of                      shares of our common stock offered by us under this prospectus but does not give effect to the exercise of the underwriters’ over-allotment option.

Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held. The holders of common stock are entitled to receive such dividends, payable in cash, stock or otherwise, as may be declared by our board of directors out of any funds legally available for the payment of dividends. If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable, and the shares of our common stock to be issued in the offering will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any series of preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further stockholder action, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges of the preferred stock, including dividend rights, conversion rights, voting rights terms of redemption, liquidation preference, sinking fund terms and number of shares constituting any series or the designation of any series. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult and/or impair the liquidation rights of our common stock. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. We currently have no preferred stock outstanding and have no plans to issue any preferred stock.

Warrants

Pursuant to a warrant agreement dated as of August 21, 2002, we issued to IBM Credit Corporation, or IBM, a warrant to purchase 1,232,667 shares of our common stock at an exercise price of $0.075 per share. The warrant is immediately exercisable, contains a “cashless” exercise provision and expires on August 21, 2007.

In connection with our acquisition of Instantel, on June 10, 2005, we issued warrants to Satellite Strategic Finance Associates, LLC, or SSFA, and Satellite Strategic Finance Partners, Ltd., or SSFP, to purchase, respectively, 37,120 and 62,880 shares of our common stock at an exercise price of $12.00 per share. The warrants expire on the one year anniversary of the consummation of this offering. Each warrant contains provisions for the adjustment of the exercise price and number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications, merger and consolidations.

Perceptis Exchange Right

In connection with our acquisition of Instantel, if this offering is completed prior to September 30, 2006 (or December 31, 2006, if the deadline is extended), the terms of the share purchase agreement require us to issue to Perceptis, the former ultimate parent company of Instantel, a number of shares of our common stock with an aggregate market value of $2.0 million.

Registration Rights

Both SSFA and SSFP have been granted registration rights in connection with their respective warrants. Pursuant to the terms of warrants issued to SSFA and SSFP, they will be entitled to certain rights with respect to the registration of their shares under the Securities Act of our common stock issued upon the exercise of their warrants. Their warrants provide that if, at any time after the completion of an initial public offering, we propose to register any of our common stock under the Securities Act of 1933, as amended, or Securities Act, in connection with the public offering of such shares for cash other than a registration statement on Form S-8 or Form S-4, SSFA and SSFP are entitled to written notice of the registration and are entitled to include their shares of our common stock in such registration.

Pursuant to a registration rights agreement between Perceptis and us, in the event that we consummate an initial public offering, we are required to include in the registration statement filed with respect to the initial public offering provisions regarding the registration, pursuant to Rule 415 under the Securities Act of Perceptis’ shares of our common stock. However, if the managing underwriter of the initial public offering advises us in writing that the registration of Perceptis’ shares of our common stock in such a manner would adversely affect that initial public offering, then we may file the registration statement pursuant to Rule 415 under the Securities Act with respect to Perceptis’ shares as promptly as practicable after the consummation of the initial public offering. In connection with this offering, our managing underwriter, Merriman Curhan Ford & Co., has delivered a letter to us advising that the registration of Perceptis’ shares of our common stock would adversely affect the offering. Accordingly, we have not included such shares in this offering.

Pursuant to the warrant agreement we entered into with IBM, IBM will be entitled to certain rights with respect to the registration under the Securities Act of their shares of our common stock issued upon the exercise of the warrant. The warrant provides that if at any time we propose to register any of our common stock under the Securities Act in connection with a public offering of such shares for cash, other than a registration statement on Form S-8 or Form S-4, IBM is entitled to written notice of the registration and is entitled to include its shares of our common stock in such registration. Additionally, IBM may make a one time demand that we file a registration statement under the Securities Act covering its shares of our common stock; provided that IBM cannot make such demand unless the reasonably anticipated aggregate price to the public, net of underwriting discounts and commissions, is in excess of $500,000.

Notwithstanding the foregoing, pursuant to the terms of the warrant agreement IBM has agreed not to exercise any of its registration rights at any time that it is able to sell its shares of our common stock under Rule 144 of the Securities Act in a single transaction not exceeding the volume limitations thereunder.

Certain Provisions of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Anti-Takeover Law

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Some provisions of our certificate of incorporation and our bylaws contain provisions that could make it more difficult to acquire us by means of a merger, tender offer, proxy contest or otherwise, or to remove our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability to authorize and issue undesignated preferred stock may enable our board of directors to render more difficult or discourage an attempt to change control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interest, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group.

Board of Directors

Our certificate of incorporation provides that our board of directors be divided into three classes, with each director serving a three-year term and one class being elected at each annual meeting of stockholders.

Stockholder Meetings

Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called only by the Chairman of our board of directors, our Chief Executive Officer, our President or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors.

Stockholder Action by Written Consent

Our certificate of incorporation and bylaws provide that, except as may otherwise be provided with respect to the rights of the holders of preferred stock, no action that is required or permitted to be taken by our stockholders at any annual or special meeting may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by our board. This provision, which may not be amended except by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, makes it difficult for stockholders to initiate or effect an action by written consent that is opposed by our board.

Amendment of the Bylaws

Under Delaware law, the power to adopt, amend or repeal bylaws is conferred upon the stockholders. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its bylaws. Our charter and bylaws grant our board the power to adopt, amend and repeal our bylaws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may adopt, amend or repeal our bylaws but only at any regular or special meeting of stockholders by an affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Removal of Directors

Our certificate of incorporation provides that members of our board of directors may only be removed for cause and only by the affirmative vote of holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendment of the Certificate of Incorporation

Our certificate of incorporation provides that, in addition to any other vote that may be required by law or any preferred stock designation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter or repeal, or adopt any provision as part of our certificate of incorporation inconsistent with the provisions of our certificate of incorporation dealing with distributions on our common stock, our board of directors, our bylaws, meetings of our stockholders or amendment of our certificate of incorporation.

The provisions of our certificate of incorporation and bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Delaware Anti-Takeover Law

Pursuant to our amended and restated certificate of incorporation, we have elected not to be governed by Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to limited exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of our voting stock.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. The transfer agent’s address is 350 Indiana Street, Suite 800, Golden, Colorado 80401.

Exchange Listing

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol “CHIP.” We do not intend to apply to list our common stock on any other exchange or quotation system.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to the offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices of our common stock. Furthermore, since some shares will not be available for public resale shortly after the offering because of contractual and legal restrictions as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of the offering, we will have outstanding an aggregate of                      shares of our common stock, assuming the issuance of                      shares of our common stock in the offering and no exercise of outstanding options and warrants. Of these shares, all of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act or by persons who are subject to the lock-up agreements described below, which shares would be subject to the terms of such lock-up agreements. The remaining                      outstanding shares of common stock held by existing stockholders are “restricted securities” within the meaning of Rule 144 of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144 or 701 promulgated under the Securities Act, or another exemption.

As a result of the contractual restrictions described below and the provisions of Rules 144 and 701 under the Securities Act, the restricted securities will be available for sale in the public market as follows:

•	no such shares will be eligible for sale upon completion of the offering; and

•	shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus, subject to Rule 144 volume limitations.

Lock-Up Agreements

We and our directors, officers and stockholder, holding an aggregate of 18,754,657 shares of our common stock and stock options exercisable for shares of our common stock outstanding before this offering representing approximately 77.6% of our common stock and other dilutive securities outstanding, have entered into lock-up agreements with the underwriters generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our shares of common stock or any securities exercisable for or convertible into our common stock owned by them prior to the offering for a period of 180 days after the date of this prospectus without the prior written consent of Merriman Curhan Ford & Co. on behalf of our underwriters. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 18 days of the 180 day lock-up period or if, prior to the expiration of the 180 day lock-up period, we announce that we will release earnings during the 16-day period beginning on the last day of the 180 day lock-up period, the restrictions imposed by the underwriters’ lock-up agreements will continue to apply until the expiration of the 19-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merriman Curhan Ford & Co. waives, in writing, such extension. Merriman Curhan Ford & Co. has advised us that it has no current intention to shorten or release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. Merriman Curhan Ford & Co., in its sole discretion, may release the shares subject to the lock-up agreements in whole or in part at anytime with or without notice.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of this offering, a person who has beneficially owned restricted securities for at least one year prior to the proposed sale, including the holding period of any prior owner except one of our affiliates, would be entitled to sell (upon expiration of the lock-up described above) within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after the offering; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares with the exception of the holding period requirement.

Rule 144(k)

Under Rule 144(k) as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate of ours, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

Under Rule 701 as currently in effect, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our compensatory stock purchase plan or option plan or other written agreement may be resold, to the extent not subject to lock-up agreements:

•	by persons other than affiliates, beginning 90 days after the effective date of the offering, subject only to the manner of sale provisions of Rule 144; and

•	by affiliates, subject to the manner of sale, current public information, and filing requirements of Rule 144, in each case, without compliance with the one-year holding period requirement of Rule 144.

As of May 1, 2006, options to purchase a total 6,153,169 shares of our common stock were outstanding.

Registration of Shares in Connection with Compensatory Benefit Plan

Immediately after the completion of the offering, we intend to file a registration statement or Form S-8 under the Securities Act covering shares of common stock issued or reserved for issuance under our stock option and employee stock purchase plans. This registration statement is expected to be filed and become effective as soon as practicable after the date of this prospectus. Accordingly, shares registered under this registration statement will, subject to vesting provisions and Rule 144 volume limitations, manner of sale, notice and public information requirements applicable to our affiliates, be available for sale in the open market subject to the lock-up agreements.

Registration Rights

After this offering, and subject to the lock-up agreements, SSFA, SSFP and Perceptis, L.P., who will collectively hold     % of our common stock after the completion of this offering, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For more information, see “Description of Capital Stock—Registration Rights.” After such registration, these shares of our common stock will become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the prevailing market price of our common stock.

MATERIAL UNITED STATES TAX CONSIDERATIONS FOR NON-UNITED STATES HOLDERS

The following is a general discussion of material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition of shares of our common stock applicable to non-U.S. holders as of the date hereof. In general, a “non-U.S. holder” is any holder other than:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Generally, an individual may be treated as a resident of the United States in any calendar year for U.S. federal income tax purposes by, among other ways, being present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For purposes of this calculation, such individual would count all of the days in which he or she was present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Residents are taxed for U.S. federal income tax purposes as if they were citizens of the United States.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, final, temporary or proposed Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service and all other applicable authorities, all of which are subject to change (possibly with retroactive effect). We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset (generally property held for investment).

This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes. Special rules that may apply to certain non-U.S. holders, such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” individuals who are U.S. expatriates, partnerships or other pass-through entities, and corporations that accumulate earnings to avoid U.S. federal income tax, that are subject to special treatment under the Code are not described herein. Those individuals or entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder subject to special treatment under the U.S. federal income tax laws, including without limitation:

•	banks, insurance companies or other financial institutions;

•	partnerships;

•	tax-exempt organizations;

•	tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain U.S. expatriates; and

•	persons that will hold common stock as a position in a hedging transaction, “straddle” or “conversion transaction” for tax purposes.

Accordingly, we urge prospective investors to consult with their own tax advisors regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our common stock.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Any partner in a partnership holding shares of our common stock should consult his, her or its own tax advisors.

Dividends

In general, dividends we pay, if any, to a non-U.S. holder will be subject to U.S. withholding tax at a 30% rate of the gross amount. The withholding tax might not apply or might apply at a reduced rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence. A non-U.S. holder must demonstrate its entitlement to treaty benefits by certifying, among other things, its nonresident status. A non-U.S. holder generally can meet this certification requirement by providing an Internal Revenue Service Form W-8BEN or appropriate substitute form to us or our paying agent. Also, special rules apply if the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if a treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States. Dividends effectively connected with this U.S. trade or business, and, if a treaty applies, attributable to such a permanent establishment of a non-U.S. holder, generally will not be subject to U.S. withholding tax if the non-U.S. holder files certain forms, including Internal Revenue Service Form W-8ECI (or any successor form), with the payor of the dividend, and generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or a reduced rate as may be specified by an applicable income tax treaty) on the repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Sale or Other Disposition of Common Stock

In general, a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of the holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty as a condition to subjecting a non-U.S. holder to United States income tax on a net basis, the gain is attributable to a permanent establishment of the non-U.S. holder maintained in the United States, in which case a non-U.S. holder will be subject to U.S. federal income tax on any gain realized upon the sale or other disposition on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Furthermore, the branch profits tax discussed above may also apply if the non-U.S. holder is a corporation;

•	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other tests are met, in which case a non-U.S. holder will be subject to a flat 30% tax on any gain realized upon the sale or other disposition, which tax may be offset by United States source capital losses (even though the individual is not considered a resident of the United States);

•	the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code regarding the taxation of U.S. expatriates; or

•	we are or have been a U.S. real property holding corporation (a USRPHC) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition and the non-U.S. holder’s holding period. We do not believe that we are or have been a USRPHC, and we do not anticipate becoming a USRPHC. If we have in the past or were to become a USRPHC at any time during this period, generally gains realized upon a disposition of shares of our common stock by a non-U.S. holder that did not directly or indirectly own more than 5% of our common stock during this period would not be subject to U.S. federal income tax, provided that our common stock is “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code). Our common stock will be treated as regularly traded on an established securities market during any period in which it is listed on a registered national securities exchange or any over-the-counter market, including the Nasdaq National Market.

U.S. Federal Estate Tax

Shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding, Information Reporting and Other Reporting Requirements

Generally, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

U.S. backup withholding tax is imposed (at a current rate of 28%) on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements. A non-U.S. holder of shares of our common stock will be subject to this backup withholding tax on dividends we pay unless the holder certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption.

Under the Treasury regulations, the payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the beneficial owner certifies, under penalties of perjury, among other things, its status as a non-U.S. holder (and we or our paying agent do not have actual knowledge or reason to know the holder is a United States person) or otherwise establishes an exemption. The payment of proceeds from the disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of proceeds from a disposition of shares of our common stock by a non-U.S. holder made to or through a non-U.S. office of a broker that is:

•	a U.S. person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or

•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business;

information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no actual knowledge or reason to know to the contrary).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER OF SHARES OF OUR COMMON STOCK SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISER WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON STOCK.

UNDERWRITING

Merriman Curhan Ford & Co., C.E. Unterberg, Towbin and Kaufman Bros., L.P. are acting as the representatives of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the common stock being offered by this prospectus. In connection with this offering and subject to certain conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of shares of common stock set forth opposite the name of each underwriter.

Underwriters	Number of Shares of Common Stock
Merriman Curhan Ford & Co.
C.E. Unterberg, Towbin, LLC
Kaufman Bros., L.P.

Total

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the common stock if they buy any of it (other than those shares covered by the over-allotment option described below).

The underwriters have advised us that they do not intend to confirm sales of the common stock to any account over which they exercise discretionary authority in an aggregate amount in excess of 5% of the total securities offered by this prospectus.

We have granted to the underwriters an option, exercisable as provided in the underwriting agreement and expiring 30 days after the effective date of this offering, to purchase up to an additional                      shares of common stock at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus, if any. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are so purchased, the underwriters will offer the additional shares on the same terms as those on which the                      shares are being offered.

The underwriting agreement provides that we will reimburse the representatives for its expenses on a non-accountable basis in the amount equal to         % of the aggregate public offering price of the offered common stock, excluding any over-allotment, of which $0 has been paid to date, and the balance of which will be paid on the closing of this offering. The total expenses of the offering, payable by us, not including the underwriting discounts and commissions and non-accountable expense allowance, are estimated to be approximately $         . In the event that the offering is terminated, the advance paid by us to the underwriters against reasonable out-of-pocket expenses incurred in connection with the offering will be returned to us to the extent not actually incurred.

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. The underwriters may allow, and the dealers may reallow, a discount not in excess of $             per share to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We have applied to have our common stock included for quotation on the Nasdaq National Market under the symbol “CHIP.”

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$

Underwriting discount	$	$	$

Proceeds, before expenses, to VeriChip Corporation	$	$	$

In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $            .

Each of our directors and executive officers, certain other employees, and certain holders of our common stock (and securities exchangeable for, or convertible into or exercisable for, our common stock), have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, for a period of at least 180 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters. This consent may be given at any time without public notice. In addition, if we issue an earnings release or material news or a material event relating to us occurs during the last 18 days of 180-day lock-up period or if prior to the expiration of the 180-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day lock-up period, the restrictions imposed by underwriters’ lock-up agreements will continue to apply until the expiration of the 19-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless Merriman Curhan Ford & Co. waives, in writing, such extension. The agreement does not apply to the exercise of options or warrants or the conversion of a security outstanding on the date of this prospectus and which is described in this prospectus, nor does it apply to transfers or dispositions made as bona fide gifts or to trusts for estate planning purposes where the donee/transferee signs a lock-up agreement. There are no agreements between the underwriters and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period. In addition, we have agreed with the underwriters not to make certain issuances or sales of our securities for a period of at least 180 days after the date of the final prospectus relating to this public offering, without the prior written consent of Merriman Curhan Ford & Co. on behalf of the underwriters.

The underwriting agreement provides that we will indemnify the underwriters against specified liabilities, including liabilities under the Securities Act. We have been advised that, in the opinion of the Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

In connection with the offering, Merriman Curhan Ford & Co. on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merriman Curhan Ford & Co. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

A prospectus in electronic format may be made available on Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Prior to the offering, there has been no public market for our common stock. Consequently, the initial public offering price of the common stock offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors to be considered in determining the initial public offering price of the common stock are:

•	our history and our prospects;

•	the industry in which we operate;

•	the present stage of our development, including the status of, and development prospects for, our proposed products and services;

•	our past and present operating results;

•	the market capitalizations and stages of development of other companies that we and the underwriters believe to be comparable to our business;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of our common stock. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that our common stock can be resold at or above the initial public offering price.

Directed Share Program

We have requested that the underwriters reserve up to 5% of the common stock offered in this prospectus for sale to certain stockholders of Applied Digital, our parent company, at the initial public offering price in the Directed Share Program. The Directed Share Program will be centrally administered through the program website at www.adsx.com/ipoinfo. Applied Digital stockholders meeting all of the following criteria may be eligible to participate in the Directed Share Program:

•	The Applied Digital stockholder owned shares of Applied Digital common stock on May 8, 2006, the record date.

•	The stockholder is a U.S. citizen.

•	The stockholder resides in the United States as of the date of the consummation of this offering.

•	The stockholder is a natural person with a valid U.S. social security number or is a corporation, partnership, limited liability company, trust or other entity with a valid U.S. taxpayer identification number. No individual retirement account holders or custodians of tax-qualified retirement savings plans are eligible to participate.

In order to participate in the Directed Share Program, the stockholder also must open a limited purpose brokerage account at Oppenheimer & Co. Inc. Eligible customers will be permitted to purchase shares of our common stock in the Directed Share Program only through a limited purpose brokerage account at Oppenheimer & Co. Inc.

Other conditions to participation also may apply.

Eligible stockholders who choose to participate in the Directed Share Program must submit conditional offers to purchase a minimum number of shares, which has not yet been determined. In the event that eligible stockholders submit valid conditional offers for more shares than have been reserved for allocation in the Directed Share Program, we will allocate shares for purchase by eligible stockholders as follows:

1. We will first attempt to allocate shares to all stockholders who submitted a valid conditional offer by reducing each stockholder’s conditional offer by a percentage and allocating shares to each stockholder in the amount of his or her reduced conditional offer.

•	Each stockholder’s conditional offer will be reduced by the same percentage, rounded up to the nearest 100 shares. No conditional offer will be reduced, however, to below 100 shares as a result of this pro rata reduction.

•	We will reduce the conditional offers by the lowest percentage that will allow all conditional offers, as reduced and after rounding, to be filled. We will not, however, apply a pro rata reduction that exceeds 75%.

2. In the event that not all of the conditional offers, as reduced by 75% and after rounding, can be filled, the following allocation model will be used:

•	Conditional offers, as reduced by 75% and after rounding, will be filled in size order, with the largest conditional offers filled first. For example, any conditional offers for 5,000 shares would be reduced by 75% and rounded up to the nearest 100 shares, resulting in conditional offers for 1,300 shares. Each of these conditional offers would be filled with 1,300 shares prior to filling any conditional offers for fewer shares.

•	In the event that not all of the conditional offers of a particular size can be filled, but there remain shares available for allocation, conditional offers will be filled within the particular size by lottery.

Our employees do not have any additional information and have been instructed not to discuss either the initial public offering or the Directed Share Program. Therefore, you should not call us about the initial public offering or the Directed Share Program. As it becomes available, further information about how to participate in the Directed Share Program will be available only at www.adsx.com/ipoinfo.

The number of shares available for sale to the public will be reduced to the extent Applied Digital stockholders purchase the reserved shares. Any shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares offered in this prospectus.

We have agreed to indemnify the underwriters against certain liabilities related to, arising out of, or in connection with the Directed Share Program, including liabilities under the Securities Act.

INFORMATION REGARDING MERRIMAN CURHAN FORD & CO.

Merriman Curhan Ford & Co., the lead managing underwriter of the offering, was organized and registered as a broker-dealer in 2002. Since 2002, Merriman Curhan Ford & Co. has co-managed and underwritten 22 public offerings of equity securities. From time to time, Merriman Curhan Ford &Co. has provided, and continues to provide, investment banking and other services to us for which it receives customary fees and commissions. Other than the foregoing, Merriman Curhan Ford & Co. does not have any material relationship with us or any of our officers, directors or controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

LEGAL MATTERS

The validity of our common stock offered by this prospectus is being passed upon for us by Akin Gump Strauss Hauer & Feld LLP. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, is acting as counsel to the underwriters in connection with certain legal matters in connection with this offering. Tommy G. Thompson, a partner in Akin Gump Strauss Hauer & Feld LLP, and one of our directors since July 2005, holds options to purchase 166,667 shares of our common stock.

EXPERTS

The financial statements of VeriChip Corporation at December 31, 2005 and 2004 and for each of the years in the three year period ended December 31, 2005, and the financial statement schedule included in this prospectus have been so included in reliance on the report of Eisner LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. Such report includes an emphasis paragraph regarding a potential intellectual property conflict.

The financial statements of Instantel as of December 31, 2004 and 2003 and for the two years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing herein and elsewhere in the registration statement, which report includes an explanatory paragraph regarding a restatement of 2004 and 2003 financial statements, and are included in reliance upon the reports of such firm given upon their authority as experts in auditing and accounting.

The financial statements of Instantel as of June 9, 2005 and for the period January 1, 2005 to June 9, 2005, included in this prospectus have been so included in reliance on the report of Meyers Norris Penny LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of eXI Wireless, Inc. and subsidiaries as of March 31, 2005, December 31, 2004 and 2003 and for the three-months ended March 31, 2005 and for each of the years in two year period ended December 31, 2004, included in this prospectus have been so included in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 (including exhibits, schedules and amendments) under the Securities Act of 1933 with respect to the shares of our common stock to be sold in the offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in the offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Whenever a reference is made in this prospectus to any contract, agreement or other document of ours, the reference may not be complete, and you should refer to the exhibits that are a part of the registration statement for a copy of the contract, agreement or document.

You may read and copy all or any portion of the registration statement or any other information we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Upon completion of the offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the Commission referred to above.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONCERNING THIS OFFERING EXCEPT THE INFORMATION AND REPRESENTATIONS WHICH ARE CONTAINED IN THIS PROSPECTUS. IF ANYONE GIVES OR MAKES ANY OTHER INFORMATION OR REPRESENTATION, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE BY ANY PERSON IN ANY CIRCUMSTANCES IN WHICH AN OFFER OR SOLICITATION IS UNLAWFUL. YOU SHOULD NOT INTERPRET THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER AS AN INDICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD ALSO BE AWARE THAT THE INFORMATION IN THIS PROSPECTUS MAY CHANGE AFTER THIS DATE.

INDEX TO FINANCIAL STATEMENTS

Page
Notes to Financial Statements	F-100
Report of Independent Registered Public Accounting Firm	F-108
Balance Sheets at June 9, 2005 and December 31, 2004	F-109
Statements of Operations for the periods beginning January 1, 2005 and ending June 9, 2005 (audited) and beginning January 1, 2004 and ending June 9, 2004 (unaudited)	F-110
Statements of Shareholder’s Equity (Deficit) for the period ended June 9, 2005 and the year December 31, 2004	F-111
Statements of Cash Flows for the periods beginning January 1, 2005 and ending June 9, 2005 (audited) and beginning January 1, 2004 and ending June 9, 2004 (unaudited)	F-112
Notes to Financial Statements	F-113

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder

VeriChip Corporation

We have audited the accompanying consolidated balance sheets of VeriChip Corporation and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2005. Our audits also included the financial statement schedule - Valuation and Qualifying Accounts. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and schedule are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the consolidated financial position of VeriChip Corporation and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.

As more fully described in Note 13, the Company sells, markets and distributes human-implantable passive radio frequency identification chips which it obtains from an affiliate. These chips depend on a key technology for which the Company may have insufficient rights to support its use of or to protect such intellectual property.

/s/    EISNER LLP

New York, New York

March 31, 2006

With respect to Note 15

April 28, 2006

VERICHIP CORPORATION

Consolidated Balance Sheets

(In thousands, except par value)

	December 31,
	2005	2004
Assets

Notes 7 and 15
Current Assets:
Cash	$1,440	$23
Accounts receivable (net of allowance for doubtful accounts of $12 in 2005 and $ – in 2004)	5,264	—
Inventories, net of allowance	2,477	89
Prepaid expenses and other current assets	263	40
Deferred tax asset	227	—

Total Current Assets	9,671	152
Equipment, net of accumulated depreciation and amortization	890	131
Intangible assets, net of accumulated amortization	19,755	—
Goodwill	16,982	—
Deferred offering costs	1,140	—

	$48,438	$283

Liabilities and Stockholder’s Equity (Capital Deficit)

Current Liabilities:
Bank indebtedness	$94	$—
Accounts payable	1,635	30
Accrued expenses	2,603	27
Income tax payable	281	—
Deferred revenue	353	17
Deferred purchase price obligation	3,000	—
Due to Stockholder	6,881	4,221

Total Current Liabilities	14,847	4,295
Deferred tax liability	5,064	—

Total Liabilities	19,911	4,295

Commitments and Contingencies

Stockholder’s Equity (Capital Deficit)
Capital stock:
Preferred stock:
Authorized 5,000 shares in 2005 of $.001 par value; no shares issued or outstanding	—	—
Common stock:
Authorized 70,000 shares in 2005 and 35,000 shares in 2004, of $.0015 par value; 16,667 shares issued and outstanding in 2005 and 13,333 shares issued and outstanding in 2004	25	20
Additional paid-in capital	38,863	1,030
Accumulated deficit	(10,324)	(5,062)
Accumulated other comprehensive loss—foreign currency translation adjustment	(37)	—

Total Stockholder’s Equity/(Capital Deficit)	28,527	(4,012)

	$48,438	$283

See accompanying notes to consolidated financial statements.

VERICHIP CORPORATION

Consolidated Statements of Operations

(In thousands, except per share data)

	For the Years Ended December 31,
	2005	2004	2003
Product revenue	$14,520	$247	$545
Service revenue	1,349	—	—

Total revenue	15,869	247	545

Cost of products sold	5,455	199	200
Cost of services sold	940	—	—

Gross profit	9,474	48	345
Operating costs and expenses:
Selling, general and administrative expense	12,442	1,930	1,977
Research and development	1,958	—	—

Total operating costs and expenses	14,400	1,930	1,977

Operating loss	(4,926)	(1,882)	(1,632)

Interest and other income	(63)	(15)	—
Interest expense	343	144	78

Total other (income) expense	280	129	78

Loss before provision for income taxes	(5,206)	(2,011)	(1,710)

Provision for income taxes	56	—	—

Net loss	(5,262)	(2,011)	(1,710)

Deemed dividend	(1)	—	—

Net loss attributable to common stockholder	$(5,263)	$(2,011)	$(1,710)

Net loss per common share attributable to common stockholder—basic and diluted	$(0.33)	$(0.15)	$(0.13)

Weighted average number of common shares outstanding—basic and diluted	15,836	13,333	13,333

See accompanying notes to consolidated financial statements.

VERICHIP CORPORATION

Consolidated Statements of Stockholder’s Equity

(In thousands)

For the Years ended December 31, 2005, 2004 and 2003

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholder’s Equity
	Number	Amount
Balance—December 31, 2002	13,333	$20	$57	$(1,341)	$—	$(1,264)
Net loss				(1,710)		(1,710)
Issuances of options for services	—	—	716	—	—	716

Balance—December 31, 2003	13,333	20	773	$(3,051)	—	(2,258)
Net loss				(2,011)		(2,011)
Issuances of options for services	—	—	257	—	—	257

Balance—December 31, 2004	13,333	$20	1,030	$(5,062)	—	(4,012)
Net loss				(5,262)		(5,262)
Comprehensive loss—Foreign currency translation	—	—	—	—	(37)	(37)

Total comprehensive loss	—	—	—	(5,262)	(37)	(5,299)
Issuance of common shares to the Parent Company for the contribution of VeriChip Holdings Inc. to the Company	3,334	5	13,278	—	—	13,283
Contribution of Instantel Inc. to VeriChip Inc. by Parent Company(1)	—	—	22,272	—	—	22,272
Issuance of warrants to investors	—	—	1	—	—	1
Deemed dividend (value of warrants issued to investors)	—	—	(1)	—	—	(1)
Issuance of options at fair value for services	—	—	2,283	—	—	2,283

Balance—December 31, 2005	16,667	$25	$38,863	$(10,324)	$(37)	$28,527

(1)	Contributed at the Parent Company cost basis.

See accompanying notes to consolidated financial statements.

VERICHIP CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2005	2004	2003
Cash Flows from Operating Activities:
Net loss	$(5,262)	$(2,011)	$(1,710)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,383	48	44
Non-employee stock option compensation	2,283	257	716
Deferred income taxes	(71)	—	—
Allowance for doubtful accounts	12	—	13
Allowance for inventory excess and obsolescence	17	79	—
Disposal of equipment	22	—	—
Change in assets and liabilities, net of effects of acquired businesses:
(Increase) decrease in accounts receivable	(877)	33	(28)
(Increase) decrease in inventories	(137)	124	(292)
Decrease in prepaid expenses	119	1	1
Decrease in income tax payable	(86)	—	—
Increase (decrease) in accounts payable and accrued expenses	342	(74)	(128)
Increase in short term indebtedness	94	—	—
(Decrease) increase in deferred revenue	(14)	(28)	31

Net Cash Used in Operating Activities	(2,175)	(1,571)	(1,353)

Cash Flow from Investing Activities:
Payments for equipment	(424)	(32)	(6)
Cash acquired in businesses contributed by Stockholder	1,783	—	—

Net Cash Provided By (Used In) Investing Activities	1,359	(32)	(6)

Cash Flows from Financing Activities:
Borrowings from Stockholder, net of repayments	1,807	814	1,276
Costs and expenditures funded by Stockholder	852	543	352
Deferred offering costs	(426)	—	—

Net Cash Provided by Financing Activities	2,233	1,357	1,628

Net increase (decrease) in cash	1,417	(246)	269

Cash, beginning of year	23	269	—

Cash, end of year	$1,440	$23	$269

Supplemental cash flow information is presented in Note 17.

See accompanying notes to consolidated financial statements.

VERICHIP CORPORATION

Notes to the Consolidated Financial Statements

(tabulated amounts in thousands of dollars, except per share amounts)

1. Basis of Presentation and Significant Accounting Policies

VeriChip Corporation (the “Company”) is a Delaware corporation, formed in November 2001. The Company commenced operations in January 2002. The Company is a wholly-owned subsidiary of Applied Digital Solutions, Inc., or Applied Digital or Parent Company.

The Company develops markets and sells radio frequency identification, frequently referred to as RFID, systems used for the identification, location and protection of people and assets. The Company’s VeriMed patient identification system uses the implantable VeriChip, a human-implantable RFID microchip that can be used in a variety of patient identification and security applications. The security applications for the product are sold under the name VeriGuard. Each implantable VeriChip contains a unique verification number that is read when it is scanned by the Company’s scanner. In October 2004, the U.S. Food and Drug Administration, or FDA, cleared the Company’s VeriMed patient identification system for its medical applications in the United States.

The Company obtains the implantable VeriChip and related scanners from Digital Angel Corporation, or Digital Angel, under the terms of an amended and restated supply agreement. The supply agreement is discussed in Note 15. Digital Angel is a majority-owned subsidiary of Applied Digital. Under the supply agreement, Digital Angel purports to license to the Company the right to use the technology used in the implantable VeriChip. However, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. On April 28, 2006, Raytheon Microelectronics España (RME), entered into a production agreement with Digital Angel which was effective as of April 26, 2006, as more fully discussed in Note 15. RME is Digital Angel’s sole supplier of the human implantable microchips. The Company has been advised that RME is a wholly-owned subsidiary of Raytheon Company. The RME supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by RME or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. However, because the 2006 agreement was with RME and not Raytheon Company, it is possible that RME lacks the authority or intellectual property to grant a license that would support the Company’s use of the patented technology for human identification. Based on the 1994 license and the limitations associated with the supply agreement between RME and Digital Angel, certain rights relating to the license under the Company’s supply agreement with Digital Angel are broader than the license rights that Digital Angel has under its supply agreement with RME, most notably the rights to independently enforce the patent and to independently manufacture the products. Accordingly, such rights may be rendered inoperative by the previously granted right to use the patented technology for human identification. (See Note 13 “Unasserted Claim—Potential Intellectual Property Conflict” and Note 15 “Related Party Transactions”).

Through March 31, 2005, all research and development efforts related to the implantable VeriChip were performed by Digital Angel. Subsequent to that time, research and development efforts related to the implantable VeriChip were or will be performed by both the Company and Digital Angel.

Effective March 31, 2005, Applied Digital acquired VeriChip Holdings Inc., or VHI, formerly eXI Wireless, Inc., and contributed VHI to the Company under the terms of an exchange agreement as more fully discussed in Note 4. In addition, on June 10, 2005, Instantel Inc., or Instantel, became a wholly-owned subsidiary of VHI under the terms of a share purchase agreement as more fully discussed in Note 4. VHI and Instantel offer infant protection, wander prevention, asset location and identification and vibration monitoring systems.

VERICHIP CORPORATION

Notes to the Consolidated Financial Statements

(tabulated amounts in thousands of dollars, except per share amounts)

Through December 31, 2004, the Company’s revenues, which were minimal, were derived solely from the Company’s VeriGuard system and the Company operated in one segment. As a result of the two acquisitions during the first half of 2005, which are more fully discussed in Note 4, on July 1, 2005, the Company began operating in two business segments: (i) Healthcare and (ii) Security and Industrial. Accordingly, the Company’s operations for all periods have been presented in the Company’s two business segments.

On December 12, 2005, the Company’s board of directors proposed, and the Company’s stockholder approved, a 2-for-3 reverse stock split, which was effectuated on December 20, 2005. All share amounts reflected in these financial statements have been adjusted for the reverse stock split. In addition, on December 12, 2005, the Company’s board of directors proposed, and the Company’s stockholder approved, the authorization of 5.0 million shares of blank check preferred stock and an increase in the authorized shares of the Company’s common stock from 50.0 million to 70.0 million. These changes were also effectuated on December 20, 2005.

Certain items in the consolidated financial statements for the 2004 and 2003 periods have been reclassified to conform to the current period presentation.

Significant Accounting Policies

Principles of Consolidation

The financial statements include the accounts of the Company and its wholly-owned subsidiaries, VHI and Instantel from their respective dates of acquisition. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S., requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Included in these estimates are assumptions about allowances for inventory excess and obsolescence, bad debt reserves, lives of long-lived assets, lives of intangible assets, assumptions used in Black-Scholes valuation models, estimates of fair value of acquired assets and assumed liabilities, the determination of whether any impairment is to be recognized, among others. Although these estimates are based on the knowledge of current events and actions the Company may undertake in the future, they may ultimately differ from actual results.

Foreign Currencies

Effective March 31, 2005, Applied Digital contributed VHI, a foreign subsidiary located in Canada, to the Company. From April 1, 2005 until June 30, 2005, the subsidiary used its local currency as its functional currency. Results of operations and cash flow were translated at average exchange rates during the period, and assets and liabilities were translated at end of period exchange rates. Translation adjustments resulting from this process are included in accumulated other comprehensive loss in the statement of stockholder’s equity (deficit).

On July 1, 2005, the functional currency changed from the local currency to the reporting currency. This was done as the result of a functional currency determination test that showed that the majority of VHI’s business operations were transacted in the reporting currency. Translation adjustments for the period

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

April 1, to June 30, 2005 were not removed from equity, and will remain in equity until a sale or substantially complete liquidation of the investment in VHI. The translated amounts for non-monetary assets at the end of the period became the accounting basis for those assets in the period of the change and subsequent periods.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. These amounts are not material to the consolidated financial statements.

Inventories

Inventories consist of raw materials, work in process, and finished goods. Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market. The Company monitors and analyzes inventory for potential obsolescence and slow-moving items based upon the aging of the inventory and the inventory turns by product. Inventory items designated as slow moving are reduced to net realizable value. Inventory items designated as obsolete are written off. The allowance for inventory excess and obsolescence was approximately $0.1 million and $0.1 million as of December 31, 2005 and 2004, respectively.

Equipment

Equipment is carried at cost less accumulated depreciation computed using the straight-line method over the estimated useful lives. Leasehold improvements are depreciated over the life of the lease, software is depreciated over 2 years, and equipment is depreciated over periods ranging from 3 to 5 years. Repairs and maintenance, which do not extend the useful life of the asset, are charged to expense as incurred. Gains and losses on sales and retirements are reflected in the consolidated statements of operations.

Advertising Costs

The Company expenses production costs of print advertisements on the first date the advertisements take place. Advertising expense included in selling, general and administrative expense was approximately $0.2 million, $0.1 million and $19,000 in 2005, 2004 and 2003, respectively.

Goodwill and Other Intangible Assets

The Company follows Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Intangible Assets, or FAS 142. Goodwill represents the excess of purchase price over the fair values assigned to the net assets acquired in business combinations. Goodwill is allocated to reporting units as of the acquisition date for the purpose of goodwill impairment testing. The Company’s reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions. Goodwill of a reporting unit is tested for impairment at least once a year, or between testing dates if an impairment condition or event is determined to have occurred.

The Company’s trademarks are indefinite lived-assets, and accordingly are not amortized. The Company tests its trademarks for impairment at least once a year, or between testing dates if an impairment condition or event is determined to have occurred.

Other intangible assets with finite lives consist of patented and non-patented technologies, customer relationships and distribution networks. These intangible assets are amortized over their expected economic lives ranging from 4 to 12.3 years. The lives were determined based upon the expected use of the

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

asset, the ability to extend or renew patents and other contractual provisions associated with the asset, the average life of the associated products, the stability of the industry, expected changes in or the costs the Company is likely to incur in finding alternative distribution networks or channels and other factors deemed appropriate.

Revenue Recognition

The Company follows the revenue recognition guidance in Staff Accounting Bulletin, or SAB, 101 and SAB 104. The Company’s revenue recognition policies by product type are as follows:

Revenue Recognition Policy for Wander Prevention, Infant Protection, Asset Location and Identification, and Vibration Monitoring Systems

Hardware and software revenue is recognized when persuasive evidence of an arrangement exists, the goods are shipped and title passes, the price is fixed or determinable and collection of the sales proceeds is reasonably assured. Revenue from the sale of software implementation services and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement. When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence, or VSOE, of fair value exists for the undelivered elements. Generally, the residual method is applied in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of VSOE being established or all of the undelivered elements are delivered or performed with the following exceptions: if the only undelivered element is post contract support, the deferred amount is recognized ratably over the post contract support period, and if the only undelivered element is services that do not require significant production, modification or customization of the software, the deferred amount is recognized as the services are performed. Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.

Revenue Recognition Policy for VeriMed and VeriGuard Systems and Services

The Company markets the implantable VeriChip, insertion kits and scanners under the name VeriMed. The VeriMed patient identification system will be sold primarily through authorized Group Purchasing Organizations, or GPOs, and distributors for use in medical applications. The Company’s current GPO and distributors are separate legal and economic entities, and the Company does not have any ownership interest in any of these entities. Additionally, the Company has hired sales staff to market VeriMed directly to hospitals, and physicians.

The sale of the VeriMed patient identification system will include the implantable VeriChip, scanners, insertion kits and patient registration forms. These items will be sold to the GPOs and distributors with a limited warranty period. The Company also generally indemnifies its distributors against third party claims of intellectual property infringement. With the exception of sales under our current GPO agreement, we do not anticipate that these will be consignment sales. The hospitals, doctors and physicians in turn market the product to the patients. Following the implantation of a VeriChip, the patient is given the option of completing a registration form and forwarding it to the Company’s authorized affiliated database administrator, Digital Angel, or to a third party database provider. It is the Company’s intention to charge a small fee for this registration service and to also offer a more comprehensive database for an additional fee. Currently, the Company does not pay a database fee to any third party providers. Under the

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

terms of the supply and development agreement between the Company and Digital Angel, the Company is required to pay Digital Angel a fee equal to approximately one half of its registration service or comprehensive database fees.

Product Revenue

Revenues from the sale of the implantable VeriChip kits and scanners are recorded at gross amounts with a corresponding entry for cost of sales. Until the amount of returns can be reasonably estimated, the Company does not recognize revenue until after the products are shipped to customers and title has transferred, provided that a purchase order has been received or a contract has been executed, the price is fixed or determinable, there are no uncertainties regarding customer acceptance, the period of time in which the distributor or customer has to return the product has elapsed and collection of the sales proceeds is reasonably assured. Once the level of returns can be reasonably estimated, revenue (net of expected returns) will be recognized at the time of shipment and the passage of title, assuming there are no uncertainties regarding customer acceptance. If uncertainties regarding customer acceptance exist, revenue will not be recognized until such uncertainties are resolved. The Company intends to recognize revenue from consignment sales to the Company’s GPO after receipt of notification from the distributor of product sales to their customers provided that a purchase order has been received or a contract has been executed with the distributor, the sales price is fixed or determinable, the period of time the GPO has to return the product as provided in their distributor agreement has elapsed and collectability is reasonably assured.

Management believes the product sales are multiple deliverables that can be divided into separate units of accounting under the guidance provided in EITF 00-21 and SOP 97-2. The sale of the scanners, one of the deliverables, is considered a separate product sale (separate unit of accounting). Software is included in this product. The software is bundled with the scanner which allows the number on the implantable VeriChip to be read. This software is not sold separately, the scanner has no value without it, there are no post contract support agreements or after sale services, upgrades, customization or training services. Management believes that within this product the scanner and software are not separate deliverables as defined in EITF 00-21 because as separate units they have no value to the customer on a stand-alone basis, there is no objective and reliable evidence of fair value of undeliverable elements since they are never delivered independently and the arrangement does not include a general right of return.

Management also believes that SOP 97-2 is not relevant for these same reasons. The implantable VeriChip and insertion kits are another deliverable and are accounted for as a separate unit of accounting because they also have value to the customers on a stand-alone basis. The chips and insertion kits are sold separately from the scanners, can be read by other scanners and have independent usefulness.

Services Revenue

The services for maintaining subscriber information on a data base maintained by the Company will be sold as a stand-alone contract and treated according to the terms of the contractual arrangements then in effect. Revenue from this service will generally be recognized over the term of the subscription period or the terms of the contractual arrangements then in effect.

The above revenue recognition policies notwithstanding, with respect to the sales of products and services sold in tandem, the revenue recognition policy will follow the ultimate arrangements to be negotiated between independent third parties or related parties.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Warranties

The Company provides certain warranties on all of its products. Provisions for future warranty costs are based on management’s best estimates and are recorded when revenue on product sales is recognized. The warranty periods for the Company’s implantable microchip products range from 15 to 60 days. The warranty periods for the Company’s other products range from one to three years. Management determines the warranty provision based on known product failures, historical experience, and other currently available evidence.

Warranty expense was approximately $0.2 million during 2005. The Company did not incur warranty expense in 2004 and 2003.

Stock-Based Compensation

Through December 31, 2005, the Company followed the guidance of Accounting Principles Board, or (APB,) Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25, or FIN 44, in accounting for its stock-based compensation arrangements. Accordingly, no compensation cost has been recognized for any of the Company’s fixed stock options granted to directors and employees when the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option. The Company has not granted any options to directors and employees at a price less than estimated fair value on the date of grant. When options are granted to employees and directors at a price less than the estimated fair value on the date of grant, compensation expense was required to be calculated based on the intrinsic value (i.e., the difference between the exercise price and the estimated fair value on the date of grant), and the compensation expense was recognized over the vesting period of the options. If the options are fully vested, the expense is recognized immediately.

Changes in the terms of stock option grants, such as extending the vesting period of the option or changes in the exercise price, generally have had accounting consequence. Accordingly, compensation expense was measured in accordance with APB 25 and recognized over the vesting period. If the modified grant was fully vested, any additional compensation cost was recognized immediately. The Company accounts for equity instruments issued to non-employees in accordance with Statement of Financial Accounting Standard, or SFAS, No. 123, Accounting for Stock-based Compensation, or FAS 123. During the 2005, 2004 and 2003, the Company recorded $2.3 million, $0.3 million and $0.7 million of expense during 2005, 2004 and 2003, respectively, associated with such options, including $12,000 and $0.2 million during 2004 and 2003, respectively, related to a severance agreement.

On December 12, 2005, the Company’s board of directors approved a proposal accelerating the vesting on December 30, 2005 of all of the Company’s outstanding and unvested stock options previously awarded to employees and directors and to one employee of Applied Digital (to the extent not already vested on that date), provided, however, that the grantee that acquires any shares pursuant to such an option (the vesting of which has been accelerated) shall not be permitted to sell such shares until the earlier of: (i) the original vesting date applicable to such option or (ii) the date on which such grantee’s employment terminates for any reason.

The purpose of accelerating the vesting of the employees’ and directors’ options was to enable the Company to avoid recognizing in its statement of operations compensation expense associated with the options in future periods. (In accordance with SFAS No. 123 (revised 2004), Share-Based Payment, or

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

FAS 123R, which replaces FAS 123 and supersedes APB 25, the Company would have been required to record compensation expense associated with these options beginning January 1, 2006, as more fully discussed below.) As a result of the acceleration, the Company expects to avoid recognition of up to approximately $0.6 million of compensation expense in its statement of operations over the course of the original vesting period, substantially all of which was expected to be avoided in 2006. Such expense is included in the Company’s pro forma stock-based compensation footnote disclosure for 2005 presented below. FIN 44 requires the Company to recognize compensation expense under certain circumstances, such as a change in the vesting schedule when such options are in the money on the date of the change, that would allow an employee to vest an option that would have otherwise been forfeited based on the awards original terms. The Company would be required to begin to recognize compensation expense over the new expected vesting period based on estimates of the number of options that employees ultimately will retain that otherwise would have been forfeited, absent the modifications. The majority of the accelerated options, absent the acceleration, would have been vested during the first half of 2006, with a smaller percentage vesting over the next 30 months. Such estimates of compensation expense would be based on such factors as historical and expected employee turnover rates and similar statistics. Of the 1.0 million stock options that were affected by the acceleration of vesting, substantially all of the $4.4 million of intrinsic value of the newly vested options is attributable to the Company’s executive officers and directors.

The Company is unable to estimate the number of options that its employees and directors will ultimately retain that otherwise would have been forfeited, absent the acceleration. Based on the current circumstance, the high concentration of options awarded to officers and directors and the Company’s historical turnover rates, no compensation expense resulting from the new measurement date was recognized by the Company upon accelerating of the vesting on December 30, 2005. The Company will recognize compensation expense in future periods, should a benefit be realized by the holders of the aforementioned options, which they would not otherwise have been entitled to receive.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FAS 123 to stock-based employee compensation for options granted under its plans:

	2005	2004	2003
Net loss attributable to common stockholder, as reported	$(5,263)	$(2,011)	$(1,710)
Deduct:
Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(1,178)	(134)	(56)

Pro forma net loss attributable to common stockholder	$(6,441)	$(2,145)	$(1,766)

Loss per share attributable to common stockholder:
Basic and diluted—as reported	$(0.33)	$(0.15)	$(0.13)

Basic and diluted—pro forma	$(0.41)	$(0.16)	$(0.13)

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The weighted average per share fair value of grants made in 2005, 2004 and 2003 for the Company’s stock options was $1.07, $0.22 and $0.05 respectively. The fair values of the options granted were estimated on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

	2005	2004	2003
Estimated option life	5.5 years	5.5 years	5.5 years
Risk-free interest rate	3.84%	3.88%	2.99%
Expected volatility	50.00%	68.84%	76.00%
Expected dividend yield	0.00%	0.00%	0.00%

Income Taxes

The Company accounts for income taxes under the asset and liability approach for the financial accounting and reporting for income taxes. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not. Currently, the Company files a consolidated U.S. federal income tax return with Applied Digital. In the event that Applied Digital’s ownership is reduced below 80%, the Company would be required to file a separate federal income tax return. Income taxes are more fully discussed in Note 10.

Loss Per Common Share and Common Share Equivalent

Basic loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period. Diluted loss per common share is computed giving effect to all potentially dilutive common shares that were outstanding during the period. Dilutive common shares consist of incremental shares issuable upon exercise of stock options and warrants to the extent that the average fair value of the Company’s common stock for each period is greater than the exercise price of the options and warrants, except where there is a loss attributable to the common stockholder. As of December 31, 2005, approximately 7.4 million stock options and warrants were outstanding.

Impact of Recently Issued Accounting Standards

In December 2004 the Financial Accounting Standards Board, or the FASB, issued FAS 123R, which replaces FAS 123 and supersedes APB 25. FAS 123R requires that all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. The pro forma disclosures previously permitted under FAS 123 will no longer be an alternative to financial statement recognition. The provisions of FAS 123R became effective for the Company on January 1, 2006. Under FAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at the date of adoption. The transition methods include either prospective or retrospective application of FAS 123R. The Company is currently evaluating the requirements of FAS 123R. As discussed above under the heading Stock Based Compensation, all of the Company’s outstanding employee stock options were vested upon adoption on January 1, 2006, and, therefore, the Company does not expect that the initial adoption of FAS 123R will have a material impact on its consolidated results of operations and earnings (loss) per share. However, going forward, as the Company grants more options, it expects that the impact may be material. The Company is in the process of determining the method of adoption, and determining whether the adoption will result in amounts that are similar to the current pro

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

forma disclosures required under FAS 123, although it anticipates that the amounts may be greater due to increases in personnel during 2005. In addition, the Company has not yet determined the impact of FAS 123R on its compensation policies or plans, if any.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4, or FAS 151. FAS 151 amends Accounting Research Bulletin No. 43, Chapter 4, to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted materials (spoilage) should be recognized as current-period charges. In addition, FAS 151 requires that allocation of fixed production overhead to inventory be based on the normal capacity of the production facilities. The Company is required to adopt FAS 151 beginning January 1, 2006. The Company believes the adoption of FAS 151 will not have a material impact on its financial position and the results of its operations.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, or FAS 153. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. FAS 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company believes the adoption of FAS 153 will not have a material impact on its financial position and the results of its operations.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections replacements of APB No. 20 and FAS No. 3, or FAS 154. FAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. FAS 154 also applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. FAS 154 is effective for all accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company has not yet adopted the provisions of FAS 154 and it has not yet determined the impact on its financial statements, if any.

In February 2006, the FASB issued SFAS No. 155 Accounting for Certain Hybrid Financial Instruments. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” SFAS No. 155 permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133, and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivative and amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivatives financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company has not yet determined the impact of the adoption of FAS 155 on its financial statements, if any.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Research and Development

Research and development costs are expensed as incurred and consist of development work associated with the Company’s existing and potential products. The company’s research and development expenses relate primarily to payroll costs for engineering personnel, costs associated with various projects, including testing, developing prototypes and related expenses.

2. Inventories

The components of inventories, stated at the lower of cost with cost determined on the first-in first-out (FIFO) method or market, are as follows:

	2005	2004
Raw materials	$726	$—
Work-in-process	445	—
Finished goods	1,402	168

	2,573	168
Allowance for excess and obsolescence	(96)	(79)

	$2,477	$89

3. Equipment

	2005	2004
Equipment consists of the following:
Leasehold improvements	$15	$—
Equipment	1,186	255
Software	133	—

	1,334	255
Less accumulated depreciation and amortization	(444)	(124)

	$890	$131

Depreciation and amortization expense charged against income amounted to approximately $0.3 million and $48,000 for the years ended December 31, 2005 and 2004, respectively.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

4. Acquisitions

The following table describes the Company’s acquisitions during 2005:

Company acquired	Date acquired	Acquisition price	Goodwill and other intangibles acquired	Other net assets and liabilities	Business description
VHI, formerly eXI Wireless Inc.	3/31/05	$13,283	$11,555	$1,728	Provider of infant protection, wander prevention and asset location and identification systems combining automated RFID identification and real-time location technologies

Instantel Inc.	6/10/05	$25,272	$26,239	$(967)	Manufacturer of remote monitoring products including infant protection and wander prevention systems and vibration monitors

VHI

On March 31, 2005, Applied Digital acquired VHI paying CDN$1.60 for each outstanding share of VHI (a total of 10,265,178 VHI common shares were outstanding on March 31, 2005) payable in shares of Applied Digital’s common stock based on the daily weighted-average closing price of its common stock quoted for the ten consecutive trading days that ended three trading days before the closing. The resulting exchange ratio was 3.0295 shares of VHI’s common stock for each share of Applied Digital’s common stock. Accordingly, Applied Digital issued 3,388,407 shares of its common stock valued at approximately $11.7 million to VHI’s shareholders.

In addition, all existing VHI options and warrants outstanding were converted pro rata, based upon the exchange ratio, into options or warrants exercisable into shares of Applied Digital’ common stock. The value of the options and warrants exchanged was approximately $0.7 million. Included in the purchase price was approximately $0.9 million in acquisition costs consisting primarily of a finder’s fee and legal and accounting related services that were direct costs of the acquisition. The total cost of the acquisition was approximately $13.3 million.

Effective March 31, 2005, Applied Digital contributed VHI to the Company, under the terms of an exchange agreement between Applied Digital and the Company dated June 9, 2005, in consideration for approximately 3.3 million shares of the Company’s common stock.

VHI, based in Vancouver, Canada, has developed patient wandering, maternity ward infant protection and asset location and identification systems combining automated identification and real-time location technologies.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The acquisition of VHI was accounted for under the purchase method of accounting. The required purchase accounting adjustment, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has been made based upon preliminary valuations and are subject to change. The excess of purchase price over the fair value of the assets and liabilities of VHI was preliminarily recorded as goodwill of approximately $5.0 million. The intangible assets with a preliminary value of approximately $6.6 million are comprised of patents, trademarks, customer relationships and distribution networks. These intangibles assets are being amortized over periods ranging from 4 to 12.3 years. The trademarks have indefinite lives.

The Company recorded amortization expense of approximately $0.5 million in 2005 associated with these intangible assets. See Note 5.

Instantel Inc.

On June 10, 2005, the Company’s subsidiary, VHI, entered into a share purchase agreement by and among Instantel, Instantel Holding Company s.ar.l., Perceptis, L.P., VHI, the Company and Applied Digital to acquire 100% of the common stock of Instantel. Applied Digital funded the acquisition, with such funding being recorded as a capital contribution to the Company. Under the terms of the agreement, Instantel became a wholly-owned subsidiary of VHI.

The purchase price for Instantel was approximately $25.0 million. The purchase price is payable in two payments. The first payment of $22.0 million was paid in cash at the closing of the transaction. The second payment is required to be made on the earlier of (i) the closing of the Company’s initial public offering or (ii) September 30, 2006, subject to extension until December 31, 2006. On the closing of the Company’s initial public offering, Perceptis is entitled to receive from the Company a number of shares of the Company’s common stock with an aggregate market value of $2.0 million valued at the close of business on the date of the second payment and a number of shares of Applied Digital common stock with an aggregate market value of $1.0 million valued at the close of business on the date of the second payment. If the closing of the initial public offering of the Company’s common stock does not occur by December 31, 2006, Perceptis may elect to receive from the Company either a number of shares of Applied Digital common stock with an aggregate market value of $3.0 million or a cash payment of $2.5 million. Perceptis has anti-dilution protections as provided in the share purchase agreement and the second payment obligation is guaranteed by Applied Digital. Associated with the guaranty, a number of shares of Applied Digital common stock with an aggregate market value of $3.0 million valued on the date of closing was placed in escrow for the benefit of Perceptis to secure the guarantee by Applied Digital of the Company’s performance of the payment obligations. The Company is obligated to reimburse Applied Digital either in stock or cash or a combination of both for any Applied Digital stock issued in connection with the second payment obligation.

In addition, the Company incurred $0.3 million in acquisition costs consisting primarily of legal and accounting related services that are direct costs of the acquisition.

Instantel, based in Ottawa, Canada, is a manufacturer of remote monitoring products in the areas of healthcare security and vibration monitoring for a diverse customer base.

The Instantel acquisition was accounted for under the purchase method of accounting. The required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, have been made based upon

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

preliminary valuations and are subject to change. The excess of purchase price over the estimated fair value of the assets acquired and liabilities assumed of Instantel was preliminarily recorded as goodwill of $12.0 million. In addition, the Company has preliminarily recorded intangible assets of $14.2 million comprised of patents, trademarks, customer relationships and distribution networks. These intangibles assets are being amortized over periods ranging from 8.4 to 11.8 years. The trademarks have indefinite lives. The Company recorded amortization expense of approximately $0.6 million in 2005 associated with these intangibles. See Note 5.

In considering the benefits of the VHI and Instantel acquisitions, management recognized the strategic complement of these businesses’ technologies and customer bases with the Company’s existing RFID implantable microchip business.

The required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, have been made based upon preliminary valuations. The Company currently believes that it has identified all significant liabilities assumed and tangible and intangible assets acquired, however, based upon its final valuation and review it may determine that additional liabilities or tangible assets exist or it may determine that the preliminary estimated fair value ascribed to the intangible assets or the estimated useful lives require revision. Several factors are still being considered including: (i) the status of certain competing product offering from each company; (ii) income tax considerations; and (iii) the finalization of cash flow projections for later years, among others. The Company anticipates that it will finalize the purchase price allocations within the next several months. Any adjustments to the purchase price allocations will be recorded as increases or decreases in goodwill. The total purchase prices of VHI and Instantel were allocated as follows:

	VHI	Instantel
Current assets	$3,112	$5,678
Equipment	191	493
Intangibles:
Patented and non-patented proprietary technology	3,710	1,720
Trademarks	1,131	3,790
Customer relationships	895	3,390
Distribution network	856	5,320
Goodwill	4,963	12,019
Current liabilities	(1,057)	(2,748)
Deferred tax liability	(518)	(4,390)

	$13,283	$25,272

See Note 5 for a discussion of the fair values and lives assigned to the intangible assets.

In determining the purchase prices for VHI and Instantel, the Company considered various factors including: (i) historical and projected revenue streams and operating cash flows of each company; (ii), their management teams; (iii) the potential to expand the market for the Company’s existing human implantable microchip business through their existing distribution channels; (iv) the complementary nature of each of the company’s product offerings as an extension of the offerings of the other company and of the Company’s existing business; (v) similarities in corporate culture; and (vi) the opportunity for expanded research and development of the combined product offerings and the potential for new product offering.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Specifically, the Company felt that VHI’s business would grow, in large part because of its reputation and because its Assetrac business and its wander prevention business are, in the Company’s view, poised for growth. The Company felt that the growth would ultimately result in a favorable return on its investment notwithstanding a purchase price that included amounts for goodwill. Moreover, the Company saw VHI’s customer base, sales force, research and development teams and management as useful in developing the Company’s VeriMed Patient Identification System. The same analysis took place with Instantel, as well as recognition that Instantel and VHI were competitors and that future results could be augmented by eliminating that competition, better serving customers with the best of both companies and eliminating redundancies. Based on the Company’s assessments, it determined that it was appropriate to offer purchase prices for VHI and Instantel that resulted in the recognition of goodwill.

The results of VHI and Instantel have been included in the statement of operations since their respective dates of acquisition. Unaudited pro forma results of operations for the years 2005 and 2004 are included below. Such pro forma information assumes that the above acquisitions had occurred as of January 1, 2004, and revenue is presented in accordance with the Company’s accounting policies. This summary is not necessarily indicative of what the Company’s results of operations would have been had VHI and Instantel been owned and operated by the Company during such periods, nor does it purport to represent results of operations for any future periods.

	Unaudited For the Year Ended December 31, 2005	Unaudited For the Year Ended December 31, 2004
Net revenue	$24,554	$19,846
Net loss attributable to common stockholder—basic and diluted	$(5,505)	$(1,314)
Net loss per common share attributable to common stockholder—basic and diluted	$(0.33)	$(0.08)

5. Intangible Assets

The information set for the below about the Company’s acquired intangible assets as of December 31, 2005 is based upon preliminary purchase price allocations. See Note 4. The Company did not have intangible assets at December 31, 2004. The estimated fair values of the acquired intangible assets were determined on the basis of customer relationships, patents and other proprietary rights for technologies, contract lives and revenue, distributor relationships and other factors associated with distribution networks, and using cash flow methodology. Under this method, the Company estimated the cash flows that each of the intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates.

The expected economic lives of these intangible assets were determined based upon an analysis of the expected use of the asset, the Company’s ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in or the costs the Company is likely to incur in finding alternative distribution networks or channels, and other factors deemed appropriate. In performing the expected life analysis, the Company determined that its trademarks had indefinite lives. In making this assessment, the Company evaluated whether there were any legal, regulatory, or contractual factors limiting the useful lives of the acquired trademarks and it concluded that these factors did not limit the useful lives of the acquired trademarks as of the dates of their acquisition.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The Company also evaluated and determined that there were no competitive or economic factors, including technological advances or obsolescence of the related products that limited the useful lives of the acquired trademarks. Based on 2005 revenue, the Company believes that Instantel was a significant participant in the vibration monitoring marketplace, and VHI and Instantel were both significant participants in the infant protection and wander prevention marketplaces. The core radio frequency technology utilized by the Company’s RFID products has been established since the 1950s and is essentially the same for all of today’s competing RFID product lines. Given the Company’s market share, the proprietary nature of its RFID products and underlying software platform, and the current competitive environment, the Company is not aware of any significant risk that its technology will be rendered obsolete in the foreseeable future.

The VHI and Instantel trademarks were established and highly recognized at the time each entity was acquired. The acquired VHI and Instantel trademarks, Roam Alert and WatchMate, which are related to the Company’s wander prevention systems, were registered in 1994. The trademarks associated with the Company’s infant protection systems, Halo and Hugs, were registered in 1999, the asset location and identification system’s trademark, Assetrac, was registered in 2002 and the vibration monitoring trademark, Blastmate, was registered in 1990.

The Company concluded that based on (i) the current market positions for the acquired products; (ii) the overall expected growth of the RFID healthcare market; (iii) the market presence provided by the established distribution networks of both VHI and Instantel; (iv) the lack of legal, contractual or competitive factors limiting the useful lives of the acquired trademarks; and (v) the conclusion that the trademarks will have value for the foreseeable future, the Company had reasonable support to conclude that the acquired VHI and Instantel trademarks had indefinite lives.

Going forward the Company will test these intangible assets for impairment at least annually. These tests will be performed using discounted cash flows, which will incorporate future events such as market conditions and operational performance of the acquired businesses. Specifically, the Company’s annual test of the estimated fair value of its trademarks is subject to assumptions regarding the future level of revenues related to the trademarks, the royalty rate applied to the future revenues, the discount rate used to bring the future cash flows to present value, and any changes in the Company’s determination regarding the life of the trademarks.

The Company has evaluated the sensitivity of its trademark value conclusions to variations in its estimated useful life assumptions for the VHI and Instantel trademarks. The Company concluded that its value conclusions would not change significantly due to variations in the estimated useful life assumptions. Approximately 86.0% of the present value of the trademark cash flows is contributed by the cash flows generated between year 1 (2005) and year 20 (2025). Therefore, a sensitivity analysis based on variations of the estimated useful lives of the VHI and Instantel trademarks would not significantly change the Company’s value conclusions.

The acquisition date trademark value conclusions for VHI and Instantel’s trademarks were $1,131,000 and $3,790,000, respectively. In determining the value of the trademarks, the Company employed the income approach. The Company used the discounted cash flow method to calculate the present value of VHI’s and Instantel’s trademark cash flows. In the Company’s valuation model, it considered the “relief from royalty” concept which assumes that if a company owns a trademark it does not have to “rent” one and therefore is “relieved” from paying a royalty. The amount of the phantom payment (after-tax) is used as a surrogate for income attributable to the trademark.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

In valuing the VHI and Instantel trademarks, the Company applied a market-based royalty rate to the projections of revenue for the various product lines of VHI and Instantel. The royalty cash flows, on an after-tax basis, were discounted to present value using a discount rate that adequately reflected the inherent risks of the trademark cash flows. In valuing the trademarks, the Company applied what it believes to be appropriate discounts rates, ranging from 17.0% to 23.7% to the projected trademark cash flows and it used a perpetual growth rate of 5%.

The Company evaluated the sensitivity of the trademark value conclusions to variations in the projected revenue estimates for fiscal years 2005 through 2009 and variations in the 5.0% terminal revenue growth rate for both VHI and Instantel for fiscal years 2010 and beyond. A summary of the valuation scenarios is as follows:

Scenario 1: A 10.0% increase to the projected annual revenue for 2005 through 2009 and a 10.0% increase to the long-term growth from 5.0% to 5.5%. The Scenario 1 value conclusions are:

VHI Trademarks:	$1,266,000 (11.9% greater than acquisition date value)
Instantel Trademarks:	$4,290,000 (13.2% greater than acquisition date value)

Scenario 2: A 10.0% decrease to the projected annual revenue for 2005 through 2009 and a 10.0% decrease to the long-term growth from 5.0% to 4.5%. The Scenario 2 value conclusions are presented below:

VHI Trademarks:	$1,001,000 (11.5% less than acquisition date value)
Instantel Trademarks:	$3,310,000 (12.7% less than acquisition date value)

Based on the Company’s analysis of the uncertainties associated with assumptions used in its trademark valuations, the Company concluded that when performing its annual tests for impairment, variations in the level of revenue represent the most significant variable affecting the future estimated fair value of the Company’s trademarks.

Intangible assets	December 31, 2005	Weighted average lives (in years)
Trademarks	$4,921	Indefinite

Patented and non-patented proprietary technology	5,430	12.11
Customer relationships	4,288	8.75
Distribution networks	6,176	8.14

	$15,894

Accumulated amortization
Patented and non-patented proprietary technology	$225
Customer relationships	415
Distribution networks	420

	$1,060

Net intangible assets	$19,755

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Estimated amortization expense for the years ending December 31, is as follows:

2006	$1,782
2007	1,782
2008	1,782
2009	1,615
2010	1,559
Thereafter	6,314

$14,834

6. Goodwill

Goodwill consists of the excess of cost over fair value of net tangible and identifiable intangible assets of companies purchased. The Company applies the principles of SFAS No. 141, Business Combinations or FAS 141, and uses the purchase method of accounting for acquisitions of subsidiaries.

The carrying amount of Company’s goodwill by reporting unit (reporting units are those businesses for which discrete financial information is available and upon which segment management makes operating decisions) is as follows:

	Healthcare	Security and Industrial	Consolidated
Balance, December 31, 2004	$—	$—	$—
Acquisitions	13,131	3,851	16,982

Balance, December 31, 2005	$13,131	$3,851	$16,982

The Company’s goodwill, which resulted from the acquisitions of VHI and Instantel is not deductible for income tax purposes, and is based upon preliminary purchase price allocations.

In the fourth quarter of 2005, the Company tested its goodwill and other intangible assets at each reporting unit level in accordance with FAS 142. The fair value of VeriChip’s reporting units, substantially all of the operations of which were acquired during 2005, was based on valuations prepared by management. Based on these assessments, there was no impairment of goodwill and other intangible assets at December 31, 2005.

7. Financing Agreements

VHI is a party to a credit agreement with the Royal Bank of Canada. The credit facility provides for borrowings up to CDN $1.5 million, or approximately U.S. $1.2 million at December 31, 2005. Approximately $0.1 million was outstanding under the credit facility as of December 31, 2005. The annual interest rate on the facility is the Royal Bank of Canada prime rate of interest plus 1%. The borrowing limit is up to 85% of eligible accounts receivable and up to 25% of eligible inventory. Under the terms of the agreement, the Company must comply with certain reporting covenants. The loan is collateralized by all of the assets of VHI. At December 31, 2005, VHI had an aggregate net book value of approximately $13.1 million.

On December 27, 2005, the Company and Digital Angel converted the amounts due to Parent Company into a revolving line of credit under the terms of a loan agreement, security agreement and a

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

revolving line of credit note. The line of credit is more fully described in Note 15.

8. Stockholder’s Equity (Capital Deficit)

Warrants

On August 21, 2002, the Company issued to IBM Credit LLC a warrant to acquire 1,232,667 shares of the Company’s common stock at an exercise price of $0.075 per share, which represented management’s estimate of fair value at the time of grant. The warrant was issued in connection with an amendment to a credit agreement between Applied Digital, certain of its subsidiaries and IBM Credit LLC. The warrant was exercisable on the date of grant and expires on August 21, 2007. The fair value of the warrant of approximately $44,000 was reflected as a deemed dividend to Applied Digital. The fair value of the warrant was determined using the Black-Scholes valuation model and the following assumptions:

Warrant life	5 years
Risk-free interest rate	3.31%
Expected volatility	50.00%
Expected dividend yield	0.00%

In connection with the acquisition of Instantel, the Company issued warrants, which are exercisable by Satellite Strategic Finance Partners, Ltd. and Satellite Strategic Finance Associates, LLC into 62,880 and 37,120 shares of the Company’s common stock, respectively. The warrants are exercisable at an exercise price of $12.00 per share, subject to certain anti-dilution provisions, from June 10, 2005 through June 10, 2007. The warrants were valued at approximately $1,000 using the Black-Scholes valuation model and the value of the warrants has been recorded as a deemed dividend to Applied Digital.

In February 2002, the Company’s board of directors approved the VeriChip Corporation 2002 Flexible Stock Plan, or the VeriChip 2002 Plan. Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares may be granted is 5.9 million. As of December 31, 2005, approximately 5.4 million options, net of forfeitures, have been granted to directors, officers and employees under the VeriChip 2002 Plan, and all of the options granted were outstanding as of December 31, 2005. The options are fully vested and expire up to nine years from the vesting date. As of December 31, 2005, no SARs have been granted under the VeriChip 2002 Plan.

On May 6, 2005, the Company’s board of directors approved the VeriChip Corporation 2005 Flexible Stock Plan, or the VeriChip 2005 Plan. Applied Digital’s shareholders approved the VeriChip 2005 Plan on June 11, 2005. Under the VeriChip 2005 Plan, the number of shares for which options, SARs or performance shares may be granted is 0.8 million. As of December 31, 2005, 0.7 million options, net of forfeitures, have been granted under the VeriChip 2005 Plan and all were outstanding as of December 31, 2005. The options are fully vested and are exercisable for a period of up to seven years.

Under the Company’s stock option plans, including the VeriChip 2002 Plan as amended in February 2005, unless otherwise provided, no holder of an option award may exercise such option award if the Company’s common stock is not then traded publicly on the bulletin board or on a stock exchange or other such market, except: (i) in connection with a sale of all or part of the Company’s common stock, or (ii) within two months prior to the expiration date of the option award.

In addition, as of December 31, 2005, 0.1 million options have been granted outside of the Company’s plans to a consultant. These options were granted at an exercise price of $1.82 per share, are fully vested and expire on May 23, 2014.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

A summary of stock option activity for 2005, 2004, and 2003 is as follows:

	2005			2004		2003
	Number of options		Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding on January 1	5,477		$0.18	4,161	$0.12	4604	0.08
Granted	1,284		2.37	2,023	0.57	540	0.38
Exercised	—		—	—	—	—	—
Forfeited	(597)		0.17	(707)	0.95	(983)	0.08

Outstanding on December 31	6,164		0.64	5,477	0.18	4161	0.12

Exercisable on December 31	6,164	(1)	0.64	4,054	0.11	2894	0.08

Shares available on December 31 for options that may be granted	636			457		1773

(1)	Assumes completion of the Company’s initial public offering.

The following table summarizes information about stock options at December 31, 2005 (in thousands, except weighted-average amounts):

	Outstanding stock options			Exercisable stock options
Range of exercise prices	Shares	Weighted average remaining contractual life (in years)	Weighted average exercise price	Shares	Weighted average exercise price
$0.00-$0.30	3,171	3.6	$0.08	3,171	$0.08
$0.31-$ 1.35	1,716	6.1	0.38	1,716	0.38
$1.35-$ 2.02	200	8.2	1.71	200	1.71
$2.02-$ 2.70	893	7.6	2.35	893	2.35
$2.70-$ 3.37	167	7.5	2.85	167	2.85
$3.37-$ 6.75	17	7.0	6.75	17	6.75

	6,164	5.1	$0.64	6,164	$0.64

The Company granted to certain of its employees and directors approximately 1.0 million options to purchase shares of its common stock during the period January 1, 2005 to August 11, 2005 that were granted at exercise prices ranging from $2.31 to $2.85 per share and were equal to or greater than the estimated fair value of the underlying common stock on the date of each grant, as determined by the Company’s management. Approximately 0.7 million of such options were granted with an exercise price of $2.31, which was the estimated fair value of the Company’s common stock on the date of grant, and approximately 0.3 million of such options were granted at exercise prices greater than the estimated fair value on the dates of grant. The Company’s management determined these values principally based upon internal valuation estimates as well as arms-length transactions involving the fair value of the businesses it acquired.

•	The Company’s projected operating performance;

•	risk of non achievement of projected operating performance;

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

•	the purchase prices of the two businesses acquired during the first half of 2005, including the risk that the acquisitions may not have been completed at certain interim valuation dates; and

•	trends and comparable valuations in the broad market for privately-held and publicly-traded technology and medical device companies.

Management’s valuation methodology including terminal and enterprise value was based on the following factors:

•	Unlevered free cash flows for the Company’s implantable microchip business were generated for five years, which was deemed to be the appropriate valuation period;

•	Earnings before interest, taxes, depreciation and amortization, or EBITDA, were used to estimate terminal value;

•	A terminal value was calculated. (Management considered the relevant multiples for RFID and medical device companies in determining the appropriate terminal value multiple);

•	A discount rate was applied to the net free cash flows and terminal value. The rate was determined based on the risk free rate of the 10-year U.S. Treasury Bond plus an applicable market risk premium and the specific risk premium associated with the company’s facts and circumstances. (The discount rate utilized by the Company was the rate of return expected from the market or the rate of return for a similar investment with similar risks);

•	The purchase prices of VHI and Instantel adjusted for the risk that the acquisitions may not have been completed at certain interim valuation dates, were added to the value of the implantable microchip business to determine enterprise value; and

•	Management computed the fully diluted value of each share of the Company’s common stock in order to factor in the dilutive effect of reflecting in the money stock options and warrants at each valuation date.

In addition, the Company granted approximately 0.3 million stock options during 2005 to consultants and employees of Applied Digital and Digital Angel. In accordance with FAS 123, the Company recorded compensation expense associated with these options based on an estimate of the fair value on each date of grant (with the fair value of the Company’s common stock for grants from January 1, 2005 to August 11, 2005 being determined by management as discussed above) and using the Black-Scholes valuation model. The Company was required to re-measure the compensation expense associated with these options on December 30, 2005, the date that all of these options vested. (The Company accelerated the vesting of these options as more fully discussed in Note 1.) This re-measurement was based on the estimated fair value of the Company’s common stock on December 30, 2005, which was assumed to be the estimated IPO value, and using the Black-Scholes valuation model. This re-measurement resulted in compensation expense being recorded in 2005 based upon the fair value of these stock options on the vesting date. In addition, during 2004, 2003 and 2002, the Company granted stock options to employees of Applied Digital and other non-employees who had provided services to the Company. For these options, the Company recognized compensation expense using the same methodology as was used for the comparable 2005 grants discussed above. The Company recorded aggregate compensation expense of approximately $2.3 million, $0.3 million and $0.7 million during the years ended December 31, 2005, 2004 and 2003, respectively, in connection with these stock options.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

There are inherent uncertainties in making estimates about forecasts of future operating results and identifying comparable companies and transactions that may be indicative of the fair value of the Company’s securities. The Company believes that the estimates of the fair value of its common stock at each option grant date were reasonable under the circumstances.

The Black-Scholes model, which the Company used to determine compensation expense, required the Company to make several key judgments including:

•	the estimated value of the Company’s common stock;

•	the expected life of issued stock options;

•	the expected volatility of the Company’s stock price; and

•	the expected dividend yield to be realized over the life of the stock option.

The Company prepared these estimates based upon its historical experience, the stock price volatility of comparable publicly-traded companies, including Applied Digital, and its best estimation of future conditions.

9. Selling, general and administrative expenses:

	For the Years Ended December 31,
	2005	2004	2003
Salaries and benefits (1)	$6,631	$866	$1,146
Depreciation and amortization	1,159	48	44
Legal and accounting	1,059	373	251
Sales and marketing	700	194	151
Travel and entertainment	743	107	100
Insurance	203	97	76
Professional and consulting	907	62	30
Other	1,040	183	179

	$12,442	$1,930	$1,977

(1)	Included in salaries and benefits is $2.3 million, $0.3 million and $0.7 million of compensation expense for the years 2005, 2004 and 2003, respectively, associated with stock options granted to employees of Applied Digital and consultants.

10. Income taxes:

The Company’s income taxes as presented are calculated on a separate tax return basis, although for 2005, 2004 and 2003, the Company’s U.S. operations are included in the consolidated federal income tax return filed by Applied Digital. The Canadian operations are subject to Canadian taxes. The Company accounts for income taxes under the asset and liability approach. Deferred taxes are recorded based upon the tax impact of items affecting financial reporting and tax filings in different periods. A valuation allowance is provided against net deferred tax assets where the Company determines realization is not currently judged to be more likely than not.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The provision for income taxes consists of:

	For the Years Ended December 31,
	2005	2004	2003
Current:
United States	$—	$—	$—
Canadian	127	—	—

Current income tax provision (credit)	127	—	—

Deferred:
United States	—	—	—
Canadian	(71)

Deferred income taxes provision (credit)	(71)	—	—

	$56	$—	$—

Instantel and VHI file income tax returns in Canada. The Company considers earnings from VHI and Instantel to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been made for these earnings. Upon distribution of foreign subsidiary earnings, the Company may be subject to U.S. income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to Canada.

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

	December 31,
	2005	2004
Deferred tax assets:
Liabilities and reserves	$194	$36
Stock-based compensation	1,309	407
Prepaid expenses	33	—
Deferred income	—	3
Property and equipment	14	—
Investment tax credit	1,361	—
Net operating loss carryforwards	3,458	1,481

Gross deferred tax assets	6,369	1,927
Valuation allowance	(4,385)	(1,899)

	1,984	28
Deferred tax liabilities:
Intangible assets	6,821	—
Property and equipment	—	28

	6,821	28

Net deferred tax liability	$4,837	$—

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The deferred tax assets and liabilities are included in the following balance sheet captions:

	December 31,
	2005	2004
Current deferred tax asset	$227	$—
Long-term deferred tax liability	5,064	—

	$4,837	$—

The aggregate net deferred tax liability of $4.8 million was recorded at the dates of acquisition. The deferred tax liability related primarily to taxable temporary differences resulting from allocation of the purchase price for VHI and Instantel. The intangible assets are subject to adjustment based upon the final purchase price allocations.

The valuation allowance for U.S. deferred tax assets increased by approximately $2.5 million and $0.8 million in 2005 and 2004, respectively, due mainly to the generation of net operating losses. The valuation allowance was provided for U.S. net deferred tax assets that exceeded the level of existing U.S. deferred tax liabilities.

Approximate domestic and international (loss) income before provision for income taxes consists of:

	For the Years Ended December 31,
	2005	2004	2003
Domestic	$(6,621)	$(2,011)	$(1,710)
International	1,415	—	—

	$(5,206)	$(2,011)	$(1,710)

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate are analyzed below:

	2005	2004	2003
	%	%	%
Statutory tax (benefit) rate	(34)	(34)	(34)
State income taxes, net of federal benefits	(5)	(4)	(4)
Foreign income tax rate differential	(8)	—	—
Change in deferred tax asset valuation allowance	48	38	38

	1	—	—

Currently, the Company (exclusive of its Canadian subsidiaries) files a consolidated federal income tax return with Applied Digital. Upon completion of the initial public offering of the Company’s common stock, it is anticipated that Applied Digital’s ownership will be less than 80%. If that is the case, the Company will be required to file a separate federal income tax return. At December 31, 2005, the Company had U.S. federal net operating loss carryforwards of approximately $8.3 million for income tax purposes that expire in various amounts through 2025. The net operating losses will be allocated in accordance with Treasury Regulation § 1.1502-21T(b)(2)(iv), if the company ceases to be a part of the consolidated tax return of Applied Digital.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Based upon the change of ownership rules under IRC Section 382, if in the future the Company issues common stock or additional equity instruments convertible into shares of the Company’s common stock, which result in VeriChip’s ownership change exceeding the 50% limitation threshold imposed by that section, all of the Company’s net operating loss carryforwards may be significantly limited as to the amount of use in any particular year.

The Canadian subsidiaries file separate income tax returns in Canada. Effective, January 1, 2006, three of the VHI subsidiaries have been amalgamated with Instantel. The combined tax attributes, including investment tax credit carryforwards, will be available to offset future taxable income of the amalgamated entity. In addition, as of December 31, 2005, VHI had Canadian non-capital loss carryforwards of $1.2 million that expire in 2012. These loss carryforwards are anticipated to be used during 2006 and 2007 and, therefore, no valuation allowance has been provided against the related deferred tax asset.

11. Loss Per Share

A reconciliation of the numerator and denominator of basic and diluted loss per share attributable to common stockholder is provided as follows:

	For the Years Ended December 31,
	2005	2004	2003
Numerator:
Numerator for basic loss per share:
Net loss	$(5,262)	$(2,011)	$(1,710)
Deemed dividend	(1)	—	—

Net loss attributable to common stockholder	$(5,263)	$(2,011)	$(1,710)

Denominator:
Denominator for basic and diluted loss per share: (1)
Weighted average shares outstanding	15,836	13,333	13,333

Diluted weighted-average shares	15,836	13,333	13,333

Basic and diluted loss per share attributable to common stockholder	$(0.33)	$(0.15)	$(0.13)

(1)	The incremental weighted average shares issuable upon the exercise of stock options and warrants where the average estimated fair value of the Company’s common stock during each period presented exceeded the exercise price listed below were not included in the computation of diluted loss per share because to do so would have been anti-dilutive for the periods presented:

	For the Years Ended December 31,
	2005	2004	2003
Stock options	5,018	3,509	3,051
Warrant	1,202	1,061	986

	6,220	4,570	4,037

12. Segment information:

The Company operates in two business segments: Healthcare and Security and Industrial.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Healthcare:

Utilizing RFID, the Company’s Healthcare segment currently engages in marketing, selling and developing the following products:

•	human-implantable RFID-enabled products for use in a variety of healthcare, security and other applications;
•	patient protection, wander prevention and maternity ward infant protection systems combining automated RFID identification and real-time local area location technologies; and
•	RFID-based asset location and management systems to hospitals and other healthcare providers.

Security and Industrial

The Company’s Security and Industrial segment engages in marketing, selling and developing the following products:

•	human-implantable RFID-enabled products for use in a variety of security and other applications;
•	RFID based systems for the location and management of equipment, tools and supplies in an industrial environment; and
•	Vibration monitoring systems for regulated vibration control.

Following is the selected segment data for the years ended December 31:

2005	Healthcare	Security and Industrial	Corporate	Total
Net product revenue from external customers	$11,200	$3,320	$—	$14,520
Net service revenue from external customers	849	500	—	1,349

	12,049	3,820	—	15,869

Depreciation and amortization	1,007	376	—	1,383
Interest and other income	(49)	(14)	—	(63)
Interest expense	—	—	343	343
Loss before provision for income taxes	(3,356)	(1,507)	(343)	(5,206)

Goodwill	13,131	3,851	—	16,982
Segment assets	37,571	10,867	—	48,438
Expenditures for property and equipment	326	98	—	424

2004	Healthcare	Security and Industrial	Corporate	Total
Net product revenue from external customers	$—	$247	$—	$247
Net service revenue from external customers	—	—	—	—

	—	247	—	247

Depreciation and amortization	24	24	—	48
Interest and other income	—	(15)	—	(15)
Interest expense	—	—	144	144
Loss before provision for income taxes	(1,041)	(826)	(144)	(2,011)

Goodwill	—	—	—	—
Segment assets	85	198	—	283
Expenditures for property and equipment	16	16	—	32

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

2003	Healthcare	Security and Industrial	Corporate	Total
Net product revenue from external customers	$—	$545	$—	$545
Net service revenue from external customers	—	—	—	—

	—	544	—	545

Depreciation and amortization	22	22	—	44
Interest and other income	—	—	—	—
Interest expense	—	—	78	78
Loss before provision for income taxes	(504)	(1,128)	(78)	(1,710)

Goodwill	—	—	—	—
Segment assets	94	688	—	782
Expenditures for property and equipment	3	3	—	6

Revenues are attributed to geographic areas based on the location of the assets producing the revenue. Information concerning principal geographic areas for the year ended December 31 were as follows (in thousands):

	United States	Canada	Consolidated
Year ended December 31, 2005:
Net revenue	$68	$15,801	$15,869
Long-lived tangible assets	132	758	890
Deferred tax liabilities	—	5,064	5,064

Year ended December 31, 2004:
Net revenue	247	—	247
Long-lived tangible assets	131	—	131
Deferred tax liabilities	—	—	—

Year ended December 31, 2003:
Net revenue	545	—	545
Long-lived tangible assets	147	—	147
Deferred tax liabilities	—	—	—

13. Unasserted Claim—Potential Intellectual Property Conflict

On December 27, 2005, the Company entered into an amended and restated supply and development agreement with Digital Angel, as more fully discussed in Note 15. Under this agreement, Digital Angel purports to license to the Company the right to use the technology used in the implantable VeriChip. However, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. On April 28, 2006, RME entered into a production agreement with Digital Angel, which was effective as of April 26, 2006, as more fully discussed in Note 15. The Company has been advised that RME is a wholly-owned subsidiary of Raytheon Company. The RME supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by RME or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. However, because the 2006 agreement was with RME and not Raytheon Company, it is possible that RME lacks the authority or intellectual property to grant a license that would support the Company’s use of the patented technology for human identification. Because rights to use the patented technology granted in 1994 were freely assignable, the Company does not know which parties currently

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

hold those rights. Based on the 1994 license and the limitations associated with the supply agreement between RME and Digital Angel, certain rights relating to the license under the Company’s supply agreement with Digital Angel are broader than the license rights that Digital Angel has under its supply agreement with RME, most notably the rights to independently enforce the patent and to independently manufacture the products. Accordingly, such rights may be rendered inoperative by the previously granted right to use the patented technology for human identification. In addition, while RME represents that it and its affiliates have not assigned or granted any rights in the intellectual property to third parties, RME does not represent in the supply agreement that RME or its affiliates have any rights to use the patented technology in applications involving the identification of human beings or that RME has the authority to grant such a license. As a result, the Company’s use of the technology could be enjoined and it could be required to pay damages, including enhanced damages, based on the claim that the sale and use of the Company’s products conflicts with the exclusive license previously granted to others for the use of the technology for the identification of human beings. The Company’s ability to successfully commercialize products incorporating the implantable VeriChip will depend on third parties, including prior licensees or their successors in interest, not obtaining an injunction against the Company, Digital Angel or the Company’s suppliers or otherwise requiring it to pay additional royalties or other damages for the remainder of the life of the patent, which expires on March 18, 2010. Further, any rights to the patented technology outside of products supplied to Digital Angel through RME are not available and the Company is at further risk should it engage a third party supplier even if the Company has the right to do so through its agreement with Digital Angel. In addition, the rights under the supply agreement between RME and Digital Angel will not prevent other parties from competing with the Company.

Costly and time-consuming litigation could result from the Company’s marketing, use and sale of the implantable VeriChip for the identification of human beings. If the Company or Digital Angel are denied use of the patented technology in applications involving the identification of human beings, the Company will not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip before the patent expires. The Company may be required to pay royalties and other damages to third parties on products it has already purchased or will purchase from Digital Angel.

The Company has been publicly marketing and selling the implantable VeriChip in applications involving the identification of human beings for over four years. Through December 31, 2005, there have been and are no pending or threatened intellectual property claims challenging the Company’s marketing or selling activities. The Company’s supply and development agreement with Digital Angel contains an indemnification provision. To the extent that such an infringement claim is made, the Company believes it is entitled to indemnification pursuant to the supply and development agreement with Digital Angel.

No provision can be made, in the circumstances, in the accompanying financial statements with respect to the unasserted claim described above.

14. Commitments and Contingencies

The Company has entered into operating leases with remaining terms through 2009 for its three business locations: Richmond, British Columbia; Edmonton, Alberta; and Ottawa, Ontario. Minimum lease payments due under the operating leases for the next five years and thereafter are presented in the table below. The leases provide for escalation payments for certain operating expenses.

On March 4, 2002, the Company entered into a supply agreement with Digital Angel, an affiliate, to supply the Company’s human-implantable microchip and RFID technology. Digital Angel is the

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Company’s sole supplier of the implantable microchips relating to the Company’s business. Digital Angel may sell the human-implantable microchips and RFID technology to third parties if the Company does not purchase certain prescribed minimum quantities or it defaults in any obligation under the agreement, including the payment of money, and the default is not cured within 90 days after receipt of written notice. On December 28, 2005, the agreement was amended and restated. The amended and restated agreement is more fully discussed in Note 14.

Year	Minimum rental payments	Purchase commitments
2006	$231	$—
2007	255	875
2008	271	1,750
2009	114	2,500
2010	—	3,750
Thereafter	—	8,166

	$871	$17,041

Legal proceedings:

The Company is a party to various legal actions as either plaintiff or defendant. The Company does not believe that these actions will result in any loss to it, and accordingly, no provision has been made as of December 31, 2005.

Metro Risk

On January 10, 2005, the Company commenced an action in the Circuit Court for Palm Beach County, Florida, against Metro Risk Management Group, LLC, or Metro Risk. In this suit, the Company claims that Metro Risk breached the parties’ three international distribution agreements by failing to meet required minimum purchase obligations. On July 1, 2005, Metro Risk asserted a counterclaim against the Company for breach of contract and fraud in the inducement. Specifically, in its claim for breach of contract, Metro Risk alleged that the Company breached the exclusivity provision of the parties’ distribution agreements by later signing a different distribution agreement with another distributor. Metro Risk asserted that that distributions agreement included areas in Europe. By virtue of its counterclaim, Metro Risk seeks reliance damages in the amount of $155,000, which represents the amount of money advanced by Metro Risk for the project, lost profits and attorneys’ fees. Currently, the Company has pending a motion to strike Metro Risk’s answer, affirmative defenses, allegations within the counterclaim, and other claims. Given the early stage of the case and because discovery has not yet begun, counsel and management is currently unable to assess the Company’s exposure to loss.

15. Related Party Transactions

Under a shared and transition services agreement, Applied Digital has provided certain general and administrative services to the Company including, accounting, finance, payroll and legal services, telephone, rent and other miscellaneous items. The costs of these services, which are included in the Company’s statement of operations in selling, general and administrative expense, was determined based on the Company’s use of such services. In determining the estimated use by the Company, Applied Digital determined the actual cost incurred for each of the services provided and determined the proportion of each of such costs that were attributable to the Company’s operations.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The services provided and the specific calculations used were as follows:

•	Accounting, finance and payroll services - these costs were allocated based upon a percentage of the total labor dollars incurred by Applied Digital’s accounting, finance and payroll staff in performing such functions for the Company;

•	Legal services - the costs were allocated based upon a percentage of Applied Digital’s general counsel’s salary and benefits based upon the estimated time spent by its general counsel on the Company’s legal issues;

•	Accounting fees - these costs were allocated based upon a percentage of the total fees charged by third party accountants and considering the amount of such accounting fees that the Company would have incurred if it was a stand-alone entity;

•	Rent - the cost was determined based upon the amount of office space square footage used by the Company’s employees; and

•	Telephone, office supplies and other costs - these costs were allocated based upon a percentage of the services or supplies that were deemed to be incurred by the Company.

Management believes that the fees charged for these services are reasonable and consistent with what the expenses would have been on a stand-alone basis. The costs of these services to the Company were $0.5 million, $0.4 million and $0.3 million in 2005, 2004 and 2003, respectively.

On December 27, 2005, the Company entered into a transition services agreement with Applied Digital under which Applied Digital has agreed to provide the Company with certain administrative transition services, including payroll, legal, finance, accounting, information technology, tax services, and services related to this offering. As compensation for these services, the Company has agreed to pay Applied Digital (i) approximately $62,000 per month for fixed costs allocable to these services, (ii) Applied Digital’s reasonable out-of-pocket direct expenses incurred in connection with providing these services that are not included in the agreement as a monthly fixed cost, (iii) Applied Digital’s expenses incurred in connection with services provided to the Company in connection with the initial public offering of the Company’s common stock, and (iv) any charges by third party service providers that may or may not be incurred as part of the offering and that are attributable to transition services provided to or for the Company.

The term of the agreement continues until such time as the Company requests Applied Digital to cease performing such services, provided that Applied Digital is not obligated to continue to provide the transition services for more than two years. Except for any request by the Company that Applied Digital cease to perform transition services, the agreement may not be terminated by either party except in the event of a material default in Applied Digital’s delivery of the transition services or in the Company’s payment for those services.

The terms of the transition services agreement were negotiated between certain of the Company’s executive officers and certain executive officers of Applied Digital, and were based upon historical amounts incurred by Applied Digital for payment of such services to third parties. Accordingly, the Company believes that the terms of the transactions are comparable to terms that one could obtain from independent third parties.

Applied Digital has funded and financed the Company’s operations since inception, which has resulted in an amount due to parent company totaling $6.9 million and $4.2 million at December 31, 2005

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

and 2004, respectively. Included in the amount due to Parent Company is interest expense of approximately $0.3 million, $0.1 million and $0.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. The interest rate used to compute such interest was based upon the Wall Street Journal’s prime interest rate in effect during the applicable periods. The interest rate negotiated between the parties was based upon the rate that Applied Digital has historically charged to its wholly-owned subsidiaries. Depending upon our future operating performance, such rate may not be comparable to the terms that we could obtain from independent third parties.

On December 27, 2005, the Company and Applied Digital converted the amounts due to Parent Company into a revolving line of credit under the terms of a loan agreement, security agreement and a revolving line of credit note. The note provides for advances up to $8.5 million, interest on the unpaid principal balance outstanding from time to time equal to the prime rate of interest as published in the Wall Street Journal. Applied Digital, at its sole discretion, has the option to extend or terminate the note on the first renewal date of June 27, 2007 and on each of the renewal anniversary dates until the final maturity date of December 27, 2010, at which time a balloon payment of principal and becomes interest due. In addition, if a change in the Company’s ownership or management occurs, as defined in the loan agreement, or the Company completes the initial public offering of its common stock, a balloon payment of principal and interest is due within two business days of the event. The loan is subordinated to the obligations of the Company under the credit agreement with the Royal Bank of Canada, and is collateralized by security interests in all property and assets of the Company except as otherwise encumbered by the rights of the Royal Bank of Canada under its credit agreement with VHI.

As more fully discussed in Note 4, Applied Digital agreed to fund the cost of the Instantel acquisition and to guarantee the Company’s obligation to make the second payment under the terms of the share purchase agreement that the Company entered into in connection with the Instantel acquisition in order for the Company to affect the acquisition. Given that the Company did not provide Applied Digital with any specific consideration for the transaction, it does not believe that the terms are comparable to terms that could be obtained in transaction with independent third parties.

The Company executed an eleven year supply agreement dated March 4, 2002 with Digital Angel covering the manufacture and supply of its implantable microchip. The Company’s purchases of product under the supply agreement were approximately $0.7 million, $0.1 million and $0.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.

On December 27, 2005, the Company entered into an amended and restated supply and development agreement with Digital Angel. Under this agreement, Digital Angel is the Company’s sole supplier of microchips relating to the Company’s business. Under the supply agreement, Digital Angel purports to license to the Company the right to use the technology used in the implantable VeriChip. However, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. On April 28, 2006, RME entered into a supply agreement with Digital Angel, which was effective as of April 26, 2006, as more fully discussed below. RME is Digital Angel’s sole supplier of the human implantable microchips. The Company has been advised that RME is a wholly-owned subsidiary of Raytheon Company. The RME supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by RME or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. However, because the 2006 agreement was with RME and not Raytheon Company, it is possible that RME lacks the authority or intellectual property to grant a license that would support the Company’s use of the patented technology for human identification.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Based on the 1994 license and the limitations associated with the supply agreement between RME and Digital Angel, certain rights relating to the license under the Company’s supply agreement with Digital Angel are broader than the license rights that Digital Angel has under its supply agreement with RME, most notably the rights to independently enforce the patent and to independently manufacture the products. Accordingly, such rights may be rendered inoperative by the previously granted right to use the patented technology for human identification. Through December 31, 2005, no intellectual property claims against the Company have been asserted. See Note 13 “Unasserted Claim—Potential Intellectual Property Conflict”.

The supply and development agreement with Digital Angel continues until March 2013, and, as long as the Company continues to meet minimum purchase requirements, the agreement will automatically renew annually under its terms. The agreement may be terminated prior to its stated term under specified events, including as a result of a bankruptcy event of the other party or an uncured default. In addition, Digital Angel may sell the microchips to third parties if the Company does not take delivery and pay for a minimum number of microchips every year. Further, the agreement provides that Digital Angel shall, at the Company’s option, furnish and operate a computer database to provide data collection, storage and related services for the Company’s customers for a fee as provided. A termination of the Company’s supply and development agreement or the ability of Digital Angel to supply third parties due to failure by the Company to meet its minimum commitment or for any other reason would have a material adverse effect on the Company’s business prospects.

The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s board of directors.

Digital Angel relies solely on a supply agreement with RME for the manufacture of the human implantable microchip products. RME utilizes Digital Angel’s equipment in the production of the microchips. On April 28, 2006, Digital Angel entered into a new production agreement with RME related to the manufacture and distribution of glass-encapsulated syringe-implantable transponders, including the human implantable microchip products sold by the Company. This new agreement, which was effective as of April 26, 2006 and expires on June 30, 2010, replaces a previous agreement between Digital Angel and RME which would have expired in June 2006.

During 2005, the Company incurred legal fees of $0.1 million, to the Company’s legal counsel, Akin Gump Strauss Hauer & Feld LLP, or Akin Gump. Tommy G. Thompson, a partner with Akin Gump, has been a member of the Company’s board of directors since July 2005, and holds options to purchase 0.2 million shares of the Company’s common stock.

During December 2005, Applied Digital pledged 100% of its ownership in the shares of common stock of the Company to its lender under the terms of a note and pledge agreement. The note is due in June.

16. Pension Plans

VHI maintains and contributes to and has certain obligations under a defined contribution pension plan for eligible Canadian employees. Contributions for the year ended December 31, 2005 were approximately $35,000. Applied Digital has a retirement savings plan under section 401(k) of the Internal Revenue Code for the benefit of eligible U.S. employees, including the Company’s eligible U.S. employees. Applied Digital has not made any matching contributions to the 401(k) Plan.

VERICHIP CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

17. Supplemental Cash Flow Information

	For Years Ended December 31,
	2005	2004	2003
Income taxes paid	$143	$—	$—
Interest paid	2	—	—

	$145	$—	$—

In 2005, the Company had the following non-cash investing and financing activities (the Company did not have any non-cash investing and financing activities in 2004 and 2003):

Year Ended December 31, 2005
Issuance of common shares to Parent Company for the contribution of VeriChip Inc. to VeriChip Corporation	$12,729
Contribution of Instantel Inc. to VeriChip Inc. by Parent Company	21,043
Issuance of warrants	1
Deferred purchase obligation	3,000
Offering costs	714

The effect on the Company’s change from local (Canadian) to U.S. dollars as the functional currency from the date of acquisition (March 31, 2005) of VHI until June 30, 2005 was de minimis.

18. Summarized Quarterly Data (unaudited)

2005	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$15	$3,022	$6,078	$6,754	$15,869
Gross profit	5	2,050	3,593	3,826	9,474
Net loss attributable to common stockholder	(1,075)	(1,346)	(267)	(2,575)	(5,263)
Basic and diluted net loss per share attributable to common stockholder (1)	(0.08)	(0.08)	(0.02)	(0.15)	(0.33)

(1)	Loss per share is computed independently for each of the quarters presented.

2004	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Total revenue	$118	$38	$23	$68	$247
Gross profit	62	22	11	(47)	48
Net loss attributable to common stockholder	(368)	(429)	(556)	(658)	(2,011)
Basic and diluted net loss per share attributable to common stockholder	(0.03)	(0.03)	(0.04)	(0.05)	(0.15)

FINANCIAL STATEMENT SCHEDULE

Valuation and Qualifying Accounts

(in thousands)

Description	Balance at beginning of period	Additions charged to cost and expenses	Deductions	Balance at end of period
Valuation allowance deducted in the balance sheet from the asset to which it applies:

Accounts receivable:
2005 Allowance for doubtful accounts	$0	$22	$10	$12
2004 Allowance for doubtful accounts	13	0	13	0
2003 Allowance for doubtful accounts	–	13	–	13

Inventory:
2005 Allowance for slow moving inventory	$79	$17	$–	$96
2004 Allowance for slow moving inventory	–	79	–	79
2003 Allowance for slow moving inventory	–	–	–	–

VERICHIP CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except par value)

	March 31, 2006	December 31, 2005
	(Unaudited)
Assets

Current assets:
Cash	$594	$1,440
Accounts receivable, net of allowance for doubtful accounts of $15 (2005—$12)	5,364	5,264
Inventories, net of allowance	2,790	2,477
Prepaid expenses and other current assets	397	263
Deferred tax asset	227	227

Total Current Assets	9,372	9,671
Equipment, net of accumulated depreciation and amortization	895	890
Intangible assets, net of accumulated amortization	19,271	19,755
Goodwill	17,008	16,982
Deferred offering costs	2,116	1,140

	$48,662	$48,438

Liabilities and Stockholder’s Equity

Current liabilities:
Bank indebtedness	$257	$94
Accounts payable	2,873	1,635
Accrued expenses	1,864	2,603
Income tax payable	361	281
Deferred revenue	456	353
Deferred purchase price obligation	3,000	3,000
Due to stockholder	7,264	6,881

Total Current Liabilities	16,075	14,847
Deferred tax liability	5,050	5,064

Total Liabilities	21,125	19,911

Stockholder’s Equity:
Capital stock:
Preferred stock:
Authorized 5,000 shares of $.001 par value; no shares issued or outstanding	—	—
Common stock:
Authorized 70,000 shares of $.0015 par value; 16,667 shares issued and outstanding	25	25
Additional paid-in capital	38,894	38,863
Accumulated deficit	(11,345)	(10,324)
Accumulated other comprehensive loss-foreign currency translation	(37)	(37)

Total Stockholder’s Equity	27,537	28,527

	$48,662	$48,438

See accompanying notes to unaudited condensed consolidated financial statements.

VERICHIP CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Product revenue	$6,157	$15
Service revenue	393	—

Total revenue	6,550	15

Cost of product	2,368	10
Cost of services	201	—

Total cost of products and services	2,569	10

Gross profit	3,981	5
Operating costs and expenses:
Selling, general and administrative	4,007	1,023
Research and development	885	—

Total operating costs and expenses	4,892	1,023

Operating loss before other items	(911)	(1,018)

Interest and other income	(18)	—
Interest expense	128	57

Total other expense	110	57

Loss before provision for income taxes	(1,021)	(1,075)
Provision for income taxes	—	—

Net loss/comprehensive loss	$(1,021)	$(1,075)
Net loss—basic and diluted	$(0.06)	$(0.08)

Weighted average number of shares outstanding—basic and diluted	16,667	13,333

See accompanying notes to unaudited condensed consolidated financial statements.

VERICHIP CORPORATION

Condensed Consolidated Statement of Stockholder's Equity

(In Thousands)

(Unaudited)

For the Three Months Ended March 31, 2006

	Common Shares		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Equity
	Number	Amount
Balance-December 31, 2005	16,667	$25	$38,863	$(10,324)	$(37)	$28,527
Net loss	—	—	—	(1,021)	—	(1,021)
Issuance of stock options	—	—	31	—	—	31

Balance-March 31, 2006	16,667	$25	$38,894	$(11,345)	$(37)	$27,537

See the accompanying notes to unaudited condensed consolidated financial statements.

VERICHIP CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(1,021)	$(1,075)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	574	13
Stock option compensation	31	361
Allowance for doubtful accounts	3	—
Allowance for inventory excess and obsolescence	10	—
Changes in operating assets and liabilities, net of effects of acquired business
Increase in accounts receivable	(103)	—
Increase in inventories	(323)	(377)
(Increase) decrease in prepaid expenses and other current assets	(134)	20
Increase in income tax payable, net	80	—
Increase in accounts payable and accrued expenses	59	112
Increase in deferred revenue	103	27

Net cash used in operating activities	(721)	(919)

Cash flows from investing activities:
Payments for equipment	(135)	(1)
Cash acquired in business contributed by the Stockholder	—	554

Net cash (used in) provided by investing activities	(135)	553

Cash flows from financing activities:
Short term borrowings	163	—
Borrowings from the Stockholder, net of repayments	383	935
Offering costs	(536)	—

Net cash provided by financing activities	10	935

Net (decrease) increase in cash	(846)	569

Cash, beginning of period	1,440	23

Cash, end of period	$594	$592

Supplementary cash flow information is presented in Note 12.

See accompanying notes to unaudited condensed consolidated financial statements.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements

(tabulated amounts in thousands of dollars, except per share amounts)

1. Basis of Presentation

VeriChip Corporation (the “Company”) is a Delaware corporation formed in November 2001. The Company commenced operations in January 2002. The Company’s parent company is Applied Digital Solutions, Inc., or Applied Digital or Parent Company. The financial statements include the accounts of the Company and its wholly-owned subsidiaries.

The accompanying unaudited condensed consolidated financial statements of the Company as of March 31, 2006, and December 31, 2005 (the December 31, 2005 financial information included in this report has been extracted from the Company’s audited financial statements), and for the three months ended March 31, 2006 and 2005 have been prepared in accordance with accounting principles generally accepted in the United States, for interim financial information and Article 10 of Regulation S-X under the Securities Exchange Act of 1934. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the Company’s management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the consolidated financial statements have been made.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The unaudited condensed consolidated statements of operations for the three-months ended March 31, 2006 and 2005 are not necessarily indicative of the results that may be expected for the entire year. These statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s audited financial statements for the year ended December 31, 2005, included elsewhere in the registration document.

The Company develops markets and sells radio frequency identification, frequently referred to as RFID, systems used for the identification, location and protection of people and assets. The Company’s VeriMed patient identification system uses the implantable VeriChip, a human-implantable RFID microchip that can be used in a variety of patient identification and security applications. The security applications for the product are sold under the name VeriGuard. Each implantable VeriChip contains a unique verification number that is read when it is scanned by the Company’s scanner. In October 2004, the U.S. Food and Drug Administration, or FDA, cleared the Company’s VeriMed patient identification system for its medical applications in the United States.

The Company obtains the implantable VeriChip and related scanners from Digital Angel Corporation, or Digital Angel, under the terms of an amended and restated supply agreement. The supply agreement is discussed in Note 11. Digital Angel is a majority-owned subsidiary of Applied Digital. Under the supply agreement, Digital Angel purports to license to the Company the right to use the technology used in the implantable VeriChip. However, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. On April 28, 2006, Raytheon Microelectronics España (RME), entered into a production agreement with Digital Angel, which was effective as of April 26, 2006, as more fully discussed in Note 11. RME is Digital Angel’s sole supplier of

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

the human implantable microchips. The Company has been advised that RME is a wholly-owned subsidiary of Raytheon Company. The RME supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by RME or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. However, because the 2006 agreement was with RME and not Raytheon Company, it is possible that RME lacks the authority or intellectual property to grant a license that would support the Company’s use of the patented technology for human identification. Based on the 1994 license and the limitations associated with the supply agreement between RME and Digital Angel, certain rights relating to the license under the Company’s supply agreement with Digital Angel are broader than the rights that Digital Angel has under its supply agreement with RME, most notably the license rights to independently enforce the patent and to independently manufacture the products. Accordingly, such rights may be rendered inoperative by the previously granted right to use the patented technology for human identification. Through March 31, 2006, no intellectual property claims against the Company have been asserted. See Note 9 “Unasserted Claim—Potential Intellectual Property Conflict” and Note 11 “Related Party Transactions”.

Through December 31, 2005, all research and development efforts related to the implantable VeriChip were performed by Digital Angel. Subsequent to that time, research and development efforts related to the implantable VeriChip were performed by both the Company and Digital Angel.

Effective March 31, 2005, Applied Digital acquired VeriChip Holdings Inc., or VHI, formerly eXI Wireless, Inc., and contributed VHI to the Company under the terms of an exchange agreement as more fully discussed in Note 3. In addition, on June 10, 2005, Instantel Inc., or Instantel, became a wholly-owned subsidiary of VHI under the terms of a share purchase agreement as more fully discussed in Note 3. VHI and Instantel offer infant protection, wander prevention, asset location and identification and vibration monitoring systems.

In December 2005, a 2-for-3 reverse stock split was approved. All share amounts reflected in these financial statements have been adjusted for the reverse stock split. In addition, in December 2005, the Company’s 5.0 million shares of blank check preferred stock and an increase in the authorized shares of the Company’s common stock from 50.0 million to 70.0 million was authorized.

Stock-Based Compensation

At March 31, 2006, the Company had two stock-based employee compensation plans, which are more fully described in Note 5. As permitted under Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-based Compensation (“FAS 123”), through December 31, 2005, the Company elected to follow the guidance of APB Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation—an Interpretation of APB Opinion No. 25 (“FIN 44”), in accounting for its stock-based employee compensation arrangements. Accordingly, no compensation cost was recognized for any of the Company’s fixed stock options granted to employees when the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option. The Company accounted for equity instruments issued to non-employees in accordance with the provisions of FAS 123.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), Share-Based Payment, or FAS 123R, which replaced FAS 123 and supercedes APB 25. FAS 123R requires that the fair value of all share-based payments to employees, including grants of employee stock options, be recognized as expense in the financial statements. The pro forma disclosures previously permitted under FAS 123 are no longer an alternative to financial statement recognition. The Company adopted the provisions of FAS 123R on January 1, 2006 using the modified prospective application method

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

of adoption which requires that compensation costs related to unvested stock awards as of December 31, 2005 be recognized over the remaining service periods of those awards with no change in historical reported earnings. However, since all of the Company’s stock options were vested as of December 31, 2005, no unamortized grant date fair value of the Company’s awards existed upon its adoption of FAS 123R. Awards granted after December 31, 2005 are valued at fair value in accordance with the provisions of FAS 123R and recognized on a straight line basis over the service periods of each award. In accordance with the modified prospective method, the unaudited condensed consolidated financial statements for the prior periods have not been restated to reflect, and do not include, the impact of FAS 123R. The Company’s estimated forfeiture rates for the first quarter of 2006 were based on its historical experience. Upon adoption of FAS 123R the Company elected to continue using the Black-Scholes option pricing model. See Note 5 for further information concerning the Company’s adoption of FAS 123R.

2. Inventories

	March 31, 2006	December 31, 2005
Raw materials	$684	$726
Work in process	604	445
Finished goods	1,608	1,402

	2,896	2,573
Allowance for excess and obsolescence	(106)	(96)

	$2,790	$2,477

3. Acquisitions

Company acquired	Date Acquired	Acquisition Price	Goodwill and other intangible assets		Other net assets and liabilities
VHI, formerly eXI Wireless Inc.	3/31/05	$13,283	$11,541		$1,742
Instantel Inc.	6/10/05	$25,272	$26,239	(1)	$(967	)(1)

(1)	Allocation of purchase price is subject to change (see below).

VeriChip Holdings Inc.

On March 31, 2005, Applied Digital acquired VHI paying CDN$1.60 for each outstanding share of VHI (a total of 10,265,178 VHI common shares were outstanding on March 31, 2005) payable in shares of Applied Digital’s common stock based on the daily weighted-average closing price of its common stock quoted for the ten consecutive trading days that ended three trading days before the closing. The resulting exchange ratio was 3.0295 shares of VHI’s common stock for each share of Applied Digital’s common stock. Accordingly, Applied Digital issued 3,388,407 shares of its common stock valued at approximately $11.7 million to VHI’s shareholders. In addition, all existing VHI options and warrants outstanding were converted pro rata, based upon the exchange ratio, into options or warrants exercisable into shares of Applied Digital’ common stock. The value of the options and warrants exchanged was approximately $0.7 million. Included in the purchase price was approximately $0.9 million in acquisition costs consisting primarily of a finder’s fee and legal and accounting related services that were direct costs of the acquisition. The total cost of the acquisition was approximately $13.3 million.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Effective March 31, 2005, Applied Digital contributed VHI to the Company, under the terms of an exchange agreement between Applied Digital and the Company dated June 9, 2005, in consideration for approximately 3.3 million shares of the Company’s common stock.

VHI, based in Vancouver, Canada, has developed patient wandering, maternity ward infant protection and asset location and identification systems combining automated identification and real-time location technologies.

The acquisition of VHI was accounted for under the purchase method of accounting. The excess of purchase price over the fair value of the assets and liabilities of VHI was recorded as goodwill of approximately $5.0 million. The intangible assets with a value of approximately $6.5 million are comprised of patents, trademarks, customer relationships and distribution networks. These intangibles assets are being amortized over periods ranging from 4 to 12.3 years. The trademarks have indefinite lives. The Company recorded amortization expense of approximately $0.2 million in the three months ended March 31, 2006 associated with these intangible assets.

Instantel Inc.

On June 10, 2005, the Company’s subsidiary, VHI, entered into a share purchase agreement by and among Instantel, Instantel Holding Company s.ar.l., Perceptis, L.P., VHI, the Company and Applied Digital to acquire 100% of the common stock of Instantel. Applied Digital funded the acquisition, with such funding being recorded as a capital contribution to the Company. Under the terms of the agreement, Instantel became a wholly-owned subsidiary of VHI.

The purchase price for Instantel was approximately $25.0 million. The purchase price is payable in two payments. The first payment of $22.0 million was paid in cash at the closing of the transaction. The second payment is required to be made on the earlier of (i) the closing of the Company’s initial public offering or (ii) September 30, 2006, subject to extension until December 31, 2006. On the closing of the Company’s initial public offering, Perceptis is entitled to receive from the Company a number of shares of the Company’s common stock with an aggregate market value of $2.0 million valued at the close of business on the date of the second payment and a number of shares of Applied Digital common stock with an aggregate market value of $1.0 million valued at the close of business on the date of the second payment. If the closing of the initial public offering of the Company’s common stock does not occur by December 31, 2006, Perceptis may elect to receive from the Company either a number of shares of Applied Digital common stock with an aggregate market value of $3.0 million or a cash payment of $2.5 million. Perceptis has anti-dilution protections as provided in the share purchase agreement and the second payment obligation is guaranteed by Applied Digital. Associated with the guaranty, a number of shares of Applied Digital common stock with an aggregate market value of $3.0 million valued on the date of closing was placed in escrow for the benefit of Perceptis to secure the guarantee by Applied Digital of the Company’s performance of the payment obligations. The Company is obligated to reimburse Applied Digital either in stock or cash or a combination of both for any Applied Digital stock issued in connection with the second payment obligation. In addition, the Company incurred $0.3 million in acquisition costs consisting primarily of legal and accounting related services that are direct costs of the acquisition.

Instantel, based in Ottawa, Canada, is a manufacturer of remote monitoring products in the areas of healthcare security and vibration monitoring for a diverse customer base.

The Instantel acquisition was accounted for under the purchase method of accounting. The required purchase accounting adjustments, including the allocation of the purchase price to the assets

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

acquired and liabilities assumed based on their respective fair values, have been made based upon preliminary valuations and are subject to change. The excess of purchase price over the estimated fair value of the assets acquired and liabilities assumed of Instantel was preliminarily recorded as goodwill of $12.0 million. In addition, the Company has preliminarily recorded intangible assets of $14.2 million comprised of patents, trademarks, customer relationships and distribution networks. These intangibles assets are being amortized over periods ranging from 8.4 to 11.8 years. The trademarks have indefinite lives. The Company recorded amortization expense of approximately $0.3 million in the three months ended March 31, 2006 associated with these intangibles.

In considering the benefits of the VHI and Instantel acquisitions, management recognized the strategic complement of these businesses’ technologies and customer bases with the Company’s existing RFID implantable microchip business. The estimated fair value of the acquired intangible assets of VHI and Instantel were determined on the basis of customer relationships, patents and other proprietary rights for technologies, contract lives and revenue, distributor relationships and other factors related to distribution networks, and using discounted cash flow methodology. Under this method, the Company estimated the cash flows that each of these intangible assets are expected to generate over the course of their expected economic lives. Actual cash flows may differ significantly from these estimates. The expected economic lives of these intangible assets were determined based upon the expected use of the asset, the ability to extend or renew patents and other contractual provisions associated with the asset, the estimated average life of the associated products, the stability of the industry, expected changes in and replacement value of distribution networks, and other factors deemed appropriate.

The required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values for Instantel, have been made based upon preliminary valuations. The Company currently believes that it has identified all significant liabilities assumed and tangible and intangible assets acquired, however, based upon its final valuation and review it may determine that additional liabilities or tangible assets exist or it may determine that the preliminary estimated fair value ascribed to the intangible assets or the estimated useful lives require revision. Several factors are still being considered including: (i) the status of certain competing product offerings from each company; (ii) income tax considerations; and (iii) the finalization of cash flow projections for later years, among others. The Company anticipates that it will finalize the purchase price allocation for Instantel within the next several months. Any adjustments to the purchase price allocation will be recorded as increases or decreases in goodwill.

The total purchase prices of VHI and Instantel were allocated as follows:

	VHI	Instantel
Current assets	$3,112	$5,678
Equipment	191	493
Intangibles:
Patented and non-patented proprietary technology	3,710	1,720
Trademarks	1,131	3,790
Customer relationships	895	3,390
Distribution network	816	5,320
Goodwill	4,989	12,019
Current liabilities	(1,057)	(2,748)
Deferred tax liability	(504)	(4,390)

	$13,283	$25,272

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

In determining the purchase prices for VHI and Instantel, the Company considered various factors including: (i) historical and projected revenue streams and operating cash flows of each company; (ii), their management teams; the potential to expand the market for the Company’s existing human implantable microchip business through their existing distribution channels; (iii) the complementary nature of each of the company’s product offerings as an extension of the offerings of the other company and of the Company’s existing business; (iv) similarities in corporate culture; and (v) the opportunity for expanded research and development of the combined product offerings and the potential for new product offering. Based on the Company’s assessments, it determined that it was appropriate to offer purchase prices for VHI and Instantel that resulted in the recognition of goodwill. Specifically, the Company felt that VHI’s business would grow, in large part because of its reputation and because its Assetrac business and its wander prevention business are, in the Company’s view, poised for growth. The Company felt that the growth would ultimately result in a favorable return on its investment notwithstanding an amount of the purchase price that included amounts for goodwill. Moreover, the Company saw VHI’s customer base, sales force, research and development teams and management as useful in developing its VeriMed Patient Identification System. The same analysis was undertaken with Instantel, giving recognition that Instantel and VHI were competitors and that future results could be augmented by eliminating that competition, better serving customers with the best of both companies and eliminating redundancies. Based on such assessments, the Company determined that the purchase price offered were appropriate for the business acquired.

The results of VHI and Instantel have been included in the statement of operations from their respective effective dates of acquisition. Unaudited pro forma results of operations for the three months period ended March 31, 2005 are included below. The pro forma information assumes that the above acquisitions had occurred as of January 1, 2005, and revenue is presented in accordance with the Company’s accounting policies. This summary is not necessarily indicative of what the Company’s results of operations would have been had VHI and Instantel been owned and operated by the Company during the period, nor does it purport to represent results of operations for any future periods.

Unaudited For the Period Ended March 31, 2005
Net revenue	$5,465
Net loss—basic and diluted	(1,245)
Net loss per share—basic and diluted	(0.07)

4. Selling, general and administrative expense:

	Three Months Ended March 31,
	2006	2005
Salaries and benefits (1)	$1,695	$597
Depreciation and amortization	462	13
Legal and accounting	452	31
Sales and marketing Legal and accounting	367	36
Travel and entertainment	298	23
Consulting	448	106
Other	285	217

	$4,007	$1,023

(1)	Included in salaries and benefits is $31 and $361 of compensation expense for the three months ended March 31, 2006 and 2005, respectively, associated with stock options.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

5. Stock Options

In February 2002, the Company’s board of directors approved the VeriChip Corporation 2002 Flexible Stock Plan, or the VeriChip 2002 Plan. Under the VeriChip 2002 Plan, the number of shares for which options, SARs or performance shares may be granted is 5.9 million. As of March 31, 2006, approximately 5.4 million options, net of forfeitures, have been granted to directors, officers and employees under the VeriChip 2002 Plan, and all of the options granted were outstanding as of March 31, 2006. The options are fully vested and expire up to nine years from the vesting date. As of March 31, 2006, no SARs have been granted under the VeriChip 2002 Plan.

On May 6, 2005, the Company’s board of directors approved the VeriChip Corporation 2005 Flexible Stock Plan, or the VeriChip 2005 Plan. Applied Digital’s shareholders approved the VeriChip 2005 Plan on June 11, 2005. Under the VeriChip 2005 Plan, the number of shares for which options, SARs or performance shares may be granted is 0.8 million. As of March 31, 2006, 0.7 million options, net of forfeitures, have been granted under the VeriChip 2005 Plan and all were outstanding as of March 31, 2006. The options are fully vested and are exercisable for a period of up to seven years.

Under the Company’s stock option plans, including the VeriChip 2002 Plan as amended in February 2005, unless otherwise provided, no holder of an option award may exercise such option award if the Company’s common stock is not then traded publicly on the bulletin board or on a stock exchange or other such market, except: (i) in connection with a sale of all or part of the Company’s common stock, or (ii) within two months prior to the expiration date of the option award.

Effective January 1, 2006, the Company adopted FAS 123R, using the modified prospective transition method. Under this method, stock-based compensation expense is recognized using the fair-value based method for all awards granted on or after the date of adoption. Compensation expense for new awards granted after January 1, 2006 will be recognized over the requisite service period based on the grant-date fair value of those options. Prior to adoption, the Company used the intrinsic value method under APB 25, related interpretations and provided the disclosure-only provisions of FAS 123. Under the intrinsic value method, no stock-based compensation had been recognized in such consolidated statement of operations for the options granted to the Company’s employees and directors because the exercise price of our stock options equaled or exceeded the fair market value of the underlying stock on the dates of grant.

FAS 123R requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under FAS 123 for the periods prior to January 1, 2006, the Company accounted for forfeitures as they occurred.

The adoption of this standard resulted in compensation expense of $31,000 as 6,036 options were granted with a weighted-average fair market value of $5.26 in the first quarter of 2006. Stock-based compensation expense was reflected in the condensed consolidated statement of operations in selling, general and administrative expense.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition principles of FAS 123 to stock-based employee compensation during fiscal 2005.

Three Months Ended March 31, 2005
Net loss:
As reported	$(1,075)

Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(41)

Pro forma	$(1,116)

Basic and diluted loss per share:
As reported	$(0.08)
Pro forma	$(0.08)

The fair value of the options granted during the three months ended March 31, 2006 were estimated on the grant date using the Black-Scholes valuation model based on the following weighted-average assumptions:

Three Months Ended March 31, 2006
Expected dividend yield	—
Expected stock price volatility	60%
Risk-free interest rate	4.29%
Expected term (in years)	5 years

There were no options granted in the three months ended March 31, 2005.

The Company’s computation of expected life was determined based on historical experience of similar awards giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations about future employee behavior. The interest rate was based on the U.S. Treasury Yield curve in effect at the time of grant. The Company’s computation of expected volatility was based on the historical volatility of Applied Digital’s common stock.

In addition, as of March 31, 2006, 0.1 million options have been granted outside of the Company’s plans to a consultant. These options were granted at an exercise price of $1.82 per share, are fully vested and expire on May 23, 2014.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

All of our stock options were fully vested as of December 31, 2005. A summary of the status of our nonvested stock options as of March 31, 2006 and changes during the three-months ended March 31, 2006, is presented below:

	Stock Options	Weighted Average Grant-Date Fair Value
	(‘000)
Nonvested at January 1, 2006	—	$ —
Granted	6	5.26

Vested	(6)	5.26

Nonvested at March 31, 2006	—	—

A summary of option activity under our option plans as of March 31, 2006 and changes during the quarter then ended is presented below:

	Number of options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value (‘000’s)
	(‘000)		In Years
Outstanding, January 1, 2006	6,164	$0.64
Granted	6	2.31
Exercised	—	—
Forfeited or expired	(17)	0.38

Outstanding, March 31, 2006	6,153	$0.64	4.9	$37,607

Exercisable, March 31, 2006 (1)	6,153	$0.64	4.9	$37,607

(1)	Assumes completion of the Company’s initial public offering.

The intrinsic value of a stock option is calculated assuming an estimated fair value of the Company’s common stock of $6.75 less the amount an employee must pay to acquire the stock. The aggregate intrinsic value includes approximately $17.8 million of intrinsic value from approximately 2.8 million options issued to consultants and employees of Applied Digital and $3.3 million of compensation expense was recorded in prior periods related to these options. The weighted-average grant-date fair value of stock options granted to employees during the three months ended March 31, 2006 was $5.26. No stock options were exercised during the three months ended March 31, 2006 and 2005.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

6. Loss per Share

A reconciliation of the numerator and denominator of basic and diluted loss per share attributable to common stockholder is provided as follows:

	Three Months Ended March 31,
	2006	2005
Numerator:
Numerator for basic loss per share:
Net loss	$(1,021)	$(1,075)

Denominator:
Denominator for basic and diluted loss per share: (1)
Weighted average shares outstanding basic and diluted	16,667	13,333

Basic and diluted loss per share	$0.06	$(0.08)

The following stock options and warrants outstanding as of March 31, 2006 and 2005, which include the options and warrants listed in the table above were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	Three Months Ended March 31,
	2006	2005
Stock options	6,153	5,560
Warrants	1,333	1,233

	7,486	6,793

7. Financing Agreements:

VHI is a party to a credit agreement with the Royal Bank of Canada. The credit facility provides for borrowings up to CDN $1.5 million, or approximately U.S. $1.3 million at March 31, 2006. Approximately $0.3 million was outstanding under the credit facility as of March 31, 2006. The annual interest rate on the facility is the Royal Bank of Canada prime rate of interest plus 1%. The borrowing limit is up to 85% of eligible accounts receivable and up to 25% of eligible inventory. Under the terms of the agreement, the Company must comply with certain reporting covenants and requirements. In April 2006, the Company received an extension of its financial reporting requirements to May 31, 2006. The loan is collateralized by all of the assets of VHI. At March 31, 2006, VHI had an aggregate net book value of approximately $13.0 million.

8. Segmented information:

The Company operates in two business segments: Healthcare and Security and Industrial.

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

Healthcare

Utilizing RFID, the Company’s Healthcare segment currently engages in marketing, selling and developing the following products:

•	human-implantable RFID-enabled products for use in a variety of healthcare, security and other applications;

•	patient protection, wander prevention and maternity ward infant protection systems combining automated RFID identification and real-time local area location technologies; and

•	RFID-based asset location and management systems to hospitals and other healthcare providers.

Security and Industrial

The Company’s Security and Industrial segment engages in marketing, selling and developing the following products:

•	Human-implantable RFID-enabled products for use in a variety of security and other applications, exclusive of healthcare applications;

•	RFID based systems for the location and management of equipment, tools and supplies in an industrial environment such as construction, oil and gas and power generation; and

•	Vibration monitoring systems for regulated vibration control.

The following is the selected segment data as of and for the three months ended March 31:

2006	Healthcare	Security and Industrial	Corporate	Total
Net product revenue from external customers	$4,777	$1,380	$—	$6,157
Net services revenue from external customers	69	324	—	393

	$4,846	$1,704	$—	$6,550

Loss before provision for income taxes	$(609)	$(284)	$(128)	$(1,021)
Assets	$36,895	$11,767	$—	$48,662

2005	Healthcare	Security and Industrial	Corporate	Total
Net product revenue from external customers	$—	$15	$—	$15
Net services revenue from external customers	—	—	—	—

	$—	$15	$—	$15

Loss before provision for income taxes	$(665)	$(353)	$(57)	$(1,075)
Assets	$10,117	$4,117	$—	$14,234

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

9. Unasserted Claim—Potential Intellectual Property Conflict

On December 27, 2005, the Company entered into an amended and restated supply and development agreement with Digital Angel, as more fully discussed in Note 11. Under this agreement, Digital Angel purports to license to the Company the right to use the technology used in the implantable VeriChip. However, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. On April 28, 2006, RME, entered into a production agreement with Digital Angel, which was effective as of April 26, 2006, as more fully discussed in Note 11. The Company has been advised that RME is a wholly-owned subsidiary of Raytheon Company. The RME supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by RME or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. However, because the 2006 agreement was with RME and not Raytheon Company, it is possible that RME lacks the authority or intellectual property to grant a license that would support the Company’s use of the patented technology for human identification. Because rights to use the patented technology granted in 1994 were freely assignable, the Company does not know which parties currently hold those rights. Based on the 1994 license and the limitations associated with the supply agreement between RME and Digital Angel, certain rights relating to the license under the Company’s supply agreement with Digital Angel are broader than the license rights that Digital Angel has under its supply agreement with RME, most notably the rights to independently enforce the patent and to independently manufacture the products. Accordingly, such rights may be rendered inoperative by the previously granted right to use the patented technology for human identification. In addition, while RME represents that it and its affiliates have not assigned or granted any rights in the intellectual property to third parties, RME does not represent in the supply agreement that RME or its affiliates have any rights to use the patented technology in applications involving the identification of human beings or that RME has the authority to grant such a license. As a result, the Company’s use of the technology could be enjoined and it could be required to pay damages, including enhanced damages, based on the claim that the sale and use of the Company’s products conflicts with the exclusive license previously granted to others for the use of the technology for the identification of human beings. The Company’s ability to successfully commercialize products incorporating the implantable VeriChip will depend on third parties, including prior licensees or their successors in interest, not obtaining an injunction against the Company, Digital Angel or the Company’s suppliers or otherwise requiring it to pay additional royalties or other damages for the remainder of the life of the patent, which expires on March 18, 2010. Further, any rights to the patented technology outside of products supplied to Digital Angel through RME are not available and the Company is at further risk should it engage a third party supplier even if the Company has the right to do so through its agreement with Digital Angel. In addition, the rights under the supply agreement between RME and Digital Angel will not prevent other parties from competing with the Company.

Costly and time-consuming litigation could result from the Company’s marketing, use and sale of the implantable VeriChip for the identification of human beings. If the Company or Digital Angel are denied use of the patented technology in applications involving the identification of human beings, the Company will not be able to purchase or sell the VeriMed patient identification system, or any other products that incorporate the implantable VeriChip before the patent expires. The Company may be required to pay royalties and other damages to third parties on products it has already purchased or will purchase from Digital Angel.

The Company has been publicly marketing and selling the implantable VeriChip in applications involving the identification of human beings for over four years. Through March 31, 2006, no intellectual

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

property claims against the Company have been asserted. The Company’s supply and development agreement with Digital Angel contains an indemnification provision. To the extent that such an infringement claim is made, the Company believes it is entitled to indemnification pursuant to the supply and development agreement with Digital Angel.

No provision can be made, in the circumstances, in the accompanying financial statements with respect to the unasserted claim described above.

10. Commitments and Contingencies

Legal proceedings

The Company is engaged in certain legal actions in the ordinary course of business and the Company believes that the ultimate outcome of these actions will not have a material adverse effect on our operating results, liquidity or financial position.

Discretionary bonus plan

For the year ending December 31, 2006, the Company’s board of directors approved a discretionary bonus plan for non-executive employees who are not part of any other Company incentive plan. The plan authorizes a maximum bonus pool of 1% of total revenue for the year. The specific calculation and payout will be based on the achievement of certain Company and individual objectives, to be determined. As at March 31, 2006, no amount has been accrued as the achievement of the objectives was not determinable.

11. Related Party Transactions

During the three months ended March 31, 2005, Applied Digital has provided certain general and administrative services to the Company including, accounting, finance, payroll and legal services, telephone, rent and other miscellaneous items. The costs of these services, which are included in the Company’s statement of operations in selling, general and administrative expense, was determined based on the Company’s use of such services. In determining the estimated use by the Company, Applied Digital determined the actual cost incurred for each of the services provided and determined the allocation of each of such costs that were attributable to the Company’s operations.

The services provided and the basis of allocation were as follows:

•	Accounting, finance and payroll services—these costs were allocated based upon a percentage of the total labor dollars incurred by Applied Digital’s accounting, finance and payroll staff in performing such functions for the Company;

•	Legal services—the costs were allocated based upon a percentage of Applied Digital’s general counsel’s salary and benefits based upon the estimated time spent by its general counsel on the Company’s legal issues;

•	Accounting fees—these costs were allocated based upon a percentage of the total fees charged by third party accountants and considering the amount of such accounting fees that the Company would have incurred if it was a stand-along entity until December 27, 2005. Subsequent to December 27, 2005, the Company paid actual costs incurred;

•	Rent—the cost was determined based upon the amount of office space square footage used by the Company’s employees; and

•	Telephone, office supplies and other costs—these costs were allocated based upon a percentage of the services or supplies that were deemed to be incurred by the Company

On December 27, 2005, the Company entered into a transition services agreement with Applied Digital under which Applied Digital has agreed to provide the Company with certain administrative

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

transition services, including payroll, legal, finance, accounting, information technology, tax services, and services related to this offering. As compensation for these services, the Company has agreed to pay Applied Digital (i) approximately $62,000 per month for fixed costs allocable to these services, (ii) Applied Digital’s reasonable out-of-pocket direct expenses incurred in connection with providing these services that are not included in the agreement as a monthly fixed cost, (iii) Applied Digital’s expenses incurred in connection with services provided to the Company in connection with the initial public offering of the Company’s common stock, and (iv) any charges by third party service providers that may or may not be incurred as part of the offering and that are attributable to transition services provided to or for the Company.

The term of the agreement continues until such time as the Company requests Applied Digital to cease performing such services, provided that Applied Digital is not obligated to continue to provide the transition services for more than two years. Except for any request by the Company that Applied Digital cease to perform transition services, the agreement may not be terminated by either party except in the event of a material default in Applied Digital’s delivery of the transition services or in the Company’s payment for those services.

The terms of the transition services agreement were negotiated between certain of the Company’s executive officers and certain executive officers of Applied Digital. The Company’s and Applied Digital’s executive officers were independent of one another and the terms of the agreement were based upon historical amounts incurred by Applied Digital for payment of such services to third parties. Accordingly, the Company believes that its negotiated the best terms and conditions under the circumstances, however, these costs are not necessarily indicative of the cost which would be incurred by the Company as an independent stand alone entity.

Management believes that the fees charged for these services are reasonable and consistent with what the expenses would have been on a stand-alone basis. The costs of these services to the Company were $0.2 million and $0.1 million in the three month period ended March 31, 2006 and 2005, respectively.

Loan Agreement with Applied Digital

Applied Digital has funded and financed the Company’s operations since inception, which has resulted in an amount due to parent company totaling $7.3 million and $6.9 million at March 31, 2006 and December 31, 2005, respectively. Included in the amount due to Parent Company is interest payable of approximately $0.7 million and $0.6 million at March 31, 2006 and December 31, 2005, respectively. Interest expense incurred for the three months ended March 31, 2006 and 2005 was $0.1 million and $0.1 million, respectively. The interest rate used to compute such interest was based upon the Wall Street Journal’s prime interest rate in effect during the applicable periods. The interest rate negotiated between the parties was based upon the rate that Applied Digital has historically charged to its wholly-owned subsidiaries. Depending upon our future operating performance, this interest rate may not be comparable to the terms that we could obtain from independent third parties.

On December 27, 2005, the Company and Applied Digital converted the amounts due to Parent Company into a revolving line of credit under the terms of a loan agreement, security agreement and a revolving line of credit note. The note provides for advances up to $8.5 million, interest on the unpaid principal balance outstanding from time to time equal to the prime rate of interest as published in the Wall Street Journal. Applied Digital, at its sole discretion, has the option to extend or terminate the note on the first renewal date of June 27, 2007 and on each of the renewal anniversary dates until the final maturity date of December 27, 2010, at which time a balloon payment of principal and interest becomes due. In

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

addition, if a change in the Company’s ownership or management occurs, as defined in the loan agreement, or the Company completes the initial public offering of its common stock, a balloon payment of principal and interest is due within two business days of the event. The loan is subordinated to the obligations of the Company under the credit agreement with the Royal Bank of Canada, and is collateralized by security interests in all property and assets of the Company except as otherwise encumbered by the rights of the Royal Bank of Canada under its credit agreement with VHI.

Funding of Instantel Acquisition

As more fully discussed in Note 3, Applied Digital agreed to fund the cost of the Instantel acquisition and to guarantee the Company’s obligation to make the second payment under the terms of the share purchase agreement that the Company entered into in connection with the Instantel acquisition in order for the Company to affect the acquisition. Given that the Company did not provide Applied Digital with any specific consideration for the transaction, it does not believe that the terms are comparable to terms that could be obtained in transaction with independent third parties.

Supply Agreement

The Company executed an eleven year supply agreement dated March 4, 2002 with Digital Angel covering the manufacture and supply of its implantable microchip. The Company’s purchases of product under the supply agreement were approximately $0.2 million and $0.4 million for the three month period ended March 31, 2006 and 2005, respectively.

On December 27, 2005, the Company entered into an amended and restated supply and development agreement with Digital Angel. Under this agreement, Digital Angel is the Company’s sole supplier of microchips relating to the Company’s business. Under the supply agreement, Digital Angel purports to license to the Company the right to use the technology used in the implantable VeriChip. However, the exclusive rights to use the patented technology in applications involving the identification of human beings were licensed to Hughes Aircraft Company and Hughes Identification Devices, Inc. by Destron/IDI, Inc., a predecessor of Digital Angel. Hughes Aircraft Company subsequently changed its name and is now known as Raytheon Company. On April 28, 2006, RME entered into a production agreement with Digital Angel, which was effective as of April 26, 2006, as more fully discussed below. RME is Digital Angel’s sole supplier of the human implantable microchips. The Company has been advised that RME is a wholly-owned subsidiary of Raytheon Company. The RME supply agreement grants Digital Angel a non-exclusive license to any and all intellectual property held by RME or its affiliates related to the manufacture, distribution or use of the microchip for use in human beings. However, because the 2006 agreement was with RME and not Raytheon Company, it is possible that RME lacks the authority or intellectual property to grant a license that would support the Company’s use of the patented technology for human identification. Based on the 1994 license and the limitations associated with the supply agreement between RME and Digital Angel, certain rights relating to the license under the Company’s supply agreement with Digital Angel are broader than the rights that Digital Angel has under its supply agreement with RME, most notably the license rights to independently enforce the patent and to independently manufacture the products. Accordingly, such rights may be rendered inoperative by the previously granted right to use the patented technology for human identification. Through March 31, 2006, no intellectual property claims against the Company have been asserted. See Note 9 “Unasserted Claim—Potential Intellectual Property Conflict”.

The supply and development agreement with Digital Angel continues until March 2013, and, as long as the Company continues to meet minimum purchase requirements (the minimum purchase requirement is $0.9 million in 2007), the agreement will automatically renew annually under its terms. The

VERICHIP CORPORATION

Notes to Unaudited Condensed Consolidated Financial Statements—(Continued)

(tabulated amounts in thousands of dollars, except per share amounts)

agreement may be terminated prior to its stated term under specified events, including as a result of a bankruptcy event of the other party or an uncured default. In addition, Digital Angel may sell the microchips to third parties if the Company does not take delivery and pay for a minimum number of microchips every year. Further, the agreement provides that Digital Angel shall, at the Company’s option, furnish and operate a computer database to provide data collection, storage and related services for the Company’s customers for a fee as provided. A termination of the Company’s supply and development agreement or the ability of Digital Angel to supply third parties due to failure by the Company to meet its minimum commitment or for any other reason would have a material adverse effect on the Company’s business prospects.

The terms of the predecessor supply and development agreement and the amended and restated supply and development agreement were negotiated by the executive officers of the respective companies and approved by the independent members of each company’s board of directors.

Digital Angel relies solely on a supply agreement with RME for the manufacture of the human implantable microchip products RME utilizes Digital Angel’s equipment in the production of the microchips. On April 28, 2006, Digital Angel entered into a new production agreement with RME related to the manufacture and distribution of glass-encapsulated syringe-implantable transponders, including the human implantable microchip products sold by the Company. This new agreement, which was effective as of April 26, 2006 and expires on June 30, 2010, replaces a previous agreement between Digital Angel and RME which would have expired in June 2006.

Legal Services

During the three months period ended March 31, 2006, the Company incurred legal fees of $0.6 million and cumulative legal fees of $0.7, to the company’s legal counsel, Akin Gump Strauss Hauer & Feld LLP, or Akin Gump. Tommy G. Thompson, a partner with Akin Gump, has been a member of the Company’s board of directors since July 2005, and, as a result of his directorship services, holds fully vested options to purchase 0.2 million shares of the Company’s common stock.

Pledge Agreement

During December 2005, Applied Digital pledged 100% of its ownership in the shares of common stock of the Company to its lender under the terms of a note and pledge agreement. The note is due in June 2007.

12. Supplementary Cash Flow Information

	Three Months Ended March 31,
	2006	2005
Cash received for interest	$6	$—

Cash paid for
Interest	—	—
Income taxes	104	—
Non-cash financing activities
Offering costs	440	—
Issuance of common shares to Parent Company for the contribution of VeriChip Inc. to VeriChip Corporation	—	12,153

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

EXI Wireless lnc.:

We have audited the accompanying consolidated balance sheets of EXI Wireless Inc. and subsidiaries as of December 31, 2004 and 2003 and the consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the EXI Wireless Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in accordance with United States generally accepted accounting principles.

On February 22, 2005, we reported separately to the shareholders of the Company on the consolidated financial statements as at and for the years ended December 31, 2004 and 2003, which consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles.

KPMG LLP (Signed)

Chartered Accountants

Vancouver, Canada

February 22, 2005

EXI WIRELESS INC.

Consolidated Balance Sheets

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

December 31, 2004 and 2003

	2004	2003
Assets

Current assets:
Cash	$1,126,642	$1,025,292
Accounts receivable, net of allowance for doubtful accounts of $22,514 (2003 – $15,325)	1,709,173	1,759,393
Inventory (note 3)	409,731	266,402
Prepaid expenses	60,411	62,608

	3,305,957	3,113,695
Goodwill (note 4)	1,449,806	1,348,396
Property, plant and equipment (note 5)	189,455	293,670
Other intangible assets (note 6)	217,402	308,600
Deferred income taxes (note 7)	175,304	138,661

	$5,337,924	$5,203,022

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$714,666	$560,292
Accrued liabilities	393,551	313,877
Deferred revenue	204,301	258,533

	1,312,518	1,132,702
Stockholders’ equity:
Preferred stock:
Authorized unlimited shares with no par value; nil outstanding in 2004 and 2003
Common stock:
Authorized unlimited shares with no par value; 10,080,360 (2003 – 10,080,360) issued and outstanding
Share capital (note 8)	4,396,803	4,396,803
Additional paid in capital	124,363	119,571
Accumulated other comprehensive income – cumulative translation adjustment	847,098	567,819
Accumulated deficit	(1,342,858)	(1,013,873)

	4,025,406	4,070,320

	$5,337,924	$5,203,022

Commitments (note 11)

Subsequent events (note 14)

See accompanying notes to consolidated financial statements.

EXI WIRELESS INC.

Consolidated Statements of Operations

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

	2004	2003
Sales	$6,003,687	$6,117,844
Cost of sales	1,762,622	1,734,680

	4,241,065	4,383,164

Expenses:
Research and development	917,902	741,272
Depreciation and amortization	280,440	291,419
General and administrative	1,755,532	1,708,286
Selling and marketing	1,488,394	1,221,642

	4,442,268	3,962,619

Earnings (loss) before undernoted	(201,203)	420,545

Other earnings (expenses):
Interest	16,790	3,956
Foreign exchange loss	(168,781)	(334,498)

	(151,991)	(330,542)

Earnings (loss) before income taxes	(353,194)	90,003

Income tax expense (recovery) (note 7):
Current	–	(40,001)
Future	(24,209)	(15,131)

	(24,209)	(55,132)

Net earnings (loss)	$(328,985)	$145,135

Earnings (loss) per share:
Basic	$(0.03)	$0.01
Diluted	(0.03)	0.01

Weighted average number of common shares outstanding:
Basic	10,080,360	10,080,360
Diluted	10,080,360	10,304,376

See accompanying notes to consolidated financial statements.

EXI WIRELESS INC.

Consolidated Statements of Stockholders’ Equity

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

			Accumulated deficit	Accumulated other comprehensive income (loss)	Additional paid in capital	Total stockholders’ equity
	Common stock
	Number	Amount
Balance, December 31, 2002	10,080,360	$4,396,803	$(1,159,008)	$(153,667)	$100,015	$3,184,143
Net earnings	–	–	145,135	–	–	145,135
Foreign currency translation	–	–	–	721,486	–	721,486

Comprehensive income						866,621
Stock-based compensation (note 8(a))	–	–	–	–	19,556	19,556

Balance, December 31, 2003	10,080,360	4,396,803	(1,013,873)	567,819	119,571	4,070,320
Net loss	–	–	(328,985)	–	–	(328,985)
Foreign currency translation	–	–	–	279,279	–	279,279

Comprehensive loss						(49,706)
Stock-based compensation (note 8(a))	–	–	–	–	4,792	4,792

Balance, December 31, 2004	10,080,360	$4,396,803	$(1,342,858)	$847,098	$124,363	$4,025,406

See accompanying notes to consolidated financial statements.

EXI WIRELESS INC.

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

	2004	2003
Cash provided by (used in):

Cash flows from operating activities:
Net earnings (loss)	$(328,985)	$145,135
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	280,440	291,419
Loss on disposal of property, plant and equipment	935	–
Future income taxes	(24,209)	(15,131)
Stock-based compensation	4,792	19,556
Changes in non-cash working capital:
Decrease (increase) in accounts receivable	168,583	5,952
Decrease (increase) in prepaid expenses	6,377	(31,118)
Decrease in income taxes payable	–	(40,001)
Decrease (increase) in inventory	(113,866)	10,930
Increase (decrease) in accounts payable	103,654	(133,283)
Increase (decrease) in accrued liabilities	51,781	(674,964)
Increase (decrease) in deferred revenue	(68,042)	54,879

	81,460	(366,626)

Cash flows from investing activities:
Payments for property, plant and equipment	(58,842)	(99,812)
Proceeds on sale of property, plant and equipment	9,156	–
Expenditures on intellectual property	(9,387)	(12,191)

	(59,073)	(112,003)

Cash flows from financing activities:
Repayment of obligation under capital lease	–	(39,492)

Effect of exchange rate changes on cash	78,963	247,575

Increase (decrease) in cash	101,350	(270,546)

Cash, beginning of year	1,025,292	1,295,838

Cash, end of year	$1,126,642	$1,025,292

Supplementary information:
Interest expense paid	$526	$9,748

See accompanying notes to consolidated financial statements.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

1. Operations:

EXI Wireless Inc. (the “Company”) was incorporated under the Alberta Business Corporation Act on July 12, 1996 and was continued under the Canada Business Corporation Act on June 2, 1999.

The Company is a radio frequency identification (RFID) based asset management and security company. The Company’s principal business activity is the development and marketing of solutions, which help organizations extract the greatest value from their assets and manage them to their highest potential and secure them from theft or loss. The Company currently derives its revenue from the sale of security-based wireless tagging solutions and inventory and asset tracking system software into healthcare, construction and energy markets.

2. Significant accounting policies:

(a) Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, EXI Wireless Systems Inc. and EXI Solutions Inc. (formerly Advanced Delivery Solutions Limited (“ADSL”)) and HOUNDware Corporation. All significant inter-company transactions and balances have been eliminated.

(b) Inventory:

Raw materials inventory is valued at the lower of cost and replacement cost. Finished goods inventory is valued at the lower of cost and net realizable value. The cost of finished goods includes the cost of raw material and direct labour.

(c) Property, plant and equipment:

Property, plant and equipment are stated at cost, net of government assistance received. Depreciation of property, plant and equipment is recorded on a straight-line basis using the following estimated useful life:

Asset	Estimated useful life	Rate
Furniture, fixtures and equipment	5 years	20%
Computer equipment	3 – 5 years	20% – 33%
Computer software	2 years	50%

Leasehold improvements are amortized on a straight-line basis over the lease term or five years, whichever is shorter.

(d) Acquired technology and other intangible assets:

Acquired core technology and other intangible assets are stated at cost and are amortized by the straight-line method over their estimated useful life of three to five years. Acquired technology and intangible assets used solely for the purpose of research and development are expensed immediately in the year of acquisition.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

(e) Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to the Company’s reporting units that are expected to benefit from the synergies of the business combination.

Goodwill has an indefinite use, is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of the reporting unit’s goodwill is determined in the same manner as the value of goodwill is determined at the time of a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the earnings statement before extraordinary items and discontinued operations.

The Company performed its annual goodwill impairment test on December 31, 2004 and concluded that no impairment charge was required for goodwill related to continuing operations. As at December 31, 2004, the Company is operating in two operating segments and reporting units (see note 10).

(f) Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, economic outlook and future cash flows expected to result from the use of the related assets or be realized on sale. The Company recognizes an impairment loss if the projected undiscounted aggregate future cash flows are less than the carrying amount. The amount of impairment charge, if any, is defined as the excess of the carrying value over its fair value.

(g) Foreign currency translation:

The Company’s functional or primary operating currency is the Canadian dollar. The Company’s financial statements are prepared in Canadian dollars before translation to the US dollar reporting currency. The Company translates transactions in currencies other than the Canadian dollar at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency other than the Canadian dollar are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts reported in Canadian dollars have been translated into the US dollar reporting currency as follows: assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

gains and losses resulting from the translation into the reporting currency are accumulated in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

(h) Research and development costs:

Research and development costs are expensed as incurred.

(i) Warranty:

The Company provides certain warranties on its products. Provisions for future warranty costs based on management’s best estimates are recorded when revenue on product sales is recognized. The warranty period for the majority of the products ranges between one and three years. Management determines the warranty based on known product failures (if any), historical experience, and other currently available evidence.

	2004	2003
Balance, beginning of year	$66,546	$144,993
Accruals for warranties issued	54,816	61,992
Accruals related to pre-existing warranties (including changes in estimates)	–	(120,050)
Settlements made (in cash or kind)	(54,623)	(20,389)

Balance, end of year	$66,739	$66,546

(j) Pension plan:

The Company has a defined contribution plan for its employees. The Company accrues its obligations under pension plans as the employees render the services necessary to earn the pension benefits. During the year ended December 31, 2004, the Company expensed $39,023 (2003 – $25,734) for the defined contribution plan.

(k) Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts may ultimately differ from these estimates. Significant areas requiring the use of management estimates relate to the determination of collectibility of accounts receivable, net recoverable amounts of property, plant and equipment, goodwill and other intangibles, useful lives for depreciation and amortization, investment tax credits recoverable and provisions for warranties.

(l) Revenue recognition:

Hardware and software revenue is recognized when persuasive evidence of an arrangement exists, the goods are shipped and title passes, the price is fixed or determinable and collection of the sales proceeds is reasonably assured.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

Revenue from the sale of software implementation services and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement.

When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for the undelivered elements. Generally, the Company applies the residual method in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.

(m) Stock-based compensation:

As permitted under SFAS No.123, “Accounting for Stock-based Compensation” (“FAS” 123), the Company has elected to apply Accounting Principles Board (“APB”) Opinion No. 25 and related Interpretations in accounting for its stock-based compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company’s equity instruments granted to directors and employees when the exercise price equals or exceeds fair value of the underlying common stocks as of the grant date for each stock option. FAS 123 uses a fair value method of calculating the cost of stock option grants. Had compensation cost for employee stock option plan been determined by the fair value method, net income (loss) and earnings (loss) per share would have been as follows:

	2004	2003
Reported net income (loss)	$(328,985)	$145,135
Stock-based employee compensation expense determined under the fair value based method	(90,450)	(75,272)

Pro forma net income (loss)	$(419,435)	$69,863

Earnings (loss) per share – basic and diluted:
As reported	$(0.03)	$0.01
Pro forma	$(0.04)	$0.01

The fair value of each option is estimated as at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility 110%, risk-free interest rate 4.46% and expected average option term of five years. The weighted-average fair value of the value of the options granted to employees during the year ended December 31, 2004 was $0.71 per option (2003 – $0.36).

(n) Income taxes:

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the use of the asset and liability method. Under this method, deferred income taxes are

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

recognized for the future tax consequences attributable to differences between the financial statements carrying value and their respective income tax bases (temporary differences). Changes in the net deferred tax asset or liability are generally included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period that includes the enactment date. Deferred income tax assets are evaluated and if their realization is not considered “more likely then not”, a valuation allowance is provided.

(o) Investment tax credits:

Investment tax credits are accounted for using the flow through method whereby such credits are accounted for as a reduction of income tax expense in the period in which the credit arises.

(p) Earnings (loss) per share:

Basic earnings (loss) per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during the period.

Diluted earnings per common share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options in the weighted average number of common shares outstanding for a period, if dilutive.

(q) Comprehensive Income (loss):

Comprehensive income (loss) is recognized and measured pursuant to SFAS No. 130, “Reporting Comprehensive Income”. This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of two components, net earnings (loss) and “other comprehensive income” (OCI). OCI refers to amounts that are recorded as an element of stockholders’ equity but are excluded from net income because these transactions or events were attributed to changes from non-owner sources.

(r) Comparative figures:

Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current year.

(s) Recent accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised Statement of Financial Accounting Standards No. 123 (Revised 2004) entitled “Share-Based Payment” (“FAS No. 123”). This revised statement addresses accounting for stock-based compensation and results in the fair value of all stock-based compensation arrangements, including options, being recognized as an expense in a company’s financial statements as opposed to supplemental disclosure in the notes to financial statements. The revised Statement eliminates the ability to account for stock-based compensation transactions using APB Opinion No. 25. FAS No. 123R will be effective for the Company as of January 1, 2006.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

In December 2004, the FASB issued FASB Statement No. 153, “Exchanges of Nonmonetary Assets”, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2006.

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151 entitled “Inventory Costs – an amendment of ARB No. 43, Chapter 4” (“FAS No. 151”). This statement amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. FAS No. 151 requires that these items be recognized as current period charges. The Company has adopted FAS No. 151, which had no effect on the consolidated financial statements.

3. Inventory:

	2004	2003
Finished goods	$454,149	$365,864
Reserve for obsolete inventory	(44,418)	(99,462)

	$409,731	$266,402

4. Goodwill:

	2004	2003
Cost	$2,209,825	$2,055,254
Accumulated amortization	760,019	706,858

Net book value	$1,449,806	$1,348,396

The change in goodwill and its components is solely due to foreign exchange rate fluctuations.

5. Property, plant and equipment:

December 31, 2004	Cost	Accumulated depreciation	Net book value
Furniture, fixtures and equipment	$466,106	$381,817	$84,289
Computer equipment	415,936	346,196	69,740
Computer software	272,945	250,354	22,591
Leasehold improvements	103,834	90,999	12,835

	$1,258,821	$1,069,366	$189,455

December 31, 2003	Cost	Accumulated depreciation	Net book value
Furniture, fixtures and equipment	$418,787	$298,134	$120,653
Computer equipment	400,815	291,846	108,969
Computer software	256,071	210,180	45,891
Leasehold improvements	94,830	76,673	18,157

	$1,170,503	$876,833	$293,670

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

6. Other intangible assets:

	2004	2003
Acquired technology and other intangible assets	$699,719	$641,323
Accumulated amortization	482,317	332,723

Net book value	$217,402	$308,600

Intangible amortization expense for the year ended December 31, 2004 was $115,045 (2003 – $104,076).

7. Income taxes:

As at December 31, 2004, the Company has non-capital losses carried forward of approximately $521,000 (2003 – $220,000), federal and provincial investment tax credits available for carry forward of approximately $1,215,000 (2003 – $987,000) and scientific research and experimental development expenditures available for carry forward of approximately $715,000 (2003 – $258,000). Non-capital losses and investment tax credits available will begin to expire in 2007 and 2009, respectively. Scientific research and development expenses can be carried forward indefinitely and deducted against future taxable income otherwise calculated.

The provision for income tax differs from the amount obtained by applying the combined federal and provincial income tax rates to the earnings before income taxes and discontinued operations. The difference relates to the following items:

	2004	2003
Combined Canadian federal and provincial income taxes at expected rates of 35.6% (2003 – 37.6%)	$(125,737)	$33,841
Non-deductible permanent and other differences	258,814	267,960
Investment tax credits	(286,843)	(233,208)
Change in valuation allowance	129,557	(123,725)

Tax expense (recovery)	$(24,209)	$(55,132)

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2004 and 2003 are presented below:

	2004	2003
Deferred tax assets:
Deferred revenue	$–	$70,407
Non-capital losses	185,540	78,283
Scientific research and experimental development expenditures	170,170	93,678
Warranty and inventory valuation reserves	39,580	59,099
Property, plant and equipment	26,204	–

Total gross deferred tax assets	421,494	301,467
Valuation allowance	(208,382)	(78,825)

Deferred tax assets	213,112	222,642

Deferred tax liabilities:
Property, plant and equipment	–	(2,944)
Intangible assets	(37,808)	(81,037)

Total gross deferred tax liabilities	(37,808)	(83,981)

Net deferred tax asset	$175,304	$138,661

The net deferred tax assets related to discontinued operations, which are not included above, as at December 31, 2004 are $60,334 (2003 – $62,591). The Company believes that realization of certain of their net deferred tax asset is more likely than not. In assessing the realization of their deferred tax assets, the Company considered whether it is more likely than not that some portion of all of their deferred tax assets will not be realized. The ultimate realization of their deferred tax assets is dependent upon the generation of future taxable income during the period in which temporary differences become deductible.

The Company considered projected taxable income and tax planning strategies in making their assessment.

8. Share capital:

(a) Stock options:

On October 29, 1999, the Company authorized a special granting of 900,000 options to purchase common shares. All options relating to this special grant were granted as at December 31, 2001.

Additionally, on May 30, 2000, the Company adopted a 2000 Share Option Plan (the “Plan”) which provides for a maximum of 530,593 options to purchase common shares to be allocated to directors, officers, employees, and consultants of the Company. Stock options are granted having exercise prices based on market prices at the date of grant.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

For each of the periods presented, the following stock options to employees, directors and officers were outstanding:

	2004		2003
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding, beginning of year	1,263,500	$0.81	1,744,834	$0.93
Granted	258,000	0.71	264,000	0.36
Exercised	–	–	–	–
Cancelled	(628,500)	0.83	(745,334)	0.93

Outstanding, end of year	893,000	$0.84	1,263,500	$0.81

At December 31, 2004, 617,000 (2003 – 1,097,000) of the stock options outstanding are held by officers and directors of the Company with the remainder held by consultants and key employees of the Company. During the year ended December 31, 2004, the Company expensed $4,792 (2003 – $19,556) for stock options issued to contractors. The average vesting period for all options is three years.

Details of options outstanding at December 31, 2004 are as follows:

Exercise Prices	Number of options outstanding	Weighted average remaining contractual life	Number of options exercisable
$0.00 – 0.41	258,500	3.22	86,170
$0.41 – 0.82	168,500	4.20	–
$0.82 – 1.24	322,500	2.63	172,507
$1.24 – 1.66	71,000	1.04	71,000
$1.66 – 2.07	13,000	0.62	13,000
$2.07 – 2.50	59,500	0.34	59,500

	893,000	2.80	402,177

(b) Warrants:

	2004	2003
Warrants issued and outstanding	40,000	40,000

The exercise price of the warrants is $2.08 per common share. The warrants expire on October 31, 2005.

(c) The Company has a Share Compensation Arrangement (the “Arrangement”) for non-management directors. The total compensation for the year ended December 31, 2004 is $35,113 (2003 – $29,969) which could be settled in cash or shares of the Company at the option of the Company. If settled in shares, under the Arrangement, the deemed price per share will be based upon the average closing price of the Company’s shares for fifteen days prior to issuance. The Company has accrued this compensation, in accrued liabilities, at December 31, 2004.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

9. Per share amounts:

Per share amounts are based on the weighted average number of common shares issued and outstanding during the year. Fully diluted earnings per share assumes all outstanding options have been exercised at the later of the beginning of the fiscal period or the date of issuance. Where the impact of the conversion or exercise is anti-dilutive, the conversions are not included in the calculation of fully diluted per share amounts. The weighted average number of shares outstanding used in the computation of earnings (loss) per share were as follows:

	2004	2003
Weighted average shares used in computation of basic earnings (loss) per share	10,080,360	10,080,360
Weighted average shares from assumed conversion of dilutive options	–	224,016

Weighted average shares used in computation of diluted earnings (loss) per share	10,080,360	10,304,376

10. Segmented reporting:

(a) Business segments:

The Company has divided its operations into two separate business segments: “Healthcare”, which involves the research and development, design, marketing and related consulting services for radio frequency identification systems for the healthcare industry; “Industrial” which involves research and development, design, marketing, and related consulting services for industrial inventory and asset tracking software systems.

The accounting policies for each of these segments are the same as described in note 2. The following represents information used by management in assessing the performance of its operating business segments:

December 31, 2004	Healthcare	Industrial	Corporate	Total
Sales	$5,171,413	$832,274	$–	$6,003,687
Depreciation and amortization	224,384	11,844	44,212	280,440
Interest expense	313	23	190	526
Interest income	(3,733)	(10,567)	(2,489)	(16,790)
Income tax expense (recovery)	(25,259)	(1,050)	–	(24,209)
Net earnings (loss) for the year	177,392	(121,128)	(385,249)	(328,985)
Additions to property, plant and equipment	52,920	5,922	–	58,842
Segment assets	3,414,320	525,376	1,398,228	5,337,924
Goodwill	1,449,806	–	–	1,449,806

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

December 31, 2003	Healthcare	Industrial	Corporate	Total
Sales	$5,317,232	$800,612	$–	$6,117,844
Depreciation and amortization	241,003	10,458	39,958	291,419
Interest expense	6,560	224	2,965	9,749
Interest income	(2,193)	(293)	(1,470)	(3,956)
Income tax expense (recovery)	(71,540)	(16,408)	–	(55,132)
Net earnings (loss) for the year	155,146	(81,971)	71,960	145,135
Additions to property, plant and equipment	96,117	3,695	–	99,812
Segment assets	3,282,090	588,224	1,332,708	5,203,022
Goodwill	1,348,396	–	–	1,348,396

The segment assets noted above are net of the assets of discontinued operations of nil (2003 –$34,631).

(b) Geographic segments:

All of the Company’s assets and operations are located in Canada. The following table summarizes the Company’s sales from continuing operations by geographic area:

	2004	2003
Canada	$837,283	$863,623
United States	4,951,561	5,217,870
Other	214,843	36,351

	$6,003,687	$6,117,844

(c) Major customers:

Sales during the year to major customers included sales to one customer of $1,729,989 (2003 – $1,349,052) and to another customer of $442,408 (2003 – $806,966).

11. Commitments:

Future minimum annual rental payments for operating leases are payable over the next five years are approximately as follows:

2005	$98,482
2006	164,245
2007	146,574
2008	156,221
2009	66,767

12. Related party transactions:

During the year, the Company paid legal fees of $69,044 (2003 – $51,053) to the Company’s legal counsel, of which one of the partners is a Director of the Company. The Company paid consulting fees of nil (2003 – $18,945) to a Director. These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed by the related parties.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Years ended December 31, 2004 and 2003

13. Financial instruments:

(a) Credit risk:

The Company, in its normal course of business, evaluates the financial condition of its customers on a regular basis and examines credit history for any new customer. In addition, the Company engaged the Export Development Corporation to insure its receivables as of October 2000. This coverage provides insurance for 90% of certain receivables.

(b) Fair values of financial instruments:

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practical to estimate a value are as follows:

(i) Short-term financial instruments:

The carrying amounts of these financial assets and liabilities are a reasonable estimate of their fair values because of the short maturity of these instruments. Short-term financial assets comprise cash and accounts receivable. Short-term financial liabilities comprise accounts payable, accrued liabilities and income taxes payable.

(c) Foreign exchange risk:

Foreign exchange risk reflects the risk that the Company’s earnings will decline due to fluctuations in exchange rates. Contracts billed in United States dollars by the Company are collected in the short-term and, accordingly, the Company has determined there is no significant exposure to foreign currency fluctuations.

14. Subsequent events:

On January 27, 2005 the Company announced that it signed a definitive agreement with Applied Digital Solutions (“ADSX”), where ADSX will acquire all of the issued and outstanding shares of the Company.

A letter of intent for the acquisition was originally announced on November 3, 2004 and will be effected through a plan arrangement under which ADSX will pay $1.33 (CAD $1.60) for each outstanding share of the Company (approximately 10.1 million shares outstanding), payable in common shares of ADSX on the weighted daily average closing price of ADSX common shares quoted on the Nasdaq Small Cap Market for the 10 consecutive trading days that end 3 trading days before the closing.

Included in general and administrative expense for the year ended December 31, 2004 is $20,798 (2003 – nil) for acquisition costs.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

EXI Wireless Inc.

We have audited the accompanying consolidated balance sheet of EXI Wireless Inc. and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the three month period then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EXI Wireless Inc. and subsidiaries as of March 31, 2005, and the results of their operations and their cash flows for the three month period then ended in conformity with U.S. generally accepted accounting principles.

The comparative figures for the three month period ended March 31, 2004 are unaudited.

KPMG LLP (signed)

Chartered Accountants

Vancouver, Canada

November 9, 2005

EXI WIRELESS INC.

Consolidated Balance Sheets

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash	$553,783	$1,126,642
Accounts receivable, net of allowance for doubtful accounts of $25,009 (2004 – $22,514)	1,981,918	1,709,173
Inventory (note 3)	413,420	409,731
Prepaid expenses	31,114	60,411

	2,980,235	3,305,957

Goodwill (note 4)	1,440,697	1,449,806
Property, plant and equipment (note 5)	190,865	189,455
Other intangible assets (note 6)	188,799	217,402
Deferred income taxes (note 7)	174,202	175,304

	$4,974,798	$5,337,924

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$618,926	$714,666
Accrued liabilities	184,842	393,551
Deferred revenue	200,490	204,301

	1,004,258	1,312,518

Stockholders’ equity:
Preferred stock:
Authorized unlimited shares with no par value; nil outstanding in 2005 and 2004
Common stock:
Authorized unlimited shares with no par value; 10,265,178 (2004 – 10,080,360) issued and outstanding
Share capital (note 8)	4,554,076	4,396,803
Additional paid in capital	124,363	124,363
Accumulated other comprehensive income – cumulative translation adjustment	821,384	847,098
Accumulated deficit	(1,529,283)	(1,342,858)

	3,970,540	4,025,406

	$4,974,798	$5,337,924

Commitments (note 11)

Subsequent events (note 14).

See accompanying notes to consolidated financial statements.

EXI WIRELESS INC.

Consolidated Statements of Operations

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month periods ended March 31, 2005 and 2004

	2005	2004
		(unaudited)
Sales	$1,985,934	$1,533,525
Cost of sales	574,504	424,098

	1,411,430	1,109,427

Expenses:
Research and development	261,881	223,450
Depreciation and amortization	61,546	66,617
General and administrative	931,565	418,743
Selling and marketing	363,233	315,410

	1,618,225	1,024,220

Earnings (loss) before undernoted	(206,795)	85,207

Other earnings (expenses):
Interest	2,405	1,084
Foreign exchange gain	17,965	13,021

	20,370	14,105

Earnings (loss) before income taxes	(186,425)	99,312

Income taxes (note 7):
Current	–	–
Future	–	–

	–	–

Net earnings (loss) for the period	$(186,425)	$99,312

Earnings (loss) per share:
Basic	$(0.02)	$0.01
Diluted	(0.02)	0.01

Weighted average number of common shares outstanding:
Basic	10,265,178	10,080,360
Diluted	10,265,178	10,117,188

See accompanying notes to consolidated financial statements.

EXI WIRELESS INC.

Consolidated Statements of Stockholders’ Equity

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and 2004

	Common stock		Accumulated deficit	Accumulated other comprehensive income (loss)	Additional paid in capital	Total stockholders’ equity
	Number	Amount
Balance, December 31, 2003	10,080,360	$4,396,803	$(1,013,873)	$567,819	$119,571	$4,070,320
Net earnings (unaudited)	–	–	99,312	–	–	99,312
Foreign currency translation (unaudited)	–	–	–	(55,667)	–	(55,667)

Comprehensive income (unaudited)						43,645

Balance, March 31, 2004 (unaudited)	10,080,360	$4,396,803	$(914,561)	$512,152	$119,571	$4,113,965

Balance, December 31, 2004	10,080,360	$4,396,803	$(1,342,858)	$847,098	$124,363	$4,025,406
Net loss	–	–	(186,425)	–	–	(186,425)
Foreign currency translation	–	–	–	(25,714)	–	(25,714)

Comprehensive loss						(212,139)
Stock option exercised	120,169	85,760	–	–	–	85,760
Common shares issued in lieu of signing bonus and consulting fees	64,649	71,513	–	–	–	71,513

Balance, March 31, 2005	10,265,178	$4,554,076	$(1,529,283)	$821,384	$124,363	$3,970,540

See accompanying notes to consolidated financial statements.

EXI WIRELESS INC.

Consolidated Statements of Cash Flows

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month periods ended March 31, 2005 and 2004

	2005	2004
		(unaudited)
Cash provided by (used in):

Cash flow from operating activities:
Net earnings (loss) for the period	$(186,425)	$99,312
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	61,546	66,617
Common shares issued in lieu of bonus and consulting fees	71,513	–
Changes in non-cash working capital:
Decrease in accounts receivable	(279,456)	(278,534)
Decrease (increase) in prepaid expenses	16,656	(34,274)
Decrease (increase) in inventory	5,676	(10,525)
Increase (decrease) in accounts payable	(89,954)	14,721
Increase (decrease) in accrued liabilities	(203,306)	31,848
Increase (decrease) in deferred revenue	(2,492)	(15,904)

	(606,242)	(126,739)
Cash flow from investing activities:
Payments for property, plant and equipment	(33,354)	(23,933)
Proceeds on sale of property, plant and equipment	(3,906)	(1,921)

	(37,260)	(25,854)
Cash flow from financing activities:
Common shares issued for cash	85,760	–

Effect of exchange rate changes on cash	(15,117)	(14,864)

Decrease in cash	(572,859)	(167,457)

Cash, beginning of period	1,126,642	1,025,292

Cash, end of period	$553,783	$857,835

Supplementary information:
Interest expense paid	$–	$526
Non-cash transaction:
Common shares issued in lieu of bonus and consulting fees	$71,513	$–

See accompanying notes to consolidated financial statements.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

1. Operations:

EXI Wireless Inc. (the “Company”) was incorporated under the Alberta Business Corporation Act on July 12, 1996 and was continued under the Canada Business Corporation Act on June 2, 1999.

The Company is a radio frequency identification (RFID) based asset management and security company. The Company’s principal business activity is the development and marketing of solutions, which help organizations extract the greatest value from their assets and manage them to their highest potential and secure them from theft or loss. The Company currently derives its revenue from the sale of security-based wireless tagging solutions and inventory and asset tracking system software into healthcare, construction and energy markets.

2. Significant accounting policies:

(a) Consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, EXI Wireless Systems Inc. and EXI Solutions Inc. (formerly Advanced Delivery Solutions Limited (“ADSL”)) and HOUNDware Corporation. All significant inter-company transactions and balances have been eliminated. These interim financial statements, in the opinion of management, reflect all adjustments (which include reclassification and normal recurring adjustments), necessary for a fair presentation of the results for the interim periods presented.

(b) Inventory:

Raw materials inventory is valued at the lower of cost and replacement cost. Finished goods inventory is valued at the lower of cost and net realizable value. The cost of finished goods includes the cost of raw material and direct labour.

(c) Property, plant and equipment:

Property, plant and equipment are stated at cost, net of government assistance received. Depreciation of property, plant and equipment is recorded on a straight-line basis using the following estimated useful life:

Asset	Estimated useful life	Rate
Furniture, fixtures and equipment	5 years	20%
Computer equipment	3 – 5 years	20% – 33%
Computer software	2 years	50%

Leasehold improvements are amortized on a straight-line basis over the lease term or five years, whichever is shorter.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

(d) Acquired technology and other intangible assets:

Acquired core technology and other intangible assets are stated at cost and are amortized by the straight-line method over their estimated useful life of three to five years. Acquired technology and intangible assets used solely for the purpose of research and development are expensed immediately in the year of acquisition.

(e) Goodwill:

Goodwill is the residual amount that results when the purchase price of an acquired business exceeds the sum of the amounts allocated to the identifiable assets acquired, less liabilities assumed, based on their fair values. Goodwill is allocated as of the date of the business combination to the Company’s reporting units that are expected to benefit from the synergies of the business combination.

Goodwill has an indefinite use, is not amortized and is tested for impairment annually, or more frequently if events or changes in circumstances indicate that the goodwill might be impaired. The impairment test is carried out in two steps. In the first step, the carrying amount of the reporting unit is compared with its fair value. When the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not to be impaired and the second step of impairment test is unnecessary. The second step is carried out when the carrying amount of a reporting unit exceeds its fair value, in which case the implied fair value of the reporting unit’s goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The implied fair value of the reporting unit’s goodwill is determined in the same manner as the value of goodwill is determined at the time of a business combination described in the preceding paragraph, using the fair value of the reporting unit as if it was the purchase price. When the carrying amount of goodwill exceeds the implied fair value of the goodwill, an impairment loss is recognized in an amount equal to the excess and is presented as a separate line item in the earnings statement before extraordinary items and discontinued operations.

The Company performed its annual goodwill impairment test on December 31, 2004 and concluded that no impairment charge was required for goodwill related to continuing operations. As at March 31, 2005, the Company is operating in two operating segments and reporting units (see note 10).

(f) Impairment of long-lived assets:

The Company monitors the recoverability of long-lived assets, based on estimates using factors such as expected future asset utilization, economic outlook and future cash flows expected to result from the use of the related assets or be realized on sale. The Company recognizes an impairment loss if the projected undiscounted aggregate future cash flows are less than the carrying amount. The amount of impairment charge, if any, is defined as the excess of the carrying value over its fair value.

(g) Foreign currency translation:

The Company’s functional or primary operating currency is the Canadian dollar. The Company’s financial statements are prepared in Canadian dollars before translation to the US dollar reporting currency. The Company translates transactions in currencies other than the Canadian dollar at the exchange rate in effect on the transaction date. Monetary assets and liabilities denominated in a currency

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

other than the Canadian dollar are translated at the exchange rates in effect at the balance sheet date. The resulting exchange gains and losses are recognized in earnings.

Amounts reported in Canadian dollars have been translated into the US dollar reporting currency as follows: assets and liabilities are translated into US dollars at the rate of exchange in effect at the balance sheet date and revenue and expense items are translated at the average rates for the period. Unrealized gains and losses resulting from the translation into the reporting currency are accumulated in accumulated other comprehensive income (loss), a separate component of stockholders’ equity.

(h) Research and development costs:

Research and development costs are expensed as incurred.

(i) Warranty:

The Company provides certain warranties on its products. Provisions for future warranty costs based on management’s best estimates are recorded when revenue on product sales is recognized. The warranty period for the majority of the products ranges between one and three years. Management determines the warranty based on known product failures (if any), historical experience, and other currently available evidence.

	Three months ended March 31, 2005	Three months ended March 31, 2004
		(unaudited)
Balance, January 1	$66,739	$66,546
Accruals for warranties issued	16,140	49,834
Settlements made (in cash or kind)	(16,611)	(54,623)

Balance, March 31	$66,268	$61,757

(j) Pension plan:

The Company has a defined contribution plan for its employees. The Company accrues its obligations under pension plans as the employees render the services necessary to earn the pension benefits. During the three months ended March 31, 2005, the Company expensed $10,758 (Three months ended March 31, 2004 – $8,042) for the defined contribution plan.

(k) Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual amounts may ultimately differ from these estimates. Significant areas requiring the use of management estimates relate to the determination of collectibility of accounts receivable, net recoverable amounts of property, plant and equipment, goodwill and other intangibles, useful lives for depreciation and amortization, investment tax credits recoverable and provisions for warranties.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

(l) Revenue recognition:

Hardware and software revenue is recognized when persuasive evidence of an arrangement exists, the goods are shipped and title passes, the price is fixed or determinable and collection of the sales proceeds is reasonably assured.

Revenue from the sale of software implementation services and consulting services is recognized as the services are performed. Revenue from post-contract support services is recognized over the term of the agreement.

When software arrangements include multiple elements to which contract accounting does not apply, the individual elements are accounted for separately if vendor specific objective evidence (“VSOE”) of fair value exists for the undelivered elements. Generally, the Company applies the residual method in allocating revenue between delivered and undelivered elements. If VSOE does not exist, the revenue on the completed arrangement is deferred until the earlier of (a) VSOE being established or (b) all of the undelivered elements are delivered or performed, with the following exceptions: if the only undelivered element is PCS, the entire fee is recognized ratably over the PCS period, and if the only undelivered element is service, the entire fee is recognized as the services are performed.

Maintenance revenue is deferred and recognized ratably over the terms of the maintenance agreements.

(m) Stock-based compensation:

As permitted under SFAS No.123, “Accounting for Stock-based Compensation” (“FAS” 123), the Company has elected to apply Accounting Principles Board (“APB”) Opinion No. 25 and related Interpretations in accounting for its stock-based compensation arrangements. Accordingly, no compensation cost is recognized for any of the Company’s equity instruments granted to directors and employees when the exercise price equals or exceeds fair value of the underlying common stocks as of the grant date for each stock option. FAS 123 uses a fair value method of calculating the cost of stock option grants. Had compensation cost for employee stock option plan been determined by the fair value method, net income (loss) and earnings (loss) per share would have been as follows:

	Three months ended March 31, 2005	Three months ended March 31, 2004
		(unaudited)
Reported net income (loss)	$(186,425)	$99,312
Stock-based employee compensation expense determined under the fair value based method	(20,578)	(15,504)

Pro forma net income (loss)	$(207,003)	$83,808

Earnings (loss) per share – basic and diluted:
As reported	$(0.02)	$0.01
Pro forma	$(0.02)	$0.01

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

The fair value of each option is estimated as at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield 0%, expected volatility 110%, risk-free interest rate 4.46% and expected average option term of five years. The weighted-average fair value of the value of the options granted to employees during the three month period ended March 31, 2005 was nil per option (Three months ended March 31, 2004 – $0.60).

(n) Income taxes:

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”, which requires the use of the asset and liability method. Under this method, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statements carrying value and their respective income tax bases (temporary differences). Changes in the net deferred tax asset or liability are generally included in earnings. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period that includes the enactment date. Deferred income tax assets are evaluated and if their realization is not considered “more likely then not”, a valuation allowance is provided.

(o) Investment tax credits:

Investment tax credits are accounted for using the flow-through method whereby such credits are accounted for as a reduction of income tax expense in the period in which the credit arises.

(p) Earnings (loss) per share:

Basic earnings (loss) per common share are computed by dividing net earnings by the weighted average number of common shares outstanding during the period.

Diluted earnings per common share is calculated using the treasury stock method and reflects the potential dilution of securities by including stock options in the weighted average number of common shares outstanding for a period, if dilutive.

(q) Comprehensive Income (loss)

Comprehensive income (loss) is recognized and measured pursuant to SFAS No. 130, “Reporting Comprehensive Income”. This standard defines comprehensive income as all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income is comprised of two components, net earnings (loss) and other comprehensive income (OCI). OCI refers to amounts that are recorded as an element of stockholders’ equity but are excluded from net income because these transactions or events were attributed to changes from non-owner sources.

(r) Comparative figures:

Certain comparative figures have been reclassified to conform with the basis of presentation adopted in the current year.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

(s) Recent accounting pronouncements:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued revised Statement of Financial Accounting Standards No. 123 (Revised 2004) entitled “Share-Based Payment” (“FAS No. 123”). This revised statement addresses accounting for stock-based compensation and results in the fair value of all stock-based compensation arrangements, including options, being recognized as an expense in a company’s financial statements as opposed to supplemental disclosure in the notes to financial statements. The revised Statement eliminates the ability to account for stock-based compensation transactions using APB Opinion No. 25. FAS No. 123R will be effective for the Company as of January 1, 2006.

In December 2004, the FASB issued FASB Statement No. 153, “Exchanges of Nonmonetary Assets”, which eliminates an exception in APB 29 for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. This Statement will be effective for the Company for nonmonetary asset exchanges occurring on or after January 1, 2006.

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151 entitled “Inventory Costs – an amendment of ARB No. 43, Chapter 4” (“FAS No. 151”). This statement amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and spoilage. FAS No. 151 requires that these items be recognized as current period charges. The Company has adopted FAS No. 151, which had no effect on the consolidated financial statements.

3. Inventory:

	March 31, 2005	December 31, 2004
Finished goods	$462,049	$454,149
Reserve for obsolete inventory	(48,629)	(44,418)

	$413,420	$409,731

4. Goodwill:

	March 31, 2005	December 31, 2004
Cost	$2,195,941	$2,209,825
Accumulated amortization	755,244	760,019

Net book value	$1,440,697	$1,449,806

The change in goodwill and its components is solely due to foreign exchange fluctuations.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

5. Property, plant and equipment:

March 31, 2005	Cost	Accumulated depreciation	Net book value
Furniture, fixtures and equipment	$464,886	$390,774	$74,112
Computer equipment	440,669	357,332	83,337
Computer software	276,009	253,749	22,260
Leasehold improvements	103,181	92,025	11,156

	$1,284,745	$1,093,880	$190,865

December 31, 2004	Cost	Accumulated depreciation	Net book value
Furniture, fixtures and equipment	$466,106	$381,817	$84,289
Computer equipment	415,936	346,196	69,740
Computer software	272,945	250,354	22,591
Leasehold improvements	103,834	90,999	12,835

	$1,258,821	$1,069,366	$189,455

6. Other intangible assets:

	March 31, 2005	December 31, 2004
Acquired technology and other intangible assets	$695,322	$699,719
Accumulated amortization	506,523	482,317

Net book value	$188,799	$217,402

Intangible amortization expense for the three month period ended March 31, 2005 was $30,707 (Three months ended March 31, 2004 – $28,326).

7. Income taxes:

As at March 31, 2005, the Company has non-capital losses carried forward of approximately $734,000, federal and provincial investment tax credits available for carry forward of approximately $1,073,000 and scientific research and experimental development expenditures available for carry forward of approximately $663,000. Non-capital losses and investment tax credits available will begin to expire in 2007 and 2009 respectively. Scientific research and development expenses can be carried forward indefinitely and deducted against future taxable income otherwise calculated.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

The provision for income tax differs from the amount obtained by applying the combined federal and provincial income tax rates to the earnings before income taxes and discontinued operations. The difference relates to the following items:

	Three months ended March 31, 2005	Three months ended March 31, 2004
		(unaudited)
Combined Canadian federal and provincial income taxes at expected rates of 35.6% (March 31, 2004 – 35.6%)	$(66,367)	$35,355
Non-deductible permanent and other differences	14,579	1,217
Investment tax credits	(90,600)	–
Change in valuation allowance	142,388	(36,572)

Tax expense	$–	$–

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at March 31, 2005 and December 31, 2004 are presented below:

	Three month period ended March 31, 2005	Year ended December 31, 2004
Deferred tax assets:
Non-capital losses	$261,261	$185,540
Scientific research and experimental development expenditures	236,067	170,170
Warranty and inventory valuation reserves	40,755	39,580
Property, plant and equipment	29,679	26,204

Total gross deferred tax assets	567,762	421,494
Valuation allowance	(350,770)	(208,382)

Deferred tax assets	216,992	213,112

Deferred tax liabilities:
Intangible assets	(42,790)	(37,808)

Net deferred tax asset	$174,202	$175,304

The net deferred tax assets related to discontinued operations, which are not included above, as at March 31, 2005 are $59,953 (December 31, 2004 - $60,334). The Company believes that realization of certain of their net deferred tax asset is more likely than not. In assessing the realization of their deferred tax assets, the Company considered whether it is more likely than not that some portion of all of their deferred tax assets will not be realized. The ultimate realization of their deferred tax assets is dependent upon the generation of future taxable income during the period in which temporary differences become deductible.

The Company considered projected taxable income and tax planning strategies in making their assessment.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

8. Share capital:

(a) Stock options:

On October 29, 1999, the Company authorized a special granting of 900,000 options to purchase common shares. All options relating to this special grant were granted as at December 31, 2001.

Additionally, on May 30, 2000, the Company adopted a 2000 Share Option Plan (the “Plan”) which provides for a maximum of 530,593 options to purchase common shares to be allocated to directors, officers, employees, and consultants of the Company. Stock options are granted having exercise prices based on market prices at the date of grant.

For each of the periods presented, the following stock options to employees, directors and officers were outstanding:

	March 31, 2005		December 31, 2004
	Number of shares	Weighted average exercise price	Number of shares	Weighted average exercise price
Outstanding, beginning of year	893,000	$0.84	1,263,500	$0.81
Granted	–	–	258,000	0.71
Exercised	(120,000)	0.99	–	–
Cancelled	(15,500)	0.65	(628,500)	0.83

Outstanding, end of year	757,500	$0.85	893,000	$0.84

At March 31, 2005, 617,000 (December 31, 2004 – 617,000) of the stock options outstanding are held by officers and directors of the Company with the remainder held by consultants and key employees of the Company. The average vesting period for all options is three years.

Details of options outstanding at March 31, 2005 are as follows:

Exercise prices	Number of options outstanding	Weighted average remaining contractual life	Number of options exercisable
$ 0.00 – 0.41	231,502	2.92	144,336
$ 0.41 – 0.82	150,166	3.96	47,506
$ 0.82 – 1.24	232,332	3.36	129,171
$ 1.24 – 1.66	71,000	0.80	71,000
$ 1.66 – 2.07	13,000	0.37	13,000
$ 2.07 – 2.50	59,500	0.01	59,500

	757,500	2.58	464,513

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

(b) Warrants:

	March 31, 2005	December 31, 2004
Warrants issued and outstanding	40,000	40,000

The exercise price of the warrants is $2.08 per common share. The warrants expire on October 31, 2005.

(c) The Company has a Share Compensation Arrangement (the “Arrangement”) for non-management directors. The total compensation for the three month period ended March 31, 2005 is $5,501 (Three months ended March 31, 2004 – $1,317) which could be settled in cash or shares of the Company at the option of the Company. If settled in shares, under the Arrangement, the deemed price per share will be based upon the average closing price of the Company’s shares for fifteen days prior to issuance. The Company has accrued this compensation in accrued liabilities as at March 31, 2005.

9. Per share amounts:

Per share amounts are based on the weighted average number of common shares issued and outstanding during the year. Fully diluted earnings per share assumes all outstanding options have been exercised at the later of the beginning of the fiscal period or the date of issuance. Where the impact of the conversion or exercise is anti-dilutive, the conversions are not included in the calculation of fully diluted per share amounts. The weighted average number of shares outstanding used in the computation of earnings (loss) per share were as follows:

	March 31, 2005	March 31, 2004
Weighted average shares used in computation of basic earnings (loss) per share	10,265,178	10,080,360
Weighted average shares from assumed conversion of dilutive options	–	36,828

Computation of diluted earnings (loss) per share	10,265,178	10,117,188

10. Segmented reporting:

(a) Business segments:

The Company has divided its operations into two separate business segments: “Healthcare”, which involves the research and development, design, marketing and related consulting services for radio frequency identification systems for the healthcare industry; “Industrial” which involves research and development, design, marketing, and related consulting services for industrial inventory and asset tracking software systems.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

The accounting policies for each of these segments are the same as described in note 2. The following represents information used by management in assessing the performance of its operating business segments:

March 31, 2005	Healthcare	Industrial	Corporate	Total
Sales	$1,726,208	$259,726	$–	$1,985,934
Depreciation and amortization	48,025	2,076	11,445	61,546
Interest expense	–	–	–	–
Interest income	(1,106)	(1,299)	–	(2,405)
Income tax expense	–	–	–	–
Net earnings (loss) for the year	43,892	44,598	(274,915)	(186,425)
Additions to property, plant and equipment	33,354	–	–	33,354
Segment assets	4,079,334	596,976	298,488	4,974,798
Goodwill	1,440,697	–	–	1,440,697

March 31, 2004	Healthcare	Industrial	Corporate	Total
(Unaudited)
Sales	$1,388,725	$144,800	$–	$1,533,525
Depreciation and amortization	53,063	2,655	10,899	66,617
Interest expense	310	10	–	320
Interest income	(738)	(346)	–	(1,084)
Income tax expense	–	–	–	–
Net earnings (loss) for the year	265,575	(69,292)	(96,971)	99,312
Additions to property, plant and equipment	20,284	3,649	–	23,933
Segment assets	3,614,894	513,739	1,176,873	5,305,506
Goodwill	1,329,773	–	–	1,329,773

The segment assets noted above are net of the assets of discontinued operations of nil (March 31, 2004 – $34,131).

(b) Geographic segments:

All of the Company’s assets and operations are located in Canada. The following table summarizes the Company’s sales from continuing operations by geographic area:

	March 31, 2005	March 31, 2004
		(unaudited)
Canada	$246,169	$201,108
United States	1,730,377	1,292,232
Other	9,388	40,185

	$1,985,934	$1,533,525

(c) Major customers:

Sales during the three month period ended March 31, 2005 to major customers included sales to one customer of $563,805 (Three months ended March 31, 2004 – nil) and to another customer of $462,929 (Three months ended March 31, 2004 – $488,072).

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

11. Commitments:

Future minimum annual rental payments for operating leases are payable over the next four years are approximately as follows:

2005	$57,088
2006	163,255
2007	145,633
2008	155,240
2009	66,348

12. Related party transactions:

During the three month period ended March 31, 2005, the Company paid legal fees of nil (Three months ended March 31, 2004 - $9,940) to the Company’s legal counsel, of which one of the partners is a Director of the Company. This transaction is in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed by the related parties.

13. Financial instruments:

(a) Credit risk:

The Company, in its normal course of business, evaluates the financial condition of its customers on a regular basis and examines credit history for any new customer. In addition, the Company engaged the Export Development Corporation to insure its receivables as of October 2000. This coverage provides insurance for 90% of certain receivables.

(b) Fair values of financial instruments:

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practical to estimate a value are as follows:

(i) Short-term financial instruments:

The carrying amounts of these financial assets and liabilities are a reasonable estimate of their fair values because of the short maturity of these instruments. Short-term financial assets comprise cash and accounts receivable. Short-term financial liabilities comprise accounts payable, accrued liabilities and income taxes payable.

(c) Foreign exchange risk:

Foreign exchange risk reflects the risk that the Company’s earnings will decline due to fluctuations in exchange rates. Contracts billed in United States dollars by the Company are collected in the short-term and, accordingly, the Company has determined there is no significant exposure to foreign currency fluctuations.

EXI Wireless Inc.

Notes to Consolidated Financial Statements

(Expressed in United States dollars)

(Prepared in accordance with United States GAAP)

Three month period ended March 31, 2005 and March 31, 2004 (unaudited)

14. Subsequent Events

On March 31, 2005, the Company was acquired by Applied Digital Solutions (“ADSX”) where ADSX paid $1.33 (CAD$1.60) for each outstanding share of the Company (10,265,178 shares outstanding) payable in shares of ADSX’s common stock based on the daily weighted-average closing price of its common stock quoted on the Nasdaq Small Cap Market for the ten consecutive trading days that ended three trading days before the closing.

Included in general and administrative expenses for the three month period ended March 31, 2005 is $532,176 (2004–nil) for acquisition costs.

Subsequent to the acquisition, the Company was renamed VeriChip Holdings Inc.

Subsequent to March 31, 2005, all outstanding stock options of the Company were exchanged for stock options of ADSX.

Report of Independent Registered Chartered Accountants

To the Board of Directors of Instantel Inc.

We have audited the balance sheets of Instantel Inc. as at December 31, 2004 and 2003 and the statements of operations, shareholder’s equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

As described in Note 13 to the financial statements, the accompanying financial statements of Instantel Inc. as at December 31, 2004 and 2003, and for the years ended December 31, 2004 and 2003 have been restated.

On January 21, 2005, we reported separately to the shareholder of Instantel Inc. on financial statements for the same periods, audited in accordance with auditing standards generally accepted in Canada and prepared in accordance with accounting principles generally accepted in Canada.

DELOITTE & TOUCHE LLP

Chartered Accountants

Ottawa, Canada

January 21, 2005 except for notes 13 and 14 which are as of December 15, 2005

INSTANTEL INC.

Balance Sheets

as at December 31, 2004 and 2003

(in US dollars)

	2004	2003
	(Restated – Note 13)

CURRENT ASSETS

Cash and cash equivalents	$46,481	$167,451
Accounts receivable	2,273,482	1,976,153
Inventories, net of allowance of $200,000 (2003 – $215,000) (Note 3)	1,529,993	1,370,161
Other current assets	406,532	343,804

	4,256,488	3,857,569
CAPITAL ASSETS (Note 4)	474,145	277,810
INTANGIBLE ASSETS (Note 5)	6,270,000	9,690,000
GOODWILL	592,547	592,547

	$11,593,180	$14,417,926

CURRENT LIABILITIES

Bank indebtedness (Note 6)	$586,697	$–
Accounts payable	515,299	502,391
Accrued liabilities	357,495	350,490
Income taxes payable (Note 7)	328,711	5,947
Salary and benefits payable	935,965	173,150
Financial instruments (Note 10)	–	52,474
Deferred revenue	60,000	–
Current portion of long-term debt (Note 8)	–	2,633,366

	2,784,167	3,717,818
DEFERRED TAXES (Note 7)	2,674,706	3,818,000
LONG-TERM DEBT (Note 8)	5,500,000	5,500,000

	10,958,873	13,035,818

COMMITMENTS AND CONTINGENCIES (Notes 9 and 11)

SHAREHOLDER’S EQUITY

Common stock
Authorized: unlimited, issued 6,251,601 (2003 – 6,25	4,000,001	4,000,001
Accumulated deficit	(3,365,694)	(2,611,195)
Other comprehensive income (loss)	–	(6,698)

	634,307	1,382,108

	$11,593,180	$14,417,926

See accompanying notes to the financial statements.

INSTANTEL INC.

Statements of Operations

years ended December 31, 2004 and 2003

(in US dollars)

	2004	2003
	(Restated – Note 13)

Revenue	$13,594,918	$11,381,999
Cost of goods sold	5,449,457	4,644,933

Gross margin	8,145,461	6,737,066

Expenses
Research and development	1,688,208	1,396,802
Selling	942,822	661,703
Marketing	1,184,419	1,135,929
Administration	1,381,173	1,063,117
Amortization of intangible assets	3,420,000	3,420,000
Interest expense	943,016	1,055,286

	9,559,638	8,732,837

Loss before income taxes	(1,414,177)	(1,995,771)

Provision for (recovery of) income taxes
Current	483,616	(273,010)
Deferred	(1,143,294)	(522,000)

	(659,678)	(795,010)

NET LOSS	$(754,499)	$(1,200,761)

See accompanying notes to the financial statements.

INSTANTEL INC.

Statements of Shareholder’s Equity

years ended December 31, 2004 and 2003

(in US dollars)

	Common stock		Retained earnings (accumulated deficit)	Accumulated other comprehensive loss	Total shareholder’s equity
	Shares	Amount
			(Restated – Note 13)		(Restated –Note 13)
Balance at December 31, 2002	6,251,601	$4,000,001	$(1,410,434)	$(126,530)	$2,463,037
Net loss for the year	–	–	(1,200,761)	–	(1,200,761)
Change in fair value of financial instruments	–	–	–	119,832	119,832

Balance at December 31, 2003	6,251,601	4,000,001	(2,611,195)	(6,698)	1,382,108
Change in fair value of interest rate swap	–	–	–	126,530	126,530
Net loss for the year	–	–	(754,499)	–	(754,499)
Change in fair value of financial instruments	–	–	–	(119,832)	(119,832)

Balance at December 31, 2004	6,251,601	$4,000,001	$(3,365,694)	$–	$634,307

See accompanying notes to the financial statements.

INSTANTEL INC.

Statements of Cash Flows

years ended December 31, 2004 and 2003

(in US dollars)

	2004	2003
	(Restated – Note 13)
OPERATING ACTIVITIES
Net loss	$(754,499)	$(1,200,761)
Items not affecting cash:
Amortization	203,253	195,227
Amortization of intangible assets	3,420,000	3,420,000
Deferred income taxes	(1,143,294)	(522,000)

	1,725,460	1,892,466
Changes in non-cash operating working capital items Accounts receivable	(297,329)	(480,176)
Inventories	(159,832)	166,754
Other current assets	(108,504)	(85,219)
Income taxes payable	322,764	50,920
Accounts payable	12,908	81,647
Accrued liabilities	7,005	52,421
Salary and benefits payable	762,815	(212,051)
Deferred revenue	60,000	–

Cash provided by operating activities	2,325,287	1,466,762

INVESTING ACTIVITIES
Purchase of capital assets	(399,588)	(199,557)

Cash used in investing activities	(399,588)	(199,557)

FINANCING ACTIVITIES
Proceeds from bank indebtedness	2,930,025	1,510,271
Repayments of bank indebtedness	(2,343,328)	(1,510,271)
Repayment of long-term debt	(2,633,366)	(1,758,300)

Cash used in financing activities	(2,046,669)	(1,758,300)

DECREASE IN CASH AND CASH EQUIVALENTS	(120,970)	(491,095)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	167,451	658,546

CASH AND CASH EQUIVALENTS, END OF YEAR	$46,481	$167,451

Supplementary information:
Interest paid during the year	$952,334	$1,098,312
Income taxes paid	$177,999	$280,500

See accompanying notes to the financial statements.

INSTANTEL INC.

Notes to the Financial Statements

years ended December 31, 2004 and 2003

(in US dollars)

1. DESCRIPTION OF BUSINESS

On October 22, 2001, Instantel Inc. was acquired by Instantel Acquisition Corporation (“IAC”) a newly created and wholly owned subsidiary of Instantel Holding Company SARL, a wholly owned subsidiary of Perceptis, L.P. (“Perceptis”). Instantel Inc. and IAC were then amalgamated and continued under the laws of Ontario as Instantel Inc..

The Company is engaged in the manufacture and sale of electronic monitoring and security equipment. Instantel’s quality system is certified to the ISO 9001 quality standard.

2. ACCOUNTING POLICIES

Management responsibility

The preparation of the accompanying financial statements is the responsibility of management. This responsibility includes the selection of appropriate accounting policies and the exercise of careful judgment in establishing reasonable and accurate estimates in accordance with accounting principles generally accepted in the United States of America, applied on a consistent basis and as appropriate in the circumstances.

Foreign currency translation

Effective October 21, 2001, the US dollar became the Company’s functional currency as a result of the continued growth of the Company’s business outside of Canada and the US dollar financing raised by the Company.

Monetary assets and liabilities denominated in currencies other than US dollars are translated at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at average rates of exchange for the period. Translation gains or losses are included in the determination of net earnings for the period.

Inventories

All inventories are valued at the lower of cost and net realizable value, which includes a related portion of overhead. All inventories are calculated using a standard cost system.

Capital assets

Capital assets are recorded at cost less accumulated amortization. Amortization has been recorded on the straight-line basis, designed to amortize the respective assets over their estimated useful lives. Application software is amortized over twelve months, equipment over thirty-six months and leasehold improvements over the lesser of sixty months or the term of the lease.

Expenditures for additions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of assets and related accumulated amortization are eliminated from the accounts and any resulting gain or loss is reflected in the results of operations.

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

Intangible assets and goodwill

Goodwill is not subject to amortization but is tested for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired.

Acquired trademarks, customer relationships and technology are being amortized on a straight-line basis over a five-year period.

Impairment of long-lived assets

Instantel Inc. tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Revenue recognition

The Company sells through distribution channels and revenue is recognized at the time of product shipment to customers and when all significant contractual obligations have been satisfied and collection is reasonably assured.

The Company does not accept purchase orders or contracts with return clauses although it may, at its sole discretion, choose to accept customer returns.

Accruals for potential warranty claims and estimated sales returns, if any, are made at the time of shipment and are based on contract terms and prior claims experience.

Guarantees

The Company has the following major type of guarantee that is subject to the accounting and disclosure requirements of FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (“FIN 45”):

Product warranties – The Company provides all customers with standard warranties on equipment for a period of twelve months. The following table details the changes in the warranty liability:

	2005	2004
Balance, beginning of period	$95,000	$150,000
Warranty costs incurred	(138,291)	(91,068)
Warranties issued	138,291	91,068
Changes to accruals related to pre-existing warranties	70,000	(55,000)

Balance, end of period	$165,000	$95,000

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

Deferred revenue

Revenue related to post-contract support (“PCS”), including technical support and unspecified when-and-if available software upgrades, is deferred and recognized rateably over the PCS term.

Investment tax credits

Investment tax credits, which are earned as a result of qualifying research and development expenditures, are recorded as a reduction to the income tax expense. The benefit is recognized when the Company has complied with the terms and conditions of the applicable tax legislation or approved grant program and there is reasonable assurance of realization.

Income taxes

Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Financial instruments

The Company’s financial instruments, including accounts receivable, income taxes payable, accounts payable and accrued liabilities are carried at values that approximate their fair values due to their relatively short maturity period. The carrying amount of the long-term debt approximates its market value because the debt bears interest at rates consistent with market rates for similar instruments.

Derivative instruments and hedging activities

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133”) and the corresponding amendments requires all derivatives, whether designated in hedging relationships or not, to be recorded on the balance sheet at fair value. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the statement of operations when the hedged items affect earnings.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. Estimates include the allowance for bad debts, inventory provision, valuation and amortization of capital and intangible assets, valuation of goodwill, and valuation of deferred taxes. Actual results could differ from such estimates.

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

Recent accounting pronouncements

In November 2004, the FASB issued Statement No. 151, Inventory Costs (“SFAS 151”). SFAS 151 amends the guidance in ARB No.43, Chapter 4, “Inventory Pricing,” to clarify the types of costs that should be expensed rather than capitalized as inventory. SFAS 151 is effective for fiscal years beginning after June 15, 2005, or for the Company’s Fiscal 2006 year end. The Company is currently evaluating the requirements of SFAS 151 and has not yet fully determined the impact, if any, on the financial statements.

3. INVENTORIES

	2004	2003
Materials	$809,701	$778,647
Work in process	349,162	369,650
Finished goods	371,130	221,864

	$1,529,993	$1,370,161

4. CAPITAL ASSETS

	2004
	Cost	Accumulated Amortization	Net Book Value
Application software	$33,393	$23,626	$9,767
Equipment	878,877	414,499	464,378
Leasehold improvements	57,319	57,319	–

	$969,589	$495,444	$474,145

	2003
	Cost	Accumulated Amortization	Net Book Value
Application software	$27,458	$19,955	$7,503
Equipment	693,567	428,037	265,530
Leasehold improvements	57,319	52,542	4,777

	$778,344	$500,534	$277,810

5. INTANGIBLE ASSETS

Intangible assets consists of:

	2004	2003
Trademarks	$4,600,000	$4,600,000
Customer relationships	6,200,000	6,200,000
Technology	6,300,000	6,300,000

	17,100,000	17,100,000
Less accumulated amortization	10,830,000	7,410,000

	$6,270,000	$9,690,000

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

Amortization of intangible assets was $3,420,000 and $3,420,000 in fiscal 2004 and fiscal 2003, respectively. The remaining estimated amortization expense related to intangible assets in existence as of December 31, 2004 is as follows:

2005	$3,420,000
2006	$2,850,000

6. BANK LINE OF CREDIT

The Company has a bank line of credit up to a maximum of $2,000,000 bearing interest at prime plus 1/2% (2004 – 5.75%, 2003 – 4.5%). The line of credit expires October 1, 2005 and is secured by a general security agreement representing a first charge on all assets other than real property. Interest expense related to this line of credit in 2004 was $11,617 (2003 – $5,179).

7. INCOME TAXES

	2004	2003
	(Restated – Note 13)
Income taxes recoverable (payable) from prior period	$(5,947)	$44,973

Provision for current income taxes
Recovery of prior year investment tax credits	–	581,723
Provision for current year income taxes	(909,893)	(668,517)
Current year investment tax credits – current	392,545	339,471
Current year investment tax credits – capital	33,732	20,333

	(483,616)	273,010
Capital taxes	(15,302)	(33,300)
Installments	240,000	280,500
Payments and refunds	(66,241)	(581,723)
Adjustments	2,395	10,593

	(322,764)	(50,920)

Income taxes recoverable (payable)	$(328,711)	$(5,947)

The tax effect of components of the deferred tax liabilities are as follows:
Deferred tax liabilities:
Intangible assets	$2,389,706	$3,500,000
Long-term debt	285,000	318,000

	$2,674,706	$3,818,000

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

8. LONG-TERM DEBT

	2004	2003
Term loan, bearing interest at bank prime plus 1%, repayable in nine monthly installments of $70,833 beginning on January 1, 2004 with the balance due on October 1, 2004. Interest is payable monthly. The loan is secured by a general security agreement.	$–	$2,633,366

Senior subordinated note, bearing interest at 14% per annum repayable in twelve equal quarterly principal installments of $458,333 beginning December 31, 2006. Interest is payable quarterly.	5,500,000	5,500,000

	5,500,000	8,133,366

Current portion	–	2,633,366

	$5,500,000	$5,500,000

Principal payments required over the next five years are as follows:

2005	$–
2006	458,334
2007	1,833,333
2008	1,833,333
2009	1,375,000

$5,500,000

9. LEASE COMMITMENT

The Company rents office and manufacturing space. The Company is committed under an operating lease for office and manufacturing space to pay monthly amounts in Canadian dollars. The payment in U.S. dollars for the next five years will be approximately:

2005	$260,000
2006	267,000
2007	280,000
2008	285,000
2009	119,000

$1,211,000

10. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Interest rate risk

There is a risk to the Company’s earnings that arises from fluctuation in interest rates and the degree of volatility of these rates. To effectively manage this risk, the Company entered into an interest rate swap contract that expired during fiscal 2004. The contract was designated as a hedge for reporting purposes. As at December 31, 2004, the Company has no interest rate derivative contracts. The Company has established strict guidelines that are monitored regularly and does not hold or issue derivative financial instruments for trading or speculative purposes.

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

Foreign exchange risk

The Company’s earnings and cash flows may be negatively impacted by fluctuations in foreign exchange rates. The exposure is primarily limited to the Canadian dollar. To manage this risk, the Company regularly enters into foreign exchange forward contracts. These contracts are normally designated as a hedge for reporting purposes. As at December 31, 2004, there were no foreign exchange forward contracts outstanding.

Fair value

The fair value of the interest rate swap contract is $NIL (2003–$52,474), is recorded as a current liability and reflects the present value of the potential gain if settlement were to take place on December 31, 2004. The notional amount of the contract at December 31, 2004 is $NIL (2003 – $2,431,250).

11. CONTINGENCIES

The Company is involved in defending legal actions. In Management’s opinion these claims are without merit and no provision has been made. The outcomes, however, are undetermined as to the result or the total cost of the defense. The costs incurred are charged to the period in which they occur.

12. RELATED PARTY TRANSACTIONS

Perceptis provided a guarantee, for all payments when due, to the holder of the Senior Subordinated Promissory Note in the amount of $5,500,000. During fiscal 2004, the Company paid Perceptis $125,000 (2003 – $125,000) for management services and $80,000 (2003 – $80,000) for expenses incurred on the Company’s behalf.

13. RESTATEMENT

The financial statements for 2004 and 2003 have been restated to reflect the correction of errors in the reporting of cash, deferred revenue and income taxes.

The balance sheet for 2004 was restated to reclassify certain cash and cash equivalent balances previously recorded in bank indebtedness.

Revenue totalling $60,000 previously reported in 2004 has been deferred, reducing revenues and increasing the 2004 net loss and deficit.

The following adjustments were made to increase (decrease) income taxes compared to amounts previously reported:

	2004	2003
Current income tax expense	$111,000	$31,000
Deferred income tax expense	(33,000)	318,000

Adjustment to net loss	$78,000	$349,000

Income tax payable	$142,000	$31,000

Deferred tax liability	$285,000	$318,000

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

years ended December 31, 2004 and 2003

(in US dollars)

The effects of these restatements were as follows:

	2004		2003
	As previously reported	As restated	As previously reported	As restated
At December 31:
Cash	$–	$46,481	$167,451	$167,451
Income tax recoverable	–	–	25,053	–
Current assets	4,210,007	$4,256,488	3,882,622	3,857,569
Total assets	11,546,699	11,593,180	14,442,979	14,417,926

Bank indebtedness	540,216	586,697	–	–
Deferred revenue	–	60,000	–	–
Income tax payable	186,711	328,711	–	5,947
Total current liabilities	2,535,686	2,784,167	3,711,871	3,717,818

Deferred tax liability	2,389,706	2,674,706	3,500,000	3,818,000
Total liabilities	10,425,392	10,958,873	12,711,871	13,035,818
Accumulated deficit	(2,878,694)	(3,365,694)	(2,262,195)	(2,611,195)
Shareholder’s Equity	1,121,307	634,307	1,731,108	1,382,108

For the years ended December 31:
Revenue	13,654,918	13,594,918	11,381,999	11,381,999
Gross margin	8,205,461	8,145,461	6,737,066	6,737,066
Loss before income taxes	(1,354,177)	(1,414,177)	(1,995,771)	(1,995,771)
Current income tax expense (recovery)	372,616	483,616	(304,010)	(273,010)
Deferred income tax expense (recovery)	(1,110,294)	(1,143,294)	(840,000)	(522,000)
Net loss	(616,499)	(754,499)	(851,761)	(1,200,761)

Statement of Cash flows for the years ended December 31:
Net loss	(616,499)	(754,499)	(851,761)	(1,200,761)
Cash provided by operating activities	2,325,287	2,325,287	1,466,762	1,466,762
Cash used in investing activities	(399,588)	(399,588)	(199,557)	(199,557)
Cash provided used in financing activities	(2,093,150)	(2,046,669)	(1,758,300)	(1,758,300)
Cash and Cash equivalents, end of year	–	46,481	167,451	167,451

14. SUBSEQUENT EVENT

On June 10, 2005, through a sale purchase agreement, the Company became a wholly-owned subsidiary of VeriChip Inc. The purchase price of the company was approximately US$22,500,000 paid in cash and up to an additional $3.0 million to be paid in the future in some combination of cash, VeriChip Corporation common stock and Applied Digital Solutions Inc. common stock, depending on whether VeriChip Corporation completes an initial public offering of its common stock.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and the Shareholder of Instantel Inc.

We have audited the accompanying balance sheet of Instantel Inc. (The “Company”) as of June 9, 2005 and the statements of operations, shareholder’s equity and cash flows for the period January 1 to June 9, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The balance sheet of the Company as at December 31, 2004 was audited by other auditors whose report dated January 21, 2005, except for notes 13 and 14 which were as of December 15, 2005, expressed an unqualified opinion on those statements. The comparative figures for the period of January 1, 2004 to June 9, 2004 are unaudited.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 9, 2005 and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

MEYERS NORRIS PENNY LLP

Chartered Accountants

Calgary, Alberta

November 17, 2005

INSTANTEL INC.

Balance Sheets at

	June 9, 2005	December 31, 2004
		(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,669	$46,481
Accounts receivable	2,307,540	2,273,482
Inventories	1,710,891	1,529,993
Current portion of deferred income taxes	126,936	–
Other current assets	286,178	406,532

TOTAL CURRENT ASSETS	4,435,215	4,256,488

CAPITAL ASSETS	492,649	474,145
INTANGIBLE ASSETS	4,759,500	6,270,000
GOODWILL	592,547	592,547

	10,279,910	11,593,180

LIABILITIES AND SHAREHOLDER’S (DEFICIT) EQUITY
CURRENT LIABILITIES
Bank indebtedness	714,263	586,697
Accounts payable	81,496	515,299
Accrued liabilities	714,814	357,495
Deferred revenue	149,000	60,000
Taxes payable	122,464	328,711
Salary and benefits payable	1,682,253	935,965
Current portion of long term debt	5,500,000	–

TOTAL CURRENT LIABILITIES	8,964,290	2,784,167

DEFERRED TAXES	1,537,900	2,674,706
LONG TERM DEBT	–	5,500,000

TOTAL LIABILITIES	10,502,190	10,958,873

COMMITMENTS & CONTINGENCIES

SHAREHOLDER’S (DEFICIT) EQUITY
Preferred stock : Authorized unlimited shares in 2005 and 2004, of $0 par value; 0 shares issued and outstanding in 2005 and 2004	–	–
Common stock : Authorized unlimited shares in 2005 and 2004, of $0 par value; 6,251,601 shares issued and outstanding in 2005 and 2004	4,000,001	4,000,001
Deficit	(4,222,281)	(3,365,694)

TOTAL SHAREHOLDER’S (DEFICIT) EQUITY	(222,280)	634,307

	$10,279,910	$11,593,180

See the accompanying notes to financial statements.

INSTANTEL INC.

Statements of Operations

	For the Period Ended June 9,
	2005	2004
		(Unaudited)
Revenue	$6,759,291	$5,539,772

Cost of goods sold	3,226,520	2,315,057

Gross margin	3,532,771	3,224,715

Research & development	1,039,504	676,401
Selling	648,786	377,083
Marketing	1,091,808	509,025
Administration	952,401	472,152
Amortization of intangible assets	1,510,500	1,510,500
Interest expense	367,086	443,643

Loss from operations before income taxes	(2,077,314)	(764,089)

Current income taxes	(43,015)	(137,973)
Deferred income taxes	1,263,742	545,588

Net loss for the period	$(856,587)	$(356,474)

Net loss per share	$(0.14)	$(0.06)

Weighted average common shares outstanding	6,251,601	6,251,601

See the accompanying notes to financial statements.

INSTANTEL INC.

Statements of Shareholder’s Equity (Deficit)

For the Period Ended June 9, 2005 and the Year Ended December 31, 2004

	Common stock		Retained Earnings	Accumulated other comprehensive loss	Total Shareholders Equity
	Shares	Amount	(Deficit)
Balance – December 31, 2003	6,251,601	$4,000,001	$(2,611,195)	$(6,698)	$1,382,108

Net loss for the year	–	–	(754,499)	–	(754,499)
Change in value of interest rate swap	–	–	–	126,530	126,530
Change in fair value of financial instruments	–	–	–	(119,832)	(119,832)

Balance – December 31, 2004	6,251,601	4,000,001	(3,365,694)	–	634,307

Net loss for the period	–	–	(856,587)	–	(856,587)

Balance – June 9, 2005	6,251,601	$4,000,001	$(4,222,281)	$–	$(222,280)

See the accompanying notes to financial statements.

INSTANTEL INC.

Statements of Cash Flows

	For the Period Ended June 9,
	2005	2004
		(Unaudited)
OPERATING ACTIVITIES

Net loss	$(856,587)	$(356,474)
Items not affecting cash:
Depreciation	132,656	85,605
Provision for doubtful accounts	25,000	–
Provision for obsolete inventory	395,000	–
Amortization of intangible assets	1,510,500	1,510,500
Deferred income taxes	(1,263,742)	(545,588)

	(57,173)	694,043
Changes in non-cash operating working capital items
Accounts receivable	(59,058)	111,133
Income taxes recoverable	–	25,053
Inventories	(575,898)	(198,029)
Other current assets	120,354	166,291
Accounts payable	(433,803)	(314,170)
Accrued liabilities	357,319	95,232
Deferred revenue	89,000	–
Income taxes payable	(206,246)	79,802
Salary and benefits payable	746,288	151,588
Other	–	(45,776)

Cash (used in) provided by operating activities	(19,217)	765,167

INVESTING ACTIVITIES
Purchase of capital assets	(151,160)	(67,227)

Cash used in investing activities	(151,160)	(67,227)

FINANCING ACTIVITIES
Increase in bank indebtedness	127,565	–
Repayment of long term debt	–	(417,351)

Cash provided by (used in) financing activities	127,565	(417,351)

INCREASE IN CASH AND CASH EQUIVALENTS	(42,812)	280,589

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	46,481	167,451

CASH AND CASH EQUIVALENTS, END OF PERIOD	$3,669	$448,040

Supplementary information
Interest paid	$367,885	$476,552
Income taxes paid	$279,828	$43,055

See the accompanying notes to financial statements.

INSTANTEL INC.

Notes to the Financial Statements

1. DESCRIPTION OF THE BUSINESS

The Company is incorporated under the laws of Ontario, Canada and is engaged in the manufacture and sale of electronic monitoring and security equipment. Instantel’s quality system is certified to the ISO 9001 quality standard. The company manufactures high-quality remote monitoring products in the areas of healthcare security and vibration monitoring for a diverse customer base. Instantel Inc.’s Xmark® division specializes in smart tag technology for protecting people and assets in healthcare environments. Its Hugs® product line is a popular RFID system for preventing the abduction of newborn infants in hospitals, while the WatchMate® system is used in long-term care facilities to protect wander-prone residents.

Instantel Inc. is a wholly owned subsidiary of Instantel s. àr. l.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Management responsibility

The preparation of the accompanying financial statements is the responsibility of management. This responsibility includes the selection of appropriate accounting policies and the exercise of careful judgment in establishing reasonable and accurate estimates in accordance with accounting principles generally accepted in the United States of America, applied on a consistent basis and as appropriate in the circumstances.

Cash and cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollected amounts through a charge to earnings and a credit to a valuation account based on its assessment of the current status of individual accounts.

Inventories

All inventories are valued at the lower of cost or net realizable value, which includes a related portion of overhead. Inventories are reviewed periodically to determine if an allowance for obsolete and slow moving inventory is required.

Capital assets

Capital assets are recorded at cost less accumulated depreciation. Depreciation and amortization are recorded on the straight-line basis, designed to amortize the respective assets over their estimated useful lives. Application software is depreciated over twelve months, equipment over thirty-six months and leasehold improvements over sixty months.

Expenditures for additions and improvements are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

assets and related accumulated amortization are eliminated from the accounts and any resulting gain or loss is reflected in the results of operations.

Goodwill and intangible assets

Goodwill is not subject to amortization but tested for impairment annually or more often if events or changes in circumstances indicate that it might be impaired. To date, it is management’s opinion that there has been no impairment in the carrying value of goodwill. Therefore, no amount of impairment has been charged to earnings.

Acquired trademarks, customer relationships and technology are being amortized on a straight-line basis over a five-year period.

Intellectual property costs

Patent costs and other costs such as legal opinions and licensing fees are expensed as incurred.

Revenue recognition

The Company sells through distribution channels and revenue is recognized at the time of product shipment to customers and when all significant contractual obligations have been satisfied and collection is reasonably assured.

The Company does not accept purchase orders or contracts with return clauses although it may, at its sole discretion, choose to accept customer returns.

Accruals for potential warranty claims and estimated sales returns, if any, are made at the time of shipment and are based on contract terms and prior claims experience.

Deferred Revenue Policy

Post contract support (PCS) revenue is recognized, ratably, over the term of the agreement, since the selling price of the appropriate maintenance portion of the contract price can be reasonably determined at the time of sale of the initial license.

Income taxes

Income taxes are recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits that are not expected to be realized.

Investment tax credits

The company is entitled to investment tax credits (ITC’s) based on qualifying research and experimental development costs incurred. These credits are recognized when there is reasonable assurance

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

of their recovery using the income tax reduction method. The ITC’s are subject to assessment and approval by the Canada Revenue Agency. Adjustments, if any, are reflected in the year when such assessments are received.

Financial instruments

The Company’s financial instruments, including cash, short-term investments, accounts receivable, income taxes receivable, accounts payable and accrued liabilities are carried at values that approximate their fair values due to their relatively short maturity period. The carrying amount of the long-term debt approximates its market value because the debt bears interest at rates consistent with market rates for similar instruments.

Use of estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions, such as allowance for doubtful accounts and allowance for slow moving and obsolete inventory that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements. Actual results could differ from such estimates.

Derivative instruments and hedging activities

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133”) and the corresponding amendments requires all derivatives, whether designated in hedging relationships or not, to be recorded on the balance sheet at fair value. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the statement of operations when the hedged items affect earnings. See Note 10.

Foreign currency translation

Effective October 21, 2001, the US dollar became the Company’s functional currency as a result of the continued growth of the Company’s business outside of Canada and the US dollar financing raised by the Company.

Monetary assets and liabilities denominated in currencies other than US dollars are translated at exchange rates in effect at the balance sheet date. Revenue and expense items are translated at average rates of exchange for the period. Transaction gains or losses are included in the determination of net earnings for the period. The Company recorded a gain of $36,866 in the current period and (2004 – $nil).

Change in company estimates

During the period ended June 9, 2005, the Company revised its policy relating to the provision for obsolete and slow moving inventory from three years to one year. The result of this change in estimate increased the amount of the inventory allowance in the period ended June 9, 2005 by $188,000.

During the period ended June 9, 2005, the company changed its estimate relating to the collectibility of its accounts receivable. As a result of this review, the Company increased its allowance for doubtful accounts by $25,000.

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

3. INVENTORIES

	June 9, 2005	December 31, 2004
Materials	$710,320	$809,701
Work in process	539,501	349,162
Finished goods	461,070	371,130

	$1,710,891	$1,529,993

Inventories include an allowance for obsolete inventory of $395,000 (2004 – $190,000).

4. CAPITAL ASSETS

	June 9, 2005
	Cost	Accumulated Amortization	Net Book Value
Application software	$24,952	$22,522	$2,430
Equipment	860,531	400,961	459,570
Leasehold improvements	40,406	9,757	30,649

	$925,889	$433,240	$492,649

	December 31, 2004
	Cost	Accumulated Amortization	Net Book Value
Application software	$33,393	$23,626	$9,767
Equipment	878,877	414,499	464,378
Leasehold improvements	57,319	57,319	–

	$969,589	$495,444	$474,145

5. INTANGIBLE ASSETS

Intangible assets consist of:

	June 9, 2005	December 31, 2004
Trademarks	$4,600,000	$4,600,000
Customer relationships	6,200,000	6,200,000
Technology	6,300,000	6,300,000

	17,100,000	17,100,000

Less accumulated amortization	(12,340,500)	(10,830,000)

	$4,759,500	$6,270,000

During the period ended June 9, 2005, amortization of intangible assets in the amount of $1,510,500 (2004 – $3,420,000), was charged to earnings.

The estimated charge to earnings in the future will be $1,909,500 and $2,850,000 in the balance of 2005 and 2006 respectively.

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

6. BANK LINE OF CREDIT

The Company has a bank line of credit up to a maximum of $2,000,000 bearing interest at prime plus 1/2%. The line of credit is secured by a general security agreement representing a first charge on all assets other than real property. The company owed $714,263 as at June 9, 2005 and $586,697 as at December 31, 2004 under this credit facility.

7. INCOME TAXES

	June 9, 2005	December 31, 2004
Income taxes payable from prior period	$(328,711)	$(5,947)

Provision for current income taxes, net of tax Credits	(302,484)	(909,893)
Provision for investment tax credits	246,151	392,545
Current year investment tax credits – capital	13,268	33,732

	(43,015)	(483,616)
Capital taxes	(22,000)	(15,302)
Installments	192,000	240,000
Payments and refunds	87,828	(66,241)
Adjustments	(8,566)	2,395

	(206,247)	(322,764)

Income taxes payable	$(122,464)	$(328,711)

The tax effect of components of the deferred tax liabilities are as follows:

	June 9, 2005	December 31, 2004
Deferred tax liabilities
Intangible assets	$1,623,941	$2,389,706
Long term debt	–	285,000
Other	(86,041)	–

	1,537,900	2,674,706
Deferred tax assets – current portion	126,936	–

	$1,410,964	2,674,706

8. LONG-TERM DEBT

	June 9, 2005	December 31, 2004
Senior subordinated note, bearing interest at 14% per annum repayable in twelve equal quarterly principal installments of $458,333 beginning December 31, 2006. Interest is payable quarterly.	$5,500,000	$5,500,000

Less: current portion of long term debt	(5,500,000)	–

	$–	$5,500,000

The full amount of the debt was guaranteed by the company’s parent company Instantel (sarl). The debt was secured by an assignment of all capital assets excluding real estate.

The full amount of the debt was extinguished from the proceeds of the sale of common shares on June 9, 2005. See Note 13.

INSTANTEL INC.

Notes to the Financial Statements – (Continued)

9. LEASE COMMITMENT

The Company rents office and manufacturing space. The Company is committed under an operating lease for office and manufacturing space to pay monthly amounts in Canadian dollars. The payment in U.S. dollars for the next five years will be approximately:

Balance of 2005	$56,000
2006	285,000
2007	298,000
2008	304,000
2009	127,000

Total	$1,070,000

10. FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Interest rate risk

There is a risk to the Company’s earnings that arises from fluctuation in interest rates and the degree of volatility of these rates. To effectively manage this risk, the Company entered into an interest rate swap contract that expired during fiscal 2004. The contract had been designated as a hedge for reporting purposes. The Company has established strict guidelines that are monitored regularly and does not hold or issue derivative financial instruments for trading or speculative purposes.

Foreign exchange risk

The Company’s earnings and cash flows may be negatively impacted by fluctuations in foreign exchange rates. The exposure is primarily limited to the Canadian dollar.

11. CONTINGENCIES

The Company is involved in defending legal actions. In Management’s opinion these claims are without merit. The outcomes, however, are undetermined as to the result or the total cost of the defense. The costs incurred are charged to the period in which they occur.

12. RELATED PARTY TRANSACTIONS

The parent company provided a guarantee, for all payments when due, to the holder of the Senior Subordinated Promissory Note in the amount of $5,500,000. During the period ended June 9, 2005, the Company paid the parent company $55,632 (2004 – $52,050) for management services and $35,604 (2004 – $33,334) for expenses incurred on the Company’s behalf.

13. SUBSEQUENT EVENT

On June 10, 2005, through a sale purchase agreement, the Company became a wholly-owned subsidiary of VeriChip Inc. The purchase price of the company was approximately US$22,500,000 paid in cash and up to an additional $3.0 million to be paid in the future in some combination of cash, VeriChip Corporation common stock and Applied Digital Solutions Inc. common stock, depending on whether VeriChip Corporation completes an initial public offering of its common stock.

VeriChip: RFID for People

VeriChip is a market-leading provider of patient identification, infant protection, wander prevention, and asset location and identification systems, making us a predominant provider of RFID solutions in the healthcare industry.

Central Monitoring

The VeriChip Auto-ID Technology Platform uses scalabe software and open architecture to standardize all identification and location data processing derived from our applications as well as those from third parties.

Infant Protection

Hugs® and HALO® allow healthcare professionals to protect, identify and locate infants as well as prevent mother-baby mismatching using active RFID technology.

Maternity Ward
Long-Term Care Floor
Emergency Department
EMERGENCY

Wander Prevention

The RoamAlert® and WatchMate® wander prevention systems allow healthcare professionals to accurately identify residents of long-term care facilities, providing residents with mobility while preventing them from wandering out of designated areas.

Asset Tracking

Assetrac® provides a secure, reliable, and efficient method to locate and identify medical equipment.

Asset Tag

Microchip

(actual size)

Scanner

Database

VeriChip

Patient Identification

The VeriMed™ patient identification system is the only application to use an FDA-approved, human-implantable RFID microchip to provide rapid, secure patient identification and medical information access in emergencies.

                     Shares

VeriChip Corporation

Common Stock

MERRIMAN CURHAN FORD & CO.

C. E. UNTERBERG, TOWBIN

KAUFMAN BROS., L.P.

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth fees payable by us in connection with the issuance and distribution of our common stock in the offering. All such fees and expenses, except the Securities and Exchange Commission registration fee, are estimated:

Securities and Exchange Commission Registration Fee		$4,895
NASD Filing Fee		5,075
Nasdaq National Market Filing Fee		*
Transfer Agent Fees and Expenses		*
Printing Engraving Fees and Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Miscellaneous

TOTAL	$

*	to be completed by amendment.

VeriChip Corporation will bear all of the expenses shown above.

Item 14.    Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all current or former directors and officers of the corporation.

As permitted by the DGCL, our amended and restated certificate of incorporation provides that directors of the corporation shall have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) under Section 174 of the DGCL or (iv) for any transaction in which a director derives an improper personal benefit.

Our parent company, Applied Digital has obtained insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers. Under the terms of the Transition Services Agreement we have entered into with Applied Digital our officers and directors will continue to be covered by Applied Digital’s insurance policy for the next two years.

Item 15.    Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us since January 1, 2002:

(1)    On June 9, 2005, we issued 3,333,334 shares of our common stock to Applied Digital Solutions, Inc. in consideration for shares of VHI. The value of the exchange was approximately $13.3 million.

(2)    On August 21, 2002, we issued 1,232,667 warrants to acquire shares of our common stock to IBM Credit Corporation in connection with a credit facility between Applied Digital Solutions Inc. and IBM Credit Corporation. The exercise price of the warrants is $0.075 per share.

(3)    On June 10, 2005, we issued 100,000 warrants to acquire shares of our common stock to two institutional investors in connection with the acquisition of Instantel Inc. The exercise price of the warrants is $12.00 per share.

(4)    Since the adoption of our 2002 Flexible Plan and our 2005 Flexible Stock Plan, we have granted options to purchase 7,706,502 shares of common stock to employees, directors and consultants at exercise prices ranging from $0.075 to $6.75 per share. Of the 7,706,502 options granted, 6,086,502 remain outstanding and 1,603,333 were terminated.

(5)    We have granted options to purchase 750,000 shares of our common stock outside of our plans as an inducement to employment or for consulting services at exercise prices ranging from $0.375 to $1.815 per share. Of the 750,000 option granted, 66,667 remain outstanding and 683,333 were terminated.

The offers, sales, and issuances of the securities described in paragraphs 1, 2 and 3 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act in that the issuance of securities to the recipients did not involve a public offering.

The offers, sales and issuances of the options and common stock described in paragraphs 4 and 5 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and either receive these options under our stock plans or outside our plans as an inducement to employment or for consulting services. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.    Exhibits and Financial Statement Schedule

(a) The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated by reference herein.

(b) Financial Statement Schedule.

Schedule II—Schedule of Valuation and Qualifying Accounts	F-40

Item 17.    Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as are required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray Beach, Florida on the 23rd day of June, 2006.

VERICHIP CORPORATION (Registrant)

By:	/S/ KEVIN H. MCLAUGHLIN
Name: Kevin H. McLaughlin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SCOTT R. SILVERMAN Scott R. Silverman	Chairman of the Board	June 23, 2006

/S/ KEVIN H. MCLAUGHLIN Kevin H. McLaughlin	Chief Executive Officer (Principal Executive Officer)	June 23, 2006

/S/ DANIEL A. GUNTHER Daniel A. Gunther	President	June 23, 2006

/S/ NUREZ KHIMJI Nurez Khimji	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 23, 2006

/S/ PAUL C. GREEN* Paul C. Green	Director	June 23, 2006

/S/ DANIEL E. PENNI* Daniel E. Penni	Director	June 23, 2006

/S/ TOMMY G. THOMPSON* Tommy G. Thompson	Director	June 23, 2006

/S/ CONSTANCE K. WEAVER* Constance K. Weaver	Director	June 23, 2006

*By:	/S/ SCOTT R. SILVERMAN
Scott R. Silverman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Underwriting Agreement among Merriman Curhan Ford & Co., C.E. Unterberg, Towbin, LLC Kaufman Bros., L.P. and the Registrant

2.1*	Acquisition Agreement dated as of January 25, 2005 between Applied Digital Solutions, Inc. and eXI Wireless Inc.

2.2*	Amendment to Acquisition Agreement dated March 11, 2005 between Applied Digital Solutions, Inc. and eXI Wireless Systems Inc.

2.3*	Exchange Agreement dated as of June 9, 2005 between Applied Digital Solutions, Inc. and the Registrant

2.4*	Waiver and Release between Applied Digital Solutions, Inc. and the Registrant

2.5*	Share Purchase Agreement dated as of June 10, 2005 by and among Instantel Inc., Instantel Holding Company s.ár.l., Perceptis, L.P., VeriChip Inc., Applied Digital Solutions, Inc. and the Registrant

2.6*	Letter Agreement dated December 21, 2005, by and among the Registrant, VeriChip Inc., and Applied Digital Solutions, Inc.

2.7*	Registration Rights Agreement dated as of June 10, 2005 between the Registrant and Perceptis, L.P.

3.1*	Amended and Restated Certificate of Incorporation of the Registrant filed with the Secretary of State of Delaware on December 20, 2005

3.2*	Amended and Restated By-laws of the Registrant adopted as of December 12, 2005

4.1*	Warrant Agreement dated as of August 21, 2002 between the Registrant and IBM Credit Corporation

4.2*	Form of Warrant to Purchase Common Stock of the Registrant

5.1**	Opinion of Akin Gump Strauss Hauer & Feld LLP

10.1*	VeriChip Corporation 2002 Flexible Stock Plan, as amended through December 12, 2005

10.2*	VeriChip Corporation 2005 Flexible Stock Plan

10.3*	Securities Purchase Agreement dated as of June 9, 2005 between Applied Digital Solutions, Inc., Satellite Strategic Finance Associates, LLC and Satellite Strategic Finance Partners, Ltd.

10.4*	Commercial Loan Agreement dated December 27, 2005 between the Registrant and Applied Digital Solutions, Inc.

10.5*	Revolving Line of Credit Note Working Capital of the Registrant dated as of December 27, 2005

10.6*	Security Agreement dated as of December 27, 2005 between the Registrant and Applied Digital Solutions, Inc.

10.7*	Letter Agreement dated April 18, 2005 between Royal Bank of Canada and eXI Wireless Inc.

10.8*†	Amended and Restated Supply, License and Development Agreement dated as of December 27, 2005 between the Registrant and Digital Angel Corporation

10.9*	Transition Services Agreement dated as of December 27, 2005 between the Registrant and Applied Digital Solutions, Inc.

10.10*	Lease dated as of July 6, 1998 between Kanata Research Park Corporation and Instantel Inc.

Exhibit Number	Description

10.11*	Amendment 1 to Lease dated as of September 30, 1999 between Kanata Research Park Corporation and Instantel Inc.

10.12*	Amendment 2 to Lease dated as of October 5, 1999 between Kanata Research Park Corporation and Instantel Inc.

10.13*	Amendment 3 to Lease dated as of October 28, 2003 between Kanata Research Park Corporation and Instantel Inc.

10.14*	Lease dated as of August 16, 2000 between Princeton Developments Ltd., Gratrend Holdings Ltd. and Software Integration Services Ltd.

10.15*	Lease Agreement dated as of December 18, 2000 between Bentall Properties Ltd., Westminster Management and eXI Wireless Systems Inc.

10.16*	Lease Extension and Amending Agreement dated June 1, 2004 between BTC Properties II Ltd., Westminster Management Corporation and eXI Wireless Systems Inc.

10.17*†	Group Purchasing Agreement dated as of October 28, 2004 between the Registrant and Henry Schein, Inc.

10.18*	Strategic Alliance Agreement dated as of October 25, 2004 by and among Agility Healthcare Solutions LLC, Trenstar Inc. and VeriChip Inc.

10.19*	Patient Security Systems Capital Equipment Supplier Agreement dated as of April 18, 2005 between Novation, LLC and eXI Wireless Systems, Inc.

10.20*	Letter Agreement dated as of August 11, 2005 between the Registrant and Daniel A. Gunther

10.21*	Executive Agreement dated as of February 1, 2000 between eXI Wireless Inc. and Malik Talib

10.22*	Executive Agreement Addendum dated as of April 1, 2005 between VeriChip Inc. and Malik Talib

10.23*	Executive Agreement dated as of December 17, 2001 between eXI Wireless Inc. and Nurez Khimji

10.24*	Amendment to Executive Agreement dated as of April 29, 2004 between VeriChip Inc. and Nurez Khimji

10.25*	Executive Agreement Addendum dated as of April 1, 2005 between VeriChip Inc. and Nurez Khimji

10.26*†	VeriChip Authorized Dealer Agreement dated January 4, 2006, by and between VeriChip Corporation and Ingersoll Rand Security Technologies.

10.27*	2006 Incentive Compensation Plan for Nurez Khimji dated April 20, 2006.

10.28*	2006 Incentive Compensation Plan for Daniel A. Gunther dated April 14, 2006.

10.29*	2006 Incentive Compensation Plan for Kevin McLaughlin dated April 20, 2006.

10.30	Amendment to Lease dated May 19, 2006 between Kanata Research Park Corporation and VeriChip Corporation.

21.1*	List of Subsidiaries of the Registrant

23.1	Consent of Eisner LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Meyers Norris Penny LLP

23.4	Consent of KPMG LLP

23.5	Consent of Fletcher Spaght Inc.

23.6**	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (previously included on signature page to initial S-1 filing.)

*	Previously filed.
**	To be filed by amendment.
†	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.